As filed with the Securities and Exchange Commission on August 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StepStone Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6282	84-3868757
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jennifer Y. Ishiguro

Chief Legal Officer & Secretary

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Fabens Edward Sopher Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035	Daniel Bursky Andrew Barkan Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Telephone: (212) 859-8000 Facsimile: (212) 859-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	$100,000,000	$12,980

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares subject to the underwriters’ option to purchase additional shares, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to completion, dated August 24, 2020

Preliminary Prospectus

            Shares

CLASS A COMMON STOCK

We are offering              shares of Class A common stock of StepStone Group Inc. This is our initial public offering of Class A common stock.

Prior to this offering, there has been no public market for our Class A common stock. The estimated initial public offering price is between $            and $            per share. We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “STEP.”

At our request, the underwriters have reserved up to              shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees and other parties with a connection to our company. See “Underwriting.”

We intend to use a portion of the net proceeds of this offering to purchase Class B units from certain of StepStone Group LP’s unitholders, including certain members of our senior management, at a per-unit price equal to the per-share price paid by the underwriters for shares of the Class A common stock in this offering. We expect StepStone Group LP to use the remaining proceeds to repay indebtedness and for general corporate purposes. In connection with the reorganization transactions taking place contemporaneously with the closing of this offering, certain limited partners of StepStone Group LP will exchange all or a portion of their partnership units for shares of our Class A common stock and will cease to be partners of StepStone Group LP.

Each share of Class B common stock initially entitles the holder to five votes while holders of our Class A common stock are entitled to one vote. The Class B stockholders will hold     % of the combined voting power of our common stock immediately after this offering, and certain of them holding collectively     % of the combined voting power of our common stock will enter into a stockholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock together on all matters submitted to a vote of our common stockholders. See “Organizational Structure.”

Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Global Select Market. See “Management.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 27 of this prospectus.

	Per Share	Total
Initial public offering price of Class A common stock	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have also agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” for a description of all compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to             additional shares of Class A common stock on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Class A common stock to investors on or about                     , 2020.

J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley

Barclays	UBS Investment Bank

                    , 2020

i

ABOUT THIS PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that any other person may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

This prospectus includes certain information regarding the historical investment performance of our focused commingled funds and separately managed accounts. An investment in shares of our Class A common stock is not an investment in any StepStone Fund (as defined below). The StepStone Funds are separate, distinct legal entities that are not our subsidiaries. In the event of our bankruptcy or liquidation, you will have no claim against the StepStone Funds. In considering the performance information relating to the StepStone Funds contained herein, prospective Class A common stockholders should bear in mind that the performance of the StepStone Funds is not indicative of the possible performance of shares of our Class A common stock and is also not necessarily indicative of the future results of the StepStone Funds, even if fund investments were in fact liquidated on the dates indicated, and we cannot assure you that the StepStone Funds will continue to achieve, or that future StepStone Funds will achieve, comparable results.

Unless otherwise indicated or the context otherwise requires:

•	“StepStone Group Inc.” or “SSG” refers solely to StepStone Group Inc., a Delaware corporation, the company conducting the offering made by this prospectus, and not to any of its subsidiaries;

•

“the Partnership” refers solely to StepStone Group LP, a Delaware limited partnership, which will become a subsidiary of StepStone Group Inc. pursuant to the reorganizations described under “Organizational Structure,” and not to any of its subsidiaries;

•	“General Partner” refers to StepStone Group Holdings LLC, a Delaware limited liability company, and the sole general partner of StepStone Group LP;

•

“we,” “us,” “our,” “the Company,” “our company,” “StepStone” and similar terms refer (i) for periods prior to giving effect to the reorganization transactions, to the Partnership and its consolidated subsidiaries and (ii) for periods beginning on the date of and after giving effect to such reorganization transactions, to StepStone Group Inc. and its consolidated subsidiaries, including the Partnership;

•	“StepStone Funds” or “our funds” refers to our focused commingled funds and our separately managed accounts, for which we act as both investment adviser and general partner or managing member;

•	references to “FY” or “fiscal year” are to the fiscal year ended March 31 of the applicable year;

•	references to “private markets allocations” or “combined AUM / AUA” refer to the aggregate amount of our assets under management and our assets under advisement;

•	references to “high-net-worth” individuals refer to individuals with net worth of over $5 million, excluding primary residence; and

•	references to “mass affluent” individuals refer to individuals with annual income over $200,000 or net worth between $1 million and $5 million, excluding primary residence.

In addition, for definitions of “Invested capital,” “NAV,” “Multiple of Invested Capital,” “IRR,” “Gross IRR,” “Net IRR” and “MSCI ACWI PME+” as used in the calculation of our investment performance metrics, see “Business—Investment Performance.”

Also, unless otherwise indicated or the context otherwise requires, all information in this prospectus gives effect to the reorganization transactions. See “Organizational Structure.” We are a holding company and, upon completion of this offering, we will hold substantially all of our assets and conduct substantially all of our business through the Partnership.

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional              shares of Class A common stock and that the shares of Class A common stock to be sold in this offering are sold at $            per share, which is the midpoint of the price range indicated on the front cover of this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights. This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PRESENTATION OF FINANCIAL AND OPERATING INFORMATION

The body of generally accepted accounting principles in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission (the “SEC”) as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this prospectus, we disclose non-GAAP financial measures, including adjusted net income (“ANI”), adjusted revenues and fee-related earnings (“FRE”). These measures are not financial measures under GAAP and should not be considered as substitutes for net income or revenues, and they may not be comparable to similarly titled measures reported by other companies. We use these measures to assess the operational strength and performance of our business. These measures are further described and reconciled to net income under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position made in this prospectus are forward-looking. We use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “plan” and “will” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current plans, estimates and expectations and are inherently uncertain. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated will be achieved. Forward-looking statements are subject to various risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those in forward-looking statements include but are not limited to global and domestic market and business conditions, our successful execution of business and growth strategies and regulatory factors relevant to our business, as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity and the risks and uncertainties described in greater detail under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements and the related notes and unaudited pro forma financial information, each included elsewhere in this prospectus. The information presented in this prospectus assumes (i) an initial public offering price of $             per share of Class A common stock (the midpoint of the price range set forth on the cover page of this prospectus) and (ii) unless otherwise indicated, that the underwriters do not exercise their option to purchase additional shares of Class A common stock.

Our Company

We are a global private markets investment firm focused on providing customized investment solutions and advisory and data services to our clients. Our clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. We partner with our clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes. These portfolios utilize several types of synergistic investment strategies with third-party fund managers, including commitments to funds (“primaries”), acquiring stakes in existing funds on the secondary market (“secondaries”) and investing directly into companies (“co-investments”). As of June 30, 2020, we oversaw $292 billion of private markets allocations, including $66 billion of assets under management (“AUM”) and $226 billion of assets under advisement (“AUA”), reflecting a compound annualized growth rate (“CAGR”) of 61% since 2007. Between fiscal 2018 and fiscal 2020, our total revenues increased 69% to $447 million, our net income increased 62% to $132 million, our adjusted revenues increased 63% to $286 million and our ANI increased 41% to $63 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information and a reconciliation of revenues to adjusted revenues and of net income attributable to StepStone Group LP to ANI.

Note: Fiscal 2017-2020 reflect AUM/AUA as of March 31 of each fiscal year then ended. Prior year amounts are reported on a calendar year basis. Strategic acquisitions contributed approximately $5.6 billion, $1.8 billion, $0.9 billion, $3.6 billion and $2.4 billion of AUM and $1.0 billion, $0.0 billion, $0.0 billion, $1.0 billion and $92.5 billion of AUA in calendar year 2010, 2012, 2013, 2016 and 2018, respectively. There was no incremental AUM/AUA associated with the 2014 acquisition. See “Business—Our History.” As of June 30, 2020, approximately $1.0 billion, $0.5 billion, $0.1 billion, $2.7 billion and $2.2 billion of AUM and $0.0 billion, $0.0 billion, $0.0 billion, $0.2 billion and $85.4 billion of AUA acquired in calendar year 2010, 2012, 2013, 2016 and 2018, respectively, remains.

We believe our success and growth since inception in 2007 has been driven by our continued focus on providing a high level of service, tailored to our clients’ evolving needs through:

•

Our focus on customization. By leveraging our expertise across the private markets asset classes, investment strategies and commercial structures, we help our clients build customized portfolios that are designed to meet their specific objectives in a cost effective way.

•

Our global-and-local approach. With offices in 19 cities across 13 countries in five continents, we have built a global operating platform, organically and via acquisition, with strong local teams that possess valuable regional insights and deep rooted relationships. This allows us to combine the advantages of having a knowledgeable on-the-ground presence with the benefits of operating as a global organization.

•

Our multi-asset class expertise. We operate at scale across the private markets asset classes—private equity, infrastructure, private debt and real estate. We believe this multi-asset class expertise positions us well to compete for, win and execute tailored and complex investment solutions.

•

Our proprietary data and technology. Our proprietary data and technology platforms, including StepStone Private Markets Intelligence (“SPI”), our private markets intelligence database, Omni, our performance monitoring software, and Pacing, our portfolio cash flow, investment allocation and liquidity forecasting tool, provide valuable information advantages, enhance our private markets insight, improve operational efficiency and facilitate portfolio monitoring and reporting functions. These benefits accrue to our clients and to us.

•

Our large and experienced team. Since our inception, we have focused on recruiting and retaining the best talent. The firm is led by over 50 partners, with an average of more than 20 years of investment or industry experience. As of June 30, 2020, we had 526 total employees, including more than 190 investment professionals and more than 330 employees across our operating team and implementation teams dedicated to sourcing, executing, analyzing and monitoring private markets opportunities.

We believe our scale and position in private markets provide us a distinct competitive advantage with our clients and fund managers. As we grow our client relationships, we are able to allocate additional capital, which allows us to expand our fund manager relationships, resulting in access to additional investment opportunities and data. This, in turn, helps us make better investment decisions and generate better returns, thereby attracting new clients and investment opportunities.

[1]	Data reflecting twelve months ended December 31, 2019.
[2]	Data reflecting the last twelve months ended June 30, 2020

During the last twelve months ended June 30, 2020, we reviewed over 3,100 investment opportunities and conducted approximately 4,000 meetings with fund managers across multiple geographies and all four asset classes. During the twelve months ended December 31, 2019, we allocated over $40 billion in capital to private markets on behalf of our clients, excluding legacy funds, feeder funds and research-only, non-advisory services.

We have a flexible business model whereby many of our clients engage us for solutions across multiple asset classes and investment strategies. Our solutions are typically offered in the following commercial structures:

•

Separately managed accounts. Owned by one client and managed according to their specific preferences, separately managed accounts (“SMAs”) integrate a combination of primaries, secondaries and co-investments across one or more asset classes. SMAs are meant to address clients’ specific portfolio objectives with respect to return, risk tolerance, diversification and liquidity. SMAs, including directly managed assets, comprised $51 billion of our AUM as of June 30, 2020.

•

Focused commingled funds. Owned by multiple clients, our focused commingled funds deploy capital in specific asset classes with defined investment strategies. Focused commingled funds comprised $12 billion of our AUM as of June 30, 2020.

•

Advisory and data services. These services include one or more of the following for our clients: (i) recurring support of portfolio construction and design; (ii) discrete or project-based due diligence, advice and investment recommendations; (iii) detailed review of existing private markets investments, including portfolio-level repositioning recommendations where appropriate; (iv) consulting on investment pacing, policies, strategic plans, and asset allocation to investment boards and committees;

and (v) licensed access to SPI and Pacing. Advisory relationships comprised $226 billion of our AUA and $3 billion of our AUM as of June 30, 2020.

•

Portfolio analytics and reporting. We provide clients with tailored reporting packages, including customized performance benchmarks as well as associated compliance, administrative and tax capabilities. Mandates for portfolio analytics and reporting services typically include licensed access to Omni. Through Omni, we provided portfolio analytics and reporting on approximately $520 billion of client commitments as of June 30, 2020, inclusive of our combined AUM/AUA, previously exited investments and investments of former clients.

We are a global firm and believe that local knowledge, business relationships and presence are all critical to securing a competitive edge in the private markets. We deploy a local staffing model, operating from 19 offices across 13 countries in five continents. Our offices are staffed by investment professionals who bring valuable regional insights and language proficiency to enhance existing client relationships and build new client relationships. Since our inception, we have invested heavily in our platforms to drive growth and expand our investment solutions capabilities and service offerings, including through opportunistic transactions that have helped accelerate the growth of our team and capabilities. As of June 30, 2020, we had 526 total employees, including more than 190 investment professionals and more than 330 employees across our operating team and implementation teams dedicated to sourcing, executing, analyzing and monitoring private markets opportunities. Over 60 of our employees have equity interests in us, collectively owning nearly 70% of the Company on a fully-diluted basis prior to this offering.

We have developed our footprint across the Americas, Europe and Asia-Pacific over many years, which we believe provides us with a significant competitive advantage. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States. In addition, approximately 40% of our employees were located outside of the United States as of June 30, 2020.

Note: Combined AUM/AUA reflects final data for the period ending March 31, 2020, adjusted for net new client account activity through June 30, 2020. Does not include post-period investment valuation. Amounts may not sum due to rounding.

We have established a research-driven culture and have developed highly specialized data and technology platforms focused on the private markets, which we believe serve as some of our greatest competitive advantages. By developing our own proprietary data and technology platforms, we are able to achieve better outcomes for our clients, while providing them greater transparency. For example, SPI, our proprietary private markets intelligence database, serves as a powerful investment decision-making tool. As of June 30, 2020, SPI contained information on over 57,000 companies, $16 trillion of AUM across over 35,000 funds and nearly 14,000 fund managers showing fund-level performance for over 12,000 funds. SPI initially served to augment our own due diligence, investment and portfolio construction processes. In response to growing industry demand for private markets intelligence, we subsequently developed an interface for direct client access. Through SPI, our clients can access detailed, regularly updated information on managers through an intuitive, web-based user interface. Our research professionals utilize this technology to collect and develop qualitative and quantitative perspectives on fund managers.

In response to our clients’ need for customized solutions, we developed Omni, our proprietary performance monitoring software used extensively by our approximately 70 person StepStone Portfolio Analytics & Reporting (“SPAR”) team, to provide portfolio analytics and reporting on the performance of our clients’ investments. Through Omni, clients have secure online access to all of their performance and investment data via a fast and intuitive web-based user interface. As of June 30, 2020, Omni tracked detailed information on over 4,500 investments comprising more than 46,000 underlying portfolio companies. We also recently made Pacing available to clients. Pacing is our web-based tool that empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

Responsible investing is a core tenet of our operating and investment philosophies. Responsible investing includes considering environmental, social and governance (“ESG”) factors in investment decisions, as well as impact investing strategies, which incorporates non-financial investment objectives alongside financial objectives, as described further under “Business—Responsible Investment Philosophy.” We believe that integrating ESG factors into our investment processes will improve long-term, risk-adjusted returns for our clients. This includes pre-investment screening and diligence of all material ESG risks and opportunities as well as post-investment active monitoring and engagement. We developed a responsible investment policy, became a signatory to the United Nations Principles for Responsible Investment (“UNPRI”) and created a StepStone Responsible Investment Committee in 2017, and have since become a signatory to The Task Force on Climate-related Financial Disclosure (“TCFD”) as well as a member of the Global Real Estate Sustainability Benchmark (“GRESB”) and the Sustainable Accounting Standards Board (“SASB”). See “Business—Responsible Investment Philosophy.”

Our History

We were founded in 2007 to address the evolving needs of investors focused on private markets, reflecting a number of converging themes: increasing investor desire for exposure and allocations to the private markets, rising complexity within private markets driven by proliferation of fund managers and specialized strategies, the global nature of private markets asset classes and their participants and the need for customized solutions as investors’ size, sophistication and allocations to private markets investments increased.

Today, we are able to provide our clients with a diverse suite of customized solutions across private markets asset classes, investment strategies and commercial structures. We believe this positions us well to compete for, win and execute tailored and complex investment solutions. Our value proposition as a full-service firm also helps us strengthen and grow client relationships. We have sought to structure these client mandates in a way that is cost efficient for our clients and accretive to our business. The charts below highlight the growth in our AUM and fee-earning AUM (“FEAUM”), and the diversification of our AUM by asset class.

Note: Percentages may not sum due to rounding. The above chart reflects AUM allocated to asset classes by management team.

The charts below set forth our AUM and AUA by geography as of June 30, 2020:

Our Clients

We believe the value proposition we offer across our asset management, advisory, data, portfolio monitoring and reporting services has resulted in strong relationships with our clients. Our client base includes some of the world’s largest public and private pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States, reflecting the strength and breadth of our relationships within the global investor community.

The following charts illustrate the diversification of our client base by type and geography as measured by client contribution to our management and advisory fees over the last twelve months ended June 30, 2020:

Note: Mass affluent individuals collectively contributed less than 1% to our management and advisory fees over the twelve months ended June 30, 2020 and are included within the figures presented for Private Wealth/Defined Contribution Plans.

Our SMAs and focused commingled funds typically have a 10 to 12 year maturity at inception, including extensions, and as of June 30, 2020, we had approximately $15 billion of committed but undeployed fee-earning capital. As of June 30, 2020, the remaining contractual life of our management fees for nearly two-thirds of our client relationships exceeded seven years.

Our Market Opportunity

We operate in the large and growing private markets industry, which we believe represents one of the most attractive segments within the broader asset management landscape. According to PricewaterhouseCoopers’ (“PwC”) 2017 report, Asset & Wealth Management Revolution: Embracing Exponential Change, total global AUM is expected to grow from approximately $84.9 trillion in 2016 to $145.4 trillion in 2025, implying a CAGR of approximately 6%. During the same period, private markets industry AUM is expected to grow from approximately $6.5 trillion to approximately $15.8 trillion, implying a CAGR of approximately 10% and representing approximately 11% of total global AUM in 2025.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017. Includes private equity, infrastructure and real estate. Does not include private debt due to lack of available data.

We believe our leading position in private markets and comprehensive solutions across a diversified range of asset classes place us at the center of several favorable trends, including the following:

Growth in Institutional Wealth Accompanied by a Decline in Investable Opportunities in the Public Markets

Global institutional wealth has increased significantly in recent years and is expected to continue to grow. According to PwC’s 2017 report, the total assets of institutional investors such as pension funds, insurance companies, sovereign wealth funds and family offices are expected to increase from $63 trillion in 2012 to $123 trillion in 2025, reflecting a CAGR of 5%.

Meanwhile, the universe of public and private companies in which investors can invest continues to evolve, driven by two fundamental shifts:

•

Shrinking universe of public companies. The composition of public markets is fundamentally shifting as more and more companies are choosing to stay privately-held or return to being privately-held. According to Pitchbook’s 2018 Annual M&A report, the number of public companies in North America and Europe has declined by 3.8% on an annualized basis between 2008 and 2017, while the number of private equity-backed companies has increased by 4.2%.

•

Rotation in the public equity markets from actively managed strategies into passive strategies. Public equity investors continue to increase their exposure to passive strategies in search of lower fee alternatives and broad market exposure, as relative returns in active management strategies have compressed. According to Morningstar, in August 2019, the total reported AUM for passive index funds was $4.3 trillion, which exceeded that of actively managed funds for the first time. We believe this continued move away from active public equity investment strategies will support growth in private markets as investors seek higher risk-adjusted returns.

The combination of the above trends amidst growth in client assets is expected to continue to drive growth in private markets.

Globalization of Private Markets

The macroeconomic position of international markets has improved significantly over the last 20 years, driven by several monetary and structural reforms such as floating exchange rates, fiscal restraint and trade liberalization. We expect international markets, led by stronger, more stable economies, to become a source of scalable and long term capital for private markets fundraising. According to PwC’s 2017 report, North America is expected to continue to be the biggest contributor to global private markets AUM, followed by Europe, while the Asia-Pacific, Latin America and Middle East & North Africa regions are also expected to grow AUM at a significant rate over the next five years.

Democratization of Private Markets

According to PwC’s 2017 report, the growing wealth of high-net-worth and mass affluent individuals, and the shift in retirement savings from defined benefit to defined contribution plans, have propelled significant growth in the asset management industry over the last decade. At the same time, both high-net-worth and mass affluent investors continue to remain significantly under-allocated to the private markets in comparison with institutional investors.

As defined contribution pension plans in the United States continue to grow and participants in these plans become more familiar with private markets as a means to diversify their investment portfolios and achieve differentiated returns, we believe defined contribution pension plans will be a significant driver of growth in private markets. In addition, on June 3, 2020, the United States Department of Labor issued an information letter confirming that investments in private equity vehicles may be appropriate for 401(k) and other defined contribution plans as a component of the investment alternatives made available under these plans. These plans hold trillions of dollars of assets, and the guidance in the letter may help significantly expand the market for private equity investments over time.

Increasing Demand for Private Markets Assets as Investors Search for Yield in a Low Rate Environment

As global economies continue to grow and generate wealth, we believe the role of the asset management industry as a steward of this wealth is critical. Investors increasingly view allocations to private markets investments as essential for obtaining diversified exposure to global growth, resulting in strong AUM growth and continued momentum in private capital fundraising. We believe monetary policy following the most recent global financial crisis has resulted in a global interest rate regime characterized by persistently low rates. As a result, institutional investors, including pension funds and insurance companies, have been facing increasing pressure to meet their return objectives. Yield-oriented strategies such as private debt, infrastructure and real estate seek to generate more current income and attract investor capital because of their portfolio diversification potential and defensive characteristics that can provide returns with less volatility and lower loss ratios than can be achieved in comparable liquid markets for these asset classes.

Consistent Outperformance of Private Markets Investments vis-a-vis Public Markets

Numerous academic studies have found that private markets have a track record of strong returns and outperformance versus public markets. In addition to seeking high absolute and relative returns, institutional investors have been increasing their allocations to private markets investments to attain diversification, macro hedges, stable income, and low volatility relative to traditional public market allocations.

Proliferation of Choices

According to StepStone research and data, from 2000 to 2019, the number of active institutional managers across the private markets more than doubled to approximately 6,100, with approximately 50% of the growth coming from managers based outside of North America and nearly 50% of new entrants coming from asset classes other than private equity. We believe that the growing number of private markets-focused fund managers increases the operational burdens on institutional investors and will lead to a greater reliance on highly trusted advisers to help investors navigate the complexity associated with global, multi-manager alternative portfolios. This growth increases demands on private markets investors’ in-house investment management and monitoring teams, which tend to have limited resources, leading to increased demand for third-party expertise from firms like us that offer a comprehensive view across the private markets asset classes.

Diversification Across Asset Classes Is Critical in Today’s Complex Universe of Available Investment Opportunities

The purview of private markets has meaningfully broadened over the last decade. As investors increase their allocations to private markets investments and become more sophisticated, they are demanding increased diversification across private markets asset classes. Additionally, investors are trying to limit the number of fund manager relationships they maintain by trimming duplicative strategies and consolidating similar risk and return profiles with fewer fund managers. These changes have led to an increasing focus on fund managers providing multi-asset class offerings. According to Preqin Ltd.’s H1 2020 Investor Outlook Report on Alternative Assets, approximately 74% of institutional investors invest in at least one private markets asset class, and approximately 52% invest in two or more private markets asset classes. In addition, a majority of investors in each private markets asset class expect to maintain or increase their allocations over the long-term.

Data Advantage and Technology Infrastructure Are Becoming More Important as Investors Demand Greater Analytics and Transparency

Most organizations do not have an adequate technology infrastructure to respond to escalating demands for private markets investment. As a result, investors seek to partner with firms that not only have a proven track record of investing across multiple asset classes and strategies, but also offer highly sophisticated non-investment functions, such as portfolio monitoring, customized performance benchmarking and associated compliance, administrative and tax capabilities. According to Ernst & Young’s 2019 Global Alternative Fund Survey, 37% of the fund managers surveyed reported middle- and back-office process enhancement as one of their top three priorities.

Shift Towards Customized Portfolio Construction

We believe that private markets investors have shifted their interest away from generic funds-of-funds toward long term portfolio management through SMAs. According to Bain & Company’s 2017 report, Global Private Equity Report, SMAs now comprise almost 6% of private capital raised, up from 2.5% in 2006. Commingled fund structures have historically worked successfully for investors seeking simple exposure to a fund manager’s reference fund or a diversified portfolio through a fund-of-funds. However, as private markets evolve and become more institutionalized, there is greater emphasis on the importance of fees, portfolio construction and governance standards, including increased transparency, a greater degree of customization and more advanced risk controls. For the largest, most sophisticated investors looking to achieve very specific investment objectives, a one-size-fits-all approach to portfolio selection no longer works. These investors have varying needs, depending on their existing exposure to private markets, risk thresholds, return targets, liquidity horizons and other factors.

Greater Focus on Responsible Investing

We believe responsible investing will continue to gain prominence as ESG and impact investing considerations, including climate change, increasingly intersect with, and are reflected in, asset allocation and investment decisions. According to the Global Sustainable Investment Review 2018 by the Global Sustainable Investment Alliance, global sustainable investments assets reached $31 trillion at the start of 2018, increasing 34% from 2016. We believe this growth will continue over the next several years, driven by investor demand and regulatory influence.

Our Competitive Strengths

Truly Global Scale with Local Teams

Since our founding, we have invested significant time and resources building a global platform that we believe is well positioned to benefit from the continued growth and globalization of the private markets. Today, we have investment and implementation professionals in 19 cities—Beijing, Charlotte, Cleveland, Dublin, Hong Kong, La Jolla, Lima, London, Luxembourg, New York, Perth, Rome, San Francisco, São Paulo, Seoul, Sydney, Tokyo, Toronto and Zurich—across 13 countries in five continents.

Our offices are staffed by investment professionals who bring valuable regional insights and language proficiency to enhance existing client relationships and build new client relationships. Each of our offices follows a local staffing model, with local professionals who possess valuable insights, language proficiency and client relationships specific to that market. As of June 30, 2020, approximately 55% of our investment professionals were based outside the United States. We believe our focus on hiring local talent, supported by a deep bench of experienced investment professionals, has been critical in helping us attract a blue-chip, global client base. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States.

Full-Service, Customized Approach to Delivering Solutions

We have significant expertise in customized offerings given:

•	our scale, which enables us to maintain a proprietary database across key facets of private markets investing, and

•	our research-focused culture, which enables us to utilize this information advantage to inform our investment decisions and deliver highly customized insights and services to our clients.

As a result, we are able to offer a full suite of investment solutions to our clients, not only by assisting them with building customized private markets portfolios, but also offering other value-add services such as strategic planning and research, portfolio repositioning, and portfolio monitoring and reporting. We believe our value proposition as a full-service firm also helps us strengthen and grow our client relationships. As of June 30, 2020, 38% of our advisory clients also had an AUM relationship with us, and we advised or managed assets in more than one asset class for 35% of our clients, supporting our combined AUM/AUA growth.

Our focus on offering full-service, customized solutions to our clients is reflected in our business composition. As of June 30, 2020, we had approximately 190 bespoke SMAs and focused commingled funds (including high-net-worth programs). For the twelve months ended June 30, 2020, approximately 46% of our management and advisory fees were generated from SMAs, as compared to 34% from focused commingled funds and 20% from advisory and data services.

Scale Across Private Markets Asset Classes

We believe our scale across asset classes, deal flow access and dedicated operational resources is increasingly a competitive advantage in private markets solutions. We believe investors are reducing the number of fund managers they invest with, increasingly allocating capital to fund managers that have expertise across a wide range of asset classes within private markets.

Note: Data presented as of June 30, 2020. Includes over $66 billion in AUM as of June 30, 2020, reflecting data for the period ended March 31, 2020, adjusted for net new client account activity through June 30, 2020. Allocation of AUM by asset class is presented by underlying investment asset classification. Amounts may not sum to total due to rounding.

[1]	Does not include post-period investment valuation.
[2]	StepStone Portfolio Analytics & Reporting.

Well Positioned to Continue to Serve and Grow Our Diverse and Global Client Base

We believe we are a leading provider of private markets solutions for a broad variety of clients. Our clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients. In many instances, existing clients have increased allocations to additional asset classes and commercial structures and deployed capital across our asset management, advisory and data services businesses.

Our dedicated in-house business development and client relations teams, comprising more than 75 professionals in offices across 11 countries, maintain an active and transparent dialogue with our diverse and global client base. Consistent with our staffing model on the investment side, we ensure local clients are interfacing with business development professionals who have local expertise.

According to PwC, the combined investable assets of high-net-worth and mass affluent individuals are expected to reach approximately $222 trillion by 2025. Within the private wealth market, we have raised more than $2 billion of capital, using full-service broker dealers and private bank channels to connect with clients. We also offer an investment platform designed to expand access to the private markets for private wealth investors. We work with a number of the largest defined contribution pension plans around the world, positioning us well for the continued transition to this type of plan.

Preeminent Data and Analytics with Proprietary Software

Our data-driven, research-focused approach has been core to our investment philosophy since inception, which we believe is one of our biggest competitive strengths. Our data are organized around three proprietary software systems:

•

SPI monitors investment opportunities and is used by our investment professionals as an investment decision making tool. As of June 30, 2020, SPI contained information on over 57,000 companies, $16 trillion of AUM across over 35,000 funds and nearly 14,000 fund managers showing fund-level performance for over 12,000 funds.

•

Omni monitors the performance of our clients’ investments and allows users, including our clients, to generate detailed analytics. As of June 30, 2020, Omni tracked detailed information on over 4,500 investments across more than 46,000 underlying portfolio companies.

•	Pacing empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

The combination of SPI, Omni and Pacing offers an end-to-end software technology and data solution that delivers significantly more information than most private markets investors have available, providing us with a meaningful advantage in our investment, due diligence and client relations efforts. Data science within private markets has historically been difficult due to the lack of standardization and the labor-intensive process of collecting and processing information. We have a dedicated Data Science and Engineering team with approximately 30 members, which manages and continues to develop our SPI, Omni and Pacing platforms and supports our efforts to be a market leader in an area that is essential to evaluating private markets. Our Omni platform is also used by our SPAR team to create customized performance reports for our clients.

Strong Investment Performance Track Record

Our superior track record is our primary point of sale to our clients. As shown below, we have outperformed the benchmark MSCI World Public Market Equivalent Plus (“PME+”) across all of our investment strategies on an inception-to-date basis as of March 31, 2020. See “Business—Investment Performance” for more information and explanatory footnotes.

($ in billions except percentages)
Strategy	Committed Capital	Cumulative Invested Capital	Realized Distributions	NAV	Total	Multiple of Invested Capital	Gross IRR	Net IRR	Gross IRR versus Benchmark
Primaries	$150.5	$98.8	$61.6	$67.9	$129.5	1.3x	10.0%	9.7%	5.4%
Secondaries	7.0	5.8	3.6	4.4	8.1	1.4x	20.2%	15.8%	17.3%
Co-investments	16.9	16.3	4.3	17.2	21.5	1.3x	15.3%	13.0%	15.4%

Total	$174.4	$120.8	$69.5	$89.5	$159.0	1.3x	10.7%	10.1%	6.6%

We attribute our strong investment performance track record to numerous factors, including our scale and global reach, our selective investment process powered by our technology and data advantage and our experienced investment teams. Together, these attributes allow us to source highly attractive investment opportunities with a compelling risk-adjusted return profile for our clients’ diverse investment objectives. Our track record has attracted clients seeking exposure to investments with varying risk and return objectives and, in turn, allowed us to successfully and consistently grow assets across our platform.

Attractive Financial Profile, Supported by Longer Duration Capital Base and Scalable Platform

We have a scalable business model with two integrated revenue streams: management and advisory fees and performance fees. Our superior value proposition to clients, enabled by our global scale, expertise across private markets asset classes and investment strategies, as well as our research and analytics capabilities, drives strong growth in AUM and AUA, which in turn leads to management and advisory fee growth. Investment returns for our clients provide additional revenue opportunities to us in the form of potential performance fees and investment income.

We believe our revenue model has the following important attributes:

Sustainable and recurring

•	We believe we have been successful in implementing a flexible business model whereby many of our client relationships include more than one service.

•	We have had a high level of success in retaining our advisory clients with an over 90% retention rate since inception.

Highly predictable with strong visibility into near-term growth

•	Our SMAs and focused commingled funds typically have a 10 to 12-year maturity at inception, including extensions.

•	As of June 30, 2020, we had approximately $15 billion of committed but undeployed fee-earning capital, which we expect to generate management fees when deployed.

Diverse

•

As of June 30, 2020, we had over 300 revenue-generating asset management and advisory programs and therefore are not dependent upon or concentrated in any single investment vehicle, client or revenue type.

•

For the twelve months ended June 30, 2020, no single client contributed more than 8% of our total management and advisory fees, and our top 10 clients contributed approximately 30% of our total management and advisory fees.

Upside from performance fees

•	As of June 30, 2020, we had approximately 110 investment programs with performance fees, consisting of over $36 billion in committed capital.

•

As of June 30, 2020, our accrued carried interest allocation balance, which we view as a backlog of future carried interest allocation revenue, was $329 million with nearly 70 programs in accrued carried interest position.

•	Approximately 84% of current accrued carried interest allocation is from StepStone Fund vintages of 2015 or prior.

Led by a Seasoned Team of Professionals Whose Interests Are Aligned with Clients and Our Stockholders

We believe our biggest asset is our people, and therefore we focus on consistently recruiting the best people, all of whom are proven leaders in their areas of expertise. The firm is led by over 50 partners, with an average of more than 20 years of investment or industry experience. Over 60 of our employees have equity interests in us, collectively owning nearly 70% of the Company on a fully-diluted basis prior to this offering, and more than 80 employees are entitled to participate in our carried interest allocations in one or more of the asset classes.

Growth Strategy

We aim to leverage our core principles and values that have guided us since inception to continue to grow our business, using the following key strategies:

Continue to Grow with Existing Clients

•

Expand existing client mandates. As a customized solutions provider, we spend significant time listening to the challenges that our clients face and responding by creating solutions to meet their needs. In addition, we believe our existing clients have a growing asset base and are expanding allocations to private markets investments. As a result, we believe a large portion of our growth will come from existing clients through renewals and expansion of existing mandates with us.

•

Deploy already raised committed capital. As of June 30, 2020, we had approximately $15 billion of capital not yet deployed across our various investment vehicles, which we expect to generate management fees when deployed.

Grow with New Clients Globally

Over the past decade, we have invested in and grown both our in-house and third-party distribution networks. As of June 30, 2020, we had more than 75 professionals worldwide dedicated to business development and client relations. Our local business development professionals lead conversations with potential local clients.

We believe that geographically and economically diverse U.S. and non-U.S. investors will require a highly bespoke approach and will demand high levels of transparency, governance and reporting. We have seen this pattern developing across many geographies, including Europe, the Middle East, Latin America, Australia, Japan, South Korea, Southeast Asia and China, and have positioned ourselves to take advantage of it by establishing local presence with global investment capabilities. Since the beginning of 2017 alone, we have established offices in Charlotte, Dublin, Lima, Luxembourg, Rome and Zurich. We believe our global footprint places us in a favorable position to tap the global pools of demand for private markets.

Continue to Expand Our Distribution Channel for Private Wealth Clients

According to PwC, the combined investable assets of high-net-worth and mass affluent individuals are expected to reach approximately $222 trillion by 2025. However, many high-net-worth and mass affluent individual investors continue to have difficulty accessing private markets investment opportunities because of a lack of products currently available that satisfy regulatory and structural requirements related to liquidity, transparency and administration. As a result, average allocation to private markets investments of these individuals remains at 5%, compared to 29% for sovereign wealth funds and 27% for U.S. pensions as measured by retail wirehouse assets, according to State Street Global Advisors, Willis Towers Watson and Money Management Institute. We have developed an investment platform designed to expand access to the private markets for private wealth clients.

Leverage Our Scale to Enhance Operating Margins

Since inception we have made significant investments in our platform infrastructure through building out our investment and implementation teams across geographies and asset classes and developing technology-enabled solutions. We believe we have scaled the personnel and infrastructure of our business to support significant growth in our client base across our existing investment offerings, positioning us well to continue to drive operating margin improvement.

Monetize Our Data and Analytics Capabilities

Our proprietary database, SPI, provides access to valuable data that forms the cornerstone of our investing process. We have recently begun licensing SPI to clients in the form of a traditional licensed offering as well as an “advisory-like” service where we offer the SPI license and limited advisory-type support from our team. This has allowed us to support the private markets activities of clients that are too small to participate in our full-service advisory offerings. Omni and SPI both allow users to leverage our research data, further enhancing our client experience and services. We also strategically use SPI and Omni as a competitive product bundle, for example, by providing both offerings to clients to secure more comprehensive mandates. In addition, we also recently made Pacing available to clients. Pacing is our web-based tool that empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

Pursue Accretive Transactions to Complement Our Platform

We may complement our strong organic growth with selective strategic and tactical acquisitions. We intend to remain highly disciplined in our development strategy to ensure that we are allocating management time and our capital in the most productive areas to fuel growth. Our strategy will focus on opportunities that expand our scale in existing markets, add complementary capabilities, enhance distribution, or provide access to new markets.

We have a strong track record of sourcing, executing and integrating transactions and team hires as well as incentivizing investment teams to align their interests with ours. Most recently, our acquisition of Courtland Partners in 2018 added approximately $90 billion of real estate AUA to our platform, strengthening our position as a leading global real estate solutions provider.

Selected Risk Factors Related to our Business and Industry

As part of your evaluation of our company, you should consider the risks associated with our business, industry and this offering. These risks include:

•

Risks related to our business, including risks related to investment performance, the availability of suitable investment opportunities, competition for client funds, our removal as a general partner for certain funds, an inability to attract and retain our senior leadership team, management of conflicts of interest, dependence on leverage by certain funds and portfolio companies, clients not satisfying their contractual obligations to fund capital calls, failure to comply with investment guidelines and clawback obligations and disruptions caused by the COVID-19 pandemic.

•

Risks related to our industry, including risks related to intense competition, difficult or volatile market conditions, compliance with government and tax laws and regulations, changes in such laws and regulations, obligations to pay taxes under new partnership audit rules, compliance with anti-corruption and sanctions laws, the exit of the UK from the EU (“Brexit”) and increased scrutiny of ESG costs of investments.

•

Risks related to our organizational structure and this offering, including risk related to our executive officers not having previously managed a public company, the expense and time required by public company financial reporting, our status as a controlled company, dependence on the Partnership for payment of distributions, the failure to obtain expected tax benefits and tax treatment and conflicts of interests between our Class A stockholders and Class B stockholders, particularly as a result of the disparity in voting rights.

Organizational Structure

In connection with this offering, we will undertake certain transactions as part of a corporate reorganization (the “Reorganization”) described under “Organizational Structure” below. Following the Reorganization and this offering, SSG will be a holding company and its sole assets will be ownership of Class A units of the Partnership and a 100% membership interest in StepStone Group Holdings LLC, which is the general partner of the Partnership. Certain limited partners of the Partnership prior to this offering will exchange all or a portion of their Partnership units for shares of Class A common stock of SSG (the “Direct StepStone Stockholders”). The limited partners of the Partnership holding Class A units prior to this offering that are not otherwise exchanged for shares of Class A common stock of SSG will exchange their partnership units for Class B units of the Partnership and will also own an equal number of Class B shares of SSG upon completion of this offering. The diagram below depicts our organizational structure following the consummation of the Reorganization and this offering (assuming no exercise of the underwriters’ option to purchase additional shares). Certain of our consolidated subsidiaries are not wholly-owned by us. To the extent these subsidiaries are not wholly-owned, substantially all of the other owners are current StepStone professionals working for the related businesses. See “—Ownership of Our Businesses” below.

(1)	At the closing of this offering, the partners of the Partnership other than StepStone Group Inc. will be:

•	the General Partner, which will hold a 100% general partner interest and no economic interests;

•

members of management, employee owners and outside investors, all of whom owned Class A units prior to the completion of this offering, and all of whom will own Class B units of the Partnership and Class B common stock of StepStone Group Inc. after this offering (                 Class B units and an equivalent number of Class B common shares); and

•

members of management and employee owners, all of whom owned Class A2 units prior to the completion of this offering, and all of whom will own Class B2 units of the Partnership after this offering (                 Class B2 units).

(2)

Each share of Class A common stock will be entitled to one vote and will vote together with the Class B common stock as a single class, except as set forth in SSG’s amended and restated certificate of incorporation or as required by law.

(3)

Each share of Class B common stock is entitled to five votes prior to a Sunset (as defined in “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock”). After a Sunset becomes effective, each share of our Class B common stock will then entitle its holder to one vote. The economic rights of our Class B common stock are limited to the right to be redeemed at par value.

(4)

Certain of our pre-IPO institutional investors, which we refer to as the Direct StepStone Stockholders, hold their interests in the Partnership through entities that are taxable as corporations for U.S. federal income tax purposes (collectively, the “Blocker Companies”). SSG will form a new, first-tier merger subsidiary with respect to each Blocker Company. Contemporaneously with this offering, each merger subsidiary will merge with and into the respective Blocker Company, with the Blocker Company surviving (collectively, the “Blocker Mergers”). Immediately thereafter, each Blocker Company will merge with and into SSG, with SSG surviving. As a result of the Blocker Mergers, the 100% owners of the Blocker Companies will acquire an aggregate of                 shares of newly issued Class A common stock and the Blocker Companies will cease to own any Partnership units.

(5)

StepStone Group Inc. will own all of the Class A units of the Partnership after the Reorganization, which upon the completion of this offering will represent the right to receive approximately     % of the distributions made by the Partnership. While this interest represents a minority of economic interests in the Partnership, StepStone Group Inc. will act as the sole manager of the General Partner of the Partnership and, as a result, will indirectly operate and control all of the Partnership’s business and affairs and will be able to consolidate its financial results into StepStone Group Inc.’s financial statements.

(6)

The Class B stockholders will collectively hold all Class B common stock of StepStone Group Inc. outstanding after this offering. They also will collectively hold all Class B units of the Partnership, which upon the completion of this offering will represent the right to receive approximately % of the distributions made by the Partnership. The Class B stockholders will have no voting rights in the Partnership on account of the Class B units, except for the right to approve amendments to the StepStone Limited Partnership Agreement that adversely affect their rights as holders of Class B units. Class B units may be exchanged for shares of our Class A common stock or, at our election, for cash, subject to certain restrictions pursuant to the Exchange Agreement described in “Organizational Structure—Exchange Agreement.” After a Class B unit is surrendered for exchange, it will not be available for reissuance. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be deemed canceled.

Ownership of Our Businesses

Certain of our consolidated subsidiaries are not wholly-owned by us. To the extent these subsidiaries are not wholly-owned, substantially all of the other owners are current StepStone professionals working for the related businesses. We believe this ownership structure has benefited us by aligning our interests with the interests of our employees. We use, and expect to continue to use, a combination of our equity ownership, governance rights and other contractual arrangements to control operations of these businesses. SSG consolidates all entities that it controls due to a majority voting interest or because it is the primary beneficiary of a variable interest entity. See note 4 to the Partnership’s consolidated financial statements included elsewhere in this prospectus for information on variable interest entities. The diagram below summarizes the ownership structure of the Partnership’s consolidated operations on a fully diluted basis.

(1)

Prior to the consummation of this offering, the Partnership expects to issue new Class A partnership interests to certain StepStone professionals in the Infrastructure subsidiary in exchange for their partnership interests in the Infrastructure subsidiary, which is expected to increase the interest of the Partnership in the Infrastructure subsidiary to approximately 49% and decrease the interest of the StepStone professionals in the Infrastructure subsidiary to approximately 51%. We refer to this as the “SIRA Exchange.”

Corporate Information

StepStone Group Inc. was incorporated in Delaware on November 20, 2019 as a wholly-owned subsidiary of the Partnership. It has had no business operations prior to this offering. In connection with the consummation of this offering, StepStone Group Inc. will become the sole managing member of StepStone Group Holdings LLC, which is the general partner of the Partnership, pursuant to the Reorganization described under “Organizational Structure—The Reorganization.” Our principal executive offices are located at 450 Lexington Avenue, 31st Floor, New York, NY 10017, and our phone number is (212) 351-6100. Our website is www.stepstonegroup.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2013 (the “JOBS Act”). For so long as we remain an EGC, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not EGCs. These exemptions include:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years or such earlier time when we are no longer an EGC. We will cease to be an EGC if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.07 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you may hold stock.

The JOBS Act provides that an EGC may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an EGC to delay the adoption of accounting standards until those standards would otherwise apply to private companies. An EGC that has elected to take advantage of the extended transition period provision may early adopt a new or revised accounting standard if permitted by the standard, without being deemed to have “opted in” for purposes of subsequent new or revised accounting standards. We are choosing to take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption is required for private companies. In particular, we are delaying the adoption of lease accounting guidance that currently applies to public companies. The adoption of the new lease guidance is expected to materially impact our consolidated balance sheet due to the requirement to record right-of-use assets and liabilities related to leases that are currently reported as operating leases. However, we do not expect the adoption to materially affect our consolidated statement of income because substantially all of our leases are classified as operating leases, which will continue to be recognized as an expense on a straight-line basis under the new guidance. See note 2 to our consolidated financial statements included elsewhere in this prospectus for additional information.

The Offering

Class A common stock offered by StepStone Group Inc.	shares.

Underwriters’ option to purchase additional shares of Class A common stock from us	shares.

Class A common stock to be issued to the Direct StepStone Stockholders in the Reorganization	shares.

Class A common stock to be issued under our 2020 Long-Term Incentive Plan in connection with the Reorganization and this offering	shares (consisting of shares to be issued to certain employees).

Class A common stock outstanding immediately after this offering	shares of Class A common stock (or shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full). If all Class B unitholders immediately after this offering and the Reorganization were entitled, and if they so elected, to exchange their Class B units for shares of our Class A common stock, shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock outstanding immediately after this offering	shares of Class B common stock. Class B common stock will be issued to holders of Class B units of the Partnership in exchange for their interests in the General Partner.

Use of proceeds	We estimate that our net proceeds from this offering, based on an assumed initial public offering price of $ per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions but before deducting expenses of this offering and the Reorganization payable by us, will be approximately $ million, or approximately $ million if the underwriters exercise in full their option to purchase additional shares of Class A common stock.

We intend to use the net proceeds from this offering to purchase newly issued Partnership units, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering.

We intend to use approximately $ million of the net proceeds from this offering to purchase Class B units from certain of the Partnership’s unitholders, including certain members of our senior management, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering. Accordingly, we will not retain any of this portion of the proceeds.

Additionally, we intend to cause the Partnership to use approximately $ million of the net proceeds to repay in full the indebtedness outstanding under our existing senior secured term loan and terminate such facility and $ million to pay the expenses incurred by us in connection with this offering and the Reorganization. We intend to cause the Partnership to use any remaining net proceeds to facilitate the growth of our existing businesses, to expand into new businesses that are complementary to our existing businesses and for other general corporate purposes. See “Use of Proceeds.”

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Each share of our Class B common stock will entitle its holder to five votes on all matters to be voted on by stockholders generally until a Sunset becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote.

A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) the fifth anniversary of the completion of the offering to which this prospectus relates. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year will become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year will become effective at the end of the following fiscal year. Immediately after this offering, the Sunset Holders will collectively hold approximately % of the combined voting power of our common stock (or % if the underwriters exercise their option to purchase additional shares in full).

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as set forth in our amended and restated certificate of incorporation or as otherwise required by applicable law. See “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock.”

Certain Class B stockholders will enter into a Stockholders Agreement (the “Stockholders Agreement”) pursuant to which they will agree to vote all shares of our voting stock, including their Class A common stock and Class B common stock, in the manner directed by the Class B Committee (as defined under “Organizational Structure—Stockholders Agreement) on all matters submitted to a vote of our stockholders. The Class B Committee will thus be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Exchange of Class B units	We have reserved for issuance shares of our Class A common stock, which is the aggregate number of shares of our Class A common stock expected to be issued over time upon the exchanges by the Class B unitholders, subject to the limitations set forth in the StepStone Limited Partnership Agreement and an Exchange Agreement to be entered into in connection with this offering. See “Organizational Structure—The StepStone Limited Partnership Agreement” and “Organizational Structure—Exchange Agreement.”

Registration Rights Agreement	Pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) that we expect to enter into with certain of our large institutional Class A stockholders and certain Class B stockholders, we will agree, under certain circumstances, to register the resale of the shares of Class A common stock issued upon exchange of Class B units.

Tax Receivable Agreements

SSG will enter into a Tax Receivable Agreement (Exchanges) (the “Exchanges Tax Receivable Agreement”) with certain continuing partners of the Partnership and a Tax Receivable Agreement (Reorganization) (the “Reorganization Tax Receivable Agreement”) with the Direct StepStone Stockholders, which are pre-IPO institutional investors in the Partnership that hold their interests in the Partnership through Blocker Companies (collectively, the “Tax Receivable Agreements”). The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) any payments SSG makes under the Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest. SSG will retain the benefit of the remaining 15% of these net cash tax savings under both Tax Receivable Agreements. See “Related Party Transactions—Tax Receivable Agreements.”

Dividend policy	The declaration and payment by us of any future dividends to holders of our Class A common stock will generally be at the sole discretion of our board of directors. Holders of our Class B common stock will not be entitled to dividends from SSG. Following this offering and subject to funds being legally available for distribution, we intend to cause the Partnership to make distributions to each of its partners, including SSG, in an amount intended to enable each partner to pay all applicable taxes on taxable income allocable to each partner and to allow SSG to make payments under the Tax Receivable Agreements. In addition, the Partnership will reimburse SSG for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities.

Directed Share Program	At our request, the underwriters have reserved up to shares of our Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, at our discretion, to certain of our directors, officers, employees and other parties with a connection to our Company. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. See “Underwriting.”

Risk factors	You should read “Risk Factors” beginning on page 26 for a discussion of risks to carefully consider before deciding whether to purchase any shares of our Class A common stock.

Proposed ticker symbol	We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “STEP.”

Unless otherwise noted, Class A common stock outstanding and other information based thereon in this prospectus does not reflect any of the following:

•	shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

•	shares of Class A common stock issuable under our 2020 Long-Term Incentive Plan (the “2020 LTIP”), including:

•

            shares of restricted Class A common stock and                  shares of Class A common stock underlying restricted stock units or other awards to be issued to certain employees pursuant to the 2020 LTIP immediately after the closing of this offering; and

•	additional shares of Class A common stock to be reserved for future issuance of awards under the 2020 LTIP;

•	shares of Class A common stock reserved for issuance upon exchange of the Class B units (and corresponding shares of Class B common stock) that will be outstanding immediately after this offering; and

•

            shares of Class A common stock issuable upon the exchange of vested Class B2 units (and corresponding shares of Class B common stock) and any additional Class B units issuable pursuant to anti-dilution rights in connection with the vesting of Class B2 units.

Unless otherwise indicated in this prospectus, all information in this prospectus assumes the completion of the Reorganization and that shares of our Class A common stock will be sold in this offering at $        per share (the midpoint of the price range set forth on the cover of this prospectus).

Throughout this prospectus, we present performance metrics and financial information regarding the Partnership’s business. This information is generally presented on an enterprise-wide basis. The new public stockholders will be entitled to receive a pro rata portion of the economics of the Partnership’s operations through their ownership of our Class A common stock. SSG’s ownership of Class A units initially will represent a minority of the economic interest in the Partnership. The existing limited partners of the Partnership initially will continue to hold a majority of the economic interest in its operations primarily through direct and indirect ownership of Class B units of the Partnership. Prospective investors should be aware that the owners of the Class A common stock initially will be entitled only to a minority economic position, and therefore should evaluate performance metrics and financial information in this prospectus accordingly. As Class B units are exchanged for Class A common stock over time, the percentage of the economic interest in the Partnership’s operations to which SSG and the public stockholders are entitled will increase proportionately.

Summary Historical Consolidated Financial Information and Other Data

The following table sets forth certain summary financial and other data of the Partnership on a historical basis. The Partnership is considered our predecessor for accounting purposes and its consolidated financial statements will be our historical financial statements following this offering. The following summary historical consolidated income statement data for the three months ended June 30, 2020 and 2019 and the selected consolidated balance sheet data as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements for the three months ended June 30, 2020 and 2019 included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements for and as of the three months ended June 30, 2020 and 2019 reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations for such periods. The following summary historical consolidated income statement data for the years ended March 31, 2020, 2019 and 2018 and the selected consolidated balance sheet data as of March 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

StepStone Group LP

	Three Months Ended June 30,		Year Ended March 31,
	2020	2019	2020	2019	2018
Income Statement Data (in thousands)
Revenues
Management and advisory fees, net	$63,500	$50,968	$235,205	$190,826	$140,952
Performance fees:
Incentive fees	3,589	1,622	3,410	1,540	1,489
Carried interest allocation	(128,502)	46,989	207,996	63,902	121,834

Total revenues	(61,413)	99,579	446,611	256,268	264,275

Expenses
Compensation and benefits:
Cash-based compensation	39,653	29,668	130,730	108,340	87,005
Equity-based compensation	483	475	1,915	1,725	189
Performance fee-related compensation	(65,775)	24,531	109,659	31,478	59,684

Total compensation and benefits	(25,639)	54,674	242,304	141,543	146,878
General, administrative and other	10,287	12,327	53,341	49,160	35,851

Total expenses	(15,352)	67,001	295,645	190,703	182,729

Other income (expense)
Investment income (loss)	(3,178)	1,268	6,926	4,126	5,007
Interest income	94	334	1,436	1,507	143
Interest expense	(2,057)	(2,742)	(10,211)	(10,261)	(913)
Other income (loss)	—	197	(377)	662	22

Total other income (expense)	(5,141)	(943)	(2,226)	(3,966)	4,259

Income (loss) before income tax	(51,202)	31,635	148,740	61,599	85,805
Income tax expense	1,158	626	3,955	1,640	1,986

Net income (loss)	(52,360)	31,009	144,785	59,959	83,819
Less: Net income attributable to non-controlling interests	4,093	2,491	12,869	5,763	2,381

Net income (loss) attributable to StepStone Group LP	$(56,453)	$28,518	$131,916	$54,196	$81,438

	Three Months Ended June 30,		Year Ended March 31,
	2020	2019	2020	2019	2018
Non-GAAP Financial Measures (in thousands)(1)
Adjusted revenues	$74,273	$65,490	$285,591	$229,978	$175,323
Fee-related earnings	18,400	12,065	60,581	44,486	23,689
Adjusted pre-tax net income	20,639	16,223	66,858	53,057	46,693
Adjusted net income	19,481	15,597	62,903	51,417	44,707

	As of June 30, 2020	As of March 31,
		2020	2019
Balance Sheet Data (in thousands)
Assets
Cash and cash equivalents	$90,711	$89,939	$40,622
Marketable securities	—	—	43,388
Investments:
Investments in funds	50,448	53,386	43,269
Accrued carried interest allocations	328,697	460,837	299,018
Total assets	549,385	680,829	491,723

Liabilities and partners’ capital
Accrued carried interest-related compensation	$168,615	$237,737	$150,763
Debt obligations	142,967	143,144	143,852
Total liabilities	393,324	443,862	346,061
Partners’ capital	134,907	216,051	128,426
Non-controlling interests in StepStone Group LP subsidiaries	20,848	20,738	16,953

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information and a reconciliation of revenues to adjusted revenues and of net income (loss) attributable to StepStone Group LP to adjusted pre-tax net income and ANI and FRE.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the following discussion of significant factors, events and uncertainties, together with the other information contained in this prospectus, before investing in our Class A common stock. The events and consequences discussed in these risk factors could, in circumstances we may not be able to accurately predict, recognize or control, have a material adverse effect on our business, growth, reputation, prospects, financial condition, operating results, cash flows, liquidity and stock price.

Risks Related to Our Business

The success of our business depends on the identification and availability of suitable investment opportunities for our clients.

Our success largely depends on the identification and availability of suitable investment opportunities for our clients, and in particular the success of investments made by the StepStone Funds and advisory accounts. The availability of investment opportunities will be subject to market conditions and other factors outside of our control and the control of the fund managers with which we invest. The historical investment returns of the StepStone Funds and advisory accounts have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets, and we cannot assure you that the StepStone Funds, advisory accounts or the underlying funds in which we invest will be able to avail themselves of comparable opportunities and conditions. Further, we cannot assure you that the private markets funds we select will be able to identify sufficient attractive investment opportunities to meet their investment objectives.

If the investments we make on behalf of the StepStone Funds or recommend to clients perform poorly, we may suffer a decline in our investment management revenue and earnings, and our ability to raise capital for future StepStone Funds may be materially and adversely affected.

Our revenue from our investment management solutions is derived from fees earned for our management of the StepStone Funds and advisory accounts, performance fees, including incentive fees and carried interest with respect to certain of the StepStone Funds, and monitoring and reporting fees. In the event that the StepStone Funds or individual investments perform poorly, our revenues and earnings derived from performance fees will decline and make it more difficult for us to raise capital for new focused commingled funds or gain new SMA clients in the future. If we are unable to raise or are required to repay capital, our business, financial condition and results of operations would be materially and adversely affected.

Continued positive performance of investments we make on behalf of clients or we recommend to our clients is not assured and may not result in positive performance of an investment in our Class A common stock.

An investment in our Class A common stock is not an investment in any of the StepStone Funds. In addition, the historical and potential future investment returns of the StepStone Funds are not linked to returns on our Class A common stock. Positive performance of the StepStone Funds or the investments that we recommend to our advisory clients will not necessarily result in positive returns on an investment in our Class A common stock. However, poor investment performance of the StepStone Funds could cause a decline in our revenue, and have a negative effect on our performance or on an investment in our Class A common stock.

The historical investment performance of our funds should not be considered indicative of the future investment performance of these funds or of any future funds we may invest, in part because:

•	market conditions and investment opportunities may be significantly less favorable than in the past;

•	the performance of our funds is largely based on the net asset value (“NAV”) of the funds’ investments, including unrealized gains, which may never be realized;

•	our newly established funds may generate lower investment returns during the period that they initially deploy their capital;

•

changes in the global tax and regulatory environment may affect both the investment preferences of our clients and the financing strategies employed by businesses in which particular funds invest, which may reduce the overall capital available for investment and the availability of suitable investments, thereby reducing our investment returns in the future;

•

competition for investment opportunities, resulting from the increasing amount of capital invested in private markets alternatives, may increase the cost and reduce the availability of suitable investments, thereby reducing our investment returns in the future; and

•	the industries and businesses in which particular funds invest will vary.

Competition for access to investment funds and other investments we make for our clients is intense.

We seek to maintain excellent relationships with fund managers, including those in which we have previously made investments for our clients and those in which we may in the future invest, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. However, because of the number of clients seeking to gain access to investment funds and co-investment opportunities managed or sponsored by the top performing fund managers, we cannot assure you that we will be able to secure the opportunity to invest on behalf of our clients in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire. Access to secondary investment opportunities is also highly competitive and is often controlled by a limited number of fund managers and intermediaries.

Third-party clients in many StepStone Funds have the right to remove us as the general partner of the relevant fund and to terminate the investment period under certain circumstances, leading to a decrease in our revenues, which could be substantial. In addition, the investment management agreements related to our SMAs and advisory accounts may permit the client to terminate our management of such accounts on short notice.

The governing agreements of many of the StepStone Funds provide that, subject to certain conditions, third-party clients in those funds have the right to remove us as the general partner of the relevant fund or terminate the fund, including in certain cases without cause by a simple majority vote. Any such removal or dissolution could result in a cessation in management fees we would earn from such funds or a significant reduction in the expected amounts of performance fees from those funds. We currently manage a portion of client assets through SMAs whereby we earn management fees and performance fees, and we intend to continue to seek additional SMA mandates. Clients with SMAs generally may terminate their investment management agreement with us without cause on 30 to 90 days’ notice, and in some cases, shorter notice. From time to time, we lose clients as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial institutions and other factors. Moreover, a number of our contracts with state government-sponsored clients are secured through such government’s request for proposal (“RFP”) process, and are subject to periodic renewal. If multiple clients were to exercise their termination rights or fail to renew their existing contracts and we were unable to secure new clients, our SMA and advisory account fees would decline materially. In the case of any such terminations, the management fees and performance fees we earn in connection with managing such account would immediately cease, which could result in a significant adverse effect on our revenues. If we experience a change of control (as defined under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or as otherwise set forth in the partnership agreements of our funds), continuation of the investment management agreements of our funds would be subject to client consent. We cannot assure you that required consents will be obtained if a change of control occurs.

In addition, with respect to our funds that are subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”), each fund’s investment management agreement must be approved annually by

(a) such fund’s board of directors or by a vote of the majority of such fund’s equity holders and (b) the independent members of such fund’s board of directors and, in certain cases, its equity holders, as required by law. Termination of these agreements would cause us to lose the management fees and performance fees we earn from such funds, which could have a material adverse effect on our results of operations.

Our ability to retain our senior leadership team and attract additional qualified investment professionals is critical to our success.

Our success depends on our ability to retain our senior leadership team and to recruit additional qualified investment, sales and other professionals. However, we may not be successful in our efforts to retain our senior leadership team, as the market for investment professionals is extremely competitive. The individuals that comprise our senior leadership team possess substantial experience and expertise and, in many cases, have significant relationships with certain of our clients. Accordingly, the loss of any one of our senior leadership team could adversely affect certain client relationships or limit our ability to successfully execute our investment strategies, which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, the governing agreements of the StepStone Funds typically require the suspension of our ability to call additional investment capital if, depending on the fund, designated members of our senior leadership team cease to devote sufficient professional time to or cease to be employed by the Partnership, often called a “key person event,” or in connection with certain other events.

Our failure to appropriately manage conflicts of interest could damage our reputation and adversely affect our business.

As we expand the scope of our business, we increasingly confront potential conflicts of interest relating to our advisory and investment management businesses. Actual, potential or perceived conflicts can give rise to client dissatisfaction, litigation or regulatory enforcement actions. As a registered investment adviser, the Partnership owes its clients a fiduciary duty and are required to provide disinterested advice. Appropriately managing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Enforcement action or litigation asserting improper management of conflicts of interest, even if unproven, could harm our reputation and our business in a number of ways, including affecting our ability to raise additional funds causing existing clients to reduce or terminate doing business with us.

We have obligations to clients and other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of, or advisers to, the StepStone Funds have fiduciary and contractual obligations to the clients in those funds and accounts, and some of our subsidiaries may have contractual duties to other third parties. As a result, we may take actions with respect to the allocation of investments among the StepStone Funds (including funds and accounts that have different fee structures), the purchase or sale of investments in the StepStone Funds, the structuring of investment transactions for those StepStone Funds, the advice we provide or other actions in order to comply with these fiduciary and contractual obligations.

In addition, because our senior management and other professionals generally hold their economic interests through pass-through entities like the Partnership or other affiliated entities, which are not subject to U.S. federal and state entity-level income taxes, and our Class A common stockholders will hold their interests through StepStone Group Inc., which is subject to entity-level taxation as a corporation in the United States, conflicts relating to the selection and structuring of investments or other matters may arise between the Class B unitholders of the Partnership (who are also Class B stockholders of StepStone Group Inc.), on the one hand, and the Class A stockholders of StepStone Group Inc., on the other hand.

Clients may be unwilling to commit new capital to the StepStone Funds or advisory accounts as a result of our decision to become a public company, which could materially and adversely affect our business, financial condition and results of operations.

Some of our clients may view negatively the prospect of our becoming a publicly-traded company, including concerns that as a public company we will shift our focus from the interests of our clients to those of our public stockholders. Some of our clients may believe that we will strive for near-term profit instead of superior risk-adjusted returns for our clients over time or grow our AUM for the purpose of generating additional management fees without regard to whether we believe there are sufficient investment opportunities to effectively deploy additional capital. We cannot assure you that we will be successful in our efforts to address such concerns or to convince clients that our decision to pursue an initial public offering will not affect our longstanding priorities or the way we conduct our business. A decision by a significant number of our clients not to commit additional capital to the StepStone Funds or advisory accounts or to cease doing business with us altogether could inhibit our ability to achieve our investment objectives and may materially and adversely affect our business, financial condition and results of operations.

Dependence on leverage by certain funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of the StepStone Funds to achieve attractive rates of return on those investments.

If the StepStone Funds or the companies in which the StepStone Funds invest raise capital in the structured private debt, leveraged loan and high yield bond markets, the results of their operations may suffer if such markets experience dislocations, contractions or volatility, for instance due to future or worsening impacts from the COVID-19 pandemic. In addition, it is expected that major banking institutions will transition away from use of the London Interbank Offered Rate (“LIBOR”) after 2021, which remains a cause of significant uncertainty in the markets in which we are active. Any such events could adversely affect the availability of credit to businesses generally, the cost or terms on which lenders are willing to lend, or the strength of the overall economy.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Certain investments may also be financed through fund-level debt facilities, which may or may not be available for refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our focused commingled funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may adversely affect our business, results of operations and financial condition.

Similarly, private markets fund portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. Leverage incurred by a portfolio company may cause the portfolio company to be vulnerable to increases in interest rates and may make it less able to cope with changes in business and economic conditions. Any adverse effect caused by the use of leverage by portfolio companies in which we directly or indirectly invest could in turn adversely affect the investment returns of the StepStone Funds and advisory accounts. If the investment returns achieved by the StepStone Funds are reduced, it could result in negative reputational effects, which could materially and adversely affect our business, financial condition and results of operations.

Clients in the StepStone Funds with commitment-based structures may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.

Clients make capital commitments to the StepStone Funds, which we are entitled to call at any time during prescribed periods that can extend for several years into the future. We depend on clients fulfilling their commitments when we call capital from them in order for those funds to consummate investments and otherwise pay their obligations when due. Any client that did not fund a capital call may be subject to penalties, potentially including forfeiting a significant amount of its existing investment in that fund. However, if a client has invested little or no capital, for instance early in the life of a fund, then the forfeiture penalty may not be a significant deterrent to default. Failure to fund capital calls may occur more frequently in the event of an economic slowdown. In addition, changes to asset allocation policies or new laws or regulations resulting from declines in public equity markets due to COVID-19 may restrict or prohibit investors from investing in new or successor StepStone Funds or funding existing commitments. If clients fail to satisfy a significant amount of capital calls for any particular fund or funds, the operation and performance of those funds could be materially and adversely affected.

Our failure to comply with investment guidelines set by our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.

When clients retain us to manage assets on their behalf, they specify certain guidelines regarding investment allocation and strategy that we are required to observe in the management of their portfolios. Our failure to comply with these guidelines and other limitations could result in clients terminating their investment management agreement with us, as these agreements generally are terminable without cause on 30 to 90 days’ notice. Clients could also sue us for breach of contract and seek to recover damages from us. In addition, such guidelines may restrict our ability to pursue allocations or strategies that we believe would generate favorable investment returns, which could result in underperformance of, or losses to, a client account. Even when we comply with all applicable investment guidelines, a client may be dissatisfied with its investment performance or our services or fees, and may terminate their SMAs or advisory accounts or be unwilling to commit new capital to the StepStone Funds or advisory accounts. Any of these events could cause a reduction to AUM and consequently cause our earnings to decline and materially and adversely affect our business, financial condition and results of operations.

Valuation methodologies for certain assets in the StepStone Funds can be significantly subjective, and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for the StepStone Funds.

There are no readily ascertainable market prices for a large number of the investments in the StepStone Funds, advisory accounts or the funds in which we invest. The value of the investments of the StepStone Funds is determined periodically by us based on the fair value of such investments as reported by the underlying fund managers. Our valuation of the funds in which we invest is largely dependent upon the processes employed by the managers of those funds. The fair value of investments is determined using a number of methodologies described in the particular funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, the length of time the investment has been held, restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment may vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because illiquid investments held by the StepStone Funds, advisory accounts and the funds in which we invest may be in industries or sectors that are unstable, in distress, or undergoing some uncertainty, such investments may experience rapid changes in value caused by sudden company-specific or industry-wide developments.

Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of such investments as reflected in a fund’s NAV do not necessarily reflect the prices that would actually be obtained if such investments were sold. Realizations at values significantly lower than the values at which investments have been reflected in fund NAVs could result in losses for the applicable fund and the loss of potential incentive fees by the fund’s manager and us. Also, a situation in which asset values turn out to be materially different from values reflected in fund NAVs could cause clients to lose confidence in us and may, in turn, result in difficulties in our ability to raise additional capital, retain clients or attract new clients.

We may not be able to maintain our desired fee structure as a result of industry pressure from private markets clients to reduce fees, which could have a material adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure for our funds as a result of industry pressure from private markets clients to reduce fees. In order to maintain our desired fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service levels that incentivize our clients to pay our desired fee rates. We cannot assure you that we will succeed in providing investment returns and service levels that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.

We may need to pay “clawback” or “contingent repayment” obligations if and when they are triggered under the governing agreements of our funds.

Generally, if at the termination of a fund and in certain cases at interim points in the life of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or we have received net profits over the life of the fund in excess of our allocable share under the applicable partnership agreement, we will be obligated to repay an amount equal to the excess of amounts previously distributed to us over the amounts to which we are ultimately entitled. This obligation is known as a “clawback” or contingent repayment obligation. Our carried interest is generally determined at the end of the period on a hypothetical liquidation basis. As of June 30, 2020, if the funds were liquidated at their fair values, no material amounts would have been subject to contingent repayment. We cannot assure you that we will not incur a contingent repayment obligation in the future. Although a contingent repayment obligation is split among the various obligors, with each responsible for only its respective share, the governing agreements of the StepStone Funds generally provide that, to the extent another party who received a distribution does not fund its respective share, we are required to fund any additional amount beyond the amount of carried interest actually allocated to us, up to the entire amount of the relevant contingent repayment obligation. We may need to use or reserve cash to repay such contingent repayment obligations instead of using the cash for other purposes.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. We are closely monitoring developments related to COVID-19 and assessing any negative effects upon our business, including any increased risk of contingent repayment obligations. COVID-19 has impacted, and may further impact, our business in various ways. See “Risk Factors—Risks Related to Our Industry—The COVID-19 pandemic has severely disrupted the global financial markets and business climate and may adversely affect our business, financial condition and results of operations.”

Our investment management activities may involve investments in relatively high-risk, illiquid assets, and we may lose, or our clients may lose, some or all of the amounts invested in these activities or fail to realize any profits from these activities for a considerable period of time.

The investments made by the StepStone Funds and recommended by our advisory services include high-risk, illiquid assets. We have made and expect to continue to make principal investments alongside our clients, as the general partner, in existing and future StepStone Funds. The StepStone Funds invest capital in private markets funds that make investments in equity or debt securities that are not publicly traded. Even where such securities are publicly traded, many of these funds may be prohibited by contract or applicable securities laws from selling such investments for a period of time. Accordingly, the private markets funds in which we and our clients invest capital may not be able to sell investments when they desire and therefore may not be able to realize the full value of such investments. Particularly in the case of securities, such funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Furthermore, large holdings of publicly traded equity securities can often be disposed of only over a substantial period of time, exposing the investment returns to risks of downward movement in market prices during the disposition period. Investing in private markets funds is risky, and we may lose some or the entire amount of our investment or the investment made by the StepStone Funds. Poor investment performance could lead clients to terminate their agreements with us and/or result in negative reputational effects, either of which could materially and adversely affect our business, financial condition and results of operations.

In addition, we may invest in businesses with capital structures that have significant leverage. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of such business or its industry. If these portfolio companies default on their indebtedness, or otherwise seek or are forced to restructure their obligations or declare bankruptcy, we could lose some or all of our investment and suffer reputational harm. See “Dependence on leverage by certain funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of the StepStone Funds to achieve attractive rates of return on those investments.”

The portfolio companies in which private markets funds have invested or may invest will sometimes involve a high degree of business and financial risk. These companies may be in an early stage of development, may not have a proven operating history, may be operating at a loss or have significant variations in operating results, may be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence, may be subject to extensive regulatory oversight, may require substantial additional capital to support their operations, finance expansion or maintain their competitive position, may have a high level of leverage, or may otherwise have a weak financial condition. In addition, these portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and other capabilities, and a larger number of qualified managerial and technical personnel. Portfolio companies in non-U.S. jurisdictions may be subject to additional risks, including changes in currency exchange rates, exchange control regulations, risks associated with different types (and lower quality) of available information, expropriation or confiscatory taxation and adverse political developments.

In addition, during periods of difficult market conditions, including the current one triggered by the COVID-19 pandemic, or slowdowns in a particular investment category, industry or region, portfolio companies may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased costs. During these periods, these companies may also have difficulty in expanding their businesses and operations and may be unable to pay their expenses as they become due. A general market downturn or a specific market dislocation may result in lower investment returns for the private markets funds or portfolio companies in which the StepStone Funds invest, which consequently would materially and adversely affect investment returns for the StepStone Funds.

The StepStone Funds may face risks relating to undiversified investments.

We cannot give assurance as to the degree of diversification that will be achieved in any of the StepStone Funds. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse effect on a given StepStone Fund if its investments are concentrated in that category, which would result in lower investment returns. Accordingly, a lack of diversification on the part of a StepStone Fund could adversely affect its investment performance and, as a result, our business, financial condition and results of operations.

The StepStone Funds make investments in funds and companies that we do not control.

Investments by most of the StepStone Funds will include debt instruments and equity securities of funds and companies that we do not control. The StepStone Funds may invest through co-investment arrangements or acquire minority equity interests and may also dispose of a portion of their equity investments in portfolio companies over time in a manner that results in their retaining a minority investment. Consequently, the performance of the StepStone Funds will depend significantly on the investment and other decisions made by third parties, which could have a material adverse effect on the returns achieved by the StepStone Funds. Portfolio companies in which the investment is made may make business, financial or management decisions with which we do not agree. In addition, the majority stakeholders or our management may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values the investments we have made on behalf of clients or we recommend to our clients could decrease and our financial condition, results of operations and cash flow could suffer as a result.

Our risk management strategies and procedures may leave us exposed to unidentified or unanticipated risks.

Risk management applies to our investment management operations as well as to the investments we make for the StepStone Funds. We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified. In addition, some of our methods for managing the risks related to our clients’ investments are based upon our analysis of historical private markets behavior. Statistical techniques are applied to these observations in order to arrive at quantifications of some of our risk exposures. Historical analysis of private markets returns requires reliance on valuations performed by fund managers, which may not be reliable measures of current valuations. These statistical methods may not accurately quantify our risk exposure if circumstances arise that were not observed in our historical data. In particular, as we enter new lines of business, our historical data may be insufficient. Failure of our risk management techniques could materially and adversely affect our business, financial condition and results of operations, including our right to receive performance fees.

The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

Before making or recommending investments for our clients, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that are necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not guarantee the success of an investment.

In addition, generally our underlying investments are managed by third party sponsors and, as a result, we depend on the due diligence investigation of such third party sponsors. We have little or no control over their due diligence process, and any shortcomings in their due diligence could be reflected in the performance of the investment we make with them on behalf of our clients. Poor investment performance could lead clients to terminate their agreements with us or result in negative reputational effects, either of which could materially and adversely affect our business, financial condition and results of operations.

Restrictions on our ability to collect and analyze data regarding our clients’ investments could adversely affect our business.

We rely on our proprietary data and technology platforms to provide regular reports to our clients, to research developments and trends in private markets and to support our investment processes. We depend on the continuation of our relationships with the fund managers and sponsors of the underlying funds and investments in order to maintain current data on these investments and private markets activity. The termination of such relationships by a critical mass of such fund managers and sponsors or the imposition of widespread restrictions on our ability to use the data we obtain for our reporting and monitoring services could adversely affect our business, financial condition and results of operations.

We and our clients depend on the reliability of our proprietary data and technology platforms and other data processing systems. Failures or interruptions of these services may disrupt our business, damage our reputation, limit our growth and adversely affect our business and results of operations.

We and our clients rely heavily on our proprietary data and technology platforms, including SPI, Omni and Pacing, which form a valuable part of the services we offer to our clients. We also rely heavily on other financial, accounting, compliance, monitoring and reporting data processing systems. Our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. We expect that we will need to upgrade and expand the capabilities of our data processing systems and other operating technology in the future and we will incur costs to do so. We also rely on third-party service providers for certain aspects of our information and technology platforms and systems. Any failure, interruption or deterioration of proprietary data and technology platforms or other systems, including the loss of data by fire, natural disaster, power or telecommunications failure, or the failure of third-party service providers to perform could materially adversely affect our ability to provide services to our clients, harm our reputation, business or results of operations or result in regulatory intervention.

A compromise or corruption of our systems containing confidential information could damage our business relationships and adversely affect our business, financial condition and operating results.

We collect, process and store rapidly increasing volumes of highly sensitive data, including our proprietary business information and intellectual property, and personally identifiable information of our employees, our clients and others, in our data centers and on our networks. Omni includes funds, direct investments and co-investments that we monitor and report on for the StepStone Funds and advisory accounts. The secure processing, maintenance and transmission of this information are critical to our operations. A significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of client, employee or other personally identifiable or proprietary business data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or intellectual property or a violation of our privacy and security policies with respect to such data could result in significant remediation and other costs, fines, litigation or regulatory actions against us and significant reputational harm. Such events could damage our business relationships and adversely affect our business, financial condition and operating results.

Cybersecurity risks could adversely affect our business by causing a disruption to our operations, which could adversely affect our financial condition and operating results.

The frequency and sophistication of the cyber and security threats we face continue to increase. As a result, we face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments or cyber terrorists. Our reputation and our ability to operate and expand our business depend on computer hardware and software systems, including our proprietary data and technology platforms and other data processing systems, which may be vulnerable to security breaches or other cyber incidents. Our funds’ portfolio companies rely on similar systems and face similar risks, and such funds may invest in strategic assets having a national or regional profile or in infrastructure assets that face a greater risk of attack. Cyber or security incidents may be an intentional attack, such as a hacker attack, virus or worm, or an unintentional event and could involve bad actors gaining unauthorized access to our information systems for purposes of misappropriating assets, disclosing or modifying sensitive or confidential information, corrupting data or causing operational disruption.

We have implemented processes, procedures and internal controls designed to mitigate cybersecurity risks and cyber intrusions. However, these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur or that our financial results or operations will not be adversely affected by such an incident. Cyber-incident techniques change frequently, may not immediately be recognized and can originate from a wide variety of sources. We expect to be required to devote increasing levels of funding and resources to comply with evolving cybersecurity regulations and to continually monitor and enhance our information security procedures and controls. We maintain insurance intended to cover certain cybersecurity events, but such insurance may not cover all risks and losses that we experience.

Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems and technology, as well as administration of the StepStone Funds. These third-party service providers and their vendors are also susceptible to cyber and security threats. Any interruption or deterioration in the performance of these third parties, failures of their information systems and technology or cyber and security breaches could put our sensitive information at risk or result in the shutdown of a service provider, which could impair the quality of the funds’ operations and harm our reputation, thereby adversely affecting our business, financial condition and results of operations.

The result of these adverse incidents may include the inability to provide services to our clients, other disruptions of our business, corruption or modifications to our data, fraudulent transfers or requests for transfers of money, liability for stolen assets or information, increased cybersecurity protection and insurance costs and litigation.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our advisory and investment management services and our discretionary authority over the assets we manage. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. Our business often requires that we deal with confidential matters of great significance to companies and funds in which we may invest for our clients. If our employees were to improperly use or disclose confidential information, we could be subject to legal or regulatory action and suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be materially and adversely affected. See “—Evolving laws and government regulation could adversely affect us.”

We may face damage to our professional reputation if our services are not regarded as satisfactory or for other reasons and may face legal liability to our clients and third parties under securities or other laws and regulations.

As a private market solutions services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. The importance of our reputation may increase as we seek to expand our client base and into new private markets.

Our asset management and advisory activities subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders or beneficiaries. In our investment management business, we make investment decisions on behalf of our clients that could result in substantial losses. Any such losses may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. We could also be liable to our clients and third parties, including our clients’ stockholders or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. These risks often are difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, litigation or regulatory action against us may tarnish our reputation and harm our ability to attract and retain clients.

Our non-U.S. operations are subject to certain risks, which may adversely affect our business, financial condition and results of operations.

Our non-U.S. operations carry special financial and business risks, which include: fluctuations in foreign currency exchange rates that could adversely affect our results; unexpected changes in trading policies, regulatory requirements, tariffs and other barriers; local labor conditions, protections and regulations; adverse consequences or restrictions on the repatriation of earnings; potentially adverse tax consequences, such as trapped foreign losses; less stable political and economic environments; terrorism, political hostilities, war, outbreak of disease and other civil disturbances or other catastrophic events that reduce business activity; cultural and language barriers and the need to adopt different business practices in different geographic areas; and difficulty collecting fees and, if necessary, enforcing judgments.

As part of our day-to-day operations outside the United States, we are required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.

Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. Our business, financial condition and results of operations could be adversely affected, possibly materially, if we are unable to successfully manage these and other risks of global operations in a volatile environment. If our non-U.S. business increases relative to our total business, these factors could have a more pronounced effect on our operating results or growth prospects.

Investments of the StepStone Funds in certain jurisdictions may be subject to heightened risks relative to investments in other jurisdictions, which may adversely affect our business, financial condition and results of operations.

A portion of the investments of the StepStone Funds and advisory accounts include private markets funds that are located in, or invest in portfolio companies located in, countries that are subject to heightened risks. Such investments may involve risks related to (i) currency exchange matters, including exchange rate fluctuations with respect to the foreign currency in which the investments are denominated, and costs associated with conversion of investment proceeds and income from one currency to another; (ii) regulations pertaining to investments and investment managers in such countries; (iii) differences in the capital markets of such countries, including, in some cases, the absence of uniform accounting, auditing, financial reporting and legal standards, practices and disclosure requirements and less government supervision and regulation; (iv) certain economic, social and political risks, including exchange control regulations and restrictions on foreign investments and repatriation of capital, and the risks of political, economic or social instability; and (v) the possible imposition of taxes with respect to such investments or confiscatory taxation. These risks could adversely affect the investment performance of the StepStone Funds and advisory accounts, which would adversely affect our business, financial condition and results of operations.

Revenues from our real estate asset class are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate.

Our real estate funds are subject to risks arising from the ownership and operation of real estate and real estate-related businesses and assets. These risks include the following: general and local economic conditions; changes in supply of and demand for competing properties in an area (as a result, for example, of overbuilding); changes in building, environmental and other laws; diminished financial resources of tenants; fluctuations in the average occupancy and room rates for hotel properties; energy and supply shortages; uninsured or uninsurable risks; liability for “slip-and-fall” and other accidents on properties held by our funds; natural disasters; changes in government regulations (such as rent control and tax laws); changes in real property tax and transfer tax rates; changes in interest rates; the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; negative developments in the economy that depress travel activity; environmental liabilities, including under environmental laws that impose, regardless of fault, joint and several liability for the cost of remediating contamination and compensation for damages; contingent liabilities on disposition of assets; unexpected cost overruns in connection with development projects; terrorist attacks, war and other factors that are beyond our control; and dependence on local operating partners. Even in cases where we are indemnified against liabilities arising out of our real estate business, we cannot assure you as to the financial viability of the indemnifying party to satisfy such indemnities or our ability to achieve enforcement of such indemnities.

If our clients or real estate funds acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather or labor conditions or material shortages) and the availability of both construction and permanent financing on favorable terms. Additionally, such investments may be managed by a third party, which makes them dependent upon such third parties. Any of these factors may cause the value of real estate investments to decline, which may have a material adverse effect on our clients or our business, financial condition and results of operations.

The investments we make on behalf of clients or we recommend to our clients in infrastructure assets may expose us to increased risks and liabilities.

Investments in infrastructure assets may expose us and our clients to increased risks and liabilities that are inherent in the ownership of infrastructure assets. For example,

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Ownership of infrastructure assets may also present additional risk of liability for personal and property injury or impose significant operating challenges and costs with respect to, for example, compliance with zoning, environmental or other applicable laws.

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Infrastructure asset investments may face construction risks including, without limitation: (i) labor disputes, shortages of material and skilled labor, or work stoppages; (ii) slower than projected construction progress and the unavailability or late delivery of necessary equipment; (iii) less than optimal coordination with public utilities in the relocation of their facilities; (iv) adverse weather conditions and unexpected construction conditions; (v) accidents or the breakdown or failure of construction equipment or processes; and (vi) catastrophic events such as explosions, fires, terrorist activities and other similar events. These risks could result in substantial unanticipated delays or expenses (which may exceed expected or forecasted budgets) and, under certain circumstances, could prevent completion of construction activities once undertaken. Certain infrastructure asset investments may remain in construction phases for a prolonged period of time and, accordingly, may not generate cash during such prolonged period. Recourse against the contractor may be subject to liability caps or may be subject to default or insolvency on the part of the contractor.

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The operation of infrastructure assets is exposed to potential unplanned interruptions caused by significant catastrophic or force majeure events. These risks could, among other effects, adversely affect the cash flows available from investments in infrastructure assets, cause personal injury or loss of life, damage property, or instigate disruptions of service. In addition, the cost of repairing or replacing damaged assets could be considerable. Repeated or prolonged service interruptions may result in permanent loss of customers, litigation, or penalties for regulatory or contractual noncompliance. Force majeure events that are incapable of, or too costly to, cure may also have a permanent adverse effect on an investment.

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The management of the business or operations of an infrastructure asset may be contracted to a third-party management company unaffiliated with us. Although it would be possible to replace any such operator, the failure of such an operator to adequately perform its duties or to act in ways that are in our best interest, or the breach by an operator of applicable agreements or laws, rules and regulations, could have an adverse effect on the investment’s financial condition or results of operations. Infrastructure investments may involve the subcontracting of design and construction activities in respect of projects, and as a result the investments we make on behalf of clients or we recommend to our clients are subject to the risks that contractual provisions passing liabilities to a subcontractor could be ineffective, the subcontractor fails to perform services which it has agreed to perform and the subcontractor becomes insolvent.

Infrastructure investments often involve an ongoing commitment to municipal, state, federal or foreign government or regulatory agencies. The nature of these obligations exposes the investments we make on behalf of clients or we recommend to our clients to a higher level of regulatory control than typically imposed on other businesses and may require complex government licenses, concessions, leases or contracts, which may be difficult to obtain or maintain. Infrastructure investments may require operators to manage such investments and such operators’ failure to comply with laws, including prohibitions against bribing of government officials, may adversely affect the value of such investments and cause serious reputational and legal harm. Revenues for such investments may rely on contractual agreements for the provision of services with a limited number of counterparties, and are consequently subject to counterparty default risk. The operations and cash flow of infrastructure investments are also more sensitive to inflation and, in certain cases, commodity price risk. Furthermore, services provided by infrastructure investments may be subject to rate regulations by government entities that determine or limit prices that may be charged. Similarly, users of applicable services or government entities in response to such users may react negatively to any adjustments in rates and thus reduce the profitability of such infrastructure investments.

The substantial growth of our business in recent years may be difficult to sustain, as it may place significant demands on our resources and employees and may increase our expenses.

The substantial growth of our business has placed, and if it continues, will continue to place, significant demands on our infrastructure, our investment team and other employees, and will increase our expenses. We will need to continuously invest in our human resources and our infrastructure as a result of becoming a public company and the increasingly complex investment management industry and increasing sophistication of clients. In addition, our recently announced launch of our private wealth platform will require ongoing development of new infrastructure. Legal and regulatory developments also contribute to the increasing level of our expenses. The future growth of our business will depend, among other things, on our ability to maintain the appropriate infrastructure and staffing levels to sufficiently address our growth and may require us to incur significant additional expenses and commit additional senior management and operational resources. We may face significant challenges in maintaining adequate financial and operational controls as well as implementing new or updated information and financial systems and procedures. Training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis also poses challenges. In addition, our efforts to retain or attract qualified investment professionals may result in significant additional expenses.

We may enter into new lines of business, which may result in additional risks and uncertainties in our business.

We currently generate substantially all of our revenue from asset management and advisory services. However, we may grow our business by offering additional products and services and by entering into new lines of business. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core businesses. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. We cannot assure you that we will successfully identify, negotiate, complete or integrate such transactions, or that any completed transactions will produce favorable financial results.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, occupancy and equipment rentals, communication and information technology services, and depreciation and amortization will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to growing our business or entering into new lines of business. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.

Future indebtedness may expose us to substantial risks.

Although we plan to use a portion of the proceeds of this offering to repay outstanding debt under our existing senior secured term loan (“Term Loan B”), we expect to continue to utilize debt to finance our operations as a public company, which will expose us to the typical risks associated with the use of leverage. Significant future borrowings could make it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. Any portion of our cash flow required for debt service would not be available for our operations, distributions, dividends or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Restrictive covenants in agreements and instruments governing our debt may adversely affect our ability to operate our business or limit our ability to engage in certain transactions or activities, including paying dividends or making other distributions on our Class A common stock. We cannot assure you that we will be able to maintain leverage levels in compliance with such covenants. Any failure to comply with these financial and other covenants, if not waived, could cause a default or event of default under such indebtedness.

We are subject to risks in using custodians, counterparties, administrators and other agents.

Many of our funds depend on the services of custodians, counterparties, administrators and other agents to carry out certain securities and derivatives transactions and other administrative services. We are subject to risks of errors and mistakes made by these third parties, which may be attributed to us and subject us or our clients to reputational damage, penalties or losses. The terms of the contracts with these third-party service providers are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight. We may be unsuccessful in seeking reimbursement or indemnification from these third-party service providers.

Our funds are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur suddenly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack contractual recourse or because market conditions make it difficult to take effective action. This inability could occur in times of market stress, which is when defaults are most likely to occur. In addition, our risk-management models may not accurately anticipate the effects of market stress or counterparty financial condition, and as a result, we may not have taken sufficient action to reduce our risks effectively. Default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

In the event of a counterparty default, particularly a default by a major investment bank or a default by a counterparty to a significant number of our contracts, one or more of our funds may have outstanding trades that they cannot settle or are delayed in settling. As a result, these funds could incur material losses and the resulting market impact of a major counterparty default could harm our business, financial condition and results of operation.

In the event of the insolvency of a custodian, counterparty or any other party that is holding assets of our funds as collateral, our funds might not be able to recover equivalent assets in full as they will rank among the custodian’s or counterparty’s unsecured creditors in relation to the assets held as collateral. In addition, our funds’ cash held with a custodian or counterparty generally will not be segregated from the custodian’s or counterparty’s own cash, and our funds may therefore rank as unsecured creditors in relation thereto.

Risks Related to Our Industry

The investment management and investment advisory business is intensely competitive.

The investment management and investment advisory business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation. We compete with a variety of traditional and private markets managers, commercial banks, investment banks and other financial institutions. Many factors affect our ability to compete successfully, including:

•	some of our competitors have more relevant experience, greater financial and other resources and more personnel than we do;

•	if, as we expect, allocation of assets to private markets investment strategies increases, there may be increased competition for private markets investments and access to fund managers;

•	certain clients may prefer to invest with private partnerships rather than a public company; and

•	other industry participants from time to time recruit our investment professionals and other employees away from us.

This competitive pressure could adversely affect our ability to make successful investments and restrict our ability to raise future funds, either of which would materially and adversely affect our business, financial condition and results of operations.

Difficult or volatile market conditions can adversely affect our business by reducing the market value of the assets we manage or causing our SMA clients to reduce their investments in private markets.

The global financial markets and business climate may deteriorate, including due to rising interest rates or inflation, reduced availability of credit, changes in laws and regulation, terrorism or political uncertainty, including in connection with the 2020 U.S. presidential election, and severe public health events such as, for example, the recent global COVID-19 pandemic. In addition, volatility and disruption in the equity and credit markets can adversely affect the portfolio companies in which private markets funds invest and adversely affect the investment performance of the StepStone Funds and advisory accounts. Our ability to manage our exposure to market conditions is limited. Market deterioration could cause us, the StepStone Funds we manage or the funds in which they invest to experience reduced liquidity, earnings and cash flow, recognize impairment charges, or face challenges in raising additional capital, obtaining investment financing and making investments on attractive terms. Adverse market conditions can also affect our ability and the ability of funds in which we and our clients invest to liquidate positions in a timely and efficient manner. More costly and restrictive financing also may adversely affect the investment returns of our co-investments in leveraged buyout transactions and, therefore, adversely affect the results of operations and financial condition of our co-investment funds.

Our business could generate lower revenue in a general economic downturn or a tightening of global credit markets. A general economic downturn or tightening of global credit markets may result in reduced opportunities to find suitable investments and make it more difficult for us, or for the funds in which we and our clients invest, to exit and realize value from existing investments, potentially resulting in a decline in the value of the investments held in our clients’ portfolios. Such a decline could cause our revenue and net income to decline by causing some of our clients to reduce their investments in private markets in favor of investments they perceive as offering greater opportunity or lower risk, which would result in lower fees being paid to us.

A general economic downturn or a tightening of global credit markets may also reduce the commitments our clients are able to devote to private markets investments generally and make it more difficult for the funds in which we invest to obtain funding for additional investments at attractive rates, which would further reduce our profitability.

Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to reduce other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. If our revenue declines without a commensurate reduction in our expenses, our net income will be lower.

The COVID-19 pandemic has severely disrupted the global financial markets and business climate and may adversely affect our business, financial condition and results of operations.

Beginning in the fourth quarter of our fiscal year ended March 31, 2020, the global financial markets and business climate have been adversely affected by the global outbreak of COVID-19. The spread of the COVID-19 pandemic throughout the world has led many countries to institute a variety of measures, including stay-at-home orders, restrictions on travel, bans on public gatherings, the closing of non-essential businesses or limiting their hours of operation, and other restrictions on businesses and their operations, in an effort to contain viral spread. These measures have in turn caused reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and significant financial market volatility. While some of the initial restrictions have been relaxed or lifted in an effort to generate more economic activity, the risk of future COVID-19 outbreaks remains and restrictions have been and may continue to be reimposed to mitigate risks to public health in jurisdictions where additional outbreaks have been detected. Moreover, even where restrictions are and remain lifted, the absence of viable treatment options or a vaccine could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time, potentially further delaying global economic recovery. As a result, we are unable to predict the ultimate duration and adverse impact of COVID-19 on our business, financial condition and results of operations. COVID-19 has impacted, and may further impact, our business in various ways. Adverse effects on our business due to COVID-19 include, but are not limited to, the following:

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Management fees. A slowdown in fundraising activity could result in delayed or decreased management fees as compared to prior periods. Additionally, changes to asset allocation policies or new laws or regulations resulting from declines in public equity markets may restrict or prohibit investors from investing in new or successor StepStone Funds or funding existing commitments. If we experience a slowdown in the pace of capital deployment, it may result in delayed or decreased management fees for those funds and accounts that pay management fees based on invested capital.

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Performance fees. The underlying investments in the StepStone Funds reflect valuations on a three-month lag, or as of March 31, 2020, as adjusted for capital contributions and distributions during the three-month lag period ended June 30, 2020. As a result, during the three months ended June 30, 2020, our investments in funds and accrued carried interest allocations experienced significant declines, primarily reflecting the unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19. If such declines persist over a longer period of time, our realized performance fee revenues may be adversely affected in future periods, as the ability of fund managers to exit existing investments profitably may be limited due to lower valuations from decreased operating performance of portfolio companies.

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Liquidity. Our liquidity and cash flows may be adversely affected by declines or delays in realized management fee revenues and performance fee revenues. As of June 30, 2020, we had $90.7 million of cash and cash equivalents and $7.2 million in availability under our revolving credit facility.

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Investment opportunities. While the market dislocation caused by COVID-19 may present attractive investment opportunities due to increased volatility in the financial markets, we may not be able to complete those investments, which could negatively affect our revenue, particularly for funds that pay management fees based on invested capital.

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Clients and fund managers. A significant portion of our business activity involves meeting with clients and fund managers to build and strengthen our relationships. Prior to the pandemic, much of this activity was done in person. Although we have shifted to telephone and video conferences to build and maintain our relationships, it is unclear whether this shift will have a negative impact on our ability to service our clients, connect with new clients, market our funds, source new investment opportunities and conduct due diligence on investments. We depend on clients fulfilling their commitments when we call capital from them in order for those funds to consummate investments and otherwise pay their obligations when due. Our funds’ operations and performance can be directly impacted if our clients face liquidity challenges related to the COVID-19 pandemic or otherwise and are unable to fulfill their commitments.

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Operations. The ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity and operational security that may not be achieved when working remotely for an extended period of time. Remote working environments could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks. See “—Risks Related to our Business—Cybersecurity risks could adversely affect our business by causing a disruption to our operations, which could adversely affect our financial condition and operating results.” In addition, third-party service providers on whom we may be reliant for certain aspects of our business, including fund administration activities and cloud-based services, could be affected by an inability to perform due to adverse impacts of COVID-19.

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Employee well-being. We recognize that COVID-19 threatens our employees’ safety, well-being and morale. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. We operate globally, with offices in 19 cities across 13 countries in five continents, with strong local teams supporting a global client base. Local COVID-19-related laws may be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance. We may also be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their safety or well-being, particularly in the event they become sick after returning to the office.

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Portfolio companies. Operational disruptions and increased volatility and disruption in the equity and credit markets caused by the COVID-19 pandemic can adversely affect the portfolio companies in which private markets funds invest and adversely affect the investment performance of the StepStone Funds and advisory accounts.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for COVID-19; the pandemic’s impact on global financial markets and business conditions; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, third-party fund managers, counterparties, investee portfolio companies, vendors and other business partners that may indirectly adversely affect us. In addition, regulatory oversight and enforcement may become more rigorous for public companies in general, and for the financial services industry in particular, as a result of the recent volatility in the financial markets.

We operate in a heavily regulated industry and any failure to comply with the government regulations to which we are subject could adversely affect us.

We are subject to numerous regulations that may impact our business model. In the United States, our advisory and investment management businesses are subject to regulation by the SEC, the Commodity Futures Trading Commission, the Internal Revenue Service (the “IRS”) and other regulatory agencies, pursuant to, among other laws, the Investment Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), the Internal Revenue Code of 1986, as amended, (the “Code”), the Commodity Exchange Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC in particular has increased its regulation of the asset management and private equity industries in recent years, focusing on the private equity industry’s fees, allocation of expenses to funds, valuation practices, allocation of fund investment opportunities, disclosures to clients, the allocation of broken-deal expenses, the management of conflicts of interest disclosures and other fiduciary obligations. The SEC has also heightened its focus on the valuation processes employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by the StepStone Funds or the funds in which we invest could subject our valuation policies and processes to increased scrutiny by the SEC. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients. Additionally, legislation, including proposed legislation regarding executive compensation and taxation of carried interest, may adversely affect our ability to attract and retain key personnel. See “Business—Regulatory Environment.”

To the extent that the Partnership is a “fiduciary” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to benefit plan clients, it is subject to ERISA, and to regulations promulgated thereunder. ERISA and applicable provisions of the Code impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions. Our failure to comply with these requirements could have a material adverse effect on our business. In addition, a court could find that one of our co-investment funds has formed a partnership-in-fact conducting a trade or business and would therefore be jointly and severally liable for the portfolio company’s unfunded pension liabilities.

In addition, the Partnership, along with certain of our consolidated subsidiaries, is registered as an investment adviser with the SEC and is subject to the requirements and regulations of the Investment Advisers Act. Such requirements relate to, among other things, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory clients, as well as general anti-fraud prohibitions. As a registered investment adviser, the Partnership has fiduciary duties to its clients. A failure to comply with the obligations imposed by the Investment Advisers Act, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage, and could materially and adversely affect our business, financial condition, results of operations and business reputation.

In addition, the European General Data Protection Regulation (the “GDPR”) and the California Consumer Privacy Act (“CCPA”) impose stringent data protection requirements. There are substantial financial penalties for breach of the GDPR, including up to the higher of 20 million Euros or 4% of group annual worldwide turnover. Non-compliance with GDPR, CCPA or similar regulation enacted elsewhere therefore represents a serious risk to our business.

Our private wealth investment platform is subject to additional regulatory requirements that could adversely impact its profitability. We expect that one or more funds we offer to private wealth investors will be registered investment companies under the Investment Company Act. The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose stringent governance and board independence requirements. In addition, we will depend on third parties to assist us in complying with regulatory obligations with respect to such registered funds. Requirements imposed by the Investment Company Act, including limitations on capital structure, the ability to transact business with affiliates and the ability to compensate senior employees, or the failure of our third party vendors to assist us with required compliance could materially and adversely affect our businesses, financial condition and results of operations.

In addition, if we fail to comply with any of the regulations that we are subject to, we could be subject to enforcement actions, which may materially and adversely affect our business, financial condition and results of operations.

Evolving laws and government regulations could adversely affect us.

Governmental regulation of the global financial markets and financial institutions is intense and is continually evolving. This includes regulation of investment funds, as well as their managers and activities, through the implementation of compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; capital requirements; limitations on compensation to fund managers; and books and records, reporting and disclosure requirements. The effects on us, the StepStone Funds, or on private markets funds generally, of future regulation, or of changes in the interpretation and enforcement of existing regulation, could have an adverse effect on the StepStone Funds’ investment strategies or our business model. Policy changes and regulatory reform by the U.S. federal government may create regulatory uncertainty for our funds’ portfolio companies and our investment strategies and adversely affect the profitability of the StepStone Funds’ portfolio companies.

Ongoing political developments could adversely impact our investment management and investment advisory businesses. The financial services industry is currently experiencing an uncertain political and regulatory environment. The U.S. federal government has recently been pursuing deregulatory measures, including changes to the Volcker Rule, the U.S. Risk Retention Rules, capital and liquidity requirements, the Financial Stability Oversight Council’s authority and other aspects of the U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Various proposals focused on deregulation of the U.S. financial services industry may have the effect of increasing competition for our businesses. For example, increased competition from banks and other financial institutions in the credit markets could have the effect of reducing credit spreads, which may adversely affect the revenues we receive from our credit and other funds whose strategies include the provision of credit to borrowers. On the other hand, it is also possible that the financial services industry may face an increasingly difficult political and regulatory environment, especially if there is a change in administration. Some candidates for the 2020 U.S. presidential election have expressed support for policies that call for greater regulatory oversight of the financial services industry, including, in particular, the private equity industry. If these proposals were to become policy in the next administration, such developments could potentially have a material adverse effect on our business and the business of the funds in which the StepStone Funds and our other clients invest.

Governmental policy changes and regulatory or tax reform could also have a material effect on our funds. For example, regulatory or tax reform in jurisdictions where we may be conducting business (including jurisdictions in which we have established StepStone Funds such as the Cayman Islands) and jurisdictions in which our clients or investors in StepStone Funds are located may increase administrative costs, increase taxes borne by StepStone Funds or our clients or investors, or otherwise adversely affect our funds or our ability to successfully fundraise on behalf of our funds. A prolonged environment of regulatory uncertainty may make the identification of attractive investment opportunities and the deployment of capital more challenging. In addition, our ability to identify business and other risks associated with new investments depends in part on our ability to anticipate and accurately assess regulatory and other changes that may have a material effect on the businesses in which we choose to invest. The failure to accurately predict the possible outcome of policy changes and regulatory reform could have a material adverse effect on the returns generated from our funds’ investments and our revenues.

In recent years, the United States has imposed tariffs on various products imported into the United States. These tariffs have resulted in, and may continue to trigger, retaliatory actions by affected countries, including the imposition of tariffs on the United States by other countries. Certain foreign governments have instituted or are considering imposing trade sanctions on certain U.S. goods and denying U.S. companies access to critical raw materials. Governmental actions related to the imposition of tariffs or other trade barriers or changes to international trade agreements or policies, could increase costs, decrease margins, reduce the competitiveness of products and services offered by current and future portfolio companies and adversely affect the revenues and profitability of companies whose businesses rely on goods imported from outside of the United States. In addition, if we fail to monitor and adapt to changes in policy and the regulations to which we are or may become subject, we could be subject to enforcement actions, which may materially and adversely affect our businesses, financial condition and results of operations.

Future changes to tax laws or our effective tax rate could materially adversely affect our company and reduce net returns to our stockholders.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, including those related to the Base Erosion and Profit Shifting Project of the Organisation for Economic Co-Operation and Development (“OECD”), the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the taxation of partnerships and other passthrough entities. In addition, the Group of Twenty, the OECD, the U.S. Congress and Treasury Department and other government agencies in jurisdictions where we and our affiliates do business have focused on issues related to the taxation of multinational corporations, including, but not limited to, transfer pricing, country-by-country reporting and base erosion. As a result, the tax laws in the United States and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could have an adverse effect on our worldwide tax liabilities, business, financial condition and results of operations. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our stockholders, and increase the complexity, burden and cost of tax compliance.

Our businesses are subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If our effective tax rate increases, our operating results and cash flow could be adversely affected. Our effective income tax rate can vary significantly between periods due to a number of complex factors including, but not limited to, projected levels of taxable income in each jurisdiction, tax audits conducted and settled by various tax authorities, and adjustments to income taxes upon finalization of income tax returns.

We may be required to pay additional taxes because of the new U.S. federal partnership audit rules and potentially also state and local tax rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships, including entities such as limited liability companies that are taxed as partnerships. Under these rules (which generally are effective for taxable years beginning after December 31, 2017), subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any holder’s share thereof) is determined, and taxes, interest, and penalties attributable thereto, are assessed and collected, at the entity level. Although it is uncertain how these rules will be implemented, it is possible that they could result in the Partnership (or any of its applicable subsidiaries or other entities in which the Partnership directly or indirectly invests that are treated as partnerships for U.S. federal income tax purposes) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a partner of the Partnership (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Audit adjustments for state or local tax purposes could similarly result in the Partnership (or any of its applicable subsidiaries or other entities in which the Partnership directly or indirectly invests) being required to pay or indirectly bear the economic burden of state or local taxes and associated interest, and penalties.

Under certain circumstances, the Partnership or an entity in which the Partnership directly or indirectly invests may be eligible to make an election to cause partners of the Partnership (or such other entity) to take into account the amount of any understatement, including any interest and penalties, in accordance with such partner’s share in the Partnership in the year under audit. We will decide whether or not to cause the Partnership to make this election; however, there are circumstances in which the election may not be available and, in the case of an entity in which the Partnership directly or indirectly invests, such decision may be outside of our control. If the Partnership or an entity in which the Partnership directly or indirectly invests does not make this election, the then-current partners of the Partnership (including SSG) could economically bear the burden of the understatement.

If the Partnership were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, SSG and the Partnership might be subject to potentially significant tax inefficiencies, and SSG would not be able to recover payments previously made by it under the Tax Receivable Agreements even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that the Partnership does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of Partnership units pursuant to the Exchange Agreement or other transfers of Partnership units could cause the Partnership to be treated like a publicly traded partnership. From time to time the U.S. Congress has considered legislation to change the tax treatment of partnerships and there can be no assurance that any such legislation will not be enacted or if enacted will not be adverse to us.

If the Partnership were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for SSG and the Partnership, including as a result of SSG’s inability to file a consolidated U.S. federal income tax return with the Partnership. In addition, SSG may not be able to realize tax benefits covered under the Tax Receivable Agreements and would not be able to recover any payments previously made by it under the Tax Receivable Agreements, even if the corresponding tax benefits (including any claimed increase in the tax basis of the Partnership’s assets) were subsequently determined to have been unavailable.

Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.

We are subject to laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions and export control laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties, and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations affect a number of aspects of our business, including servicing existing clients, finding new clients, and sourcing new investments, as well as activities by the portfolio companies in our investment portfolio or other controlled investments.

Similar laws in non-U.S. jurisdictions, such as EU sanctions or the United Kingdom (“UK”) Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the United States and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could face claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could negatively affect our business, operating results and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we or our funds invest or which we or our funds acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of client confidence, any one of which could adversely affect our business prospects, financial condition and results of operations.

Regulation of investment advisers outside the United States could adversely affect our ability to operate our business.

We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In a number of these countries and jurisdictions, which include the UK, the EU, the European Economic Area (“EEA”), and certain of the individual member states of each of the EU and EEA (including Ireland and Luxembourg), Switzerland, Japan, Korea, Canada and Brazil, our operations, and in some cases our personnel, are subject to regulatory oversight and affirmative requirements. These requirements variously relate to registration, licenses for our personnel, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. In the EU, we are subject to the EU Alternative Investment Fund Managers Directive (“AIFMD”) and the Undertakings for Collective Investment in Transferable Securities Directive (“UCITS”) under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. The UK, Switzerland and the individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. In certain other jurisdictions, we are subject to various securities and other laws relating to fundraising and other matters. Failure to maintain compliance with applicable laws and regulations could result in regulatory intervention, adversely affect our business or ability to provide services to our clients and harm our reputation.

The European Union Markets in Financial Instruments Directive II (“MiFID II”), which became effective on January 3, 2018, requires, among other things, all MiFID II investment firms to comply with more prescriptive disclosure, transparency, reporting and recordkeeping obligations and enhanced obligations in relation to the receipt of investment research, best execution, product governance and marketing communications. As we operate investment firms that are subject to MiFID II (including as applicable in the UK), we will be required to implement revised policies and procedures to comply with MiFID II where relevant, including where certain rules have an extraterritorial impact on us. Compliance with MiFID II may result in greater overall complexity, higher compliance, administration and operational costs, and less overall flexibility. The complexity, operational costs and reduction in flexibility may be further compounded as a result of UK’s departure from the EU. See “—The exit of the UK from the EU (Brexit) could adversely affect our business and our operations.” This is because the UK is both: (i) no longer generally required to transpose EU law into UK law and (ii) electing to transpose certain EU legislation into UK law subject to various amendments and subject to the UK Financial Conduct Authority’s oversight rather than that of EU regulators. Taken together, this could result in divergence between the UK and EU regulatory frameworks. Outside the UK and EEA, the regulations to which we are subject relate primarily to registration and reporting obligations.

It is expected that additional laws and regulations will come into force in the UK, the EEA, the EU, and other countries in which we operate over the coming years. Regulation (EU) 2019/2033 on the prudential requirements for investment firms (“IFR”) and Directive (EU) 2019/2034 on the prudential supervision of investment firms (“IFD”) entered into force on December 25, 2019, although many parts of the IFR and IFD will not apply until 2021. Together the IFR and IFD will introduce a new prudential regime for those of our EU investment firms that are subject to MiFID II, including new requirements such as general capital requirements, liquidity requirements, remuneration requirements, requirements to conduct internal capital adequacy assessments and additional requirements on disclosures and public reporting. There remains considerable uncertainty about the implementation of the IFR and IFD, but the legislation could hinder our ability to deploy capital as freely as we would wish and to recruit and incentivize staff. Different and extended internal governance, disclosure, reporting, liquidity and group “prudential” consolidation requirements (among other things) could also have a material impact on our EU-based operations. Further, as described above, the UK’s departure from the EU and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with regulations across both the UK and EU. The UK is also proposing to introduce a new prudential regime for investment firms that are subject to MiFID II (as implemented in the UK). The timings and impact of the new UK prudential regime are currently uncertain. In addition, there may be changes to the AIFMD and UCITS regimes and also further regulation adopted which may impact those parts of our business operating within the EU.

There have also been significant legislative developments affecting the private equity industry in Europe and there continues to be discussion regarding enhancing governmental scrutiny and/or increasing regulation of the private equity industry, which may have an adverse impact on the private equity industry in Europe (including by making it more difficult to raise capital from certain types of investors and otherwise imposing on private equity funds additional and costly regulatory compliance burdens), which could in turn adversely affect our business prospects, financial condition and results of operations.

These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from clients. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

The exit of the UK from the EU (Brexit) could adversely affect our business and our operations.

The UK left the EU on January 31, 2020 and entered into a transition period until December 31, 2020. The nature of the future relationship between the UK and the EU remains uncertain. Brexit has caused significant geo-political uncertainty and market volatility in the UK and elsewhere. Depending on the ultimate outcome of the Brexit process, the UK could lose access to the single EU market and to the global trade deals negotiated by the EU on behalf of its members, which could have a material adverse effect on our operations and the operations of the portfolio companies in which our funds invest. For example, a decline in trade could affect the attractiveness of the UK as a global investment center and, as a result, could make doing business in Europe more difficult.

Under the EU single market directives, mutual access rights to markets and market infrastructure exist across the EU and the mutual recognition of insolvency, bank recovery and resolution regimes applies. In addition, certain regulated entities licensed or authorized in one EEA jurisdiction may operate on a cross-border basis in other EEA countries in reliance on passporting rights and without the need for a separate license or authorization. There is uncertainty as to whether, after the end of the transition period, a passporting regime (or similar regime in its effect) will apply (if at all). Depending on the terms of the future relationship between the EU and the UK, it is likely that UK regulated entities may lose the right to passport their services to EEA countries, and EEA entities may lose the right to reciprocal passporting into the UK. See “Business—Regulatory Environment—Foreign Regulation” for additional information about the potential effects of the loss of passporting privileges. The movement of capital, the right of establishment and the mobility of personnel may also be restricted. In addition, UK entities may no longer have access rights to market infrastructure across the EU and the recognition of insolvency, bank recovery and resolution regimes across the EU may no longer be mutual.

These and other consequences of Brexit, such as reduced availability of credit in the UK commercial real estate market, may also increase the costs of having operations, conducting business and making investments in the UK and Europe. As a result, the performance of our funds that are focused on investing in the UK and to a lesser extent across Europe may be disproportionately affected compared to those funds that invest more broadly across global geographies or are focused on different regions.

Brexit has also caused exchange rate fluctuations. In particular the British pound has weakened significantly against both the U.S. dollar and the Euro. Further exchange rate volatility may occur. Unhedged currency fluctuations have the ability to adversely affect our funds and their underlying business investments.

Further, the UK’s determination as to which, if any, EU laws to repeal, retain, replace or replicate upon its exit from the EU could exacerbate the uncertainty and result in divergent national laws and regulations. Changes to the regulatory regimes in the UK or the EU and its member states could materially affect our business prospects and opportunities and increase our costs. In addition, Brexit could potentially disrupt the tax jurisdictions in which we operate and affect the tax benefits or liabilities in these or other jurisdictions in a manner that is adverse to us and/or our funds. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We are subject to increasing scrutiny from institutional clients with respect to ESG costs of investments made by the StepStone Funds, which may constrain investment opportunities for our funds and adversely affect our ability to raise capital from such clients.

In recent years, certain institutional clients have placed increasing importance on ESG implications of investments made by private equity and other funds to which they commit capital. Certain investors have also demonstrated increased activism with respect to existing investments, including by urging asset managers to take certain actions that could adversely affect the value of an investment, or refrain from taking certain actions that could improve the value of an investment. At times, clients have conditioned future capital commitments on the taking or refraining from taking of such actions. Clients’ increased focus and activism related to ESG and similar matters may constrain our investment opportunities. In addition, institutional clients may decide to not commit capital to future fundraises as a result of their assessment of our approach to and consideration of the ESG cost of investments made by us. To the extent our access to capital from such clients is impaired, we may not be able to maintain or increase the size of our funds or raise sufficient capital for new funds, which may adversely affect our revenues.

In addition, ESG matters have been the subject of increased focus by certain regulators in the EU. For example, in May 2018, the European Commission proposed legislative reforms relating in part to formalizing the duties and disclosure obligations of companies, asset managers and asset owners in relation to ESG factors. These and other proposals have resulted in the Non-Financial Disclosure Regulation and EU Taxonomy, among other initiatives. These legislative developments, which create a common classification system and disclosure obligations focusing on ESG issues, largely apply from 2021 onwards and will require additional disclosures to clients with respect to ESG factors, which may increase our expenses and could lead clients to reduce their investment with us. Most of these obligations do not apply until after the end of the current transition period between the UK and the EU. It is likely that the UK will introduce similar legislation relating to ESG although the form and content of such legislation is currently uncertain. Our EU based business, as well as any global product sales into the EU, will be subject to these requirements.

Risks Related to Our Organizational Structure and This Offering

Our executive officers have not previously managed a public company.

Our executive officers have historically operated our business as a privately owned company. The individuals who now constitute our management have not previously managed a publicly-traded company. Compliance with public company requirements will place significant additional demands on our management and will require us to enhance our public investor relations, legal, financial and tax reporting, internal audit, compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could adversely affect our business and profitability.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming.

As a public company, we will incur significant public investor relations, legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC and the Nasdaq Global Select Market, including the establishment and maintenance of effective disclosure controls and internal controls over financial reporting and implementation of public company corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business, financial condition and results of operations could be materially and adversely affected.

As a result of disclosure of information as a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business, financial condition and results of operations could be materially and adversely affected. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers and members of our board of directors.

We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance on desired terms. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors or our board committees or to serve as executive officers.

We are a “controlled company” within the meaning of the Nasdaq Global Select Market listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After this offering, holders of our Class B common stock will continue to control a majority of the voting power of our outstanding common stock. So long as no Sunset has occurred and the Class B stockholders hold at least approximately 16.7% of all of the outstanding shares of the Company’s common stock, the Class B stockholders are expected to hold a majority of the Company’s outstanding voting power and thereby will control the outcome of matters submitted to a stockholder vote. As a result of the voting power held by the Class B stockholders, we will qualify as a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Global Select Market. Under these rules, a listed company of which more than 50% of the voting power with respect to the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board entirely by independent directors and (iii) the compensation committee be composed entirely of independent directors.

Following this offering, we intend to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors, our compensation committee will not consist entirely of independent directors and our directors will not be nominated or selected entirely by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Global Select Market.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 could have a material adverse effect on our business and the price of our Class A common stock.

Since we are an EGC, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) until the later of either the year following our first annual report required to be filed with the SEC or the date we are no longer an EGC. Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 that we will eventually be required to meet as a public company. We are in the process of addressing our internal controls over financial reporting and are establishing formal committees to oversee our policies and processes related to financial reporting and to the identification of key financial reporting risks, assessment of their potential effect and linkage of those risks to specific areas and activities within our organization.

We do not currently have comprehensive documentation of our system of controls, nor do we yet fully document or test our compliance with this system on a periodic basis in accordance with Section 404. Furthermore, we have not yet fully tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. As a result, we cannot conclude in accordance with Section 404 that we do not have a material weakness, or possibly a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls in accordance with such rules.

We will begin the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. As a public company, we will be required to complete our initial assessment in a timely manner. Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of the Nasdaq Global Select Market listing rules. There could also be a negative reaction in the financial markets due to a loss of client confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if a material weakness or significant deficiency is identified in our internal control over financial reporting. This could materially and adversely affect us and lead to a decline in the price of our Class A common stock. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting, operational and administrative staff. We will need to hire additional personnel to design and apply controls to areas of significant complex transactions and technical accounting matters once we are a public company.

Reduced reporting and disclosure requirements applicable to us as an emerging growth company could make our Class A common stock less attractive to investors.

We are an EGC and, for as long as we continue to be an EGC, we may choose to continue to take advantage of exemptions from various reporting requirements applicable to other public companies. Consequently, we are not required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we may not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not EGCs, which may make comparison of our financials to those of other public companies more difficult. We could be an EGC for up to five years following the completion of this offering. We will cease to be an EGC upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in nonconvertible debt securities or (iv) the end of any fiscal year in which the market value of our Class A common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict whether investors will find our Class A common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile.

SSG will depend on distributions from the Partnership to pay any dividends, if declared, taxes and other expenses, including payments under the Tax Receivable Agreements.

SSG will be a holding company and, following this offering, its only business will be to act as the managing member of the General Partner, and its only material assets will be Class A units representing approximately     % of the partnership interests of the Partnership (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and 100% of the interests in the General Partner. SSG does not have any independent means of generating revenue. We anticipate that the Partnership will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the partners of the Partnership. Accordingly, SSG will be required to pay income taxes on our allocable share of any net taxable income of the Partnership. We intend to cause the Partnership to make distributions to each of its partners, including SSG, in an amount intended to enable each partner to pay all applicable taxes on taxable income allocable to such partner and to allow SSG to make payments under the Tax Receivable Agreements. In addition, the Partnership will reimburse SSG for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities. To the extent that SSG needs funds, and the Partnership is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our ability to pay dividends and taxes and other expenses, including payments under the Tax Receivable Agreements, and affect our liquidity and financial condition.

The IRS might challenge the tax basis step-up we receive in connection with this offering and the related transactions and in connection with future acquisitions of Partnership units.

We intend to use a portion of the proceeds from this offering to cause the Partnership to purchase Partnership units from certain of the existing partners of the Partnership, which is expected to result in an increase in the tax basis of the assets of the Partnership that will be allocated to SSG and otherwise would not have been available. The Partnership units held directly by the partners of the Partnership other than SSG, including members of our senior leadership team, may in the future be exchanged for shares of our Class A common stock or, at our election, cash. Similar to our initial purchase of Partnership units, those exchanges may also result in increases in the tax basis of the assets of the Partnership that otherwise would not have been available. These increases in tax basis are expected to increase (for tax purposes) SSG’s depreciation and amortization and, therefore, reduce the amount of tax that SSG would otherwise be required to pay, although it is possible that the IRS might challenge all or part of that tax basis increase, and a court might sustain such a challenge. SSG’s ability to achieve benefits from any tax basis increase will depend upon a number of factors, as discussed below, including the timing and amount of our future income.

We will not be reimbursed for any payments previously made under the Tax Receivable Agreements if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreements in excess of our ultimate cash tax savings.

SSG will be required to pay over to the Direct StepStone Stockholders and certain continuing partners of the Partnership most of the tax benefits SSG receives from tax basis step-ups (and certain other tax benefits) attributable to its acquisition of units of the Partnership and tax attributes SSG inherits from the Blocker Companies in connection with this offering and in the future, and the amount of those payments are expected to be substantial.

SSG will enter into an Exchanges Tax Receivable Agreement with certain continuing partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) any payments SSG makes under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest. SSG will retain the benefit of the remaining 15% of these net cash tax savings under both Tax Receivable Agreements.

The term of each Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or have expired, unless we exercise our right to terminate such Tax Receivable Agreement (or such Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, SSG will be required to make the termination payment specified in such Tax Receivable Agreement. In addition, payments we make under such Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. Based on certain assumptions, including no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership (not including SSG) in respect of the initial public offering will equal $         million in the aggregate, based on an assumed value of the Class A common stock of $         per share, although the actual future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership will vary based on the factors discussed below, and estimating the amount and timing of payments that may be made under such Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. We expect to receive distributions from the Partnership in order to make any required payments under each Tax Receivable Agreement. However, we may need to incur debt to finance payments under either Tax Receivable Agreement to the extent such distributions or our cash resources are insufficient to meet our obligations under such Tax Receivable Agreement as a result of timing discrepancies or otherwise.

The actual increase in tax basis, as well as the amount and timing of any payments under each Tax Receivable Agreement, will vary depending on a number of factors, some of which may only be applicable to the Exchanges Tax Receivable Agreement or the Reorganization Tax Receivable Agreement, and some of which are applicable to both Tax Receivable Agreements, including the price of our Class A common stock at the time of the purchase or exchange, the timing of any purchases or future exchanges, the extent to which purchases or exchanges are taxable, the amount and timing of the utilization of tax attributes, the amount, timing and character of SSG’s income, the U.S. federal, state and local tax rates then applicable, the amount of each exchanging unit- holder’s tax basis in its units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that SSG may have made under each Tax Receivable Agreement and the portion of SSG’s payments under each Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of the Partnership attributable to the exchanged Partnership interests and the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses (and certain other tax assets) of the Blocker Companies generated before the Blocker Mergers, and certain other tax benefits, the payments that SSG will be required to make to the holders of rights under the Tax Receivable Agreements will be substantial. There may be a material negative effect on our financial condition and liquidity if, as described below, the payments under either Tax Receivable Agreement exceed the actual benefits SSG receives in respect of the tax attributes subject to such Tax Receivable Agreement and/or distributions to SSG by the Partnership are not sufficient to permit SSG to make payments under such Tax Receivable Agreement.

In certain circumstances, payments under each Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that SSG actually realizes.

Each Tax Receivable Agreement will provide that if (i) SSG exercises its right to early termination of such Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under such Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under such Tax Receivable Agreement), (ii) SSG experiences certain changes in control, (iii) such Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) SSG fails (subject to certain exceptions) to make a payment under such Tax Receivable Agreement within 180 days after the due date or (v) SSG materially breaches its obligations under such Tax Receivable Agreement, SSG will be obligated to make an early termination payment to holders of rights under such Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by SSG under such Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in each Tax Receivable Agreement, including (i) the assumption that SSG would have enough taxable income in the future to fully utilize the tax benefit resulting from the tax assets that are the subject of such Tax Receivable Agreement, (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by SSG ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) in the case of the Reorganization Tax Receivable Agreement, the assumption that any net operating loss (and similar items) inherited from the Blocker Companies will be used by SSG ratably from the taxable year that includes an early termination through the earlier of (x) the scheduled expiration of such net operating loss (or similar item) or (y) 15 years (or longer, to the extent that SSG is prevented from fully utilizing such net operating loss (or similar item) under certain U.S. federal income tax rules); (iv) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (v) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change and, solely with respect to the Exchanges Tax Receivable Agreement; and (vi) the assumption that any units (other than those held by SSG) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by SSG under such Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the Secured Overnight Financing Rate, as reported by the Wall Street Journal (“SOFR”) plus      basis points.

Moreover, as a result of an elective early termination, a change in control or SSG’s material breach of its obligations under either Tax Receivable Agreement, SSG could be required to make payments under such Tax Receivable Agreement that exceed its actual cash savings under such Tax Receivable Agreement. Thus, SSG’s obligations under each Tax Receivable Agreement could have a substantial negative effect on its financial condition and liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. We cannot assure you that we will be able to finance any such early termination payment. It is also possible that the actual benefits ultimately realized by us may be significantly less than were projected in the computation of the early termination payment. We will not be reimbursed if the actual benefits ultimately realized by us are less than were projected in the computation of the early termination payment.

Payments under each Tax Receivable Agreement will be based on the tax reporting positions that we will determine and the IRS or another tax authority may challenge all or part of the tax basis increases or the inheritance of tax attributes from the Blocker Companies, as well as other related tax positions we take, and a court could sustain such challenge. If any tax benefits that have given rise to payments under either Tax Receivable Agreement are subsequently disallowed, SSG would be entitled to reduce future amounts otherwise payable to a holder of rights under such Tax Receivable Agreement to the extent such holder has received excess payments. However, the required final and binding determination that a holder of rights under a Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and SSG will not be permitted to reduce its payments under a Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. SSG will not be reimbursed for any payments previously made under either Tax Receivable Agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under either Tax Receivable Agreement that are significantly in excess of the benefit that SSG actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) and SSG may not be able to recoup those payments, which could adversely affect SSG’s financial condition and liquidity.

In certain circumstances, the Partnership will be required to make distributions to us and the existing partners of the Partnership, and the distributions that the Partnership will be required to make may be substantial.

The Partnership is expected to continue to be treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income will be allocated to partners, including SSG. Pursuant to the StepStone Limited Partnership Agreement, the Partnership will make pro rata cash distributions, or tax distributions, to its partners, including us, calculated using an assumed tax rate, to help each of the partners to pay taxes on that partner’s allocable share of the Partnership’s net taxable income. Under applicable tax rules, the Partnership is required to allocate net taxable income disproportionately to its partners in certain circumstances. Because tax distributions will be determined based on the partner who is allocated the largest amount of taxable income on a per unit basis and on an assumed tax rate that is the highest possible rate applicable to any partner, but will be made pro rata based on ownership of Partnership units, the Partnership will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the assumed rate.

Funds used by the Partnership to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions the Partnership will be required to make may be substantial, and may significantly exceed (as a percentage of the Partnership’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments will be calculated with reference to an assumed tax rate, and because of the disproportionate allocation of net taxable income, these payments likely will significantly exceed the actual tax liability for many of the existing partners of the Partnership.

As a result of potential differences in the amount of net taxable income allocable to us and to the existing partners of the Partnership, as well as the use of an assumed tax rate in calculating the Partnership’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreements. We may choose to manage these excess distributions through a number of different approaches, including through the payment of dividends to our Class A common stockholders or by applying them to other corporate purposes.

We may be required to fund withholding tax upon certain exchanges of Class B units into shares of Class A common stock by non-U.S. holders.

In the event of a transfer by a non-U.S. transferor of an interest in a partnership that is engaged in a U.S. trade or business, the transferee generally must withhold tax in an amount equal to ten percent of the amount realized (as determined for U.S. federal income tax purposes) by the transferor on such transfer absent an exception. Holders of Class B units may include non-U.S. holders. The continuing partners of the Partnership generally will be entitled to exchange Class B units for shares of Class A common stock on a one-for-one basis or, at our election, for cash. To the extent withholding is required and we elect to deliver shares of Class A common stock (rather than cash), we may not have sufficient cash to satisfy such withholding obligation, and, we may be required to incur additional indebtedness or sell shares of our Class A common stock in the open market to raise additional cash in order to satisfy our withholding tax obligations.

We may incur tax and other liabilities attributable to our pre-IPO investors as a result of certain reorganization transactions.

Certain of our pre-IPO institutional investors hold their interests in the Partnership through entities that are taxable as corporations for U.S. federal income tax purposes. SSG will form a new, first-tier merger subsidiary with respect to each Blocker Company. Contemporaneously with this offering, each merger subsidiary will merge with and into the respective Blocker Company, with the Blocker Company surviving. Immediately thereafter, each Blocker Company will merge with and into SSG, with SSG surviving. In the Blocker Mergers, the 100% owners of the Blocker Companies will acquire an aggregate of                  shares of newly issued Class A common stock and the Company will acquire a corresponding amount of Partnership units. See “Organizational Structure—The Reorganization.” As the successor to these merged entities, SSG will generally succeed to and be responsible for any outstanding or historical tax or other liabilities of the merged entities, including any liabilities that might be incurred as a result of the mergers described in the previous sentence. Any such liabilities for which SSG is responsible could have an adverse effect on our liquidity and financial condition.

Pursuant to recently proposed regulations issued under Section 162(m) of the Code, SSG may not be permitted to deduct its distributive share of compensation expense to the extent that the compensation was paid by the Partnership to certain of SSG’s covered employees, potentially resulting in additional U.S. federal income tax liability for SSG and reducing cash available for distribution to SSG’s stockholders and/or for the payment of other expenses and obligations of SSG.

Section 162(m) of the Code disallows the deduction by any publicly held corporation of applicable employee compensation paid with respect to any covered employee to the extent that such compensation for the taxable year exceeds $1,000,000. A “covered employee” means any employee of the taxpayer if the employee (a) is the principal executive officer (PEO) or principal financial officer (PFO) of the taxpayer at any time during the taxable year, or was an individual acting in such a capacity, (b) was among the three highest compensated officers for the taxable year (other than the PEO and PFO) required to be disclosed in the proxy statement, or (c) was a covered employee of the taxpayer (or any predecessor) for any preceding taxable year beginning after December 31, 2016. Pursuant to a Notice of Proposed Rulemaking with respect to Section 162(m) of the Code issued by the IRS on December 20, 2019 (the “Proposed Regulations”), SSG will not be permitted to deduct its distributive share of compensation expense allocated to it, to the extent that such distributive share plus the amount of any compensation paid directly by SSG exceeds $1,000,000 with respect to a covered employee, even if the Partnership, rather than SSG, pays the compensation to SSG’s covered employees. The Proposed Regulations will be effective upon publication of final regulations in the federal register and propose that the rule with respect to compensation paid by a partnership will apply to any deduction for compensation that is otherwise allowable for a taxable year ending on or after December 20, 2019. However, the Proposed Regulations will not apply to compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not materially modified after that date. Accordingly, to the extent that SSG is disallowed a deduction for its distributive share of compensation expense under Section 162(m) of the Code, it may result in additional U.S. federal income tax liability for SSG and/or reduce cash available for distribution to SSG’s stockholders or for the payment of other expenses and obligations of SSG.

If StepStone Group Inc. were deemed an “investment company” under the Investment Company Act of 1940 as a result of its ownership of the Partnership or the General Partner, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are primarily engaged in the investment advisory service business, specifically that of providing customized investment solutions and advisory and data services to our clients and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from each of our businesses is properly characterized as income earned in exchange for the provision of services. We hold ourselves out as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that StepStone Group Inc., the General Partner or the Partnership is, or following this offering will be, an “orthodox” investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Further, following this offering, a majority of the Partnership’s assets will consist of direct and indirect ownership interests as the general partner or managing member of the StepStone Funds we sponsor. We believe these interests in the StepStone Funds are not investment securities. The Partnership also will hold minority interests in certain operating subsidiaries that are consolidated on the Partnership’s financial statements as “variable interest entities.” See “Organizational Structure—Ownership of Our Business” and note 4 to the Partnership’s consolidated financial statements included elsewhere in this prospectus for additional information regarding our variable interest entities. The Partnership’s interests in these subsidiaries may be considered investment securities under section 3(a)(1)(C) of the Investment Company Act. However, the value of these subsidiaries is not large enough to cause the Partnership’s holdings in investment securities to exceed the 40% threshold under section 3(a)(1)(C). StepStone Group Inc.’s unconsolidated assets will consist primarily of Class A units of the Partnership and 100% of the interests in the General Partner. StepStone Group Inc. will be the sole managing member of the General Partner and, in such capacity, will indirectly operate and control all of the Partnership’s business and affairs. We do not believe StepStone Group Inc.’s managing member interest in the General Partner is an investment security. Therefore, we believe that less than 40% of StepStone Group Inc.’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis after this offering will comprise assets that could be considered investment securities. Accordingly, we do not believe StepStone Group Inc. is, or following this offering will be, an inadvertent investment company by virtue of the 40% test in section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe StepStone Group Inc. is not an investment company under section 3(b)(1) of the Investment Company Act because it is primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that StepStone Group Inc. will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause StepStone Group Inc. to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among the Partnership, the General Partner, us or our senior leadership team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.

A change of control of our company, including the effect of a “Sunset,” could result in an assignment of our investment advisory agreements.

Under the Investment Advisers Act, each of the investment advisory agreements for the funds and other accounts we manage must provide that it may not be assigned without the consent of the particular fund or other client. An assignment may occur under the Investment Advisers Act if, among other things, the Partnership undergoes a change of control. After a “Sunset” becomes effective (as described in “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock”), the Class B common stock will have one vote per share instead of five votes per share, and the Stockholders Agreement will expire, meaning that the Class B stockholders will no longer have the right to control the appointment of directors or to direct the vote on all matters that are submitted to our stockholders for a vote. If a third party acquired a sufficient number of shares to be able, alone or with others, to control the appointment of directors and other matters submitted to our stockholders for a vote, there could be deemed a change of control of the Partnership, and thus an assignment. If such an assignment occurs, we cannot be certain that the Partnership will be able to obtain the necessary consents from our funds and other clients, which could cause us to lose the management fees and performance fees we earn from such funds and other clients.

Because members of our senior leadership team will hold their economic interest through other entities, conflicts of interest may arise between them and the holders of our Class A common stock or with us.

Members of our senior leadership team will beneficially own     % of the outstanding Partnership units upon completion of this offering and the Reorganization (or     % if the underwriters exercise their option in this offering to purchase additional shares of Class A common stock in full). Because they hold their economic interest in the Partnership directly, the members of our senior leadership team may have interests that do not align with, or conflict with, those of the holders of Class A common stock or with us. For example, members of our senior leadership team will have different tax positions from Class A common stockholders, which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when to terminate either Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the partners’ tax considerations even where no similar benefit would accrue to us.

We rely on our equity ownership, governance rights and other contractual arrangements to control certain of our consolidated subsidiaries that are not wholly-owned, which may provide us less effective operational control than wholly owning such subsidiaries.

Certain of our consolidated subsidiaries are not wholly-owned by us. To the extent these subsidiaries are not wholly-owned by us, substantially all of the other owners are current StepStone professionals working for the related businesses. See “Organizational Structure—Ownership of Our Businesses.” We have relied, and expect to continue to rely, on a combination of our equity ownership, governance rights and other contractual arrangements to control operations of these businesses. However, these arrangements may not be as effective in providing us with control over these operations as would wholly owning these subsidiaries. For example, the other owners of these subsidiaries typically have contractual rights to be significantly represented on the board of directors or other governing body of the relevant subsidiary as well as the right to participate in certain decisions affecting the subsidiary, and may assert interests that are in conflict with the interests of StepStone with regard to significant decisions affecting these subsidiaries. As a result, the arrangements we use to control the subsidiaries that are not wholly-owned may not fully protect our interests. If control over these subsidiaries and their operations is exerted less effectively by StepStone, our ability to conduct our business and our results of operations may be adversely affected.

There may not be an active trading market for shares of our Class A common stock, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has been no public trading market for shares of our Class A common stock. It is possible that, after this offering, an active trading market will not develop or continue, which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share of our Class A common stock will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the price at which the shares of our Class A common stock will trade in the public market after this offering.

The disparity in the voting rights among the classes of our common stock and inability of the holders of our Class A common stock to influence decisions submitted to a vote of our stockholders may have an adverse effect on the price of our Class A common stock.

Holders of our Class A common stock and Class B common stock will vote together as a single class on almost all matters submitted to a vote of our stockholders. Shares of our Class A common stock and Class B common stock entitle the respective holders to identical non-economic rights, except that each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock will entitle its holder to five votes on all matters to be voted on by stockholders generally until a Sunset becomes effective. See “Organizational Structure—Voting Rights of the Class A Common Stock and Class B Common Stock.” After a Sunset becomes effective, each share of our

Class B common stock will entitle its holder to one vote. Upon the closing of this offering, certain of the holders of our Class B common stock will agree to vote all of their shares in accordance with the instructions of the Class B Committee, and will therefore be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. See “Organizational Structure—Stockholders Agreement.” The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights and implicit control of the Class B common stock to have value.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

Certain stock index providers, such as S&P Dow Jones, exclude companies with multiple classes of shares of common stock from being added to certain stock indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure and may result in large institutional investors not purchasing shares of our Class A common stock. Any exclusion from stock indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

The historical and pro forma financial information in this prospectus may not permit you to assess our future performance, including our costs of operations.

The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company or the resulting changes that will occur in our capital structure and operations. In preparing our pro forma financial information, we have given effect to, among other items, the Reorganization described in “Organizational Structure” and a deduction and charge to earnings of estimated taxes based on an estimated tax rate (which may be different from our actual tax rate in the future). The estimates we used in our pro forma financial information may not be similar to our actual experience as a public company. For more information on our historical financial information and pro forma financial information, see “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements included elsewhere in this prospectus.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have outstanding                  shares of Class A common stock and                 shares of Class A common stock that are authorized but unissued that would be issuable upon exchange of shares of our Class B common stock. This number includes the shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market. Shares of Class A common stock issued in the Reorganization to the Direct StepStone Stockholders are “restricted securities” and their resale is subject to future registration or reliance on an exemption from registration. See “Shares Eligible for Future Sale.”

We have agreed with the underwriters not to dispose of or hedge any of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. Subject to this agreement, we may issue and sell additional shares of Class A common stock in the future.

Our directors, executive officers and substantially all of our other pre-offering equity holders, which collectively will hold                 % of our Class A common stock that will be outstanding immediately after this offering (including securities convertible into or redeemable, exchangeable or exercisable for shares of our Class A common stock), have agreed with the underwriters not to dispose of or hedge any of our common stock (including any shares acquired pursuant to our directed share program), subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. After the expiration of the 180-day lock-up period, the shares of Class A common stock issuable upon exchange of the Class B units that are held by Class B stockholders will be eligible for resale from time to time, subject to certain contractual, exchange timing and volume, and Securities Act restrictions. In addition, certain of our senior management, certain other senior employees and certain other of the Partnership’s unitholders have agreed with us to be subject to timing and volume limitations on their ability to exchange their Class B units, together with an equal number of shares of Class B common stock, for shares of Class A common stock. See “Organizational Structure—Exchange Agreement.”

We expect to enter into a Registration Rights Agreement with certain Class B stockholders. Under that agreement, after the expiration of the 180-day lock-up period, subject to certain limitations, these persons will have the ability to cause us to register the resale of shares of our Class A common stock that they acquire upon exchange of their Class B units of the Partnership.

We may pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

After the consummation of this offering, we may pay cash dividends to our stockholders. Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of the Partnership to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreements) and pay dividends to our stockholders. Through our ownership of a 100% membership interest in the General Partner, we expect to cause the Partnership to make distributions to its partners, including us. However, the ability of the Partnership to make such distributions will be subject to its operating results, cash requirements and financial condition. Our ability to declare and pay dividends to our stockholders is also subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. Market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

The following factors, in addition to other factors described in this “Risk Factors” section, may have a significant impact on the market price of our Class A common stock:

•	negative trends in global economic conditions or activity levels in our industry;

•	changes in our relationship with our clients or in client needs or expectations, or trends in the markets in which we operate;

•	announcements concerning our competitors or our industry in general;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	our ability to implement our business strategy;

•	our ability to complete and integrate acquisitions;

•	quarterly or annual variations in our operating results compared to market expectations;

•	trading volume of our Class A common stock;

•	the failure of securities analysts to cover the Company or changes in analysts’ financial estimates;

•	economic, political, legal and regulatory factors unrelated to our performance;

•	changes in accounting principles;

•	the loss of any of our management or key personnel;

•	sales of our Class A common stock by us, our executive officers, directors or our stockholders in the future; and

•	overall fluctuations in the U.S. equity markets.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and may adversely affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws will include provisions that:

•	provide that vacancies on our board of directors shall be filled only by a majority of directors then in office, even though less than a quorum, or by a sole remaining director;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms, subject to a specified sunset;

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provide that our directors can be removed (i) for cause only as long as our board of directors is classified and (ii) following such time as our board of directors is no longer classified, with or without cause, but only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

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provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

•	specify that special meetings of our stockholders can be called only by our board of directors or the chairman of our board of directors;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	authorize our board of directors to issue, without further action by the stockholders, up to shares of undesignated preferred stock; and

•	reflect two classes of common stock, with Class B common stock having five votes per share and Class A common stock having one vote per share, until a Sunset becomes effective, as discussed above.

These and other provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we will be a

Delaware corporation and governed by the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We intend to elect in our amended and restated certificate of incorporation not to be subject to Section 203. However, our amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that the Sunset Holders, their affiliates and their respective successors (other than the Company or any of our subsidiaries), as well as their direct and indirect transferees, will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. See “Description of Capital Stock.”

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and the federal district courts as the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation will provide that, unless we select or consent to the selection of an alternative forum, all complaints asserting any internal corporate claims, which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state court or a federal court located within the State of Delaware. Furthermore, unless we select or consent to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our choice-of-forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

We expect the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock, after giving effect to the exchange of all outstanding Class B units for shares of our Class A common stock as if such units were all immediately exchangeable. Therefore, investors purchasing shares of Class A common stock in this offering will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. As a result, investors will:

•	incur immediate dilution of $ per share; and

•	contribute the total amount invested to date to fund our company, but will own only approximately % of the shares of our Class A common stock outstanding, after giving effect to the exchange of all

Class B units outstanding immediately after the Reorganization and this offering for shares of our Class A common stock as if such units were all immediately exchangeable. See “Dilution.”

Investors in this offering will experience further dilution upon the issuance of shares underlying awards made pursuant to any equity incentive plans, including the 2020 LTIP, and upon the vesting of Class B2 units. See “Organizational Structure—The StepStone Limited Partnership Agreement—Classes of Partnership Units.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Class A common stock could decline. If one or more of these analysts cease to cover our Class A common stock, we could lose visibility in the market for our stock, which in turn could cause our Class A common stock price to decline.

ORGANIZATIONAL STRUCTURE

On November 20, 2019, SSG was incorporated as a Delaware corporation and a wholly-owned subsidiary of the Partnership. Prior to this offering, SSG has had no business operations. Our business is currently conducted through the Partnership and its consolidated subsidiaries.

Historical Ownership Structure

The Partnership is owned by certain members of management, employees and institutional investors, each of whom owns Class A and/or Class A2 units. There are no Class B interests authorized or outstanding. Immediately prior to the Reorganization described below, the partners of the Partnership consist of:

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certain members of management and employees, holding aggregate Class A units representing a     % economic interest on a fully-diluted basis and unvested Class A2 units representing a     % economic interest on a fully-diluted basis;

•	institutional investors, holding aggregate Class A units representing a % economic interest on a fully-diluted basis; and

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certain limited partners of the Partnership, whom we refer to as the Direct StepStone Stockholders, holding aggregate Class A units representing a     % economic interest in the Partnership on a fully-diluted basis.

The Reorganization

The following actions will be taken in connection with the closing of this offering:

•	SSG will amend and restate its certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock. See “Description of Capital Stock.”

•	SSG will sell to the underwriters in this offering shares of our Class A common stock (assuming no exercise of the underwriters’ option to purchase additional shares).

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We will amend and restate the limited partnership agreement of the Partnership (as amended and restated, the “StepStone Limited Partnership Agreement”) to, among other things, provide for Class A Units and Class B Units. See “—The StepStone Limited Partnership Agreement.”

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We will amend and restate the limited liability company agreement of the General Partner (as amended and restated, the “General Partner Operating Agreement”) to, among other things, appoint SSG as the sole managing member of the General Partner.

•	SSG will redeem the 100 shares of our common stock that are outstanding.

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SSG will use approximately $            million of the net proceeds of this offering to acquire                 newly issued Class A units of the Partnership at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering (or $            million if the underwriters exercise their option to purchase additional shares in full). If the underwriters exercise their option to purchase additional shares of Class A common stock, we would use the additional net proceeds to acquire additional newly issued Class A units of the Partnership.

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SSG will use approximately $            million of the net proceeds of this offering to purchase                 Class B units from certain of the Partnership’s unitholders, including certain members of our senior management, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering. Such units will be immediately exchanged by the Partnership for an equivalent number of Class A units.

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The StepStone Limited Partnership Agreement will classify the interests acquired by SSG as Class A units and reclassify the interests held by the continuing partners of the Partnership as Class B units.

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Certain of our pre-IPO institutional investors, which we refer to as the Direct StepStone Stockholders, hold their interests through Blocker Companies. SSG will form a new, first-tier merger subsidiary with respect to each Blocker Company. Contemporaneously with this offering, each merger subsidiary will merge with and into the respective Blocker Company, with the Blocker Company surviving. Immediately thereafter, each Blocker Company will merge with and into SSG, with SSG surviving. As a result of the Blocker Mergers, the 100% owners of the Blocker Companies will acquire an aggregate of                  shares of newly issued Class A common stock and the Blocker Companies will cease to own any Partnership units.

•	We will issue to the remaining Class B unitholders one share of Class B common stock for each Class B unit that they own in exchange for their interests in the General Partner.

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We will enter into an Exchange Agreement with the continuing partners of the Partnership pursuant to which they will be entitled to exchange Class B units for shares of Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be deemed canceled. See “—Exchange Agreement.”

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SSG will enter into an Exchanges Tax Receivable Agreement with certain continuing partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) any payments SSG makes under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest. See “Related Party Transactions—Tax Receivable Agreements.”

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We will enter into a Stockholders Agreement and a Registration Rights Agreement with certain large institutional Class A stockholders and certain Class B stockholders to provide for certain rights and restrictions after the offering. See “—Stockholders Agreement” and “—Registration Rights Agreement.”

Our Class B Common Stock

For each partnership unit of the Partnership that is reclassified as a Class B unit in the Reorganization, we will issue to the Class B stockholder one corresponding share of our Class B common stock. Immediately following the Reorganization, we will have outstanding                  shares of Class B common stock held of record by                 stockholders. Each share of our Class B common stock will entitle its holder to five votes per share until a Sunset becomes effective. After a Sunset becomes effective, each share of Class B common stock will entitle its holder to one vote. See “—Voting Rights of Class A Common Stock and Class B Common Stock.”

Because a Sunset may not take place for some time, it is expected that the Class B common stock will continue to entitle its holders to five votes per share, and the Class B stockholders will continue to exercise voting control over the Company, for the near future. The Class B stockholders will initially have     % of the combined voting power of our common stock (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full). When a Class B unit is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be deemed canceled. We will not issue any further Class B units or shares of Class B common stock after the completion of the Reorganization, other than as described below.

Concurrently with the closing of this offering and the Reorganization, certain Class B stockholders will enter into a Stockholders Agreement pursuant to which they will agree to vote all shares of our voting stock, including the Class A common stock and Class B common stock, then held by them together on all matters submitted to our common stockholders for a vote in favor of the nominees for our Board of Directors proposed by the Class B Committee and otherwise in the manner directed by the Class B Committee. It is expected that the parties to the Stockholders Agreement will control approximately     % of the combined voting power of our common stock immediately following this offering. Therefore, because holders of our Class A common stock and Class B common stock will vote together as a single class on almost all matters submitted to a vote of our stockholders, upon the closing of this offering the Class B Committee will be able to exercise control over all such matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. See “—Stockholders Agreement.”

Our current partners believe that the contributions of the current ownership group and management team have been critical in the Partnership’s growth to date. We have a history of employee equity participation and believe that this practice has been instrumental in attracting and retaining a highly experienced team and will continue to be an important factor in maximizing long-term stockholder value following this offering. We believe that ensuring that our key decision-makers will continue to guide the direction of the Partnership will result in a high degree of alignment with our stockholders and that issuing to our continuing ownership group the Class B common stock with five votes per share will help maintain this continuity.

Our Class A Common Stock

We expect                  shares of our Class A common stock to be outstanding after this offering (or                  shares if the underwriters exercise their option to purchase additional shares in full), including:

•	shares to be sold pursuant to this offering (or shares if the underwriters exercise their option to purchase additional shares in full), including shares reserved for our directed share program; and

•	shares to be issued to the Direct StepStone Stockholders in the Reorganization upon exchange of a corresponding number of their Partnership units.

The Class A common stock outstanding will represent 100% of the rights of the holders of all classes of our outstanding common stock to share in distributions from StepStone Group Inc., except for the right of Class B stockholders to receive the par value of the Class B common stock upon our liquidation, dissolution or winding up or an exchange of such Class B units. The 100 shares of common stock issued to the Partnership in connection with our initial capitalization will be redeemed by us concurrently with the consummation of this offering.

Registration Rights

Pursuant to a Registration Rights Agreement that we will enter into with certain of our large institutional Class A stockholders and certain Class B stockholders, we will grant these holders the right to require us to file registration statements in order to register the resales of the shares of our Class A common stock that are issuable upon exchange of their Class B units. See “—Registration Rights Agreement” for a description of the timing and manner of sale limitations on resales of these shares.

Post-Offering Holding Company Structure

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C approach provides the existing partners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for the public company and economic benefits for the existing partners when they ultimately exchange their pass-through interests for shares of Class A common stock. See “—Tax Receivable Agreements.”

SSG will be a holding company and, following this offering, its only business will be to act as the managing member of the General Partner, and its only material assets will be Class A units representing approximately     % of the Partnership units (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and 100% of the interests in the General Partner. In its capacity as the sole managing member of the General Partner, SSG will indirectly operate and control all of the Partnership’s business and affairs. We will consolidate the financial results of the Partnership and will report a non-controlling interest (“NCI”) related to the interests held by the continuing partners of the Partnership in our consolidated financial statements. The partnership interests of the Partnership owned by us will be classified as Class A units and the remaining approximately     % of the Partnership units, which will continue to be held by certain of the current partners of the Partnership, will be classified as Class B/B2 units.

Certain of the Partnership’s unitholders, including certain members of our senior management, will sell                 Class B units to the Partnership at a per-unit price equal to the price paid by the underwriters for shares of our Class A common stock in this offering. Such units will be immediately exchanged by the Partnership for an equivalent number of Class A units and issued to SSG. The Direct StepStone Stockholders will exchange all or a portion of their Class B units for                  shares of Class A common stock.

Pursuant to the StepStone Limited Partnership Agreement and an Exchange Agreement that we will enter into with partners holding Class B units of the Partnership after this offering, each Class B unit will be exchangeable for one share of our Class A common stock or, at our election, for cash, subject to certain restrictions specified in the Exchange Agreement. When a Class B unit is surrendered for exchange, it will not be available for reissuance. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be deemed canceled.

The diagram below illustrates our structure and anticipated ownership immediately after the consummation of the Reorganization and this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

(1)	At the closing of this offering, the partners of the Partnership other than SSG will be:

•	the General Partner, which will hold a 100% general partner interest and no economic interest;

•

members of management, employee owners and outside investors, all of whom owned Class A units prior to the completion of this offering, and all of whom will own Class B units of the Partnership and Class B common stock of StepStone Group Inc. after this offering (                 Class B units and an equivalent number of shares of Class B common stock); and

•

members of management and employee owners, all of whom owned Class A2 units prior to the completion of this offering, and all of whom will own Class B2 units of the Partnership after this offering (                 Class B2 units).

(2)

Each share of Class A common stock will be entitled to one vote and will vote together with the Class B common stock as a single class, except as set forth in SSG’s amended and restated certificate of incorporation or as required by law.

(3)

Each share of Class B common stock is entitled to five votes prior to a Sunset. See “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock.” After a Sunset becomes effective, each share of our Class B common stock will then entitle its holder to one vote. The economic rights of our Class B common stock are limited to the right to be redeemed at par value.

(4)

Certain of our pre-IPO institutional investors, which we refer to as the Direct StepStone Stockholders, hold their interests through Blocker Companies. SSG will form a new, first-tier merger subsidiary with respect to each Blocker Company. Contemporaneously with this offering, each merger subsidiary will merge with and into the respective Blocker Company, with the Blocker Company surviving. Immediately thereafter, each Blocker Company will merge with and into SSG, with SSG surviving. As a result of the Blocker Mergers, the 100% owners of the Blocker Companies will acquire an aggregate of                      shares of newly issued Class A common stock and the Blocker Companies will cease to own any Partnership units.

(5)

SSG will own all of the Class A units of the Partnership after the Reorganization, which upon the completion of this offering will represent the right to receive approximately     % of the distributions made by the Partnership. While this interest represents a minority of economic interests in the Partnership, SSG will act as the sole manager of the General Partner of the Partnership and, as a result, will indirectly operate and control all of the Partnership’s business and affairs and will be able to consolidate its financial results into StepStone Group Inc.’s financial statements.

(6)

The Class B Stockholders will collectively hold all Class B common stock of SSG outstanding after this offering. They also will collectively hold all Class B units of the Partnership, which upon the completion of this offering will represent the right to receive approximately     % of the distributions made by the Partnership. The Class B stockholders will have no voting rights in the Partnership on account of the Class B units, except for the right to approve amendments to the StepStone Limited Partnership Agreement that adversely affect their rights as holders of Class B units. Class B units may be exchanged for shares of our Class A common stock or, at our election, for cash, subject to certain restrictions pursuant to the Exchange Agreement described in “Organizational Structure—Exchange Agreement.” After a Class B unit is surrendered for exchange, it will not be available for reissuance. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be deemed canceled.

Subject to the availability of net cash flow at the Partnership level, SSG intends to cause the Partnership to distribute to SSG and the other limited partners of the Partnership pro rata cash distributions for the purposes of funding tax obligations in respect of the taxable income and net capital gain that is allocated to the partners of the Partnership and SSG’s obligations to make payments under the Tax Receivable Agreements. In addition, the Partnership will reimburse SSG for corporate and other overhead expenses.

Assuming the Partnership makes distributions to its partners in any given year, the determination to pay dividends, if any, to our Class A stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A stockholders, our Class A stockholders may not necessarily receive dividend distributions relating to our excess distributions, even if the Partnership makes such distributions to us.

Ownership of Our Businesses

Certain of our consolidated subsidiaries are not wholly-owned by us. To the extent these subsidiaries are not wholly-owned, substantially all of the other owners are current StepStone professionals working for the related businesses. We believe this ownership structure has benefited us by aligning our interests with the interests of our employees. We use, and expect to continue to use, a combination of our equity ownership, governance rights and other contractual arrangements to control operations of these businesses. See “Risk Factors—Risks Related to Our Business—We rely on our equity ownership, governance rights and other contractual arrangements to control certain of our consolidated subsidiaries that are not wholly-owned, which may provide us less effective operational control than wholly owning such subsidiaries.” SSG consolidates all entities that it controls due to a majority voting interest or because it is the primary beneficiary of a variable interest entity. See note 4 to the Partnership’s consolidated financial statements included elsewhere in this prospectus for information on variable interest entities. The diagram below summarizes the ownership structure of the Partnership’s consolidated operations on a fully diluted basis.

(1)

Prior to the consummation of this offering, the Partnership expects to issue new Class A partnership interests to certain StepStone professionals in the Infrastructure subsidiary in exchange for their partnership interests in the Infrastructure subsidiary, which is expected to increase the interest of the Partnership in the Infrastructure subsidiary to approximately 49% and decrease the interest of the StepStone professionals in the Infrastructure subsidiary to approximately 51%. We refer to this as the “SIRA Exchange.”

The StepStone Limited Partnership Agreement

As a result of the Reorganization, we will operate our business through the Partnership and its consolidated subsidiaries. The operations of the Partnership, and the rights and obligations of its partners, are set forth in the StepStone Limited Partnership Agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following is a description of certain terms of the StepStone Limited Partnership Agreement.

Classes of Partnership Units

The Partnership will issue Class A units, which will be issued only to SSG, and Class B units and Class B2 units. In connection with the closing of this offering, partners holding Class A units and Class A2 units prior to the closing (other than the Direct StepStone Stockholders) will have such units reclassified into Class B units and Class B2 units. SSG does not intend to cause the Partnership to issue additional Class B units (and consequently, SSG does not intend to issue additional shares of Class B common stock) in the future, other than as described below.

The Class B2 units outstanding immediately after the closing of this offering will be held by 13 individuals. The Class B2 units will vest periodically through 2024, so long as the applicable Class B2 unitholder remains employed by the Partnership. Upon the final vesting date of all such Class B2 units, such units will automatically convert into Class B units and unitholders will be entitled to purchase from SSG one share of Class B common stock for each Class B unit at its par value. The Partnership has agreed that in connection with the vesting of Class B2 units, the Partnership also will issue additional Class B units (and related Class B common stock) to certain pre-IPO stockholders in connection with anti-dilution rights granted to them. Such rights may result in the issuance of additional Class B units up to approximately 16.8% of the Class B2 units that vest.

Economic Rights of Partners

Class A units and Class B units will have the same economic rights per unit. After the closing of this offering, the holders of our Class A common stock (indirectly through SSG) and the holders of Class B units of the Partnership will hold approximately     % and     %, respectively, of the economic interests in our business (or     % and     %, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Net profits and net losses of the Partnership will generally be allocated on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, the Partnership will be required to allocate taxable income disproportionately to its partners in certain circumstances. It is intended that distributions by the Partnership will be made to each of its partners in an amount to enable each partner to pay all applicable taxes on taxable income allocable to such partner and to allow SSG to make payments under the Tax Receivable Agreements. In addition, the Partnership will reimburse SSG for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities. See “—Certain Tax Consequences to SSG.” However, the Partnership may not make distributions or payments to its partners if doing so would violate any agreement to which it is then a party (which we do not expect to be the case upon the closing of this offering and the Reorganization).

Voting Rights of Partners

After the closing of this offering, SSG will act as the managing member of the General Partner. In its capacity as the sole managing member of the General Partner, SSG will indirectly operate and control all of the Partnership’s business and affairs. The Partnership will issue Class A units, which will only be issued to SSG, and Class B units. Class B unitholders will have no voting rights in the Partnership, except for the right to approve amendments to the StepStone Limited Partnership Agreement that adversely affect their rights as Class B unitholders.

Coordination of StepStone Group Inc. and the Partnership

At any time SSG issues a share of its Class A common stock for cash, the net proceeds received by SSG will be promptly transferred to the Partnership, and the Partnership will issue to SSG a Class A unit. If at any time SSG issues a share of its Class A common stock pursuant to our equity plan, SSG will contribute to the Partnership all of the proceeds that it receives (if any) and the Partnership will issue to SSG an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If at any time SSG issues a share of its Class A common stock upon an exchange of a Class B unit, described below under “—Exchange Rights,” SSG will contribute the exchanged unit to the Partnership and the Partnership will issue to SSG a Class A unit. In the event that SSG issues other classes or series of its equity securities, the Partnership will issue to SSG an equal amount of equity securities of the Partnership with designations, preferences and other rights and terms that are substantially the same as SSG’s newly issued equity securities. Conversely, if SSG retires any shares of its Class A common stock (or its equity securities of other classes or series) for cash, the Partnership will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by SSG, upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) are retired. In addition, Partnership units, as well as SSG’s common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.

Issuances and Transfer of Partnership Units

Class A units will be issued only to SSG and are non-transferable. Class B units will be issued only in connection with the Reorganization as described herein or to give effect to changes in SSG’s common stock as described above. Class B units may not be transferred, except with SSG’s consent or to a permitted transferee, subject to such conditions as SSG may specify. In addition, Class B unitholders may not transfer any Class B units to any person unless he, she or it transfers an equal number of shares of SSG’s Class B common stock to the same transferee.

Under the StepStone Limited Partnership Agreement, SSG can require the holders of Class B units to sell all of their interests in the Partnership in the event of certain acquisitions of the Partnership and, in some circumstances, those holders may require SSG to include some or all of those interests in such a transaction.

Certain Tax Consequences to SSG

The holders of Partnership units, including SSG, generally will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Partnership. Net income and net losses of the Partnership generally will be allocated to its partners pro rata in proportion to their respective partnership units, though certain non-pro rata adjustments will be made to reflect depreciation, amortization and other allocations. In accordance with the StepStone Limited Partnership Agreement, we intend to cause the Partnership to make distributions to each of its partners, including SSG, in an amount intended to enable each partner to pay all applicable taxes on taxable income allocable to such partner and to allow SSG to make payments under the Tax Receivable Agreements, and non-pro rata payments to SSG to reimburse it for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the Partnership allocable per unit multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California that is taxable on that income (taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and certain other assumptions). The StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain Partnership investment assets that are held at the time of the closing of this offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to SSG and corresponding items of gain being specially allocated to the other partners of the Partnership. In conjunction therewith, the Tax Receivable Agreements provide that SSG will pay to the Direct StepStone Stockholders and continuing partners in the Partnership 85% of the net cash tax savings to SSG attributable to those tax benefits.

The Partnership and certain of its direct or indirect subsidiaries that are treated as partnerships for U.S. federal income tax purposes (other than partnerships that customarily do not make Section 754 elections) will have in effect an election under Section 754 of the Code for the taxable year of the offering and each taxable year in which an exchange of Partnership units for shares of our Class A common stock occurs. As a result of this election, the exchanges of Partnership units for shares of our Class A common stock, are expected to result in increases in the tax basis of the tangible and intangible assets of the Partnership, which will be allocated to SSG and are expected to increase the tax depreciation and amortization deductions available to SSG and decrease gains, or increase losses, on a sale or other taxable disposition, if any, of such assets and therefore may reduce the amount of tax that SSG would otherwise be required to pay.

Voting Rights of Class A Common Stock and Class B Common Stock

Except as provided in our amended and restated certificate of incorporation or by applicable law, holders of Class A common stock and Class B common stock vote together as a single class. Each share of our Class A common stock will entitle its holder to one vote per share. Each share of our Class B common stock will entitle its holder to five votes until a Sunset becomes effective. After a Sunset becomes effective, each share of Class B common stock will then entitle its holder to one vote.

A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) the fifth anniversary of the completion of the offering to which this prospectus relates. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year will become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year will become effective at the end of the following fiscal year.

As a result, certain of the Class B stockholders will, by virtue of their voting control of us and the Stockholders Agreement described below, continue to control us for up to five years.

Immediately after this offering, our Class B stockholders will collectively hold approximately     % of the combined voting power of our common stock (or     % if the underwriters exercise their option to purchase additional shares in full) and the Sunset Holders will collectively hold approximately     % of the combined voting power of our common stock (or     % if the underwriters exercise their option to purchase additional shares in full). When a Class B stockholder exchanges Class B units for the corresponding number of shares of our Class A common stock or, at our option, for cash, it will result in the redemption and cancellation of the corresponding number of shares of our Class B common stock in exchange for a cash payment of the par value of such shares and, therefore, will decrease the aggregate voting power of our Class B stockholders.

Stockholders Agreement

Concurrently with the closing of this offering and the Reorganization, certain of the Class B stockholders will enter into a Stockholders Agreement with respect to all shares of voting stock held by them. Pursuant to the Stockholders Agreement, these Class B stockholders will agree to vote all their shares of voting stock, including

Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as described below) on any matter submitted to our common stockholders for a vote. It is expected that the parties to the Stockholders Agreement will control approximately     % of the combined voting power of our common stock immediately following this offering.

The Stockholders Agreement provides for the establishment of a “Class B Committee” selected from time to time by the parties to that agreement. We expect the members of the Class B Committee initially will be Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman.

Under the Stockholders Agreement, those Class B stockholders will agree to take all necessary action, including casting all votes such partners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our board of directors and its committees complies with the provisions of the Stockholders Agreement related to the composition of our board of directors, which are discussed under “Management—Composition of the Board of Directors after this Offering.”

Following consummation of the offering (assuming the exercise in full of the underwriter’s option to purchase additional shares) the Class B Committee will hold approximately     % of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the Stockholders Agreement inclusive of the Class B Committee collectively will hold approximately     % of the aggregate voting power of our Class A common stock and Class B common stock. The parties to the Stockholders Agreement have agreed to vote their voting stock, including their Class A common stock and Class B common stock, as directed by the Class B Committee. As a result of these arrangements, the Class B Committee will control the outcome of any such matters that are submitted to our stockholders for up to five years.

Exchange Agreement

Concurrently with the closing of this offering and the Reorganization, we expect to enter into an Exchange Agreement with the direct partners of the Partnership that will entitle those partners (and certain permitted transferees thereof, including the beneficial owners of the Class B units) to exchange their Class B units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.

The Exchange Agreement will permit the Class B stockholders to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management, certain other senior employees and certain other of the Partnership’s unitholders will be subject to timing and volume limitation as follows: no exchanges will be permitted until after the first anniversary of the closing date of this offering, and then exchanges may not exceed one-third of their original holdings prior to the second anniversary of the closing and two-thirds of their original holdings prior to the third anniversary. After the third anniversary of the closing date, these limitations expire. These limitations will not apply to exchanges by our other employees who own Class B units or holders who may sell freely under Rule 144, subject to compliance with lock-up agreements entered into in connection with this offering and blackout periods imposed by us.

In addition, the Exchange Agreement is expected to provide that an owner will not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Partnership to which the owner is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The Exchange Agreement also provides for mandatory exchanges under certain circumstances set forth in the StepStone Limited Partnership Agreement, including upon any transfer of partnership units to a person other than in a qualified transfer (as defined therein) and upon failure to comply with or material breach of the Stockholders Agreement.

Any beneficial holder exchanging Class B units must ensure that the applicable Class B stockholder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock or, at our election, for cash. When a Class B unit is surrendered for exchange, it will not be available for reissuance.

Registration Rights Agreement

Concurrently with the closing of this offering and the Reorganization, we intend to enter into a Registration Rights Agreement with certain large institutional Class A stockholders and certain Class B stockholders. This agreement will provide these holders with certain registration rights whereby, at any time following the lockup restrictions described in this prospectus, they will have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class B units. The Registration Rights Agreement will also provide for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions.

In August 2019, the Partnership entered into a Registration Rights Agreement with certain of its limited partners. The registration obligations under such agreement will terminate upon the closing of this offering.

Tax Receivable Agreements

SSG will enter into an Exchanges Tax Receivable Agreement with certain continuing partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) any payments SSG makes under the Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest. SSG will retain the benefit of the remaining 15% of these net cash tax savings under both Tax Receivable Agreements. See “Related Party Transactions—Tax Receivable Agreements.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering, based on an assumed initial public offering price of $            per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions but before deducting expenses of this offering and the Reorganization payable by us, will be approximately $            million, or approximately $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock.

Each $1.00 increase or decrease in the assumed initial public offering price of $            per share of Class A common stock would increase or decrease the net proceeds to us from this offering by approximately $            million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions but before deducting expenses of this offering and the Reorganization payable by us. Similarly, each increase or decrease of one million in the number of shares of Class A common stock offered by us would increase or decrease the net proceeds to us from this offering by approximately $            million, assuming no change in the assumed initial public offering price of $            per share and after deducting underwriting discounts and commissions but before deducting expenses of this offering and the Reorganization payable by us.

We intend to use the net proceeds from this offering to purchase newly issued Partnership units, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering.

We intend to use approximately $            million of the net proceeds from this offering to purchase Class B units from certain of the Partnership’s unitholders, including certain members of our senior management, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering. Accordingly, we will not retain any of this portion of the proceeds.

We intend to cause the Partnership to use approximately $            million of the remaining net proceeds to repay in full the indebtedness outstanding under our Term Loan B, which is scheduled to mature in March 2025 and bears an interest rate of approximately 5.0% as of June 30, 2020, and terminate such facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Existing Credit Agreement” for a description of the Term Loan B. Affiliates of certain of the underwriters are participating lenders in our Term Loan B and will accordingly receive a portion of the offering proceeds we use to repay the borrowings. See “Underwriting.”

Additionally, we intend to cause the Partnership to use approximately $            million of the remaining net proceeds to pay the expenses incurred by us in connection with this offering and the Reorganization.

We intend to cause the Partnership to use any remaining net proceeds to facilitate the growth of our existing businesses, to expand into new businesses that are complementary to our existing businesses and for other general corporate purposes.

DIVIDEND POLICY

Historically, the Partnership has had a policy of distributing an amount sufficient to pay the income tax liabilities of all of the equity partners of the Partnership.

Following this offering and subject to funds being legally available, we intend to cause the Partnership to make distributions to each of its partners, including SSG, in an amount intended to enable each partner to pay all applicable taxes on taxable income allocable to such partner and to allow SSG to make payments under the Tax Receivable Agreements, and non-pro rata payments to SSG to reimburse it for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities. The declaration and payment of any other dividends by StepStone Group Inc. will generally be at the sole discretion of its board of directors, which may change our dividend policy at any time. Holders of our Class B common stock will not be entitled to dividends distributed by SSG, but will share in the distributions made by the Partnership on a pro rata basis. In connection with deciding whether to pay any dividend to our Class A stockholders, the board of directors will take into account

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	our capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including the Partnership) to us; and

•	such other factors as our board of directors may deem relevant.

To the extent that the tax distributions SSG receives exceed the amounts SSG actually requires to pay taxes and other expenses and make payments under the Tax Receivable Agreements (because of the lower tax rate applicable to SSG than the assumed tax rate on which such distributions are based or because a disproportionate share of the taxable income of the Partnership may be required to be allocated to partners in the Partnership other than SSG), our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, including potentially causing SSG to contribute such excess cash (net of any operating expenses) to the Partnership. Concurrently with any potential contribution of such excess cash, in order to maintain the intended economic relationship between the shares of Class A common stock and the Partnership units after accounting for such contribution, the Partnership and SSG, as applicable, may undertake ameliorative actions, which may include reverse splits, reclassifications, combinations, subdivisions or adjustments of outstanding Partnership units and corresponding shares of Class A common stock, as well as corresponding adjustments to the shares of Class B common stock. To the extent that SSG contributes such excess cash to the Partnership (and undertakes such ameliorative actions), a holder of Class A common stock would not receive distributions in cash and would instead benefit through an increase in the indirect ownership interest in the Partnership represented by such holder’s Class A common stock. To the extent that SSG does not distribute such excess cash as dividends on the Class A common stock or otherwise undertake such ameliorative actions and instead, for example, holds such cash balances, the limited partners of the Partnership (not including SSG) may benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following an exchange of their Class B units for shares of the Class A common stock, notwithstanding that such limited partners may previously have participated as holders of Class B units in distributions by the Partnership that resulted in such excess cash balances at SSG.

CAPITALIZATION

The following table sets forth the cash and capitalization as of June 30, 2020 of StepStone Group LP on a historical basis and StepStone Group Inc. on an as adjusted basis to give effect to the SIRA Exchange, the Reorganization and the issuance and sale of shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range listed on the cover page of this prospectus, after (i) deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the proceeds from this offering, as described under “Use of Proceeds.”

You should read this information together with our unaudited and audited financial statements and related notes included elsewhere in this prospectus and the information set forth under the headings “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data,” “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2020
(in thousands, except share amounts)	Actual StepStone Group LP	As Adjusted StepStone Group Inc.
Cash	$90,711	$

Total debt	$142,967		$—
Total equity:
Partners’ capital	$134,907		$—
Class A common stock (no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Class B common stock (no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Additional paid-in capital	—
Accumulated other comprehensive income	306
Retained earnings	—
Non-controlling interests in StepStone Group LP subsidiaries	20,848		—

Total partners’ capital / stockholders’ equity	$156,061	$
Less: Non-controlling interest(1)	—

Total capitalization	$299,028	$

(1)

On a pro forma basis, includes the Class B units not owned by us, which represents     % of the Partnership’s outstanding common equity. The continuing partners of the Partnership will hold the non-controlling interest in the Partnership. StepStone Group Inc. will initially hold     % of the economic interests in the Partnership and the continuing limited partners of the Partnership will hold     % of the economic interests in the Partnership.

The above table does not include:

•	shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

•	shares of Class A common stock issuable under the 2020 LTIP, including:

•

            shares of restricted Class A common stock and                  shares of Class A common stock underlying restricted stock units or other awards to be issued to certain employees pursuant to the 2020 LTIP immediately after the closing of this offering; and

•	additional shares of Class A common stock to be reserved for future issuance of awards under the 2020 LTIP;

•

            shares of Class A common stock reserved for issuance upon exchange of the Class B units (and redemption of corresponding shares of Class B common stock) that will be outstanding immediately after this offering; and

•

            shares of Class A common stock issuable upon the exchange of vested Class B2 units (and redemption of corresponding shares of Class B common stock) and any additional Class B units issuable pursuant to anti-dilution rights in connection with the vesting of Class B2 units.

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the existing equity holders.

Our pro forma net tangible book value as of June 30, 2020 was approximately $            , or $             per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the SIRA Exchange and the Reorganization and assuming that all of the Class B unitholders exchanged their Class B units outstanding immediately following the completion of the Reorganization and this offering for newly issued shares of our Class A common stock on a one-for-one basis as if such units were immediately exchangeable.

(in thousands)
Pro forma assets	$
Pro forma liabilities

Pro forma book value	$
Less:
Goodwill
Intangible assets

Pro forma net tangible book value	$
Less:
Proceeds from offering net of underwriting discounts
Purchase of partnership units in StepStone Group LP
Offering expenses

Pro forma net tangible book value	$

After giving effect to the SIRA Exchange, the Reorganization and the sale of              shares of Class A common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the exchange of all Class B units outstanding immediately following the completion of the SIRA Exchange, the Reorganization and this offering for shares of our Class A common stock as if such units were immediately exchangeable, our pro forma net tangible book value would have been $            , or $            per share. This represents an immediate increase in pro forma net tangible book value of $            per share to existing equity holders and an immediate dilution in net tangible book value of $            per share to new investors.

The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares:

Assumed initial public offering price per share (the midpoint of the price range on the cover of this prospectus)	$
Pro forma net tangible book value per share as of June 30, 2020	$
Increase in pro forma net tangible book value per share attributable to new investors	$
Pro forma net tangible book value per share after this offering(1)	$
Dilution in pro forma net tangible book value per share to new investors(1)	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma net tangible book value per share after this offering by $            and the dilution in

pro forma net tangible book value per share to new investors by $ , assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses payable by us.

The following table summarizes, on the same pro forma basis as of June 30, 2020, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing equity holders and by new investors purchasing shares in this offering, assuming that all of the Class B unitholders exchanged their Class B units for shares of our Class A common stock on a one-for-one basis as if such units were immediately exchangeable.

	Shares Purchased		Total Consideration(1)
	Number	Percent	Amount	Percent	Average Price Per Share
Existing equity holders	—	—%	$—	—%	$—
New investors	—	—	—	—	—

Total	—	—	—	—	—

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range of the estimated initial public offering price set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by $            , assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, the pro forma net tangible book value per share as of June 30, 2020 would be approximately $            per share of Class A common stock and the dilution in pro forma net tangible book value per share to new holders of our Class A common stock would be $            per share of Class A common stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2020 gives pro forma effect to the Reorganization (see transactions described under “Organizational Structure”), the consummation of this offering and our intended use of all of the proceeds therefrom after deducting the underwriting discounts and commissions and other costs of this offering, as though such transactions had occurred as of June 30, 2020. The unaudited pro forma condensed consolidated statements of income for the three months ended June 30, 2020 and the year ended March 31, 2020 present our consolidated results of operations giving pro forma effect to the transactions described above as if they had occurred as of April 1, 2019.

The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the effect of these transactions on the historical financial information of the Partnership. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of income may not be indicative of the results of operations or financial position that would have occurred had this offering and the related transactions taken place on the dates indicated, or that may be expected to occur in the future. The adjustments are described in the notes to the unaudited pro forma condensed consolidated statements of income and the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated financial information and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The pro forma adjustments in the Reorganization and Offering Adjustments column principally give effect to:

•	the Reorganization as described in “Organizational Structure”;

•	the provision for corporate income taxes on the income of StepStone Group Inc., which will be taxable as a corporation for U.S. federal and state income tax purposes; and

•

the allocation of income (loss) associated with non-controlling interests primarily relating to partnership interests in the Partnership, approximately     % of which are held by the continuing limited partners of the Partnership after this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

The Partnership is considered our predecessor for accounting purposes, and its consolidated financial statements will be our historical financial statements following this offering. Because certain of the continuing limited partners of the Partnership will continue to control the entities that own and manage the Partnership after the Reorganization, we will account for the acquisition of such continuing limited partners’ interests in our business, as part of the Reorganization, as a transfer of interests under common control. Accordingly, we will carry forward unchanged the value of such continuing limited partners’ interest in the assets and liabilities recognized in the Partnership’s financial statements prior to this offering into our financial statements following this offering.

We have not made any pro forma adjustments relating to reporting, compliance and investor relations costs that we will incur as a public company. No pro forma adjustments have been made for these additional expenses as an estimate of such expenses is not determinable.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2020

(in thousands)

	StepStone Group LP Historical	Reorganization Adjustments			As Adjusted Before Offering	Offering Adjustments		StepStone Group Inc. Pro Forma
Assets
Cash and cash equivalents	$90,711			$(1)	$		$(2)(3)	$
Fees and accounts receivable	34,445
Due from affiliates	6,116
Investments:
Investments in funds	50,448
Accrued carried interest allocations	328,697
Deferred tax assets	—						(4)
Other assets and receivables	24,181						(5)
Intangibles, net	7,995
Goodwill	6,792

Total assets	$549,385	$			$	$		$

Liabilities and partners’ capital
Accounts payable, accrued expenses and other liabilities	$37,322	$			$		$(5)	$
Accrued compensation and benefits	37,547
Accrued carried interest-related compensation	168,615
Due to affiliates	6,873						(4)
Debt obligations	142,967						(3)

Total liabilities	393,324

Partners’ capital	134,907		(1	)(6)
Class A common stock							(7)
Class B common stock							(8)
Additional paid-in capital							(5)(9)
Accumulated other comprehensive income	306
Accumulated deficit							(3)
Non-controlling interests in StepStone Group LP subsidiaries	20,848

Total partners’ capital / stockholders’ equity attributable to StepStone Group Inc.	156,061

Non-controlling interest	—			(6)			(6)

Total liabilities and partners’ capital	$549,385	$			$	$		$

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)

Reflects funding of a pre-offering distribution to the limited partners of StepStone Group LP, with a corresponding decrease to partners’ capital, in an amount equal to approximately $            . This amount will not be available for the operations of StepStone Group Inc.

(2)

Reflects proceeds, net of underwriting discounts, of $        from this offering, with a corresponding increase to total stockholders’ equity. We will use approximately $        of the net proceeds from this offering to cause the Partnership to purchase Partnership units from certain of its existing partners, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering.

(3)

Reflects the use of a portion of the proceeds from this offering to repay the indebtedness outstanding under the Term Loan B and write-down of $        million of unamortized discount and debt issuance costs. This adjustment is non-recurring in nature and, as such, has not been included as an adjustment in the unaudited pro forma condensed consolidated statement of income.

(4)

As described under “Related Party Transactions—Tax Receivable Agreements,” in connection with this offering, SSG will enter into an Exchanges Tax Receivable Agreement with certain continuing partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) tax benefits attributable to payments made under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest. The deferred tax asset of $         and the $         due to affiliates for each Tax Receivable Agreement assumes: (A) only exchanges associated with this offering, (B) a share price equal to $         per share (the midpoint of the price range set forth on the cover of this prospectus) less any underwriting discount, (C) a constant U.S. federal and state income tax rate of %, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future Tax Receivable Agreement payments. The difference between the deferred tax asset recognized and a Tax Receivable Agreement liability is recorded as an increase to additional paid-in-capital.

(5)

We are deferring certain costs associated with this offering, including certain legal, accounting and other related expenses, which have been recorded in other assets and receivables in our consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital. We also expect to incur additional costs through the completion of this offering which are reflected in accounts payable.

(6)

Following this offering, SSG’s only business will be to act as the managing member of the General Partner, and its only material assets will be Class A units representing approximately     % of the partnership interests of the Partnership (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and 100% of the interests in the General Partner. In our capacity as the sole managing member of the General Partner, we will indirectly operate and control all of the Partnership’s business and affairs. As a result, we will consolidate the financial results of the Partnership and will report a non-controlling interest related to the interests held by the continuing partners of the Partnership, which will represent a majority of the economic interest in the Partnership, on our consolidated balance sheet. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, StepStone Group Inc. will own     % of the economic interests of the Partnership, and the continuing limited partners of the Partnership will own the remaining     %.

	StepStone Group LP Partnership Interests	%
StepStone Group Inc.			(a)
Continuing limited partners of StepStone Group LP

Total

(a)	Excludes shares of Class A common stock to be issued under the 2020 LTIP.

The computation of the pro forma non-controlling interest is shown below:

(in thousands)	Reorganization Adjustments	Offering Adjustments
Beginning partners’ equity
Accumulated other comprehensive income
Planned distribution		(1)
Proceeds from offering net of underwriting discounts		(2)
Purchase of partnership interests in StepStone Group LP		(2)
Offering expenses		(5)
Accumulated deficit		(3)

Total partners’ / stockholders’ equity

Continuing partners’ economic interest in the Partnership

Non-controlling interest

(7)

Reflects              shares of Class A common stock with a par value of $        outstanding immediately after this offering. This includes              shares of our Class A common stock issued in this offering,              shares of Class A common stock exchanged for Partnership units by the Direct StepStone Stockholders and              shares of Class A common stock intended to be issued to employees immediately after the closing of this offering.

(8)

In connection with this offering, we will issue shares of Class B common stock to the continuing limited partners of the Partnership, on a one-to-one basis with the number of Partnership Class B units they own. Each share of our Class B common stock will entitle its holder to five votes until a Sunset becomes effective. See “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock.” After a Sunset becomes effective, each share of Class B common stock will then entitle its holder to one vote.

(9)	The computation of the pro forma additional paid-in capital is below:

(in thousands)	Reorganization Adjustments	Offering Adjustments
Planned distribution		(1)
Proceeds from offering net of underwriting discounts		(2)
Purchase of partnership interests in StepStone Group LP		(2)
Offering expenses		(2)
Deferred tax asset		(2)
Due to affiliates for Tax Receivable Agreement		(4)
Reclassification of partners’ equity		(3)
Par value of Class A common stock
Par value of Class B common stock
Non-controlling interests

Additional paid-in capital

Unaudited Pro Forma Condensed Consolidated Statements of Income and Other Data

For the Three Months Ended June 30, 2020

(in thousands, except share and per share amounts)

	StepStone Group LP Historical	Reorganization Adjustments	As Adjusted Before Offering		Offering Adjustments		StepStone Group Inc. Pro Forma
Revenues
Management and advisory fees, net	$63,500	$	$		$		$
Performance fees:
Incentive fees	3,589
Carried interest allocation	(128,502)

Total revenues	(61,413)

Expenses
Compensation and benefits:
Cash-based compensation	39,653
Equity-based compensation	483					(1)
Performance fee-related compensation	(65,775)

Total compensation and benefits	(25,639)
General, administrative and other	10,287

Total expenses	(15,352)

Other income (expense)
Investment loss	(3,178)
Interest income	94
Interest expense	(2,057)					(2)
Other income	—

Total other income (expense)	(5,141)

Loss before income tax	(51,202)
Income tax expense	1,158			(3)		(3)

Net loss	(52,360)
Less: Net income attributable to non-controlling interests in StepStone Group LP subsidiaries	4,093

Net loss attributable to StepStone Group LP	$(56,453)	$	$		$		$

Less: Net loss attributable to non-controlling interests		$		$(4)		$(4)	$

Net loss attributable to StepStone Group Inc.			$				$

Pro forma net income per share data:(5)
Weighted-average shares of Class A common stock outstanding
Basic								—
Diluted								—
Net income available to Class A common stock per share
Basic								$—
Diluted								$—

Unaudited Pro Forma Condensed Consolidated Statements of Income and Other Data

For the Year Ended March 31, 2020

(in thousands, except share and per share amounts)

	StepStone Group LP Historical	Reorganization Adjustments	As Adjusted Before Offering		Offering Adjustments		StepStone Group Inc. Pro Forma
Revenues
Management and advisory fees, net	$235,205	$	$		$		$
Performance fees:
Incentive fees	3,410
Carried interest allocation	207,996

Total revenues	446,611

Expenses
Compensation and benefits:
Cash-based compensation	130,730
Equity-based compensation	1,915					(1)
Performance fee-related compensation	109,659

Total compensation and benefits	242,304
General, administrative and other	53,341

Total expenses	295,645

Other income (expense)
Investment income	6,926
Interest income	1,436
Interest expense	(10,211)					(2)
Other income (loss)	(377)

Total other income (expense)	(2,226)

Income before income tax	148,740
Income tax expense	3,955			(3)		(3)

Net income	144,785
Less: Net income attributable to non-controlling interests in StepStone Group LP subsidiaries	12,869

Net income attributable to StepStone Group LP	$131,916	$	$		$		$

Less: Net income attributable to non-controlling interests		$		$(4)		$(4)	$

Net income attributable to StepStone Group Inc.			$				$

Pro forma net income per share data:(5)
Weighted-average shares of Class A common stock outstanding
Basic								—
Diluted								—
Net income available to Class A common stock per share
Basic								$—
Diluted								$—

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and Other Data

(1)

In connection with the offering, we will grant to employees an aggregate of                 restricted stock units or other awards that vest over a four-year period. This adjustment reflects compensation expense associated with this grant had it occurred at the beginning of the period presented.

(2)	Reflects an adjustment on interest expense from repayment of $ of outstanding indebtedness in full and termination of the Term Loan B using a portion of the proceeds from this offering.

(3)

The Partnership has been and will continue to be treated as a partnership for U.S. federal and state income tax purposes. Following this offering, we will be subject to U.S. federal income taxes, in addition to state, local and foreign income taxes with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its interest holders, including us. As a result, the unaudited pro forma condensed consolidated statements of income reflect adjustments to our income tax expense to reflect an effective income tax rate of     % at StepStone Group Inc., which was calculated assuming the U.S. federal rates currently in effect and the statutory rates applicable to each state, local and foreign jurisdiction where we estimate our income will be apportioned.

The computation of the pro forma provision for income taxes is below:

Reorganization Adjustments
(in thousands)	Three Months Ended June 30, 2020	Year Ended March 31, 2020
Income (loss) before provision for income taxes
Less:
Provision for local and foreign income taxes
Income attributable to non-controlling interest in StepStone Group LP subsidiaries

Allocable income (loss)
StepStone Group Inc.’s economic interest in StepStone Group LP

Income (loss) before provision for income taxes attributable to StepStone Group Inc.
StepStone Group Inc. effective tax rate

Provision for income taxes
Less: Prior recorded provision attributable to StepStone Group Inc.

Adjustment to provision for income taxes

Offering Adjustments
(in thousands)	Three Months Ended June 30, 2020	Year Ended March 31, 2020
Income (loss) before provision for income taxes
Less:
Provision for local and foreign income taxes
Income attributable to non-controlling interest in StepStone Group LP subsidiaries

Allocable income (loss)
StepStone Group Inc.’s economic interest in StepStone Group LP

Income (loss) before provision for income taxes attributable to StepStone Group Inc.
StepStone Group Inc. effective tax rate

Provision for income taxes
Less: Prior recorded provision attributable to StepStone Group Inc.

Adjustment to provision for income taxes

(4)

Following this offering, SSG’s only business will be to act as the managing member of the General Partner, and its only material assets will be Class A units representing approximately     % of the partnership interests of the Partnership (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and 100% of the interests in the General Partner. In our capacity as the sole managing member of the General Partner, we will indirectly operate and control all of the Partnership’s business and affairs. As a result, we will consolidate the financial results of the Partnership and will report a non-controlling interest related to the interests held by the continuing limited partners of the Partnership in our consolidated statement of income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, StepStone Group Inc. will own     % of the economic interest of the Partnership, and the continuing limited partners of the Partnership will own the remaining     %. Net income attributable to non-controlling interest will represent     % of the consolidated income before income taxes of StepStone Group Inc. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, StepStone Group Inc. will own     % of the economic interest of the Partnership, the continuing limited partners of the Partnership will own the remaining     %, and net income attributable to non-controlling interest will represent     % of the consolidated income before income taxes of StepStone Group Inc.

The computation of the pro forma income attributable to non-controlling interest is below:

(in thousands)	Three Months Ended June 30, 2020	Year Ended March 31, 2020
Income before provision for income taxes
Less:
Provision for foreign income taxes
Income attributable to non-controlling interest in StepStone Group LP subsidiaries

Allocable income
Continuing partners’ economic interest in StepStone Group LP

Income attributable to non-controlling interest

Reorganization adjustments
Offering adjustments

Income attributable to non-controlling interest

Reorganization adjustments reflect an adjustment to record the     % of non-controlling interests, net of tax, held by the continuing partners in StepStone Group LP after the Reorganization. After the Reorganization,                  shares of Class A common stock will be outstanding in StepStone Group Inc. and              Class B units will be held by the continuing partners of StepStone Group Inc. Offering adjustments reflect an adjustment to record the     % of non-controlling interests, net of tax, held by the continuing partners in StepStone Group LP after the offering. After the offering,                  shares of Class A common stock will be outstanding in StepStone Group Inc. and                  Class B units will be held by the continuing partners of StepStone Group Inc.

(5)

Pro forma basic net income per share is computed by dividing net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. The weighted-average shares outstanding excludes                  shares of Class A common stock to be issued under the 2020 LTIP as the shares are non-participating securities and subject to vesting conditions. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. The calculation of diluted earnings per share excludes the                 of Class B partnership units outstanding that are convertible into Class A common stock under the “if-converted” method as the inclusion of such shares would be antidilutive to the periods presented. Other than a right to be repaid the par value upon cancellation of shares of Class B common stock, the Class B common stock carries only a voting interest in StepStone Group Inc. and those shares are therefore not included in the computation of pro forma basic or diluted net income per share. The Company intends to make a pre-offering distribution to the limited partners of StepStone Group LP in an amount equal to approximately $ . When aggregate distributions declared during the twelve months preceding an initial public offering exceed net income during the same period, SEC rules require that pro forma earnings per share and pro forma weighted-average shares outstanding reflect the number of newly issued shares in the offering that would be required to fund the portion of distributions in excess of net income. As a result, the pro forma earnings per share for the three months ended June 30, 2020 and the year ended March 31, 2020 give effect to the deemed issuance of shares of Class A common stock whose proceeds would be necessary to fund the portion of distributions in excess of net income during the twelve months preceding the initial public offering. Excluding the deemed issuance of shares of Class A common stock, pro forma basic and diluted earnings per share would have been $ and $ per share, respectively, for the three months ended June 30, 2020 and $ and $ per share, respectively, for the year ended March 31, 2020 and pro forma basic and diluted weighted-average shares of Class A common stock outstanding would have been and shares, respectively, for the three months ended June 30, 2020 and and shares, respectively, for the year ended March 31, 2020. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share.

(in thousands, except share and per share amounts)	Three Months Ended June 30, 2020	Year Ended March 31, 2020
Basic net income per share:
Numerator
Net income
Less: Net income attributable to non-controlling interest

Net income attributable to Class A common stockholders—Basic

Denominator
Shares of Class A common stock outstanding—Basic
Shares of Class A common stock to be issued to the direct StepStone Group Inc. stockholders in the Reorganization

IPO shares required to fund distribution in excess of earnings
Weighted-average shares of Class A common stock outstanding—Basic

Basic net income per share

Diluted net income per share:
Numerator
Net income attributable to Class A common stockholders—Basic
Reallocation of net income assuming vesting of restricted share awards

Net income attributable to Class A common stockholders—Diluted

Denominator
Weighted-average shares of Class A common stock outstanding—Basic
Vesting of restricted share awards

Weighted-average shares of Class A common stock outstanding—Diluted

Diluted net income per share

In computing the dilutive effect, if any, that restricted share awards would have on earnings per share, we consider the reallocation of net income between holders of Class A common stock and non-controlling interests. For the three months ended June 30, 2020, the calculation of diluted earnings per share excludes                  shares of Class A common stock and                  units of Class B2 partnership units that are convertible into Class A common stock under the “if-converted” method as the inclusion of such shares would be antidilutive.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected financial information and other data on a historical basis. The following selected consolidated income statement data for the three months ended June 30, 2020 and 2019 and the selected consolidated balance sheet data as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements for the three months ended June 30, 2020 and 2019 included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements for and as of the three months ended June 30, 2020 and 2019 reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations for such periods. The following selected consolidated income statement data for the years ended March 31, 2020, 2019 and 2018 and the selected consolidated balance sheet data as of March 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. The summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended June 30,		Year Ended March 31,
	2020	2019	2020	2019	2018
Income Statement Data (in thousands)
Revenues
Management and advisory fees, net	$63,500	$50,968	$235,205	$190,826	$140,952
Performance fees:
Incentive fees	3,589	1,622	3,410	1,540	1,489
Carried interest allocation	(128,502)	46,989	207,996	63,902	121,834

Total revenues	(61,413)	99,579	446,611	256,268	264,275

Expenses:
Compensation and benefits:
Cash-based compensation	39,653	29,668	130,730	108,340	87,005
Equity-based compensation	483	475	1,915	1,725	189
Performance-fee related compensation	(65,775)	24,531	109,659	31,478	59,684

Total compensation and benefits	(25,639)	54,674	242,304	141,543	146,878
General, administrative and other	10,287	12,327	53,341	49,160	35,851

Total expenses	(15,352)	67,001	295,645	190,703	182,729

Other income (expense):
Investment income (loss)	(3,178)	1,268	6,926	4,126	5,007
Interest income	94	334	1,436	1,507	143
Interest expense	(2,057)	(2,742)	(10,211)	(10,261)	(913)
Other income (loss)	—	197	(377)	662	22

Total other income (expense)	(5,141)	(943)	(2,226)	(3,966)	4,259

Income (loss) before income tax	(51,202)	31,635	148,740	61,599	85,805
Income tax expense	1,158	626	3,955	1,640	1,986

Net income (loss)	(52,360)	31,009	144,785	59,959	83,819
Less: Net income attributable to non-controlling interests	4,093	2,491	12,869	5,763	2,381

Net income (loss) attributable to StepStone Group LP	$(56,453)	$28,518	$131,916	$54,196	$81,438

	Three Months Ended June 30,		Year Ended March 31,
	2020	2019	2020	2019	2018
Non-GAAP Financial Measures (in thousands)(1)
Adjusted revenues	$74,273	$65,490	$285,591	$229,978	$175,323
Fee-related earnings	18,400	12,065	60,581	44,486	23,689
Adjusted pre-tax net income	20,639	16,223	66,858	53,057	46,693
Adjusted net income	19,481	15,597	62,903	51,417	44,707

	As of June 30, 2020	As of March 31,
		2020	2019
Balance Sheet Data (in thousands)
Assets
Cash and cash equivalents	$90,711	$89,939	$40,622
Marketable securities	—	—	43,388
Investments:
Investments in funds	50,448	53,386	43,269
Accrued carried interest allocations	328,697	460,837	299,018

Total assets	549,385	680,829	491,723

Liabilities and partner’s capital
Accrued carried interest-related compensation	$168,615	$237,737	$150,763
Debt obligations	142,967	143,144	143,852
Total liabilities	393,324	443,862	346,061

Partners’ capital	134,907	216,051	128,426
Non-controlling interests in StepStone Group LP subsidiaries	20,848	20,738	16,953

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information and a reconciliation of revenues to adjusted revenues and of net income (loss) attributable to StepStone Group LP to adjusted pre-tax net income and ANI and FRE.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements of StepStone Group LP and StepStone Group, Inc. and the related notes included within this prospectus. The historical consolidated financial data discussed below reflect the historical results of operations and financial position of StepStone Group LP. The consolidated financial statements of StepStone Group LP, our predecessor for accounting purposes, will be our historical financial statements following this offering. The historical financial data discussed below relate to periods prior to the Reorganization described in “Organizational Structure” and do not give effect to pro forma adjustments. As a result, the following discussion does not reflect the significant effects that such events will have on us. See “Organizational Structure” and “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data” for more information. Unless otherwise indicated, references in this prospectus to fiscal 2020, fiscal 2019 and fiscal 2018 are to our fiscal years ended March 31, 2020, 2019 and 2018, respectively.

Business Overview

We are a global private markets investment firm focused on providing customized investment solutions and advisory and data services to our clients. Our clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. We partner with our clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes. These portfolios utilize several types of synergistic investment strategies with third-party fund managers, including commitments to funds (primaries), acquiring stakes in existing funds on the secondary market (secondaries) and investing directly into companies (co-investments). As of June 30, 2020, we oversaw approximately $292 billion of private markets allocations, including $66 billion of AUM and $226 billion of AUA.

We are a global firm and believe that local knowledge, business relationships and presence are all critical to securing a competitive edge in the private markets. We deploy a local staffing model, operating from 19 offices across 13 countries in five continents. Our offices are staffed by investment professionals who bring valuable regional insights and language proficiency to enhance existing client relationships and build new client relationships. Since our inception, we have invested heavily in our platforms to drive growth and expand our investment solutions capabilities and service offerings, including through opportunistic transactions that have helped accelerate the growth of our team and capabilities. As of June 30, 2020, we had 526 total employees, including more than 190 investment professionals and more than 330 employees across our operating team and implementation teams dedicated to sourcing, executing, analyzing and monitoring private markets opportunities. Over 60 of our employees have equity interests in us, collectively owning nearly 70% of the Company on a fully-diluted basis prior to this offering.

We have a flexible business model whereby many of our clients engage us for solutions across multiple asset classes and investment strategies. Our solutions are typically offered in the following commercial structures:

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Separately managed accounts. Owned by one client and managed according to their specific preferences, SMAs integrate a combination of primaries, secondaries and co-investments across one or more asset classes. SMAs are meant to address clients’ specific portfolio objectives with respect to return, risk tolerance, diversification and liquidity. SMAs, including directly managed assets, comprised $51 billion of our AUM as of June 30, 2020.

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Focused commingled funds. Owned by multiple clients, our focused commingled funds deploy capital in specific asset classes with defined investment strategies. Focused commingled funds comprised $12 billion of our AUM as of June 30, 2020.

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Advisory and data services. These services include one or more of the following for our clients: (i) recurring support of portfolio construction and design; (ii) discrete or project-based due diligence, advice and investment recommendations; (iii) detailed review of existing private markets investments, including portfolio-level repositioning recommendations where appropriate; (iv) consulting on investment pacing, policies, strategic plans, and asset allocation to investment boards and committees; and (v) licensed access to SPI and Pacing. Advisory relationships comprised $226 billion of our AUA and $3 billion of our AUM as of June 30, 2020.

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Portfolio analytics and reporting. We provide clients with tailored reporting packages, including customized performance benchmarks as well as associated compliance, administrative and tax capabilities. Mandates for portfolio analytics and reporting services typically include licensed access to our proprietary performance monitoring software, Omni. Through Omni, we provided portfolio analytics and reporting on approximately $520 billion of client commitments as of June 30, 2020, inclusive of our combined AUM/AUA, previously exited investments and investments of former clients.

We generate revenues from management and advisory fees and performance fees earned pursuant to contractual arrangements with our funds and our clients. We also invest our own capital in the StepStone Funds we manage to align our interests with those of our clients. Through these investments, we earn a pro-rata share of the results of such funds and may also be entitled to an allocation of performance-based fees from the limited partners in the StepStone Funds, commonly referred to as carried interest.

Trends Affecting Our Business

Our business is affected by a variety of factors, including conditions in the financial markets and economic and political conditions. Changes in global economic conditions and regulatory or other governmental policies or actions can materially affect the values of the StepStone Funds’ holdings and the ability to source attractive investments and completely utilize the capital that we have raised. However, we believe our disciplined investment philosophy across our diversified investment strategies has historically contributed to the stability of our performance throughout market cycles.

In addition to these macroeconomic trends and market factors, we believe our future performance will be influenced by the following factors:

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The extent to which clients favor private markets investments. Our ability to attract new capital is partially dependent on clients’ views of private markets relative to traditional asset classes. We believe our fundraising efforts will continue to be subject to certain fundamental asset management trends, including (1) the increasing importance and market share of private markets investment strategies to clients of all types as clients focus on lower-correlated and absolute levels of return, (2) the increasing demand for private markets from private wealth clients, (3) shifting asset allocation policies of institutional clients and (4) increasing barriers to entry and growth for potential competitors.

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Our ability to generate strong, stable returns. Our ability to raise and retain capital is partially dependent on the investment returns we are able to generate for our clients and drives growth in our FEAUM and management fees. Although our FEAUM and management fees have grown significantly since our inception, adverse market conditions or an outflow of capital in the private markets management industry in general could affect our future growth rate. In addition, market dislocations, contractions or volatility could put pressure on our returns in the future which could in turn affect our fundraising abilities.

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Our ability to maintain our data advantage relative to competitors. Our proprietary data and technology platforms, analytical tools and deep industry knowledge allow us to provide our clients with customized investment solutions, including asset management services and tailored reporting packages, such as customized performance benchmarks as well as compliance, administration and tax capabilities. Our ability to maintain our data advantage is dependent on a number of factors, including our continued access to a broad set of private market information and our ability to grow our relationships with fund managers and clients of all types.

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Our ability to source investments with attractive risk-adjusted returns. The continued growth in our revenues is dependent on our ability to identify attractive investments and deploy the capital that we have raised. However, the capital deployed in any one quarter may vary significantly from period to period due to the availability of attractive opportunities and the long-term nature of our investment strategies. Our ability to identify attractive investments is dependent on a number of factors, including the general macroeconomic environment, valuation, transaction size, and the liquidity of such investment opportunity. A significant decrease in the quality or quantity of potential opportunities could adversely affect our ability to source investments with attractive risk-adjusted returns.

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Increased competition and clients’ desire to work with fewer managers. There has been an increasing desire on the part of larger clients to build deeper relationships with fewer private markets managers. At times, this has led to certain funds being oversubscribed due to the increasing flow of capital. Our ability to invest and maintain our relationships with high-performing fund managers across private markets asset classes is critical to our clients’ success and our ability to maintain our competitive position and grow our revenue.

Business Combinations

On April 1, 2018, we closed a transaction to acquire 100% of Courtland Partners, Ltd. (“Courtland”). Courtland is an institutional real estate investment adviser to pension funds, endowments, foundations, insurance companies, funds-of-funds and banks located in the United States, Europe and Asia. The results of Courtland’s operations have been included in the consolidated financial statements effective April 1, 2018. See note 14 to our consolidated financial statements included elsewhere in this prospectus for more information about the Courtland transaction.

Reorganization

In connection with this offering, we intend to effect a Reorganization as described under “Organizational Structure—The Reorganization.”

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a global pandemic. The spread of COVID-19 throughout the world has led many countries to institute a variety of measures in an effort to contain viral spread, which has led to significant disruption and uncertainty in the global financial markets. While some of the initial restrictions have been relaxed or lifted in an effort to generate more economic activity, the risk of future COVID-19 outbreaks remains and restrictions have been and may continue to be reimposed to mitigate risks to public health in jurisdictions where additional outbreaks have been detected. Moreover, even where restrictions are and remain lifted, the absence of viable treatment options or a vaccine could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time, potentially further delaying global economic recovery.

We are closely monitoring developments related to COVID-19 and assessing any negative impacts to our business. The COVID-19 pandemic has affected, and may further affect, our business in various ways. In particular, it is possible that our future results may be adversely affected by slowdowns in fundraising activity and the pace of capital deployment, which could result in delayed or decreased management fees, or if fund managers are unable or less able to profitably exit existing investments, which could result in delayed or decreased performance fee revenues. The underlying investments in the StepStone Funds reflect valuations on a three-month lag, or as of March 31, 2020, as adjusted for capital contributions and distributions during the three-month lag period ended June 30, 2020. As a result, during the three months ended June 30, 2020, our investments in funds and accrued carried interest allocations experienced significant declines, primarily reflecting the unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19. See “Risk Factors—Risks Related to Our Industry—The COVID-19 pandemic has severely disrupted the global financial markets and business climate and may adversely impact our business, financial condition and results of operations.”

Segments

We operate as one business, a fully-integrated private markets solutions provider. Our chief operating decision maker, which consists of our co-chief executive officers together, utilizes a consolidated approach to assess performance and allocate resources. As such, we operate in one business segment.

Key Financial Measures

Our key financial and operating measures are discussed below. Additional information regarding our significant accounting policies can be found in note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenues

We generate revenues primarily from management and advisory fees, incentive fees and allocations of carried interest.

Management and Advisory Fees, Net

Management and advisory fees, net, consist of fees received from managing SMAs and focused commingled funds, advisory and data services, and portfolio analytics and reporting.

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Management fees from SMAs are generally based on a contractual rate applied to committed capital or net invested capital under management. These fees will vary over the life of the contract due to changes in the fee basis or contractual rate changes or thresholds, built-in declines in applicable contractual rates, and/or changes in net invested capital balances. The weighted-average management fee rate from SMAs was approximately 0.41% and 0.39% of average FEAUM in fiscal 2019 and 2020, respectively, and primarily reflected shifts in asset class mix.

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Management fees from focused commingled funds are generally based on a specified fee rate applied against client capital commitments during a defined investment or commitment period. Thereafter, management fees are typically calculated based on a contractual rate applied against net invested capital, or a stepped-down fee rate applied against the initial commitment. The weighted-average management fee rate from focused commingled funds was approximately 0.87% and 0.89% of average FEAUM in fiscal 2019 and 2020, respectively, and primarily reflected the timing of new funds and shifts in asset class mix.

•	The weighted-average management fee rate across SMAs and focused commingled funds was approximately 0.53% and 0.51% of average FEAUM in fiscal 2019 and 2020, respectively.

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Fee revenues from advisory, SPAR or SPI services are generally annual fixed fees, which vary based on the scope of services we provide. We also provide certain project-based or event-driven advisory services. The fees for these services are negotiated and typically paid upon successful delivery of services or on the execution of the event-driven service. Because advisory fees are negotiated and typically paid upon successful delivery of services or on the execution of the event-driven service, advisory fees do not necessarily correlate with the total size of our AUA.

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Management fees are reflected net of (i) certain professional and administrative services that we arrange to be performed by third parties on behalf of investment funds and (ii) certain distribution and servicing fees paid to third-party financial institutions. In both situations, we are acting as an agent because we do not control the services provided by the third parties before they are transferred to the customer.

Performance Fees

We earn two types of performance fee revenues: incentive fees and carried interest allocations, as described below. Incentive fees comprise fees earned from certain client investment mandates for which we do not have a general partnership interest in a StepStone Fund. Carried interest allocations include the allocation of performance-based fees, commonly referred to as carried interest, from limited partners in the StepStone Funds to us. As of June 30, 2020, we had over $36 billion of carry-eligible capital across approximately 110 programs, of which nearly 70 were in accrued carried interest position.

Incentive fees are generally calculated as a percentage of the profits (up to 10%) earned in respect of certain accounts for which we are the investment adviser, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are a form of variable consideration and represent contractual fee arrangements in our contracts with our customers. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax.

We recognize incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period (i.e., crystallization). However, clawback terms for incentive fees received prior to crystallization only require the return of amounts on a net of tax basis. Accordingly, the tax-related portion of incentive fees received in advance of crystallization is not subject to clawback and is therefore recognized as revenue immediately upon receipt. Incentive fees received in advance of crystallization that remain subject to clawback are recorded as deferred incentive fee revenue and included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

Carried interest allocations include the allocation of performance-based fees to us from limited partners in the StepStone Funds in which we hold an equity interest. We are entitled to a carried interest allocation (typically 5% to 15%) based on cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 5% to 10%), in accordance with the terms set forth in the respective fund’s governing documents. We account for our investment balances in the StepStone Funds, including carried interest allocations, under the equity method of accounting because we are presumed to have significant influence as the general partner or managing member. Accordingly, carried interest allocations are not deemed to be within the scope of Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers.

We recognize revenue attributable to carried interest allocations from a StepStone Fund based on the amount that would be due to us pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as carried interest allocation revenue reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. We record the amount of carried interest allocated to us as of each period end as accrued carried interest allocations, which is included as a component of investments in the consolidated balance sheets.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried interest is subject to reversal to the extent that the amount received to date exceeds the amount due to us based on cumulative results. As such, a liability is accrued for the potential clawback obligations if amounts previously distributed to us would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of June 30, 2020 and March 31, 2020, no material amounts for potential clawback obligations had been accrued.

Expenses

Cash-based compensation primarily includes salaries, bonuses, employee benefits and employer-related payroll taxes.

Equity-based compensation represents grants of equity related awards or arrangements to certain employees.

Performance fee-related compensation represents the portion of carried interest allocation revenue and incentive fees that have been awarded to employees as a form of long-term incentive compensation. Performance fee-related compensation is generally tied to the investment performance of the StepStone Funds. Approximately 50% of carried interest allocation revenue is awarded to employees as part of our long-term incentive compensation plan, fostering alignment of interest with our clients and investors, and retaining key investment professionals. More than 80 employees are entitled to participate in our carried interest allocations in one or more of the asset classes. Carried interest-related compensation is accounted for as compensation expense in conjunction with the related carried interest allocation revenue and, until paid, is recorded as a component of accrued carried interest-related compensation in the consolidated balance sheets. Carried interest-related compensation expense also includes the portion of net carried interest allocation revenue attributable to equity holders of our consolidated subsidiaries that are not 100% owned by us. Amounts presented as realized indicate the amounts paid or payable to employees based on the receipt of carried interest allocation revenue from realized investment activity. Carried interest-related compensation expense may be subject to reversal to the extent that the related carried interest allocation revenue is reversed. Carried interest-related compensation paid to employees may be subject to clawback on an after-tax basis under certain scenarios. To date, no material amounts of realized carried interest-related compensation have been reversed. Incentive fee-related compensation is accrued as compensation expense when it is probable and estimable that payment will be made.

General, administrative and other includes occupancy, travel and entertainment, insurance, legal and other professional fees, depreciation, amortization of intangible assets, system-related costs, and other general costs associated with operating our business.

Other Income (Expense)

Investment income primarily represents our share of earnings from the investments we make in our SMAs and focused commingled funds. We, either directly or through our subsidiaries, generally have a general partner interest in the StepStone Funds, which invest in primary funds, secondary funds and co-investment funds, or a combination of investment types. Investment income will increase or decrease based on the earnings of the StepStone Funds, which are primarily driven by net realized and unrealized gains (losses) on the underlying investments held by the funds. Our co-investment funds invest in underlying portfolio companies and therefore their valuation changes from period to period are more influenced by individual companies than our primary and secondary funds, which have exposures across multiple portfolio companies in underlying private markets funds. Our SMAs and focused commingled funds invest across various industries, strategies and geographies. Consequently, our general partner investments do not include any significant concentrations in a specific sector or geography outside the United States. Investment income excludes carried interest allocations, which are presented as revenues as described above.

Interest income consists of income earned on cash, cash equivalents and marketable securities.

Interest expense consists of the interest expense on our outstanding debt, amortization of deferred financing costs and amortization of original issue discount.

Other income (loss), net represents gains and losses associated with non-operating activities.

Income Tax Expense

Income tax expense consists of taxes paid or payable by our consolidated operating subsidiaries. The Partnership is treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by the Partnership flows through to its limited partners and is generally not subject to U.S. federal or state income tax at the partnership level. Our non-U.S. subsidiaries generally operate as corporate entities in non-U.S. jurisdictions. Accordingly, in some cases, these entities are subject to local or non-U.S. income taxes. In addition, certain subsidiaries are subject to local jurisdiction taxes at the entity level, with the related tax provision reflected in the consolidated statements of income. Following this offering, we will be taxed as a corporation for U.S. federal and state income tax purposes and, as a result, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its interest holders, including us.

See “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data” included elsewhere in this prospectus.

Non-Controlling Interests

Net income attributable to non-controlling interests represents the portion of net income or loss attributable to other equity holders of our consolidated subsidiaries that are not 100% owned by us. Immediately following the consummation of this offering, we will be a holding company, the only assets of which will be Class A units of the Partnership and a 100% membership interest in StepStone Group Holdings LLC, which is the general partner of the Partnership. In our capacity as the sole managing member of the General Partner, we will indirectly operate and control all of the Partnership’s business and affairs. Subsequent to this offering, we will consolidate the financial results of the Partnership and will report a non-controlling interest related to the interest held by the Class B unitholders of the Partnership in our consolidated financial statements.

Operating Metrics

We monitor certain operating metrics that are either common to the asset management industry or that we believe provide important data regarding our business.

Assets Under Management

AUM primarily reflects the assets associated with our SMAs and focused commingled funds. We classify assets as AUM if we have full discretion over the investment decisions in an account or have responsibility or custody of assets. Although management fees are based on a variety of factors and are not linearly correlated with AUM, we believe AUM is a useful metric for assessing the relative size and scope of our asset management business.

Our AUM is calculated as the sum of (i) the NAV of client portfolio assets, including the StepStone Funds and (ii) the unfunded commitments of clients to the underlying investments and the StepStone Funds. Our AUM reflects the investment valuations in respect of the underlying investments of our funds and accounts on a three-month lag, adjusted for new client account activity through the period end.

Assets Under Advisement

AUA consists of client assets for which we do not have full discretion to make investment decisions but play a role in advising the client or monitoring their investments. We generally earn revenue for advisory-related services on a contractual fixed fee basis. Advisory-related services include asset allocation, strategic planning, development of investment policies and guidelines, screening and recommending investments, legal negotiations, monitoring and reporting on investments, and investment manager review and due diligence. Advisory fees vary by client based on the scope of services, investment activity and other factors. Most of our advisory fees are fixed and therefore, increases or decreases in AUA do not necessarily lead to proportionate changes in revenue.

Our AUA is calculated as the sum of (i) the NAV of client portfolio assets for which we do not have full discretion and (ii) the unfunded commitments of clients to the underlying investments. Our AUA reflects the investment valuations in respect of the underlying investments of our client accounts on a three-month lag, adjusted for new client account activity through the period end.

Fee-Earning AUM

FEAUM reflects the assets from which we earn management fee revenue (i.e., fee basis) and includes assets in our SMAs, focused commingled funds and assets held directly by our clients for which we have fiduciary oversight and are paid fees as the manager of the assets. Our SMAs and focused commingled funds typically pay management fees based on capital commitments, net invested capital and, in certain cases, NAV, depending on the fee terms. Management fees are only marginally affected by market appreciation or depreciation because substantially all of the StepStone Funds pay management fees based on commitments or net invested capital. As a result, management fees and FEAUM are only marginally affected by changes in market value.

Our calculation of FEAUM may differ from the calculations of other asset managers and, as a result, may not be comparable to similar measures presented by other asset managers.

Undeployed Fee-Earning Capital

Undeployed fee-earning capital represents the amount of capital commitments to StepStone Funds that has not yet been invested or considered active, and as this capital is invested or activated, will generate management fee revenue.

Non-GAAP Financial Measures

Below is a description of our non-GAAP financial measures. These measures are presented on a basis other than GAAP and should be considered in addition to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

Adjusted Revenues and Adjusted Net Income

ANI is a non-GAAP performance measure that we present on a pre-tax and after-tax basis used to evaluate profitability. ANI represents the after-tax net realized income attributable to us. The components of revenues used in the determination of ANI (“adjusted revenues”) are comprised of net management and advisory fees, incentive fees (including the deferred portion) and realized carried interest allocations. In addition, ANI excludes: (a) unrealized carried interest allocation revenues and related compensation, (b) unrealized portion of investment income, (c) equity-based compensation, (d) amortization of intangibles and (e) certain other items that we believe are not indicative of our core operating performance, including charges associated with acquisitions and corporate transactions, contract terminations and employee severance. ANI is income before taxes less GAAP income taxes. We believe ANI and adjusted revenues are useful to investors because they enable investors to evaluate the performance of our business across reporting periods.

Fee-Related Earnings

FRE is a non-GAAP performance measure used to monitor our baseline earnings from recurring management and advisory fees. FRE is a component of ANI and comprises net management and advisory fees, less operating expenses other than performance fee-related compensation, equity-based compensation, amortization of intangibles and other non-core operating items. FRE is presented before income taxes. We believe FRE is useful to investors because it provides additional insight into the operating profitability of our business and our ability to cover direct base compensation and operating expenses from total fee revenues.

Unaudited Interim Consolidated Results of Operations

The following is a discussion of our unaudited consolidated results of operations for the periods presented. This information is derived from our accompanying condensed consolidated financial statements prepared in accordance with GAAP.

	Three Months Ended June 30,
(in thousands)	2020	2019
Revenues
Management and advisory fees, net	$63,500	$50,968
Performance fees:
Incentive fees	3,589	1,622
Carried interest allocation:
Realized allocation	3,638	12,900
Unrealized allocation	(132,140)	34,089

Total carried interest allocation	(128,502)	46,989

Total revenues	(61,413)	99,579

Expenses
Compensation and benefits:
Cash-based compensation	39,653	29,668
Equity-based compensation	483	475
Performance fee-related compensation:
Realized	2,900	7,780
Unrealized	(68,675)	16,751

Total performance fee-related compensation	(65,775)	24,531

Total compensation and benefits	(25,639)	54,674
General, administrative and other	10,287	12,327

Total expenses	(15,352)	67,001

Other income (expense)
Investment income (loss)	(3,178)	1,268
Interest income	94	334
Interest expense	(2,057)	(2,742)
Other income	—	197

Total other income (expense)	(5,141)	(943)

Income (loss) before income tax	(51,202)	31,635
Income tax expense	1,158	626

Net income (loss)	(52,360)	31,009
Less: Net income attributable to non-controlling interests	4,093	2,491

Net income (loss) attributable to StepStone Group LP	$(56,453)	$28,518

Revenues

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Total revenues decreased $161.0 million, or 162%, to $(61.4) million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, due to lower carried interest allocation, partially offset by higher net management and advisory fees and incentive fees.

Net management and advisory fees increased $12.5 million, or 25%, to $63.5 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The increase was driven by new client activity and a 26% growth in FEAUM across the platform, including $4.8 million from StepStone Secondary Opportunities IV, for which fees were initiated in September 2019, and $1.3 million from StepStone Real Estate Partners IV, for which fees were initiated in June 2019. These increases were partially offset by a $0.4 million decline in revenues associated with liquidating portfolios for which we serve as the replacement manager.

Incentive fees increased $2.0 million, or 121%, to $3.6 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

Realized carried interest allocation revenues decreased $9.3 million, or 72%, to $3.6 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, reflecting lower realization activity within our private equity funds. Unrealized carried interest allocation revenues include the reversal of realized carried interest allocation revenues. Excluding the reversal, unrealized carried interest allocation revenues decreased $175.5 million, or 373%, to $(128.5) million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The decrease in unrealized carried interest allocation for the three months ended June 30, 2020 was primarily attributable to unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19 within our private equity funds.

Expenses

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Total expenses decreased $82.4 million, or 123%, to $(15.4) million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, reflecting decreases in performance fee-related compensation and general, administrative and other expenses, partially offset by increases in cash-based compensation.

Cash-based compensation increased $10.0 million, or 34%, to $39.7 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, due to increased staffing and compensation levels. Our full-time headcount increased 21% from June 30, 2019 to June 30, 2020.

Equity-based compensation was $0.5 million for the three months ended June 30, 2020 and 2019.

Performance fee-related compensation expense decreased $90.3 million, or 368%, to $(65.8) million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The decrease primarily reflected the decrease in carried interest allocation revenue. Realized performance fee-related compensation decreased $4.9 million, or 63%, to $2.9 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, reflecting lower realization activity.

General, administrative and other expenses decreased $2.0 million, or 17%, to $10.3 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The decrease primarily reflected lower travel and associated costs for investment evaluation and client service, as well as other general operating expenses.

Other Income (Expense)

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Investment income decreased $4.4 million, or 351%, to a loss of $3.2 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, primarily reflecting overall changes in the valuations of the underlying investments in the StepStone Funds.

Interest income decreased $0.2 million, or 72%, to $0.1 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

Interest expense decreased $0.7 million, or 25%, to $2.1 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The decrease primarily reflected changes in interest rates on average outstanding debt balances for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

Income Tax Expense

Income tax expense relates primarily to local income taxes and foreign income taxes for subsidiaries that have operations outside of the United States. For U.S. federal and state income tax purposes, income generated by the Partnership flows through to its limited partners, who are individually liable for the taxes based on their proportionate share of the Company’s income and loss. Accordingly, the Company bears no liability for U.S. federal or state income taxes.

However, following this offering, we will be taxed as a corporation for U.S. federal and state income tax purposes and, as a result, will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its unitholders, including us.

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Income tax expense increased $0.5 million, or 85%, to $1.2 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The increase was primarily related to a general increase in taxes paid in non-U.S. subsidiaries.

Net Income Attributable to Non-Controlling Interests

Net income attributable to NCI reflects the portion of income or loss attributable to other equity holders in certain consolidated subsidiaries that are not 100% owned by us. Net income attributable to NCI increased $1.6 million, or 64%, to $4.1 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

Assets Under Management

Our AUM has grown from approximately $53 billion as of March 31, 2019 to approximately $67 billion as of March 31, 2020 and to approximately $66 billion as of June 30, 2020.

Assets Under Advisement

Assets related to our advisory accounts have increased from approximately $213 billion as of March 31, 2019 to approximately $229 billion as of March 31, 2020 and to approximately $226 billion as of June 30, 2020.

Fee-Earning AUM

Three Months Ended June 30, 2020

FEAUM increased $1 billion, or 1%, to approximately $42 billion as of June 30, 2020 as compared to approximately $41 billion as of March 31, 2020, primarily reflecting contributions from SMAs.

	Three Months Ended June 30, 2020
(in millions)	SMAs	Focused Commingled Funds	Total
Beginning balance	$31,089	$10,104	$41,193
Contributions(1)	1,195	199	1,394
Distributions(2)	(117)	(102)	(219)
Market value, FX and other(3)	(550)	(82)	(632)

Ending balance	$31,617	$10,104	$41,736

(1)	Contributions consist of new capital commitments that earn fees on committed capital and capital contributions to funds and accounts that earn fees on net invested capital or NAV.
(2)	Distributions consist of returns of capital from funds and accounts that pay fees on net invested capital or NAV.
(3)

Market value, FX and other primarily consists of changes in market value appreciation (depreciation) for funds that pay on NAV, the effect of foreign exchange rate changes on non-U.S. dollar denominated commitments and reductions in fee-earning AUM from funds that moved from a committed capital to net invested capital fee basis or from funds and accounts that no longer pay fees.

The following tables set forth FEAUM by asset class and selected weighted average management fee rate data:

	As of
(in millions)	June 30, 2020	March 31, 2020	June 30, 2019
FEAUM
Private equity	$20,129	$19,929	$16,285
Infrastructure	11,348	11,424	8,468
Private debt	6,762	6,328	4,933
Real estate	3,497	3,512	3,321

Total	$41,736	$41,193	$33,007

	As of
	June 30, 2020	March 31, 2020	June 30, 2019
Weighted-average fee rate(1)
Private equity(2)	0.67%	0.66%	0.62%
All other asset classes(3)	0.37%	0.37%	0.40%

Total	0.52%	0.51%	0.52%

(1)	Weighted-average fee rates reflect the applicable management fees for the last 12 months ending on each period presented.
(2)	The change in weighted-average fee rates primarily reflected the timing of new funds.
(3)	The change in weighted-average fee rates primarily reflected shifts in asset class mix.

Undeployed Fee-Earning Capital

As of June 30, 2020, we had $15 billion of undeployed fee-earning capital available to be deployed for future investment or reinvestment.

Non-GAAP Financial Measures

The following table presents the components of FRE and ANI:

	Three Months Ended June 30,
(in thousands)	2020	2019
Management and advisory fees, net	$63,500	$50,968
Less:
Cash-based compensation	39,653	29,668
General, administrative and other	10,287	12,327
Plus:
Amortization of intangibles	835	1,343
Non-core items(1)	4,005	1,749

Fee-related earnings	18,400	12,065
Plus:
Realized carried interest allocations	3,638	12,900
Incentive fees	3,589	1,622
Deferred incentive fees	3,546	—
Realized investment income	1,015	2,065
Interest income	94	334
Unrealized investment income (loss) attributable to non-controlling interests	(593)	53
Other income	—	197
Less:
Realized performance fee-related compensation	2,900	7,780
Interest expense	2,057	2,742
Income attributable to non-controlling interests	4,093	2,491
Income taxes	1,158	626

Adjusted net income	$19,481	$15,597

(1)

Includes compensation paid to certain equity holders as part of an acquisition earn-out ($1.1 million for the three months ended June 30, 2019), severance costs ($4.0 million and $0.1 million for the three months ended June 30, 2020 and 2019, respectively), transaction costs ($0.5 million for the three months ended June 30, 2019), and other non-core operating income and expenses.

Adjusted Revenues and Adjusted Net Income

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Adjusted revenues increased $8.8 million, or 13%, to $74.3 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, primarily reflecting increases in net management and advisory fees and deferred incentive fees, partially offset by decreases in realized carried interest allocation revenues.

ANI increased $3.9 million, or 25%, to $19.5 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, largely due to the increase in FRE as discussed below, as well as an increase in deferred incentive fees. These increases were partially offset by lower net performance-related earnings (incentive fees plus realized carried interest allocation revenues, less realized performance fee-related compensation), lower realized investment income, and higher allocation to non-controlling interests.

Fee-Related Earnings

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

FRE increased $6.3 million, or 53%, to $18.4 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, primarily reflecting higher net management and advisory fees, partially offset by higher cash-based compensation.

The table below shows a reconciliation of revenues to adjusted revenues.

	Three Months Ended June 30,
(in thousands)	2020	2019
Total revenues	$(61,413)	$99,579
Unrealized carried interest allocations	132,140	(34,089)
Deferred incentive fees	3,546	—

Adjusted revenues	$74,273	$65,490

The table below shows a reconciliation of net income (loss) attributable to StepStone Group LP to adjusted pre-tax net income and ANI and FRE.

	Three Months Ended June 30,
(in thousands)	2020	2019
Net income (loss) attributable to StepStone Group LP	$(56,453)	$28,518
Unrealized carried interest allocation revenue	132,140	(34,089)
Unrealized performance fee-related compensation	(68,675)	16,751
Unrealized investment loss	4,193	797
Deferred incentive fees	3,546	—
Equity-based compensation	483	475
Amortization of intangibles	835	1,343
Unrealized investment income (loss) attributable to non-controlling interests	(593)	53
Non-core items(1)	4,005	1,749

Adjusted net income	19,481	15,597
Income taxes	1,158	626

Adjusted pre-tax net income	20,639	16,223
Realized carried interest allocation revenue	(3,638)	(12,900)
Realized performance fee-related compensation	2,900	7,780
Realized investment income	(1,015)	(2,065)
Incentive fees	(3,589)	(1,622)
Deferred incentive fees	(3,546)	—
Interest income	(94)	(334)
Interest expense	2,057	2,742
Other income	—	(197)
Unrealized investment (income) loss attributable to non-controlling interests	593	(53)
Net income attributable to non-controlling interests	4,093	2,491

Fee-related earnings	$18,400	$12,065

(1)

Includes compensation paid to certain equity holders as part of an acquisition earn-out ($1.1 million for the three months ended June 30, 2019), severance costs ($4.0 million and $0.1 million for the three months ended June 30, 2020 and 2019, respectively), transaction costs ($0.5 million for the three months ended June 30, 2019), and other non-core operating income and expenses.

Annual Consolidated Results of Operations

The following is a discussion of our consolidated results of operations for the periods presented.

(in thousands)	Year Ended March 31,
	2020	2019	2018
Revenues
Management and advisory fees, net	$235,205	$190,826	$140,952
Performance fees:
Incentive fees	3,410	1,540	1,489
Carried interest allocation:
Realized allocation	46,177	36,648	30,081
Unrealized allocation	161,819	27,254	91,753

Total carried interest allocation	207,996	63,902	121,834

Total revenues	446,611	256,268	264,275

Expenses
Compensation and benefits:
Cash-based compensation	130,730	108,340	87,005
Equity-based compensation	1,915	1,725	189
Performance fee-related compensation:
Realized	26,958	20,259	11,406
Unrealized	82,701	11,219	48,278

Total performance fee-related compensation	109,659	31,478	59,684

Total compensation and benefits	242,304	141,543	146,878
General, administrative and other	53,341	49,160	35,851

Total expenses	295,645	190,703	182,729

Other income (expense):
Investment income	6,926	4,126	5,007
Interest income	1,436	1,507	143
Interest expense	(10,211)	(10,261)	(913)
Other income (loss)	(377)	662	22

Total other income (expense)	(2,226)	(3,966)	4,259

Income before income tax	148,740	61,599	85,805
Income tax expense	3,955	1,640	1,986

Net income	144,785	59,959	83,819
Less: Net income attributable to non-controlling interests	12,869	5,763	2,381

Net income attributable to StepStone Group LP	$131,916	$54,196	$81,438

Revenues

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

Total revenues increased $190.3 million, or 74%, to $446.6 million for fiscal 2020 as compared to fiscal 2019, due to higher net management and advisory fees, carried interest allocation and incentive fees.

Net management and advisory fees increased $44.4 million, or 23%, to $235.2 million for fiscal 2020 as compared to fiscal 2019. The increase was driven by new client activity and a 28% growth in FEAUM across the platform, including $17.1 million from StepStone Secondary Opportunities IV, which held its final close in March 2020 and $4.2 million from StepStone Real Estate Partners IV for which fees were initiated in June 2019.

These increases were offset by a $7.6 million decline in revenues associated with liquidating portfolios for which we serve as the replacement manager.

Incentive fees increased $1.9 million, or 121%, to $3.4 million for fiscal 2020 as compared to fiscal 2019, reflecting higher realization activity.

Realized carried interest allocation revenues increased $9.5 million, or 26%, to $46.2 million for fiscal 2020, reflecting higher realization activity within our private equity funds. Unrealized carried interest allocation revenues include the reversal of realized carried interest allocation revenues. Excluding the reversal, unrealized carried interest allocation revenues increased $144.1 million, or 225%, to $208.0 million for fiscal 2020 compared to fiscal 2019, primarily reflecting a larger increase in the cumulative allocation of gains associated with underlying portfolios within our private equity funds.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Total revenues decreased $8.0 million, or 3%, to $256.3 million for fiscal 2019 as compared to fiscal 2018, due to lower carried interest allocation, partially offset by higher net management and advisory fees.

Net management and advisory fees increased $49.9 million, or 35%, to $190.8 million for fiscal 2019 as compared to fiscal 2018. The increase was driven by new client activity and 44% growth in FEAUM across the platform including the closing of StepStone Capital Partners IV, our $1.3 billion focused commingled co-investment fund for which fees were initiated during fiscal 2019, as well as the Courtland acquisition, which added approximately $7.9 million of revenue during fiscal 2019. These increases were offset by a $3.5 million decline in revenues associated with liquidating portfolios for which we serve as the replacement manager.

Incentive fees were $1.5 million for both fiscal 2019 and 2018.

Realized carried interest allocation revenues increased $6.6 million, to $36.6 million for fiscal 2019, reflecting higher realization activity within our private equity funds. Unrealized carried interest allocation revenues include the reversal of realized carried interest allocation revenues. Excluding the reversal, unrealized carried interest allocation revenues decreased $57.9 million, or 48%, to $63.9 million for fiscal 2019 compared to fiscal 2018, primarily reflecting a smaller increase in the cumulative allocation of gains associated with underlying portfolios within our private equity funds business.

Expenses

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

Total expenses increased $104.9 million, or 55%, to $295.6 million for fiscal 2020 as compared to fiscal 2019, reflecting increases in cash-based compensation, equity-based compensation, performance fee-related compensation and general, administrative and other expenses.

Cash-based compensation increased $22.4 million, or 21%, to $130.7 million for fiscal 2020 as compared to fiscal 2019, due to increased staffing and compensation levels. Our full-time headcount increased 24% from March 31, 2019 to March 31, 2020.

Equity-based compensation increased $0.2 million, or 11%, to $1.9 million for fiscal 2020 as compared to fiscal 2019.

Performance fee-related compensation expense increased $78.2 million, or 248%, to $109.7 million for fiscal 2020 as compared to fiscal 2019. The increase primarily reflected the increase in carried interest allocation revenue. Realized performance fee-related compensation increased $6.7 million, or 33%, to $27.0 million for fiscal 2020 as compared to fiscal 2019, reflecting higher realization activity.

General, administrative and other expenses increased $4.2 million, or 9%, to $53.3 million for fiscal 2020 as compared to fiscal 2019. The increase primarily reflected $3.0 million in professional services expense, $0.5 million in depreciation expense, and other general operating expenses. These increases were partially offset by a decrease of $1.5 million in amortization expense for intangibles.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Total expenses increased $8.0 million, or 4%, to $190.7 million for fiscal 2019 as compared to fiscal 2018, reflecting increases in cash-based compensation, equity-based compensation and general, administrative and other expenses. This increase was partially offset by lower performance fee-related compensation.

Cash-based compensation increased $21.3 million, or 25%, to $108.3 million for fiscal 2019 as compared to fiscal 2018, due to increased staffing and compensation levels. Our full-time headcount increased 22% from March 31, 2018 to March 31, 2019. Fiscal 2019 also included the addition of staff acquired as part of the Courtland acquisition.

Equity-based compensation increased $1.5 million, to $1.7 million for fiscal 2019 as compared to fiscal 2018, due to non-cash expense associated with the issuance of equity grants in fiscal 2019.

Performance fee-related compensation expense decreased $28.2 million, to $31.5 million for fiscal 2019 as compared to fiscal 2018. The decrease primarily reflected the decline in carried interest allocation revenue. Realized performance fee-related compensation increased $8.9 million, to $20.3 million for fiscal 2019 as compared to fiscal 2018, reflecting higher realization activity.

General, administrative and other expenses increased $13.3 million, or 37%, to $49.2 million for fiscal 2019 as compared to fiscal 2018. The increase primarily reflected $3.1 million in amortization expense for intangibles associated with the Courtland acquisition, $2.1 million in occupancy costs associated with increased office space, $1.9 million of travel and associated costs for investment evaluation and client service, and other general operating expenses.

Other Income (Expense)

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

Investment income increased $2.8 million, or 68%, to $6.9 million for fiscal 2020 as compared to fiscal 2019, primarily reflecting overall changes in the valuations of the underlying investments in the StepStone Funds.

Interest income decreased $0.1 million, to $1.4 million for fiscal 2020 as compared to fiscal 2019.

Interest expense decreased $0.1 million, to $10.2 million for fiscal 2020 as compared to fiscal 2019. The decrease primarily reflected changes in interest rates on average outstanding debt balances for fiscal 2020 as compared with fiscal 2019.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Investment income decreased $0.9 million, to $4.1 million for fiscal 2019 as compared to fiscal 2018, primarily reflecting overall changes in the valuations of the underlying investments in the StepStone Funds.

Interest income increased $1.4 million, to $1.5 million for fiscal 2019 as compared to fiscal 2018, primarily reflecting higher interest rates earned due to a shift in mix from cash and cash equivalents to marketable securities, which pay higher rates.

Interest expense increased $9.3 million, to $10.3 million for fiscal 2019 as compared to fiscal 2018, reflecting a higher average outstanding debt balance in fiscal 2019 as compared to fiscal 2018, resulting from the issuance of our Term Loan B debt in March 2018.

Income Tax Expense

Income tax expense relates primarily to local income taxes and foreign income taxes for subsidiaries that have operations outside of the United States. For U.S. federal and state income tax purposes, income generated by the Partnership flows through to its limited partners, who are individually liable for the taxes based on their proportionate share of the Company’s income and loss. Accordingly, the Company bears no liability for U.S. federal or state income taxes.

However, following this offering, we will be taxed as a corporation for U.S. federal and state income tax purposes and, as a result, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its unitholders, including us.

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

Income tax expense increased $2.3 million, or 141%, to $4.0 million for fiscal 2020 as compared to fiscal 2019. The increase was primarily related to a general increase in taxes paid in non-U.S. subsidiaries.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Income tax expense decreased $0.3 million, or 17%, to $1.6 million for fiscal 2019 as compared to fiscal 2018.

Net Income Attributable to Non-Controlling Interests

Net income attributable to NCI reflects the portion of income or loss attributable to other equity holders in certain consolidated subsidiaries that are not 100% owned by us. Net income attributable to NCI increased $7.1 million, to $12.9 million for fiscal 2020 as compared to fiscal 2019. Net income attributable to NCI increased $3.4 million, to $5.8 million for fiscal 2019 as compared to fiscal 2018.

Operating Metrics

Assets Under Management

Our AUM has grown from approximately $40 billion as of March 31, 2018 to approximately $67 billion as of March 31, 2020.

Assets Under Advisement

Assets related to our advisory accounts have increased from approximately $115 billion as of March 31, 2018 to approximately $229 billion as of March 31, 2020.

Fee-Earning AUM

Year Ended March 31, 2020

FEAUM increased $9 billion, or 28%, to approximately $41 billion as of March 31, 2020 as compared to approximately $32 billion as of March 31, 2019. Of the increase, approximately $7 billion was from SMAs and approximately $2 billion was from focused commingled funds.

Year Ended March 31, 2019

FEAUM increased $10 billion, or 44%, to approximately $32 billion as of March 31, 2019 as compared to approximately $22 billion as of March 31, 2018. Of the increase, approximately $8 billion was from SMAs and approximately $2 billion was from focused commingled funds.

	Year Ended March 31, 2020
(in millions)	SMAs	Focused Commingled Funds	Total
Beginning balance	$24,197	$8,026	$32,223
Contributions(1)	8,917	3,412	12,329
Distributions(2)	(2,047)	(1,224)	(3,271)
Market value, FX and other(3)	22	(110)	(88)

Ending balance	$31,089	$10,104	$41,193

	Year Ended March 31, 2019
(in millions)	SMAs	Focused Commingled Funds	Total
Beginning balance	$16,520	$5,816	$22,336
Contributions(1)	9,288	2,905	12,193
Distributions(2)	(1,715)	(615)	(2,330)
Market value, FX and other(3)	104	(80)	24

Ending balance	$24,197	$8,026	$32,223

(1)	Contributions consist of new capital commitments that earn fees on committed capital and capital contributions to funds and accounts that earn fees on net invested capital or NAV.
(2)	Distributions consist of returns of capital from funds and accounts that pay fees on net invested capital or NAV.
(3)

Market value, FX and other primarily consists of changes in market value appreciation (depreciation) for funds that pay on NAV, the effect of foreign exchange rate changes on non-U.S. dollar denominated commitments and reductions in fee-earning AUM from funds that moved from a committed capital to net invested capital fee basis or from funds and accounts that no longer pay fees.

The following tables set forth FEAUM by asset class and selected weighted average management fee rate data:

	As of March 31,
(in millions)	2020	2019	2018
FEAUM
Private equity	$19,929	$16,223	$12,868
Infrastructure	11,424	8,358	4,619
Private debt	6,328	4,597	3,824
Real estate	3,512	3,045	1,025

Total	$41,193	$32,223	$22,336

	As of March 31,
	2020	2019
Weighted-average fee rate(1)
Private equity(2)	0.66%	0.63%
All other asset classes(3)	0.37%	0.41%

Total	0.51%	0.53%

(1)	Weighted-average fee rates reflect the applicable management fees for the last 12 months ending on each period presented.

(2)	The change in weighted-average fee rates primarily reflected the timing of new funds.
(3)	The change in weighted-average fee rates primarily reflected shifts in asset class mix.

Undeployed Fee-Earning Capital

As of March 31, 2020, we had $14 billion of undeployed fee-earning capital available to be deployed for future investment or reinvestment.

Non-GAAP Financial Measures

The following table presents the components of FRE and ANI:

	Year Ended March 31,
(in thousands)	2020	2019	2018
Management and advisory fees, net	$235,205	$190,826	$140,952
Less:
Cash-based compensation	130,730	108,340	87,005
General, administrative and other	53,341	49,160	35,851
Plus:
Amortization of intangibles	5,028	6,487	3,382
Non-core items(1)	4,419	4,673	2,211

Fee-related earnings	60,581	44,486	23,689
Plus:
Realized carried interest allocations	46,177	36,648	30,081
Incentive fees	3,410	1,540	1,489
Deferred incentive fees	799	964	2,801
Realized investment income	4,053	3,448	3,137
Interest income	1,436	1,507	143
Unrealized investment income attributable to non-controlling interests	817	85	31
Other income (loss)	(377)	662	22
Less:
Realized performance fee-related compensation	26,958	20,259	11,406
Interest expense	10,211	10,261	913
Income attributable to non-controlling interests	12,869	5,763	2,381
Income taxes	3,955	1,640	1,986

Adjusted net income	$62,903	$51,417	$44,707

(1)

Includes compensation paid to certain equity holders as part of an acquisition earn-out ($1.4 million in fiscal 2020, $2.9 million in fiscal 2019, and $0.8 million in fiscal 2018), transaction costs ($1.2 million in fiscal 2020 and $1.8 million in fiscal 2019), severance costs ($1.0 million in fiscal 2020, $0.1 million in fiscal 2019, and $0.7 million in fiscal 2018), and other non-core operating income and expenses.

Adjusted Revenues and Adjusted Net Income

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

Adjusted revenues increased $55.6 million, or 24%, to $285.6 million for fiscal 2020 as compared to fiscal 2019, primarily reflecting increases in net management and advisory fees and realized carried interest allocation revenues.

ANI increased $11.5 million, or 22%, to $62.9 million for fiscal 2020 as compared to fiscal 2019, largely due to increases in FRE as discussed below as well as higher net realized performance-fee related earnings

(incentive fees plus realized carried interest allocation revenues, less realized performance-fee related compensation).

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Adjusted revenues increased $54.7 million, or 31%, to $230.0 million for fiscal 2019 as compared to fiscal 2018, primarily reflecting increases in net management and advisory fees and realized carried interest allocation revenues.

ANI increased $6.7 million, or 15%, to $51.4 million for fiscal 2019 as compared to fiscal 2018, largely due to increases in FRE as discussed below. The increase in FRE was partially offset by lower net performance-related earnings.

Fee-Related Earnings

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

FRE increased $16.1 million, or 36%, to $60.6 million for fiscal 2020 as compared to fiscal 2019, primarily reflecting higher net management and advisory fees, partially offset by higher cash-based compensation and general, administrative and other expenses.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

FRE increased $20.8 million, or 88%, to $44.5 million for fiscal 2019 as compared to fiscal 2018, primarily reflecting higher net management and advisory fees, partially offset by higher cash-based compensation and general, administrative and other expenses.

The table below shows a reconciliation of revenues to adjusted revenues.

	Year Ended March 31,
(in thousands)	2020	2019	2018
Total revenues	$446,611	$256,268	$264,275
Unrealized carried interest allocations	(161,819)	(27,254)	(91,753)
Deferred incentive fees	799	964	2,801

Adjusted revenues	$285,591	$229,978	$175,323

The table below shows a reconciliation of net income attributable to StepStone Group LP to adjusted pre-tax net income and ANI and FRE.

	Year Ended March 31,
(in thousands)	2020	2019	2018
Net income attributable to StepStone Group LP	$131,916	$54,196	$81,438
Unrealized carried interest allocation revenue	(161,819)	(27,254)	(91,753)
Unrealized performance fee-related compensation	82,701	11,219	48,278
Unrealized investment income	(2,873)	(678)	(1,870)
Deferred incentive fees	799	964	2,801
Equity-based compensation	1,915	1,725	189
Amortization of intangibles	5,028	6,487	3,382
Unrealized investment income attributable to non-controlling interests	817	85	31
Non-core items(1)	4,419	4,673	2,211

Adjusted net income	62,903	51,417	44,707
Income taxes	3,955	1,640	1,986

Adjusted pre-tax net income	66,858	53,057	46,693
Realized carried interest allocation revenue	(46,177)	(36,648)	(30,081)
Realized performance fee-related compensation	26,958	20,259	11,406
Realized investment income	(4,053)	(3,448)	(3,137)
Incentive fees	(3,410)	(1,540)	(1,489)
Deferred incentive fees	(799)	(964)	(2,801)
Interest income	(1,436)	(1,507)	(143)
Interest expense	10,211	10,261	913
Other loss (income)	377	(662)	(22)
Unrealized investment income attributable to non-controlling interests	(817)	(85)	(31)
Net income attributable to non-controlling interests	12,869	5,763	2,381

Fee-related earnings	$60,581	$44,486	$23,689

(1)

Includes compensation paid to certain equity holders as part of an acquisition earn-out ($1.4 million in fiscal 2020, $2.9 million in fiscal 2019, and $0.8 million in fiscal 2018), transaction costs ($1.2 million in fiscal 2020 and $1.8 million in fiscal 2019), severance costs ($1.0 million in fiscal 2020, $0.1 million in fiscal 2019, and $0.7 million in fiscal 2018), and other non-core operating income and expenses.

Liquidity and Capital Resources

Sources and Uses of Liquidity

We generate cash primarily from management and advisory fees and realized carried interest allocations. We have historically managed our liquidity and capital resource needs through (a) cash generated from our operating activities, (b) realizations from investment activities, (c) borrowings, interest payments and repayments under credit agreements and other borrowing arrangements, (d) funding capital commitments to our funds, and (e) funding our growth initiatives, including capital expenditures and acquisitions to expand into new businesses.

As of June 30, 2020, we had $90.7 million of cash and cash equivalents and $379.1 million of investments in StepStone Funds, including $328.7 million of accrued carried interest allocations, against $143.0 million in debt obligations and $168.6 million in accrued carried interest-related compensation payable. There were no borrowings outstanding under our revolving credit facility.

Ongoing sources of cash include (a) management and advisory fees, which are collected monthly or quarterly, (b) carried interest allocations and incentive fees, which are volatile and largely unpredictable as to amount and timing; and (c) distributions from our investments in the StepStone Funds. We use cash flow from operations and distributions from our investments in the StepStone Funds to pay compensation and related expenses, general and administrative expenses, income taxes, debt service, capital expenditures and to make distributions to our equity holders and investments in the StepStone Funds. We believe we will have sufficient cash to meet our obligations for the next 12 months.

Cash Flows

Three months ended June 30, 2020 and 2019

The following table summarizes our cash flows attributable to operating, investing and financing activities:

	Three Months Ended June 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$28,921	$26,367
Net cash provided by (used in) investing activities	(1,610)	1,337
Net cash used in financing activities	(26,629)	(10,523)
Effect of exchange rate changes	90	(19)

Net increase in cash and cash equivalents	$772	$17,162

Operating Activities

Operating activities provided $28.9 million and $26.4 million of cash for the three months ended June 30, 2020 and 2019, respectively. For the three months ended June 30, 2020 and 2019, respectively, these amounts primarily consisted of the following:

•	net income (loss), after adjustments for non-cash items, of $86.0 million and $(0.1) million; and

•	net change in operating assets and liabilities of $(57.1) million and $26.5 million, primarily reflecting changes in accrued carried interest-related compensation.

Investing Activities

Investing activities provided (used) $(1.6) million and $1.3 million of cash for the three months ended June 30, 2020 and 2019, respectively, and primarily consisted of the following amounts:

•	net contributions to investments of $1.3 million and $2.6 million;

•	purchases of fixed assets of $0.3 million and $0.1 million; and

•	net sales and maturities of marketable securities of $0 and $4.1 million.

Financing Activities

Financing activities used $26.6 million and $10.5 million of cash for the three months ended June 30, 2020 and 2019, respectively, and primarily consisted of the following:

•	sale of non-controlling partnership interests of $3.3 million and $0;

•	distributions to partners of $25.2 million and $7.8 million;

•	distributions to non-controlling interests of $4.1 million and $2.0 million;

•	payments on term loan of $0.4 million and $0.4 million; and

•	payments for acquisition earn-outs of $0.3 million and $0.3 million.

Years ended March 31, 2020, 2019 and 2018

The following table summarizes our cash flows attributable to operating, investing and financing activities:

	Year Ended March 31,
	2020	2019	2018
Net cash provided by operating activities	$65,930	$51,451	$53,611
Net cash provided by (used in) investing activities	35,809	(61,891)	(6,597)
Net cash provided by (used in) financing activities	(52,170)	(55,522)	38,823
Effect of exchange rate changes	(252)	288	76

Net increase (decrease) in cash, cash equivalents and restricted cash	$49,317	$(65,674)	$85,913

Operating Activities

Operating activities provided $65.9 million, $51.5 million and $53.6 million of cash for fiscal 2020, 2019 and 2018, respectively. For fiscal 2020, 2019 and 2018, respectively, these amounts primarily consisted of the following:

•	net income (loss), after adjustments for non-cash items, of $(10.4) million, $41.9 million and $(5.5) million; and

•	net change in operating assets and liabilities of $76.3 million, $9.5 million and $59.1 million, primarily reflecting changes in accrued carried interest-related compensation.

Investing Activities

Investing activities provided (used) $35.8 million, $(61.9) million and $(6.6) million of cash for fiscal 2020, 2019 and 2018, respectively, and primarily consisted of the following amounts:

•	net contributions to investments of $7.0 million, $7.0 million and $3.2 million;

•	purchases of fixed assets of $0.8 million, $3.0 million and $3.4 million;

•	net sales and maturities (purchases) of marketable securities of $43.7 million, $(42.9) million and $0; and

•	cash payments for acquisitions of $0, $9.0 million and $0.

Financing Activities

Financing activities provided (used) $(52.2) million, $(55.5) million and $38.8 million for fiscal 2020, 2019 and 2018, respectively, and primarily consisted of the following:

•	sale of partnership interests of $110.8 million, $0 and $0;

•	purchase of partnership interests of $107.2 million, $0 and $0;

•	distributions to partners of $43.9 million, $48.8 million and $88.4 million;

•	distributions to non-controlling interests of $9.0 million, $3.7 million and $3.0 million;

•	principal payments on term loan of $1.5 million, $1.5 million and $8.0 million in connection with the repayment of outstanding balances on a prior credit facility;

•	payments for acquisition earnouts of $1.2 million, $1.4 million and $0;

•	net borrowings (repayments) on credit facility of $0, $0 and $(6.2) million; and

•	net proceeds from term loan issuance of $0, $0 and $144.5 million.

Existing Credit Agreement

In March 2018, we entered into a credit and guaranty agreement (“Credit Agreement”) with various lenders. The Credit Agreement was arranged by JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent, and provided for the Term Loan B with an aggregate principal of $150.0 million and a senior secured revolving facility (“LOC”) with an aggregate borrowing capacity of $10.0 million. Net proceeds from the Term Loan B were $145.7 million, net of arrangement fees and other expenses. A portion of the proceeds were used to repay the outstanding balances on a prior credit facility. In connection with the closing of this offering, we expect to repay in full the indebtedness outstanding under the Term Loan B and terminate such facility. See “Use of Proceeds.”

The Term Loan B and LOC bear interest at a variable rate, which is determined based upon the sum of the greater of: (a) the prime rate in effect on such day; (b) the New York Federal Reserve Bank Rate in effect on such day plus 1/2 of 1.0%; (c) the adjusted Eurodollar rate for a one-month interest period on such day plus 1.0%; and 3.0% for the Term Loan B (or 4.0%, in the case of loans bearing interest at the adjusted Eurodollar rate), or 2.5% for the LOC (3.5%, in the case of loans bearing interest at the adjusted Eurodollar rate). The interest rates in effect for the Term Loan B and LOC as of June 30, 2020 were 5.0% and 3.7%, respectively. The maturity dates for the Term Loan B and LOC are March 27, 2025, and March 27, 2023, respectively.

Under the terms of the Credit Agreement, certain of our assets serve as pledged collateral. In addition, the Credit Agreement contains covenants that, among other things, limit our ability to incur indebtedness, create, incur or allow liens, transfer or dispose of assets, merge with other companies, make investments above pre-defined thresholds, pay dividends or make distributions, engage in new or different lines of business; and engage in transactions with affiliates. The Credit Agreement also contains a financial covenant requiring us to maintain a total leverage ratio. As of June 30, 2020, we were required to maintain a total leverage ratio of 3.3x and we were in compliance with the total leverage financial covenant ratio.

We can use available funding capacity under the LOC to satisfy letters of credit related to leased office space and other obligations. Amounts used to satisfy the letters of credit reduce the available capacity under the LOC. As of June 30, 2020 and March 31, 2020, we had outstanding letters of credit totaling $2.8 million.

Equity Transactions

In August 2019, we completed a series of transactions resulting in the unitization of our equity and the combination of certain classes of our equity to facilitate the sale of newly issued equity interests in us to certain institutional investors (the “2019 Transaction”). We received approximately $110.8 million in net proceeds from the sale of equity to institutional investors and used all of the proceeds to repurchase an equal number of equity interests from certain of our existing equity holders. In addition, we repurchased additional Class D partnership interests from a former employee for $2.3 million, which will be paid to the former employee at such time as carried interest allocations are realized by us. In connection with the 2019 Transaction, the previously existing Class A1, Class B, Class C and Class D partnership units were canceled and combined with and into the existing Class A partnership interests of the Company as a single class with equal value (without substantive changes to economic rights associated therewith), with each partner participating ratably in all distributions, including carried interest.

In June 2020, one of our consolidated subsidiaries completed a transaction to repurchase partnership interests in the subsidiary from a former partner for approximately $3.3 million and subsequently sold an equal number of partnership interests to certain employees of the subsidiary resulting in net proceeds to the subsidiary of $3.3 million.

Future Sources and Uses of Liquidity

In the future, we may issue additional equity or debt with the objective of increasing our available capital. We believe that we will be able to continue to meet our current and long-term liquidity and capital requirements through our cash flows from operating activities, existing cash and cash equivalents and our ability to obtain future financing.

Capital Requirements of Regulated Entities

We are required to maintain minimum net capital balances for regulatory purposes in the United States and certain non-U.S. jurisdictions in which we do business. These net capital requirements are met by retaining cash and cash equivalents in those jurisdictions. As a result, we may be restricted in our ability to transfer cash between different operating entities and jurisdictions. As of June 30, 2020, we were required to maintain approximately $1.6 million in net capital at these subsidiaries and were in compliance with all regulatory minimum net capital requirements.

Contractual Obligations and Commitments

In the ordinary course of business, we enter into contractual arrangements that require future cash payments. The following table sets forth information regarding our anticipated future cash payments under our contractual obligations as of March 31, 2020:

	Total	Less than 1 year	Years 1-3	Years 3-5	Thereafter
Operating lease obligations(1)	$84,689	$9,548	$17,008	$18,033	$40,100
Capital lease obligations(2)	153	153	—	—	—
Debt obligations(3)	147,000	1,500	3,000	142,500	—
Interest on debt obligations(4)	35,860	7,322	14,419	14,119	—
Contingent earnout payments	1,035	522	336	141	36
Capital commitments(5)	57,938	57,938	—	—	—

Total	$326,675	$76,983	$34,763	$174,793	$40,136

(1)

We lease office space and certain office equipment under agreements that expire periodically through 2031. The table only includes guaranteed minimum lease payments under these agreements and does not project other lease-related payments. These leases are classified as operating leases for financial reporting purposes and, accordingly, are not recorded as liabilities in our consolidated financial statements.

(2)

We lease certain equipment pursuant to arrangements that have been classified as capital leases. These arrangements expire periodically through September 2020. The table reflects total amounts due under these arrangements, including amounts that will be accounted for as interest expense for financial reporting purposes. We record the liability associated with our capital leases in accounts payable, accrued expenses and other liabilities in our consolidated balance sheets.

(3)

Debt obligations presented in the table reflect scheduled principal payments related to the Term Loan B. We intend to use the proceeds from this offering to repay in full the indebtedness outstanding under the Term Loan B and terminate such facility.

(4)

Estimated interest payments on our debt obligations reflect amounts that would be paid over the life of the Term Loan B based on current interest rates and assuming the debt is held until final maturity.

(5)

Capital commitments represent our obligations to provide general partner capital funding to the StepStone Funds. These amounts are generally due on demand, and accordingly, have been presented as obligations payable in the less than 1 year column. Capital commitments are expected to be called over a period of several years.

The payments that we may be required to make under the Tax Receivable Agreements are expected to be substantial and are not reflected in the contractual obligations table set forth above as they are dependent upon future taxable income. See “Related Party Transactions—Proposed Transactions with StepStone Group Inc.—Tax Receivable Agreements.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that would expose us to any liability or require us to fund losses or guarantee target returns to clients in our funds that are not reflected in our consolidated financial statements. See notes 4 and 15, respectively, to our consolidated financial statements included elsewhere in this prospectus for information on variable interest entities and commitments and contingencies.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and judgments, however, are both subjective and subject to change, and actual amounts may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See note 2 to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

Consolidation

We consolidate all entities that we control through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). We use, and expect to continue to use, a combination of our equity ownership, governance rights and other contractual arrangements to control operations of these entities. However, these arrangements may not be as effective in providing us with control over these operations as would wholly owning these entities. See note 4 to our consolidated financial statements included elsewhere in this prospectus for information on variable interest entities.

Under the VIE model, we are required to perform an analysis as to whether we have a variable interest in an entity and whether the entity is a VIE. In evaluating whether we hold a variable interest, we review all of our financial relationships to determine whether we are exposed to the risks and rewards created and distributed by an entity. We hold variable interests in certain operating subsidiaries not wholly-owned by us and in the StepStone Funds in which we serve as the general partner or managing member. We also assess whether the fees charged to the StepStone Funds are customary and commensurate with the level of effort required to provide the services. We consider all economic interests, including indirect interests, to determine if a fee is considered a variable interest. We determined our fee arrangements with the StepStone Funds are not considered to be variable interests.

If we have a variable interest in an entity, we further assess whether the entity is a VIE and, if so, whether we are the primary beneficiary. The assessment of whether an entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the entity has sufficient equity at risk, (b) evaluating whether the equity holders, as a group, lack the ability to make decisions that significantly affect the economic performance of the entity and (c) determining whether the entity is structured with disproportionate voting rights in relation to their equity interests.

For entities that are determined to be VIEs, we are required to consolidate those entities where we have concluded that we are the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether we are the primary beneficiary, we evaluate our economic interests in the entity held either directly or indirectly by us. At each reporting date, we determine whether any reconsideration events have occurred that require us to revisit the primary beneficiary analysis, and we will consolidate or deconsolidate accordingly.

We provide investment advisory services to the StepStone Funds, which have third-party investors. Certain StepStone Funds are VIEs because they have not granted the third-party investors substantive rights to terminate or remove the general partner or participating rights. We do not consolidate these StepStone Funds because we are not the primary beneficiary of those funds, primarily because our fee arrangements are considered customary and commensurate and thus not deemed to be variable interests, and we do not hold any other interests in those funds that are considered more than insignificant. We consolidate certain of our operating subsidiaries that are VIEs because we are the primary beneficiary.

Revenues

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Management and Advisory Fees, Net

We recognize management and advisory fee revenues when control of the promised services is transferred to customers, in an amount that reflects the consideration that we expect to receive in exchange for those services. For asset management services and the arrangement of administrative services, we satisfy these performance obligations over time because the customer simultaneously receives and consumes the benefits of the services as they are performed. Advisory fees from contracts under which we do not have discretion over investment decisions are generally based on fixed amounts and typically billed quarterly. Management fees are reflected net of certain professional and administrative services and distribution and servicing fees paid to third parties for which we are acting as an agent.

Performance Fees

We earn two types of performance fee revenues: incentive fees and carried interest allocations, as described below. The underlying investments in the StepStone Funds reflect valuations on a three-month lag, or as of March 31, 2020, for the first quarter of fiscal 2021. As a result, we expect the general decline in equity and credit markets to adversely affect our investments in funds and accrued carried interest allocations in the next quarter based on June 30, 2020 valuations.

Incentive fees are generally calculated as a percentage of the profits earned in respect of certain accounts for which we are the investment adviser, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax. We recognize incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period.

Carried interest allocations refer to the allocation of performance fees (typically 5% to 15%) from limited partners in certain StepStone Funds. We account for our investment balances in the StepStone Funds, including carried interest allocations, under the equity method of accounting. Certain funds will allocate carried interest to us, based on cumulative fund performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 5% to 10%), in accordance with the terms set forth in each respective fund’s governing documents. We recognize revenue attributable to carried interest allocations from a fund based on the amount that would be due to us pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as carried interest allocation revenue reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. Carried interest is generally realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried interest is generally subject to reversal to the extent that the amount received to date exceeds the amount due to us based on cumulative results.

Fair Value Measurements

GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace – including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of their fair values, as follows:

•	Level I—Pricing inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•

Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the measurement date, and fair value is determined through the use of models or other valuation methodologies. The types of financial instruments classified in this category include less liquid securities traded in active markets, securities traded in other than active markets, and government and agency securities.

•

Level III—Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the financial instrument.

Equity-Based Compensation

Equity-based awards issued to employees are measured at fair value at the grant date. The fair values of partnership interests underlying the equity awards have historically been based on valuations performed by third party managers, utilizing a market approach using comparable public companies and precedent transactions and an income approach using a discounted cash flow analysis. Following this offering, we will establish a policy of using the closing sale price of our Class A common stock as quoted on the Nasdaq Global Select Market stock market on the grant date for purposes of determining the fair value of the equity award. We recognize non-cash-based compensation expense attributable to these grants on a straight-line basis over the requisite service period, which is generally the vesting period.

Performance Fee-Related Compensation

A portion of the carried interest allocations we earn is awarded to employees and other carry participants in the form of award letters (“carry awards”). Carry awards to employees and other participants are accounted for as a component of compensation and benefits expense contemporaneously with our recognition of the related realized and unrealized carried interest allocation revenue. Upon a reversal of carried interest allocation revenue, the related compensation expense, if any, is also reversed. Liabilities recognized for carried interest amounts due to affiliates are not paid until the related carried interest allocation revenue is realized. We record incentive fee compensation when it is probable that a liability has been incurred and the amount is reasonably estimable. The incentive fee compensation accrual is based on a number of factors, including the cumulative activity for the period and the distribution of the net proceeds in accordance with the applicable governing agreement.

Income Taxes

For tax purposes, we have historically been treated as a partnership for U.S. federal and state income tax purposes. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in the historical consolidated statements of income consists of local and foreign income taxes. Following this offering, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the consolidated financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the consolidated statements of income. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Recent Accounting Developments

Information regarding recent accounting developments and their effects to us can be found in note 2 to our consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit markets or financial market dislocations.

Market Risk

Our predominant exposure to market risk is related to our role as general partner or investment manager for our focused commingled funds and SMAs and the sensitivities to movements in the fair value of their investments, which may adversely affect our performance fee revenues and investment income.

Our management fee and advisory fee revenue is only marginally affected by changes in investment values because our management fees are generally based on commitments or net invested capital and our advisory fees are fixed. As of June 30, 2020, NAV-based management fees represented approximately 2% of total net management and advisory fees. We estimate that a 10% decline in market values of the investments held in our funds as of June 30, 2020 would result in an approximate $0.5 million decrease to annual management fees.

The fair value of the financial assets and liabilities of our focused commingled funds and SMAs may fluctuate in response to changes in the fair value of a fund’s underlying investments, foreign currency exchange rates, commodity prices and interest rates. The effect of these risks is as follows:

•

Incentive fees from our funds are not materially affected by changes in the fair value of unrealized investments because they are based on realized gains and subject to achievement of performance criteria rather than on the fair value of the fund’s assets prior to realization. As of June 30, 2020, we had $11.6 million of deferred incentive fee revenue recorded in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

•

We earn carried interest allocation revenue from certain of the StepStone Funds based on cumulative fund performance to date, subject to specified performance criteria. Our carried interest allocation is affected by changes in market factors. However, the degree of impact will vary depending on several factors, including but not limited to (i) the performance criteria for each individual fund in relation to how that fund’s results of operations are affected by changes in market factors; (ii) whether such performance criteria are annual or over the life of the fund; (iii) to the extent applicable, the previous performance of each fund in relation to its performance criteria; and (iv) whether each funds’ performance related distributions are subject to contingent repayment. As a result, the impact of changes in market factors on carried interest allocation revenue will vary widely from fund to fund. An overall decrease of 10% in the general equity markets would not necessarily drive the same impact on our funds’ valuations, as many of our investments in our funds are illiquid and do not trade on any exchange. Additionally, as a large percentage of our carried interest allocation revenues are paid to employees as carried interest-related compensation, the overall net impact to our income would be mitigated by lower compensation payments. As of June 30, 2020, the maximum amount of carried interest allocation subject to contingent repayment was an estimated $75.6 million, net of tax, assuming the fair value of all investments was zero, a possibility that we view as remote.

•

Investment income changes in relation to realized and unrealized gains and losses of the underlying investments in our funds in which we have a general partner commitment. Based on investments held as of June 30, 2020, we estimate that a 10% decline in fair value of the investments would result in a $5.0 million decrease in the amount of income.

Exchange Rate Risk

Our business is affected by movements in the exchange rate between the U.S. dollar and non-U.S. dollar currencies in respect of revenues and expenses of our foreign offices that are denominated in non-U.S. dollar currencies and cash and other balances we hold in non-functional currencies. The amount of revenues and expenses attributable to our foreign offices is not material in relation to our U.S. offices. Therefore, changes in exchange rates are not expected to materially affect our consolidated financial statements.

Certain of our focused commingled funds and SMAs hold investments denominated in non-U.S. dollar currencies that may be affected by movements in the exchange rate between the U.S. dollar and foreign currencies, which could affect investment performance. The currency exposure related to investments in foreign currency assets is limited to our general partner interest, which is typically no more than one percent of total capital commitments. Changes in exchange rates are not expected to materially affect our consolidated financial statements.

Interest Rate Risk

As of June 30, 2020, we had $143.0 million in borrowings outstanding under our Term Loan B. The Term Loan B accrues interest at a variable rate. As of June 30, 2020, we estimate that interest expense would increase by $1.5 million on an annualized basis as a result of a 100 basis point increase in interest rates. Of the $90.7 million of cash and cash equivalents as of June 30, 2020, we estimate that interest income would increase by $0.9 million on an annualized basis as a result of a 100 basis point increase in interest rates.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

BUSINESS

Our Company

We are a global private markets investment firm focused on providing customized investment solutions and advisory and data services to our clients. Our clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. We partner with our clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes. These portfolios utilize several types of synergistic investment strategies with third-party fund managers, including commitments to funds (primaries), acquiring stakes in existing funds on the secondary market (secondaries) and investing directly into companies (co-investments). As of June 30, 2020, we oversaw $292 billion of private markets allocations, including $66 billion of AUM and $226 billion of AUA, reflecting a CAGR of 61% since 2007. Between fiscal 2018 and fiscal 2020, our total revenues increased 69% to $447 million, our net income increased 62% to $132 million, our adjusted revenues increased 63% to $286 million and our ANI increased 41% to $63 million.

Note: Fiscal 2017-2020 reflect AUM/AUA as of March 31 of each fiscal year then ended. Prior year amounts are reported on a calendar year basis. Strategic acquisitions contributed approximately $5.6 billion, $1.8 billion, $0.9 billion, $3.6 billion and $2.4 billion of AUM and $1.0 billion, $0.0 billion, $0.0 billion, $1.0 billion and $92.5 billion of AUA in calendar year 2010, 2012, 2013, 2016 and 2018, respectively. There was no incremental AUM/AUA associated with the 2014 acquisition. See “Business—Our History.” As of June 30, 2020, approximately $1.0 billion, $0.5 billion, $0.1 billion, $2.7 billion and $2.2 billion of AUM and $0.0 billion, $0.0 billion, $0.0 billion, $0.2 billion and $85.4 billion of AUA acquired in calendar year 2010, 2012, 2013, 2016 and 2018, respectively, remains.

We believe our success and growth since inception in 2007 has been driven by our continued focus on providing a high level of service, tailored to our clients’ evolving needs, through:

•

Our focus on customization. By leveraging our expertise across the private markets asset classes, investment strategies and commercial structures, we help our clients build customized portfolios that are designed to meet their specific objectives in a cost effective way.

•

Our global-and-local approach. With offices in 19 cities across 13 countries in five continents, we have built a global operating platform, organically and via acquisition, with strong local teams that possess valuable regional insights and deep rooted relationships. This allows us to combine the advantages of having a knowledgeable on-the-ground presence with the benefits of operating as a global organization.

•

Our multi-asset class expertise. We operate at scale across the private markets asset classes—private equity, infrastructure, private debt and real estate. We believe this multi-asset class expertise positions us well to compete for, win and execute tailored and complex investment solutions.

•

Our proprietary data and technology. Our proprietary data and technology platforms, including SPI, Omni and Pacing, provide valuable information advantages, enhance our private markets insight, improve operational efficiency and facilitate portfolio monitoring and reporting functions. These benefits accrue to our clients and to us.

•

Our large and experienced team. Since our inception, we have focused on recruiting and retaining the best talent. The firm is led by over 50 partners, with an average of more than 20 years of investment or industry experience. As of June 30, 2020, we had 526 total employees, including more than 190 investment professionals and more than 330 employees across our operating team and implementation teams dedicated to sourcing, executing, analyzing and monitoring private markets opportunities.

We believe our scale and position in private markets provide us a distinct competitive advantage with our clients and fund managers. As we grow our client relationships, we are able to allocate additional capital, which allows us to expand our fund manager relationships, resulting in access to additional investment opportunities and data. This, in turn, helps us make better investment decisions and generate better returns, thereby attracting new clients and investment opportunities.

[1]	Data reflecting twelve months ended December 31, 2019.
[2]	Data reflecting the last twelve months ended June 30, 2020.

During the last twelve months ended June 30, 2020, we reviewed over 3,100 investment opportunities and conducted approximately 4,000 meetings with fund managers across multiple geographies and all four asset classes. During the twelve months ended December 31, 2019, we allocated over $40 billion in capital to private markets on behalf of our clients, excluding legacy funds, feeder funds and research-only, non-advisory services.

We have a flexible business model whereby many of our clients engage us for solutions across multiple asset classes and investment strategies. Our solutions are typically offered in the following commercial structures:

•

Separately managed accounts. Owned by one client and managed according to their specific preferences, SMAs integrate a combination of primaries, secondaries and co-investments across one or more asset classes. SMAs are meant to address clients’ specific portfolio objectives with respect to return, risk tolerance, diversification and liquidity. SMAs, including directly managed assets, comprised $51 billion of our AUM as of June 30, 2020.

•

Focused commingled funds. Owned by multiple clients, our focused commingled funds deploy capital in specific asset classes with defined investment strategies. Focused commingled funds comprised $12 billion of our AUM as of June 30, 2020.

•

Advisory and data services. These services include one or more of the following for our clients: (i) recurring support of portfolio construction and design; (ii) discrete or project-based due diligence, advice and investment recommendations; (iii) detailed review of existing private markets investments, including portfolio-level repositioning recommendations where appropriate; (iv) consulting on investment pacing, policies, strategic plans, and asset allocation to investment boards and committees; and (v) licensed access to SPI and Pacing. Advisory relationships comprised $226 billion of our AUA and $3 billion of our AUM as of June 30, 2020.

•

Portfolio analytics and reporting. We provide clients with tailored reporting packages, including customized performance benchmarks as well as associated compliance, administrative and tax capabilities. Mandates for portfolio analytics and reporting services typically include licensed access to our proprietary performance monitoring software, Omni. Through Omni, we provided portfolio analytics and reporting on approximately $520 billion of client commitments as of June 30, 2020, inclusive of our combined AUM/AUA, previously exited investments and investments of former clients. We also recently made Pacing available to clients. Pacing is a web-based tool that empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

We believe our most important asset is our people. In a highly competitive market for talent, we have focused heavily on recruiting the best people, fostering their professional development and retaining them by ensuring long term alignment of their personal interests with our interests and the interests of our clients. We operate under a decentralized leadership structure with certain partners coordinating investment strategy for each of the asset classes while an executive committee ensures firm-wide coordination. This decentralized yet coordinated structure leads to a collaborative and entrepreneurial culture which empowers our teams around the world to generate and develop business tailored to our clients.

We are a global firm and believe that local knowledge, business relationships and presence are all critical to securing a competitive edge in the private markets. We deploy a local staffing model, operating from 19 offices across 13 countries in five continents. Our offices are staffed by investment professionals who bring valuable regional insights and language proficiency to enhance existing client relationships and build new client relationships. Since our inception, we have invested heavily in our platforms to drive growth and expand our investment solutions capabilities and service offerings, including through opportunistic transactions that have helped accelerate the growth of our team and capabilities. As of June 30, 2020, we had 526 total employees, including more than 190 investment professionals and more than 330 employees across our operating team and implementation teams dedicated to sourcing, executing, analyzing and monitoring private markets opportunities. Over 60 of our employees have equity interests in us, collectively owning nearly 70% of the Company on a fully-diluted basis prior to this offering.

We have developed our footprint across the Americas, Europe and Asia-Pacific over many years, which we believe provides us with a significant competitive advantage. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States. In addition, approximately 40% of our employees were located outside of the United States as of June 30, 2020.

Note: Combined AUM/AUA reflects final data for the period ending March 31, 2020, adjusted for net new client account activity through June 30, 2020. Does not include post-period investment valuation.

Amounts may not sum due to rounding.

We have established a research-driven culture and have developed highly specialized data and technology platforms focused on the private markets, which we believe serve as some of our greatest competitive advantages. By developing our own proprietary data and technology platforms, we are able to achieve better outcomes for our clients, while providing them greater transparency. For example, SPI, our proprietary private markets intelligence database, serves as a powerful investment decision-making tool. As of June 30, 2020, SPI contained information on over 57,000 companies, $16 trillion of AUM across over 35,000 funds and nearly 14,000 fund managers showing fund-level performance for over 12,000 funds. SPI initially served to augment our own due diligence, investment and portfolio construction processes. In response to growing industry demand for private markets intelligence, we subsequently developed an interface for direct client access. Through SPI, our clients can access detailed, regularly updated information on managers through an intuitive, web-based user interface. Our research professionals utilize this technology to collect and develop qualitative and quantitative perspectives on fund managers.

In response to our clients’ need for customized solutions, we developed Omni, our proprietary performance monitoring software used extensively by our approximately 70 person SPAR team, to provide portfolio analytics and reporting on the performance of our clients’ investments. Through Omni, clients have secure online access to all of their performance and investment data via a fast and intuitive web-based user interface. As of June 30, 2020, Omni tracked detailed information on over 4,500 investments comprising more than 46,000 underlying portfolio companies. In addition, we also recently made Pacing available to clients. Pacing is our web-based tool that empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

Both our investment and SPAR teams follow a specialized organizational structure. Our investment teams are organized by asset class and geography to ensure broad and deep research coverage of all private markets asset classes, while the SPAR team is organized by client service, data and risk operations and analytics. We believe we are able to develop significant and tailored expertise from the specialization of our teams, enhancing our ability to identify opportunities and mitigate risks as we source and evaluate potential investments for our clients.

Responsible investing is a core tenet of our operating and investment philosophies. Responsible investing includes considering ESG factors in investment decisions, as well as impact investing strategies, which incorporates non-financial investment objectives alongside financial objectives, as described further under “—Responsible Investment Philosophy.” We believe that integrating ESG factors into our investment processes will improve long-term, risk-adjusted returns for our clients. This includes pre-investment screening and diligence of all material ESG risks and opportunities as well as post-investment active monitoring and engagement. We developed a responsible investment policy, became a signatory to the UNPRI and created a StepStone Responsible Investment Committee in 2017, and have since become a signatory to the TCFD as well as a member of the GRESB and the SASB.

We also actively consider and respond to all ESG risks and opportunities within our own operations, including environmental stewardship and diversity and inclusion in hiring, retention and promotion. We are committed to the principle that building a better business means investing responsibly and engaging with the communities in which we work and invest. We aim to continually improve and evolve, reviewing our policy annually, holding regular trainings and ESG and responsible investment education sessions for all of our employees, and looking at ways to enhance our systems, processes and culture. See “—Responsible Investment Philosophy.”

Our History

We were founded in 2007 to address the evolving needs of investors focused on private markets, reflecting a number of converging themes:

•	increasing investor desire for exposure and allocations to the private markets;

•	rising complexity within private markets driven by proliferation of fund managers and specialized strategies;

•	global nature of private markets asset classes and their participants; and

•	need for customized solutions as investors’ size, sophistication and allocations to private markets investments increased.

We set out to build a firm that would be tailored to meet this new market environment, and differentiated from the fund-of-funds and adviser-only models in existence at the time. We have focused on an integrated, full-service approach to private markets solutions with research depth as our core pillar of strength.

Our first service offering was private equity advisory and, at the end of 2007, we had three clients and approximately $800 million of AUA. Over time, we leveraged our strong client relationships and track record of providing private equity advisory services to expand into the discretionary asset management business through SMAs and commingled funds. We often accomplished this expansion by listening closely to the challenges faced by our clients and developing tailored solutions to address their needs. This bespoke client development strategy continues to be core to our business.

In 2014, we began expanding beyond private equity by selectively bringing on senior investment teams with successful track records and deep industry experience. These acquisitions and investments have allowed us to develop even more experienced teams to enhance our investment capabilities, engage new clients, enhance the breadth and depth of our client offerings and provide for future scalability in our target private markets asset classes, investment strategies and commercial structures.

When we have brought on teams, we have structured these arrangements to maximize mutual alignment by granting an equity interest in the business line to the team (or allowing the team to rollover an existing equity interest), providing some investment professionals with equity ownership in the Partnership or its subsidiaries. We have also offered earn-outs or other retention and incentive structures in connection with acquisitions.

The graphic below highlights selected milestones for us:

Today, we are able to provide our clients with a diverse suite of customized solutions across private markets asset classes, investment strategies and commercial structures. We believe this positions us well to compete for, win and execute tailored and complex investment solutions. Our value proposition as a full-service firm also helps us strengthen and grow client relationships. We have sought to structure these client mandates in a way that is cost efficient for our clients and accretive to our business. The charts below highlight the growth in our AUM and FEAUM, and the diversification of our AUM by asset class.

Note: Percentages may not sum due to rounding. The above chart reflects AUM allocated to asset classes by management team.

The charts below set forth our AUM and AUA by geography, as of June 30, 2020:

Our Market Opportunity

We operate in the large and growing private markets industry, which we believe represents one of the most attractive segments within the broader asset management landscape. According to PwC’s 2017 report, total global AUM is expected to grow from approximately $84.9 trillion in 2016 to $145.4 trillion in 2025, implying a CAGR of approximately 6%. During the same period, private markets industry AUM is expected to grow from approximately $6.5 trillion to approximately $15.8 trillion, implying a CAGR of approximately 10% and representing approximately 11% of total global AUM in 2025.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017. Does not include private debt due to lack of available data.

We believe our leading position in private markets and comprehensive solutions across a diversified range of asset classes place us at the center of several favorable trends, including the following:

Growth in Institutional Wealth Accompanied by a Decline in Investable Opportunities in the Public Markets

Global institutional wealth has increased significantly in recent years and is expected to continue to grow. According to PwC’s 2017 report, the total assets of institutional investors such as pension funds, insurance companies, sovereign wealth funds and family offices are expected to increase from $63 trillion in 2012 to $123 trillion in 2025, reflecting a CAGR of 5%.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017

¹	Includes pensions, insurance companies, sovereign wealth funds and family offices.

Meanwhile, the universe of public and private companies in which investors can invest continues to evolve, driven by two fundamental shifts:

•

Shrinking universe of public companies. The composition of public markets is fundamentally shifting as more and more companies are choosing to stay privately-held or return to being privately-held. According to Pitchbook’s 2018 Annual M&A report, the number of public companies in North America and Europe has declined by 3.8% on an annualized basis between 2008 and 2017, while the number of private equity-backed companies has increased by 4.2%.

•

Rotation in the public equity markets from actively managed strategies into passive strategies. Public equity investors continue to increase their exposure to passive strategies in search of lower fee alternatives and broad market exposure, as relative returns in active management strategies have compressed. According to Morningstar, in August 2019, the total reported AUM for passive index funds was $4.3 trillion, which exceeded that of actively managed funds for the first time. We believe this continued move away from active public equity investment strategies will support growth in private markets as investors seek higher risk-adjusted returns.

The combination of the above trends amidst growth in client assets is expected to continue to drive growth in private markets.

Globalization of Private Markets

The macroeconomic position of international markets has improved significantly over the last 20 years, driven by several monetary and structural reforms such as floating exchange rates, fiscal restraint and trade liberalization. We expect international markets, led by stronger, more stable economies, to become a source of scalable and long term capital for private markets fundraising. According to PwC’s 2017 report, North America is expected to continue to be the biggest contributor to global private markets AUM, followed by Europe, while the Asia-Pacific, Latin America and Middle East & North Africa regions are also expected to grow AUM at a significant rate over the next five years.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017.

Democratization of Private Markets

According to PwC’s 2017 report, the growing wealth of high-net-worth and mass affluent individuals, and the shift in retirement savings from defined benefit to defined contribution plans, have propelled significant growth in the asset management industry over the last decade. At the same time, both high-net-worth and mass affluent investors continue to remain significantly under-allocated to the private markets in comparison with institutional investors.

As defined contribution pension plans in the United States continue to grow and participants in these plans become more familiar with private markets as a means to diversify their investment portfolios and achieve differentiated returns, we believe defined contribution pension plans will be a significant driver of growth in private markets. In addition, on June 3, 2020, the United States Department of Labor issued an information letter confirming that investments in private equity vehicles may be appropriate for 401(k) and other defined contribution plans as a component of the investment alternatives made available under these plans. These plans hold trillions of dollars of assets, and the guidance in the letter may help significantly expand the market for private equity investments over time.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017. State Street Global Advisors, Willis Towers Watson, Money Management Institute.

Increasing Demand for Private Markets Assets as Investors Search for Yield in a Low Rate Environment

As global economies continue to grow and generate wealth, we believe the role of the asset management industry as a steward of this wealth is critical. Investors increasingly view allocations to private markets investments as essential for obtaining diversified exposure to global growth, resulting in strong AUM growth and continued momentum in private capital fundraising. Yield-oriented strategies such as private debt, infrastructure and real estate seek to generate more current income and attract investor capital because of their portfolio diversification potential and defensive characteristics that can provide returns with less volatility and lower loss ratios than can be achieved in comparable liquid markets for these asset classes.

We believe monetary policy following the most recent global financial crisis has resulted in a global interest rate regime characterized by persistently low rates. As a result, institutional investors, including pension funds and insurance companies, have been facing increasing pressure to meet their return objectives:

•

Defined benefit pension plans. Defined benefit pension plans face a widening gap between assets and liabilities and difficulty meeting rising pension obligations. The Geneva Association estimates a $41 trillion funding gap in pensions worldwide as of 2016. In response, pension fund allocations to private markets investments have increased as a means to improve returns to meet long-term obligations. According to Pensions & Investments, 23% of the aggregate assets of the top 1,000 defined benefit plans in the U.S. were allocated to private equity, real estate and other alternative investments as of September 30, 2018.

•

Insurance companies. Insurance companies are also increasingly attracted to differentiated private markets investments, in particular, real estate, infrastructure and private debt assets, to obtain more stable income streams as compared to private equities, and inflation protection while meeting specific duration, return and regulatory capital treatment criteria.

Consistent Outperformance of Private Markets Investments vis-a-vis Public Markets

Numerous academic studies have found that private markets have a track record of strong returns and outperformance versus public markets. In addition to seeking high absolute and relative returns, institutional investors have been increasing their allocations to private markets investments to attain diversification, macro hedges, stable income, and low volatility relative to traditional public market allocations.

The figure below demonstrates the outperformance and risk advantage of private markets:

Source: StepStone, derived from Burgiss Private IQ®.

Note: Reflects returns from March 2004 until December 2019. All returns are net, except as indicated.

The below figures illustrate the effect of adding private markets exposure to a liquid market portfolio. Using only liquid market assets, an institution must accept additional volatility to achieve higher expected returns (arrow 1). Using private markets assets, investors can achieve higher levels of return than the high volatility liquid market portfolio, but with similar or lower expected risk than the low volatility liquid market portfolio. By focusing on either diversifying or return enhancing private markets strategies, an investor can achieve lower volatility (arrow 2) or higher returns (arrow 3) than using liquid market assets alone.

Private market returns can be enhanced further by integrating multiple asset classes under one investment strategy. Engagement with multiple asset classes generates informational advantages and unique market and asset specific insights.

We expect the shift in institutional portfolios toward private markets to continue, given the multitude of investment objectives facilitated by private markets portfolios. The adoption of private markets strategies in the past 30 years has primarily been driven by institutions such as foundations, endowments, public pensions, sovereign wealth funds and other institutions focused on return enhancement. We expect further adoption to be driven by a widening network of institutions that value lower volatility strategies. The global insurance industry, for example, has historically invested very little in private markets. In the past several years, however, the insurance industry has begun to embrace private markets strategies, especially those with lower risk-based capital and solvency requirements, such as private debt.

Proliferation of Choices

According to StepStone research and data, from 2000 to 2019, the number of active institutional managers across the private markets more than doubled to approximately 6,100, with approximately 50% of the growth coming from managers based outside of North America and nearly 50% of new entrants coming from asset classes other than private equity. We believe that the growing number of private markets-focused fund managers increases the operational burdens on institutional investors and will lead to a greater reliance on highly trusted advisers to help investors navigate the complexity associated with global, multi-manager alternative portfolios. This growth increases demands on private markets investors’ in-house investment management and monitoring teams, which tend to have limited resources, leading to increased demand for third-party expertise from firms like us that offer a comprehensive view across the private markets asset classes.

The charts below illustrate the proliferation of choices and shifting investor demand:

Note:	Based on SPI data as of December 31, 2019.

Diversification Across Asset Classes Is Critical in Today’s Complex Universe of Available Investment Opportunities

The purview of private markets has meaningfully broadened over the last decade. As investors increase their allocations to private markets investments and become more sophisticated, they are demanding increased diversification across private markets asset classes. Additionally, investors are trying to limit the number of fund manager relationships they maintain by trimming duplicative strategies and consolidating similar risk and return profiles with fewer fund managers. These changes have led to an increasing focus on fund managers providing multi-asset class offerings. According to Preqin Ltd.’s H1 2020 Investor Outlook Report on Alternative Assets, approximately 74% of institutional investors invest in at least one private markets asset class, and approximately 52% invest in two or more private markets asset classes. In addition, a majority of investors in each private markets asset class expect to maintain or increase their allocations over the long-term.

Source: Preqin Ltd., The Future of Alternatives.

Data Advantage and Technology Infrastructure Are Becoming More Important as Investors Demand Greater Analytics and Transparency

Most organizations do not have an adequate technology infrastructure to respond to escalating demands for private markets investment. As a result, investors seek to partner with firms that not only have a proven track record of investing across multiple asset classes and strategies, but also offer highly sophisticated non-investment functions, such as portfolio monitoring, customized performance benchmarking and associated compliance, administrative and tax capabilities. According to Ernst & Young’s 2019 Global Alternative Fund Survey, 37% of the fund managers surveyed reported middle- and back-office process enhancement as one of their top three priorities.

Shift Towards Customized Portfolio Construction

We believe that private markets investors have shifted their interest away from generic funds-of-funds toward long term portfolio management through SMAs. According to Bain & Company’s 2017 report, Global Private Equity Report, SMAs now comprise almost 6% of private capital raised, up from 2.5% in 2006. Commingled fund structures have historically worked successfully for investors seeking simple exposure to a fund manager’s reference fund or a diversified portfolio through a fund-of-funds. However, as private markets evolve and become more institutionalized, there is greater emphasis on the importance of fees, portfolio construction and governance standards, including increased transparency, a greater degree of customization and more advanced risk controls. For the largest, most sophisticated investors looking to achieve very specific investment objectives, a one-size-fits-all approach to portfolio selection no longer works. These investors have varying needs, depending on their existing exposure to private markets, risk thresholds, return targets, liquidity horizons and other factors.

Greater Focus on Responsible Investing

We believe responsible investing will continue to gain prominence as ESG and impact investing considerations, including climate change, increasingly intersect with, and are reflected in, asset allocation and investment decisions. According to the Global Sustainable Investment Review 2018 by the Global Sustainable Investment Alliance, global sustainable investments assets reached $31 trillion at the start of 2018, increasing 34% from 2016. We believe this growth will continue over the next several years, driven by investor demand and regulatory influence.

Our Competitive Strengths

Truly Global Scale with Local Teams

Since our founding, we have invested significant time and resources building a global platform that we believe is well positioned to benefit from the continued growth and globalization of the private markets. Today, we have investment and implementation professionals in 19 cities—Beijing, Charlotte, Cleveland, Dublin, Hong Kong, La Jolla, Lima, London, Luxembourg, New York, Perth, Rome, San Francisco, São Paulo, Seoul, Sydney, Tokyo, Toronto and Zurich—across 13 countries in five continents.

Our offices are staffed by investment professionals who bring valuable regional insights and language proficiency to enhance existing client relationships and build new client relationships. Each of our offices follows a local staffing model, with local professionals who possess valuable insights, language proficiency and client relationships specific to that market. As of June 30, 2020, approximately 55% of our investment professionals were based outside the United States. We believe our focus on hiring local talent, supported by a deep bench of experienced investment professionals, has been critical in helping us attract a blue-chip, global client base. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States.

Full-Service, Customized Approach to Delivering Solutions

We have significant expertise in customized offerings given:

•	our scale, which enables us to maintain a proprietary database across key facets of private markets investing, and

•	our research-focused culture, which enables us to utilize this information advantage to inform our investment decisions and deliver highly customized insights and services to our clients.

As a result, we are able to offer a full suite of investment solutions to our clients, not only by assisting them with building customized private markets portfolios, but also offering other value-add services such as strategic planning and research, portfolio repositioning, and portfolio monitoring and reporting. We believe our value proposition as a full-service firm also helps us strengthen and grow our client relationships. As of June 30, 2020, 38% of our advisory clients also had an AUM relationship with us, and we advised or managed assets in more than one asset class for 35% of our clients, supporting our combined AUM/AUA growth.

Our focus on offering full-service, customized solutions to our clients is reflected in our business composition. As of June 30, 2020, we had approximately 190 bespoke SMAs and focused commingled funds (including high-net-worth programs). For the twelve months ended June 30, 2020, approximately 46% of our management and advisory fees were generated from SMAs, as compared to 34% from focused commingled funds and 20% from advisory and data services.

Scale Across Private Markets Asset Classes

We believe our scale across asset classes, deal flow access and dedicated operational resources is increasingly a competitive advantage in private markets solutions. We believe investors are reducing the number of fund managers they invest with, increasingly allocating capital to fund managers that have expertise across a wide range of asset classes within private markets.

Note: Data presented as of June 30, 2020. Includes over $66 billion in AUM as of June 30, 2020, reflecting data for the period ended March 31, 2020, adjusted for net new client account activity through June 30, 2020. Allocation of AUM by asset class is presented by underlying investment asset classification. Amounts may not sum to total due to rounding.

[1]	Does not include post-period investment valuation.
[2]	StepStone Portfolio Analytics & Reporting.

Well Positioned to Continue to Serve and Grow Our Diverse and Global Client Base

We believe we are a leading provider of private markets solutions for a broad variety of clients. Our clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients. In many instances, existing clients have increased allocations to additional asset classes and commercial structures and deployed capital across our asset management, advisory and data services businesses.

Our dedicated in-house business development and client relations teams, comprising more than 75 professionals in offices across 11 countries, maintain an active and transparent dialogue with our diverse and global client base. Consistent with our staffing model on the investment side, we ensure local clients are interfacing with business development professionals who have local expertise.

According to PwC, the combined investable assets of high-net-worth and mass affluent individuals are expected to reach approximately $222 trillion by 2025. Within the private wealth market, we have raised more than $2 billion of capital, using full-service broker dealers and private bank channels to connect with clients. We also offer an investment platform designed to expand access to the private markets for private wealth investors. We work with a number of the largest defined contribution pension plans around the world, positioning us well for the continued transition to this type of plan.

Preeminent Data and Analytics with Proprietary Software

Our data-driven, research-focused approach has been core to our investment philosophy since inception, which we believe is one of our biggest competitive strengths. Our data are organized around three proprietary software systems:

•

SPI monitors investment opportunities and is used by our investment professionals as an investment decision making tool. As of June 30, 2020, SPI contained information on over 57,000 companies, $16 trillion of AUM across over 35,000 funds and nearly 14,000 fund managers showing fund-level performance for over 12,000 funds.

•

Omni monitors the performance of our clients’ investments and allows users, including our clients, to generate detailed analytics. As of June 30, 2020, Omni tracked detailed information on over 4,500 investments across more than 46,000 underlying portfolio companies.

•	Pacing empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

The combination of SPI, Omni and Pacing offers an end-to-end software technology and data solution that delivers significantly more information than most private markets investors have available, providing us with a meaningful advantage in our investment, due diligence and client relations efforts. Data science within private markets has historically been difficult due to the lack of standardization and the labor-intensive process of collecting and processing information. We have a dedicated Data Science and Engineering team with approximately 30 members, which manages and continues to develop our SPI, Omni and Pacing platforms and supports our efforts to be a market leader in an area that is essential to evaluating private markets. Our Omni platform is also used by our SPAR team to create customized performance reports for our clients.

Strong Investment Performance Track Record

Our superior track record is our primary point of sale to our clients. As shown below, we have outperformed the PME+ across all of our investment strategies on an inception-to-date basis as of March 31, 2020. See “—Investment Performance” for more information and explanatory footnotes.

($ in billions except percentages)
Strategy	Committed Capital	Cumulative Invested Capital	Realized Distributions	NAV	Total	Multiple of Invested Capital	Gross IRR	Net IRR	Gross IRR versus Benchmark
Primaries	$150.5	$98.8	$61.6	$67.9	$129.5	1.3x	10.0%	9.7%	5.4%
Secondaries	7.0	5.8	3.6	4.4	8.1	1.4x	20.2%	15.8%	17.3%
Co-investments	16.9	16.3	4.3	17.2	21.5	1.3x	15.3%	13.0%	15.4%

Total	$174.4	$120.8	$69.5	$89.5	$159.0	1.3x	10.7%	10.1%	6.6%

We attribute our strong investment performance track record to numerous factors, including our scale and global reach, our selective investment process powered by our technology and data advantage and our experienced investment teams. Together, these attributes allow us to source highly attractive investment opportunities with a compelling risk-adjusted return profile for our clients’ diverse investment objectives. Our track record has attracted clients seeking exposure to investments with varying risk and return objectives and, in turn, allowed us to successfully and consistently grow assets across our platform.

Attractive Financial Profile, Supported by Longer Duration Capital Base and Scalable Platform

We have a scalable business model with two integrated revenue streams: management and advisory fees and performance fees. Our superior value proposition to clients, enabled by our global scale, expertise across private markets asset classes and investment strategies, as well as our research and analytics capabilities, drives strong growth in AUM and AUA, which in turn leads to management and advisory fee growth. Investment returns for our clients provide additional revenue opportunities to us in the form of potential performance fees and investment income.

We believe our revenue model has the following important attributes:

Sustainable and recurring

•	We believe we have been successful in implementing a flexible business model whereby many of our client relationships include more than one service.

•	We have had a high level of success in retaining our advisory clients with an over 90% retention rate since inception.

Highly predictable with strong visibility into near-term growth

•	Our SMAs and focused commingled funds typically have a 10 to 12-year maturity at inception, including extensions.

•	As of June 30, 2020, we had approximately $15 billion of committed but undeployed fee-earning capital, which we expect to generate management fees when deployed.

Diverse

•

As of June 30, 2020, we had over 300 revenue-generating asset management and advisory programs and therefore are not dependent upon or concentrated in any single investment vehicle, client or revenue type.

•

For the twelve months ended June 30, 2020, no single client contributed more than 8% of our total management and advisory fees, and our top 10 clients contributed approximately 30% of our total management and advisory fees.

Upside from performance fees

•	As of June 30, 2020, we had approximately 110 investment programs with performance fees, consisting of over $36 billion in committed capital.

•

As of June 30, 2020, our accrued carried interest allocation balance, which we view as a backlog of future carried interest allocation revenue, was $329 million with nearly 70 programs in accrued carried interest position.

•	Approximately 84% of current accrued carried interest allocation is from StepStone Fund vintages of 2015 or prior.

Led by a Seasoned Team of Professionals Whose Interests Are Aligned with Clients and Our Stockholders

We believe our biggest asset is our people, and therefore we focus on consistently recruiting the best people, all of whom are proven leaders in their areas of expertise. The firm is led by over 50 partners, with an average of more than 20 years of investment or industry experience. Over 60 of our employees have equity interests in us, collectively owning nearly 70% of the Company on a fully-diluted basis prior to this offering, and more than 80 employees are entitled to participate in our carried interest allocations in one or more of the asset classes.

Growth Strategy

We aim to leverage our core principles and values that have guided us since inception to continue to grow our business, using the following key strategies:

Continue to Grow with Existing Clients

•

Expand existing client mandates. As a customized solutions provider, we spend significant time listening to the challenges that our clients face and responding by creating solutions to meet their needs. In addition, we believe our existing clients have a growing asset base and are expanding allocations to private markets investments. As a result, we believe a large portion of our growth will come from existing clients through renewals and expansion of existing mandates with us.

•

Deploy already raised committed capital. As of June 30, 2020, we had approximately $15 billion of capital not yet deployed across our various investment vehicles, which we expect to generate management fees when deployed.

Grow with New Clients Globally

Over the past decade, we have invested in and grown both our in-house and third-party distribution networks. As of June 30, 2020, we had more than 75 professionals worldwide dedicated to business development and client relations. Our local business development professionals lead conversations with potential local clients.

We believe that geographically and economically diverse U.S. and non-U.S. investors will require a highly bespoke approach and will demand high levels of transparency, governance and reporting. We have seen this pattern developing across many geographies, including Europe, the Middle East, Latin America, Australia, Japan, South Korea, Southeast Asia and China, and have positioned ourselves to take advantage of it by establishing local presence with global investment capabilities. Since the beginning of 2017 alone, we have established offices in Charlotte, Dublin, Lima, Luxembourg, Rome and Zurich. We believe our global footprint places us in a favorable position to tap the global pools of demand for private markets.

Continue to Expand Our Distribution Channel for Private Wealth Clients

According to PwC, the combined investable assets of high-net-worth and mass affluent individuals are expected to reach approximately $222 trillion by 2025. However, many high-net-worth and mass affluent individual investors continue to have difficulty accessing private markets investment opportunities because of a lack of products currently available that satisfy regulatory and structural requirements related to liquidity, transparency and administration. As a result, average allocation to private markets investments of these individuals remains at 5%, compared to 29% for sovereign wealth funds and 27% for U.S. pensions as measured by retail wirehouse assets, according to State Street Global Advisors, Willis Towers Watson and Money Management Institute. We have developed an investment platform designed to expand access to the private markets for private wealth clients.

Leverage Our Scale to Enhance Operating Margins

Since inception we have made significant investments in our platform infrastructure through building out our investment and implementation teams across geographies and asset classes and developing technology-enabled solutions. We believe we have scaled the personnel and infrastructure of our business to support significant growth in our client base across our existing investment offerings, positioning us well to continue to drive operating margin improvement.

Monetize Our Data and Analytics Capabilities

Our proprietary database, SPI, provides access to valuable data that forms the cornerstone of our investing process. We have recently begun licensing SPI to clients in the form of a traditional licensed offering as well as an “advisory-like” service where we offer the SPI license and limited advisory-type support from our team. This has allowed us to support the private markets activities of clients that are too small to participate in our full-service advisory offerings. Omni and SPI both allow users to leverage our research data, further enhancing our client experience and services. We also strategically use SPI and Omni as a competitive product bundle, for example, by providing both offerings to clients to secure more comprehensive mandates. In addition, we also recently made Pacing available to clients. Pacing is our web-based tool that empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs.

Pursue Accretive Transactions to Complement Our Platform

We may complement our strong organic growth with selective strategic and tactical acquisitions. We intend to remain highly disciplined in our development strategy to ensure that we are allocating management time and our capital in the most productive areas to fuel growth. Our strategy will focus on opportunities that expand our scale in existing markets, add complementary capabilities, enhance distribution, or provide access to new markets.

We have a strong track record of sourcing, executing and integrating transactions and team hires as well as incentivizing investment teams to align their interests with ours. Most recently, our acquisition of Courtland Partners in 2018 added approximately $90 billion of real estate AUA to our platform, strengthening our position as a leading global real estate solutions provider.

Investment Strategies

We offer customized solutions across the global private markets through synergistic investment strategies: primary fund investments, secondary investments, and co-investments. StepStone constructs solutions across all three investment strategies for each asset class: private equity, infrastructure, private debt and real estate. Being an active investor across all investment strategies provides us with meaningful insights into fund managers, their portfolios, return characteristics and direct investment opportunities.

Primaries

Primaries refer to investments in newly established private markets funds. Primary investments are made during an initial fundraising period in the form of capital commitments, which are called down by the fund from time to time and utilized to finance its investments in portfolio companies during a predefined period. A private markets fund’s return profile typically exhibits a “J-Curve,” undergoing a modest decline in the early portion of the fund’s lifecycle as investment-related expenses and fees accrue prior to the realization of investment gains from portfolio investments, with the trend typically reversing in the later portion of the fund’s lifecycle as portfolio investments are sold and gains from investments are realized and distributed.

Primaries are generally closed-end funds and only accept new capital commitments during a finite period. Private equity, real estate and infrastructure primary investment funds typically range in duration from ten to twelve years, including extensions, while private debt primary investment funds typically range in duration from eight to ten years. Underlying investments in portfolio investments generally have a three to six year range of duration for private equity, with potentially shorter periods for private debt or real estate, and longer for infrastructure. Typically, fund managers will not launch new funds more frequently than every two to four years. Market leaders generally offer multiple primary investment funds each year, but they may not offer funds within a given geography or that pursue a certain strategy in any particular year or in consecutive years. Because of the limited timeframe of opportunity for investment in any given fund, having a well-established relationship with a fund manager is critically important for primary investors.

Our primaries business seeks out, and invests with, leading fund managers across the private markets asset classes. We aim to build top-performing global private markets portfolios through a research-intensive investment approach and strive to identify fund managers with top-quartile performance through active sourcing and in-depth evaluation, complemented by excellent deal execution. We leverage our SPI database of over

57,000 companies, $16 trillion of AUM across over 35,000 funds and nearly 14,000 fund managers showing fund-level performance for over 12,000 funds to track a large cross section of fund managers and funds globally—irrespective of fundraising cycles.

Secondaries

Secondaries refer to investments in existing private markets funds through the acquisition of an existing interest in a private markets fund by one investor from another in a negotiated transaction. In so doing, the buyer will agree to take on future funding obligations in exchange for future returns and distributions. Because secondary investments are generally made when a primary investment fund is three to seven years into its investment period and has deployed a significant portion of its capital into portfolio companies, these investments are viewed as more mature. Since its inception, StepStone has invested in secondary investment funds that had, on average, 75% or more in capital commitments deployed.

Secondaries have historically generated high risk-adjusted IRR relative to other strategies in the private equity market. This performance is due, in part, to: (1) the lack of a centralized market, (2) imperfect information among buyers and sellers, (3) wide bid spreads, (4) shorter holding periods, (5) fee mitigation and (6) transactions priced at a discount to fair value. Unlike primary commitments, secondaries offer visibility into a portfolio of known assets and their historical performance, which can mitigate some of the risk normally associated with primaries. We believe these market dynamics will persist, making secondaries an attractive long-term opportunity for sophisticated investors.

Similar to our primaries program, our secondaries program spans all asset classes and leverages our global platform to capitalize on market inefficiencies. We seek to acquire assets through preferential purchase arrangements by proactively sourcing secondary deal flow through our extensive network of relationships with fund managers, clients, intermediaries and other industry participants. We are able to increase the effectiveness of our sourcing efforts by focusing on fund managers managing high quality portfolios that are expected to outperform the market. In addition, we source exclusive deal flow (which we refer to as “advantaged”) by working closely with intermediaries to capture high quality assets that would not be available through auction processes, usually because a fund manager wants to control information flow or client relationships, including by restricting potential buyers to a select group of “pre-approved” replacement clients like our firm.

Our global platform provides for deep market coverage and consistently sources proprietary transaction opportunities. We believe proprietary and advantaged deal flow has been a critical factor in our ability to purchase high quality assets at below market prices. Since the inception of our private equity secondaries strategy in 2008, we have sourced over 6,900 secondary transactions of which over 55% were limited or proprietary processes as calculated by deal size. Across all of our closed transactions in private equity through June 30, 2020, 52% were proprietary processes, 48% were limited processes, and no deals were closed through competitive auctions. As of June 30, 2020, our secondaries portfolio in aggregate had more than $6 billion in commitments across more than 140 transactions with more than 250 underlying funds and more than 1,200 underlying companies.

Co-investments

Co-investments involve directly acquiring an interest in an operating company, project or property alongside an investment by a fund manager or direct investor that leads the transaction. We participate in co-investments across each of our asset classes. Co-investments are generally structured such that the lead and co-investors collectively hold the same security on the same terms in a controlling interest of the operating company, project or property. Capital committed to a co-investment is typically invested immediately, thereby advancing the timing of expected returns on investment and creating more predictable cash flows for the investor.

We employ a flexible approach to co-investing, which makes us an attractive co-investor for fund managers. Our ability to co-invest and participate on a pre-signing basis helps us expand the number of available opportunities and secure larger co-investment allocations. We have the ability to participate in non-traditional co-investments, such as helping to fund add-on acquisitions when a fund manager has already reached its concentration limits in its fund. This further expands our investment opportunities and differentiates us from other co-investors, thereby leading to future opportunities with fund managers.

Our co-investment program benefits from the access to fund managers we have through our scale and the approximately 4,000 meetings and calls that we conduct with fund managers on an annual basis. In each of these meetings and calls, we follow a protocol of inquiring about co-investments, monitoring compliance with the protocol through an automated tracking system.

As of June 30, 2020, our co-investment portfolio had more than $12 billion in invested capital across more than 295 investments and 170 unique fund managers.

Investment Process and Monitoring

Our investment process across all four asset classes and all three investment strategies is centralized and managed through the SPI database. It is structured to track investments at three separate levels: (1) the fund manager level, (2) the fund/partnership level, and (3) the portfolio company level. The fund manager level captures information related to the managing firm, including asset class, targeted sector/sub-sector, primary office location, investment specialties, key person, and the primary regions in which the fund manager invests. The fund/partnership level tracks both key information including vintage year, fund size, and currency, as well as measures of historical performance (such as percent of commitments called, distributions to paid in capital, residual value to paid in capital, net total value multiple of invested capital, net internal rate of return, and the date performance results were last updated), historical investments, and benchmarking. The portfolio company level tracks information including cash flow details, financial and operating metrics, and other relevant performance measurements.

Through the use of database queries, our research team analyzes market trends, classifies managers, and provides inputs to portfolio planning processes, providing focused information on specific areas of the private markets by sector and sub-sector, industry, strategy specialization and geography.

Each due diligence process generally involves at least one senior employee, who is supported by the sector team that covers the respective fund manager.

The details of our investment process vary among our strategies and asset classes, but generally include the following:

Initial Screen

Once a potential investment has been identified, the sector or transactional team summarizes the opportunity in a report. Each report is reviewed, and the team prioritizes the opportunity accordingly.

Due Diligence

Initial due diligence

For each priority investment, the assigned sector or transactional team gathers and reviews available information on the underlying assets from the manager, utilizing SPI. The SPI database is populated with information we have gathered from fund manager meetings, due diligence materials, quarterly reports, annual meetings, marketing materials and other sources. The SPI database is critical during the preliminary due diligence phase. During this stage, we also leverage information from the independent valuation assessments produced by the SPAR team. This exercise encompasses thousands of companies and provides valuable insights to our teams.

Operational due diligence (“ODD”)

Our ODD capabilities and processes evaluate the potential risks surrounding the operational aspects associated with investments on behalf of our clients. Our ODD team comprises approximately 10 personnel with deep legal, financial and IT backgrounds in the private markets. We perform ODD on every primary, secondary and co-investment made or approved by our clients.

Our ODD team acts independently from our investment professionals as part of our evaluation of investment opportunities. Results of the ODD are included in the investment memoranda submitted for approval to the relevant Investment Committee.

Responsible investing

We seek to incorporate ESG considerations as part of the overall investment analysis process. The team that conducts due diligence on any given investment is responsible for a thorough review of the fund manager’s responsible investment policy, implementation process, ESG related data / key performance indicators and all sustainability reports. Investment teams request robust ESG due diligence questionnaire responses from fund managers and consider ESG matters in pre-investment onsite meetings and post-investment update meetings and calls. Every investment memorandum has a dedicated responsible investment section, which is reviewed and approved by the Responsible Investment working group and Responsible Investment Committee before the memorandum is submitted to the relevant Investment Committee. The ESG considerations are then discussed in the relevant Investment Committee meetings.

Legal review

We utilize a structured evaluation and diligence process, which includes legal review. This review comprises a structural analysis, which involves an extensive review of legal documents, including fund agreements, as well as agreements between the principals. We follow the flow of economics with particular emphasis on investment and divestment decisions in a variety of environments.

We analyze the investment process, looking for checks and balances, succession planning, and other institutional systems and processes that will assist the professionals in the execution of their strategy. We also conduct a legal analysis of the terms and any outstanding litigation early in the due diligence process. This process identifies any potential concerns, and allows us to begin negotiations of terms on behalf of our clients. This negotiation can often result in concessions that provide significant protections or cost reductions for clients. Our in-house counsel lead the review and negotiation of issues and terms relating to potential transactions.

Investment Committee Review

After preliminary due diligence is completed, the sector or transactional team works with the relevant Investment Committee to validate that the investment opportunity fits the clients’ strategy and meets their investment objectives. The relevant Investment Committee also provides feedback on the fund manager (and investment merits in the case of secondaries and co-investments) and the merits, risks and prospects of each investment opportunity. Provided that the opportunity meets the client’s criteria, we issue an indicative approval to proceed with final due diligence. This approval is subject to successful final due diligence and relevant Investment Committee approval.

Once the final diligence items have been performed, the relevant Investment Committee reconvenes for final review and to bring the investment up for final vote.

Note: Last 12 months through June 30, 2020. Funnels are for illustrative purposes. Secondaries demonstrates the same terminology but may have additional levels of diligence prior to closing.

[1]	Breakdown of investment opportunities includes all the private markets asset classes—private equity, infrastructure, private debt and real estate.

Portfolio Analytics and Reporting

We provide our clients with tailored reporting packages, including customized performance benchmarks as well as compliance, administration and tax capabilities. The team of professionals dedicated to SPAR is organized by sector and geography to ensure deep coverage of all private markets, facilitating detailed investment review and analysis services by private markets specialists. Once an investment has been made, our SPAR team provides active, ongoing analytical review for portfolio risk management for our clients. As part of our ongoing manager and portfolio performance analyses, our portfolio analytics and reporting practice completes reviews for our clients including:

•	portfolio benchmarking for relative performance;

•	diversification analysis to identify concentration risks or portfolio allocation opportunities;

•	fund manager performance to understand where additional capital should be directed; and

•	valuation analysis to determine which fund managers are appropriately reflecting risk in their reporting.

Fund managers’ information is entered into Omni, our proprietary, web-based application and database for private market portfolio analytics and reporting. Data are reconciled daily to ensure data integrity and that pertinent details are entered correctly. In order to be included in Omni, a fund manager must send us sufficient materials, including specific fields required by us. Performance data monitored by Omni is available back to 1971.

Omni supports investment monitoring and portfolio management and enhances transparency by providing users with a fast and intuitive user interface and web-based access to portfolio data. Omni users can access all of the data tracked by SPAR, including daily cash flow activity, quarterly valuations, and underlying asset-level detail, and have fully integrated access to our SPI research platform. Omni users can analyze investment-level and underlying asset-level performance by custom investment attributes, apply data filters, run grouped or granular reports while also having the ability to easily export these analyses. Users also have the ability to edit, run and export various portfolio analytics, including analyzing various return and preference metrics commonly used in the investment industry, such as return J-Curve, cash flow activity over time, multi-period internal rates of return and time-weighted rate of return.

Responsible Investment Philosophy

Responsible investment, which encompasses ESG and impact investing considerations, is a core tenet of our operating and investment philosophies. We believe that full integration of ESG factors in both our investment process and internal operations will improve long-term, risk-adjusted returns for our clients. We developed a responsible investment policy, became a signatory to the UNPRI and created a StepStone Responsible Investment Committee in 2017, and have since become a signatory to the TCFD as well as a member of the GRESB and the SASB. We aim to continually improve and evolve, reviewing our policy annually, holding regular trainings and responsible investment education sessions for our investment teams, and looking for ways to enhance our systems and processes, and have incorporated GRESB data and benchmarks in our decision making process where relevant.

Given our scale and position in the private markets ecosystem, we believe we are well positioned to help educate the broader investor and fund manager community on how best to integrate responsible investment considerations in their investment process and programs.

Responsible Investment in the Investment Process

We have established a Responsible Investment Committee, comprising leadership from all four of our asset classes and other firm leaders. This Responsible Investment Committee provides oversight and direction for our responsible investment process, including reviewing ESG-focused due diligence within our investment memoranda before they are submitted to the relevant Investment Committee.

We have established an ESG due diligence process that is tailored for each asset class and strategy and incorporated into the broader business, financial, and operational diligence process, detailing a comprehensive set of ESG-related risk and return considerations. We perform a review of each fund manager and fund’s responsible investment policy, implementation and monitoring framework. Key areas where we focus are:

•	the level of engagement of partner and senior-level management in responsible investment policy and monitoring;

•	whether or not a fund manager or fund clearly identified a responsible person for designing, executing and implementing its responsible investment policy;

•	understanding what policy framework the fund manager or fund is adhering to (e.g., UNPRI, TCFD);

•	the approach to responsible investment training and how the fund manager or fund ensures it is current with best practice;

•	how the fund manager or investee identifies and manages ESG risks and opportunities including use of external resources;

•	how the fund manager or investee identifies specific risks concerning modern slavery and human trafficking, particularly in their supply chains;

•	whether and how the fund manager establishes non-financial impact objectives in addition to financial ones;

•	how the fund manager assesses and measures non-financial impacts;

•	how the fund manager or investee explicitly considers climate change with both a risk and return lens; and

•	how ESG compliance is monitored and reported to various stakeholders.

With respect to our co-investments, we complete an ESG assessment at both the manager and asset level. We use several tools when completing the latter, including information from the manager and company, along with SASB materiality standards, and for specific sectors information from GRESB. Post investment, we closely monitor the co-investment’s performance, including financial and ESG factors. The majority of this monitoring is conducted through regular engagement with the fund manager supplemented by Limited Partner Advisory Committees (“LPAC”) of which we are a member. In cases where we hold a board or observer seat at the fund, we seek to be active in ensuring these issues are standard agenda items.

With respect to secondary transactions, we utilize primary ESG assessments along with an evaluation of the ESG risk and opportunities of the key, value-driving assets. Due diligence timelines are often compressed for secondary transactions. As such, our platform creates a significant advantage due to the breadth of information we typically already have on the fund manager in a secondary transaction.

We have observed that investors globally are increasingly focused on the non-financial impacts of their investment programs, referred to as impact investing. We look to work with clients in crafting customized investment programs that target non-financial objectives side-by-side with financial objectives. These may include a focus on, for example, climate change, social equity and sustainable development goals. We have integrated impact considerations throughout the investment process to support our clients from investment due diligence, through to monitoring and reporting on such impact programs. We believe such impact programs build on our firm’s strong ESG foundations. The impact sector is fast growing and we see developments in this sector that we believe will increasingly allow for the deployment of capital at scale.

ESG in Our Corporate Operations

We are committed to incorporating ESG factors across our operational decision making and internal policies.

Diversity and inclusion

We value diversity among our staff and leadership, recognizing that through diversity, we gain a variety of perspectives, views, and ideas which strengthen our ability to strategize, communicate, and deliver on our mission. In 2017, we developed a Diversity Committee comprising senior members of our firm, to evaluate our current diversity efforts, lead new initiatives to improve diversity and inclusion at our firm, and to continuously improve upon our policies and culture.

Our mission statement on why diversity matters states:

•	We believe building and maintaining a diverse and inclusive culture is not only the “right thing to do,” but is also critical from a business standpoint.

•	Diversity and inclusion makes businesses stronger as it brings different perspectives to the table, different ways of approaching a problem or analyzing an investment.

•	We believe diverse and inclusive perspectives drive better outcomes, and better investment decisions.

We believe that a diverse and inclusive workforce improves the investment process because the different life experiences, backgrounds and insights of our professionals can be leveraged to perform more effective diligence and analysis. This belief is supported by research showing that diversity and inclusiveness contributes to better performing and more sustainable businesses.

We are also focused on growing and developing strong mid-level talent into senior roles. In addition to our mentorship program, we have a sponsorship program that targets high performing and high potential mid-career women and minorities and provides them with rigorous developmental tools, 360-degree assessments, education and executive coaching opportunities alongside their sponsor. We have also launched the StepStone Diversity and Inclusion Network which provides networking and educational opportunities to all of our employees globally and has contributed to the development of more flexible working arrangements and improved parental leave policies.

We are also a leading sponsor for the Women in Alternatives Career Forum hosted by WAVE (Women’s Association of Venture & Equity). The Forum brings together women candidates and employers to discuss a broad continuum of careers in private equity and venture capital. Further, we host an event in La Jolla for local female students seeking careers in private equity, accounting, human resources and marketing, among others.

We are a strong supporter of the Robert Toigo Foundation, whose mission is to increase the participation of minorities in the financial industry. In addition, we proactively network with affinity organizations at universities and business schools to develop a pipeline of female and minority candidates for consideration. We also participate in industry groups created to improve diversity among private markets professionals, such as Girls Who Invest, Women’s Association of Venture & Equity, Robert Toigo Foundation, SEO (Seizing Every Opportunity) Alternative Investments, Private Equity Women Investor Network (PEWIN) and Level20 Women in Private Equity.

Reducing our carbon footprint

We are focused on the firm’s carbon footprint as we seek carbon neutrality as a stated firm goal. As such the following efforts have been undertaken:

•	Engaged a consultant to conduct a firmwide carbon footprint evaluation and purchased carbon offsets to achieve carbon neutrality for 2019 and 2020.

•

Introduced a range of initiatives focused on reducing energy, waste and water usage across the firm, including recycling, transitioning to electronic tablets during client and other business meetings and generally encouraging a “paperless” approach where practicable.

•	Prioritizing selection of highly rated Leadership in Energy and Environmental Design (LEED) or comparable standard in leasing office space.

Community engagement

We encourage and support community engagement. Our community program uses a global-and-local approach, and is driven by our community involvement teams at many of our offices. Projects are organized locally and partnered with various service organizations within our communities dedicated to causes encompassing public service, education, environmental efforts, healthcare, and military veterans. Additionally, we have implemented a volunteer time off policy that gives employees 16 hours per calendar year of paid time to volunteer at the organization of their choice. We actively monitor participation in these programs. We recently established a more formalized charitable giving program with an employee matching component.

Risk Management

We have a permanent risk management function overseen by our Head of Portfolio Management and our Head of Risk. Additionally, taking into account the nature, scale and complexity of our business, we have established a Portfolio and Risk Management Committee for each of our asset classes and additional policies and procedures to give effect to local regulations in jurisdictions around the world. Our risk management process focuses on risk identification, measurement, treatment/mitigation, monitoring and management/reporting, with particular risk assessments tailored by asset class and individual client.

Investment Performance

The following table presents information relating to the performance of all the investments that StepStone recommends and subsequently tracks (except as mentioned otherwise in more detail below) across investment strategies. The data for these investments is presented from the inception date of each strategy (as mentioned in more detail below) through March 31, 2020 and have not been adjusted to reflect acquisitions or disposals of investments subsequent to that date.

When considering the data presented below, you should note that the historical results of our investments are not indicative of the future results you should expect from such investments, from any future funds we may raise or from your investment in our Class A common stock, in part because:

•	market conditions and investment opportunities may be significantly less favorable than in the past;

•	the performance of our funds is largely based on the NAV of the funds’ investments, including unrealized gains, which may never be realized

•	our newly established funds may generate lower investment returns during the period that they initially deploy their capital;

•

changes in the global tax and regulatory environment may impact both the investment preferences of our clients and the financing strategies employed by businesses in which particular funds invest, which may reduce the overall capital available for investment and the availability of suitable investments, thereby reducing our investment returns in the future;

•

competition for investment opportunities, resulting from the increasing amount of capital invested in private markets alternatives, may increase the cost and reduce the availability of suitable investments, thereby reducing our investment returns in the future; and

•	the industries and businesses in which particular funds invest will vary.

For purposes of the following table:

•	“Invested capital” refers to the total amount of all investments made by a fund, including commitment-reducing and non-commitment-reducing capital calls;

•	“NAV” refers to the estimated fair value of unrealized investments plus any net assets or liabilities associated with the investment as of March 31, 2020;

•

“Multiple of Invested Capital” refers to (a) the sum of Realized Distributions from underlying investments to the fund plus the fund’s NAV, divided by (b) Cumulative Invested Capital. Multiple of Invested Capital is presented net of management fees, carried interest and expenses charged by underlying fund managers, but gross of StepStone’s management fees, performance fees and expenses;

•

“IRR” refers to the annualized IRR for all investments within the relevant investment strategy on an inception-to-date basis as of March 31, 2020, based on contributions, distributions and unrealized value;

•	“Gross IRR” refers to IRR net of management fees, performance fees and expenses charged by the underlying fund managers, but gross of StepStone’s management fees, performance fees and expenses;

•	“Net IRR” refers to IRR net of fees and expenses charged by both the underlying fund managers and StepStone; and

•

“MSCI ACWI PME+” refers to the MSCI World Index, calculated on a Public Market Equivalent Plus basis, the benchmark index used for comparison below. The MSCI World Index is a free float-adjusted market capitalization-weighted index of over 2,900 world stocks that is designed to measure the equity market performance of developed markets. We believe the MSCI World Index is commonly used by private markets investors to evaluate performance. The PME+ calculation methodology allows private markets investment performance to be evaluated against a public index and assumes that capital is being invested in the index on the days the capital was called by the underlying fund managers. The distributions are rescaled by a factor lambda so that the final PME NAV is the same as the final fund NAV.

StepStone Performance Summary(1),(2)

($ in billions except percentages)
Strategy(3)	Committed Capital	Cumulative Invested Capital	Realized Distributions	NAV	Total	Multiple of Invested Capital	Gross IRR	Net IRR(4)	Gross IRR versus Benchmark(5)
Primaries	$150.5	$98.8	$61.6	$67.9	$129.5	1.3x	10.0%	9.7%	5.4%
Secondaries	7.0	5.8	3.6	4.4	8.1	1.4x	20.2%	15.8%	17.3%
Co-investments	16.9	16.3	4.3	17.2	21.5	1.3x	15.3%	13.0%	15.4%

Total	$174.4	$120.8	$69.5	$89.5	$159.0	1.3x	10.7%	10.1%	6.6%

(1)

Performance data shown in the table above is on an inception-to-date basis as of March 31, 2020. Overall performance includes all investments StepStone recommends and subsequently tracks, including advisory co-investments and infrastructure investments made prior to January 1, 2015, as well as the performance summary of Courtland, for which the track record dates back to September 1994. Overall performance excludes (i) client-direct investments totaling $11.8 billion of capital commitments, (ii) investments for which StepStone does not provide monitoring and reporting services to the client that made the investment, (iii) syndicated loan portfolio totaling $0.5 billion, and (iv) investments made by legacy private equity acquired businesses.

(2)

Investments of former clients are included in performance summary past the client termination date until such time as StepStone stops receiving current investment data (quarterly valuations and cash flows) for the investment. At that point, StepStone will then terminate the fund’s contribution to the track record by entering a distribution amount equal to the last reported NAV. Historical performance contribution is maintained up until this termination date.

(3)	Inception date reflects date of the first investment: September 1994 for primaries, May 2009 for secondaries and April 2008 for co-investments.

(4)

Net IRRs are presented solely for illustrative purposes and do not represent actual returns received by any investor in any of the StepStone Funds represented above. StepStone fees and expenses are based on the following assumptions (management fees represent an annual rate):

(i)

Primaries: 25 basis points of net invested capital for management fee, 5 basis points of capital commitments for partnership expenses, and 1 basis point of capital commitments drawn down in the first cash flow quarter for organizational costs.

(ii)

Secondaries: 125 basis points (60 basis points for infrastructure) on capital commitments in years 1 through 4 for management fee. In year 5, management fees step down to 90% of the previous year’s fee. Secondaries also include 5 basis points of capital commitments for partnership expenses and 1 basis point of capital commitments drawn down in the first cash flow quarter for organizational costs. Secondaries also include 12.5% of paid and unrealized carry, with an 8% preferred return hurdle and expenses.

(iii)

Co-investments: 100 basis points on net committed capital for management fee, 5 basis points of capital commitments for partnership expenses, and 1 basis point of capital commitments drawn down in the first cash flow quarter for organizational costs. Co-investments also include 10.0% of paid and unrealized carry with an 8% preferred return hurdle.

(5)	Reflects total returns for MSCI ACWI PME+ performance benchmark of 4.6%, 2.9%, -0.1% and 4.1% for primaries, secondaries, co-investments and total, respectively.

Assets Under Management and Advisement

As of June 30, 2020, we had oversight of over $292 billion of private market allocations, of which approximately $63 billion of AUM represents AUM from the StepStone Funds, $3 billion of AUM represents AUM over which we have discretion on advisory relationships, and approximately $226 billion of AUA which primarily represents assets we oversee on behalf of our advisory accounts. Given the timing of available underlying investment reporting, AUM and AUA amounts are presented based on prior quarter values adjusted for new client onboarding activity.

Assets Under Management

AUM primarily reflects the assets associated with our SMAs and focused commingled funds. We classify assets as AUM if we have full discretion over the investment decisions in an account or have responsibility or custody of assets. Although management fee revenue is based on a variety of factors and is not linearly correlated with AUM, we believe AUM is a useful metric for assessing the relative size and scope of our asset management business.

Our AUM is calculated as the sum of (i) the NAV of client portfolio assets, including the StepStone Funds and (ii) the unfunded commitments of clients to the underlying investments and the StepStone Funds. Our AUM reflects the investment valuations in respect of the underlying investments of our funds and accounts on a three-month lag, adjusted for new client account activity through the period end.

Management fee revenue generally trends with AUM over time but is not directly correlated given the differences in negotiated terms. In certain cases, we manage AUM on behalf of clients that do not have a direct fee-paying component. AUM is a useful metric for assessing the relative size and scope of our asset management business in general. See FEAUM below for more information on the fee basis on which we earn management fees.

Our AUM has grown from approximately $33 billion as of March 31, 2017 to approximately $66 billion as of June 30, 2020.

Fee-Earning AUM

FEAUM reflects the assets from which we earn management fee revenue (i.e., fee basis) and includes assets in our SMAs, focused commingled funds and assets held directly by our clients for which we have fiduciary oversight and are paid fees as the manager of the assets. Our SMAs and focused commingled funds typically pay management fees based on capital commitments, net invested capital and, in certain cases, NAV, depending on the fee terms. Management fees are not affected by market appreciation or depreciation because substantially all our funds pay management fees based on commitments or net invested capital. As a result, management fees and FEAUM are only marginally affected by changes in market value.

Our calculation of FEAUM may differ from the calculations of other asset managers and, as a result, may not be comparable to similar measures presented by other asset managers.

As of June 30, 2020, our FEAUM was approximately $42 billion compared to approximately $66 billion in AUM. The difference between AUM and FEAUM is primarily due to: (a) approximately $15 billion of commitments to our SMAs that has not yet been invested or considered active, and as this capital is invested or activated, we will earn management fee revenue per the terms of the respective agreements; (b) approximately $6 billion of AUM managed on behalf of clients that does not have an associated recurring fee stream; and (c) market appreciation or value of approximately $3 billion that does not affect the management fee.

Assets Under Advisement

AUA consists of client assets for which we do not have full discretion to make investment decisions but play a role in advising the client or monitoring of their investments. We generally earn revenue for advisory-related services on a contractual fixed fee basis. Advisory-related services include asset allocation, strategic planning, development of investment policies and guidelines, screening and recommending investments, legal negotiations, monitoring and reporting on investments, and investment manager review and due diligence. Advisory fees vary by client based on the scope of services, investment activity and other factors. Most of our advisory fees are fixed and therefore, changes in AUA do not necessarily lead to changes in revenue.

Our AUA is calculated as the sum of (i) the NAV of client portfolio assets for which we do not have full discretion and (ii) the unfunded commitments of clients to the underlying investments. Our AUA reflects the investment valuations in respect of the underlying investments of our client accounts on a three-month lag, adjusted for new client account activity through the period end.

Our Clients

We believe the value proposition we offer across our asset management, advisory, data, portfolio monitoring and reporting services has resulted in strong relationships with our clients. Our client base includes some of the world’s largest public and private pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals globally. During the last twelve months ended June 30, 2020, over 65% of our management and advisory fees came from clients based outside of the United States, reflecting the strength and breadth of our relationships within the global investor community.

The following charts illustrate the diversification of our client base by type and geography as measured by client contribution to our management and advisory fees over the last twelve months ended June 30, 2020:

Note: Mass affluent individuals collectively contributed less than 1% to our management and advisory fees over the twelve months ended June 30, 2020 and are included within the figures presented for Private Wealth/Defined Contribution Plans.

Our SMAs and focused commingled funds typically have a 10 to 12 year maturity at inception including extensions and, as of June 30, 2020, we had approximately $15 billion of committed but undeployed fee-earning capital.

The chart on the left below shows the remaining contractual life (account tenor) of our client relationships, as measured by our management fees for the last twelve months ended June 30, 2020. The chart on the right below shows the diversification of our client base as of June 30, 2020:

[1]	Includes ~32% of management and advisory fee contribution from focused commingled funds.

We believe the stability of our client base reflects the strength of the long-term client relationships we have developed. Further, these relationships help to explain why clients entrust us with their capital for extended periods of time.

We have also had a high level of success in retaining our advisory clients with an over 90% retention rate since inception. At the same time, we believe we have been successful in expanding relationships with our clients, often expanding from advisory relationships to discretionary asset management relationships. Approximately 38% of our clients engage us for both asset management and advisory services.

Private Wealth Sector Strategy

We are focused on delivering StepStone’s institutional capabilities to high-net-worth and mass affluent investors. Our platform leverages our deep expertise across private equity, infrastructure, private debt and real estate to develop and distribute innovative products for individual investors, integrating primaries, secondaries and co-investments to create customized product solutions for the private wealth sector.

Through a single investment, our fund tailored for this market (the “Retail Fund”) will offer private wealth clients access to major private markets asset classes in a proportion dynamically allocated by us.

We believe the Retail Fund offers the following areas of differentiation to potential investors:

•

Broad diversification in private markets. Through a single investment in the Retail Fund, investors gain exposure to four major asset classes within the private markets: private equity, infrastructure, private debt and real estate.

•

Favorable structure. The Retail Fund is structured to provide 1099 tax reporting instead of K-1s, a single investment instead of recurring capital calls, and potential liquidity in the form of regular, current income.

•

Attractive track record and deep knowledge and expertise in private markets. We have extensive experience investing substantial capital in the private markets and have generated attractive risk-adjusted returns.

•	Proprietary database and insights. Our proprietary SPI system represents one of the industry’s most comprehensive and powerful databases.

•	Differentiated access. Given its scale, expertise, and relationships, we have preferred access to top-tier fund managers and proprietary opportunities, including co-investments and secondaries.

Distribution and Marketing

We continuously seek to strengthen and expand our relationships with our investors. We have a large and dedicated team of approximately 60 professionals focused on business development and an additional 15 professionals dedicated to client relations. Our business development and client relations teams are spread out across the globe in Charlotte, Dublin, Hong Kong, La Jolla, Lima, London, New York, Rome, São Paulo, Seoul, Tokyo, Toronto and Zurich, maintaining an active and transparent dialogue with an expansive list of investors reflective of our diverse and global client base.

Our business development professionals are in frequent dialogue with both our existing and prospective clients, which enables us to monitor client preferences and tailor future product offerings to meet client demand. They also work directly with the consultants that smaller and medium-size institutional investors rely on for advice in private markets.

We strive to secure a first-mover advantage with key clients, often by establishing a local presence and providing a broad and diverse range of investment options. As with our investment team staffing model, we ensure local clients interface with business development professionals who also have local expertise. We also leverage our in-house resources by utilizing wealth management platforms and outsourced service providers in certain geographies where this is commonly required.

Fees and Other Key Contractual Terms

Separately Managed Accounts

The scope of our separate account services and degree of client involvement varies by relationship and policy guidelines, but we typically direct or have substantial participation in the negotiation of account terms, investment policy and strategic planning, pacing and ongoing monitoring and reporting activities. We also provide direct asset management services to clients, providing active fiduciary oversight of assets held by our clients, working with clients to establish investment guidelines aligned with their specific preferences and goals.

Clients seeking a large scale asset management engagement typically prefer an SMA rather than commitment to a focused commingled fund. SMAs and directly-managed assets represented approximately $51 billion of our AUM as of June 30, 2020.

Focused Commingled Funds

We organize and manage commingled funds that invest in primary, secondary and co-investment funds managed by third-party managers focused in our areas of expertise. Our focused commingled funds invest across a variety of private market strategies, which enables our clients to efficiently participate in these specialized strategies for which they otherwise may not be able to access due to the high minimum investment requirements. Focused commingled funds represented $12 billion of our AUM as of June 30, 2020.

Key Terms of SMAs and Focused Commingled Funds

Fees

Management fees from SMAs are generally based on a contractual rate applied to net invested capital under management, although specific terms vary significantly from client to client and may be based on capital commitment or NAV. Management fees from focused commingled funds are generally based on a contractual rate applied initially to limited partners’ capital commitments, although specific terms vary significantly from fund to fund and may be based on net invested capital or NAV. Management fees often decrease over the life of the contract due to built-in declines in contractual rates and/or as a result of lower net invested capital balances as capital is returned to clients.

Duration and Termination

SMA contracts and focused commingled funds are typically eight to 15 years in duration, including extensions, but this varies and may be longer or even indefinite. Our SMA contracts and focused commingled funds are often subject to extension either at our discretion or, in the case of SMA contracts, with consent of the client, or in the case of focused commingled funds, with consent of the requisite percentage of limited partners or the advisory committee.

The commitment period of our SMA contracts and our focused commingled funds can typically be suspended upon the occurrence of a key person event. In some cases, the commitment period of our SMA contracts may be terminated for any reason (typically once per year).

SMA contracts typically can be terminated by our clients for specified reasons, but specific terms vary significantly from client to client and certain contracts may be terminated for any reason generally with minimal notice. Our focused commingled funds may generally be terminated for specified reasons and for any reason upon the affirmative vote, depending on the fund, of 50% or more of the total limited partner interests entitled to vote.

See “Risk Factors—Risks Related to Our Business—Third-party clients in many StepStone Funds have the right to remove us as the general partner of the relevant fund and to terminate the investment period under certain circumstances, leading to a decrease in our revenues, which could be substantial. In addition, the investment management agreements related to our SMAs and advisory accounts may permit the client to terminate our management of such accounts on short notice.”

Capital Commitments

Clients in our SMA contracts and focused commingled funds generally make commitments to provide capital at the outset of a fund and deliver capital when called upon by us, as investment opportunities become available and to fund operational expenses and other obligations. The commitments are generally available for investment for three to six years, during what we call the commitment period, though some SMA contracts provide for annual commitment periods.

Performance Fees

The performance fees charged by our focused commingled funds are generally referred to as “carried interest” while those charged by our SMA contracts may be structured as carried interest or incentive fees. Our focused commingled funds and SMA contracts generally charge performance fees equal to a fixed percentage of net profits, subject to a compounded annual preferred return in respect of secondary investments and co-investments, but may also earn performance fees with respect to primaries as well. In some cases, performance fees are charged with respect to appreciation in NAV in excess of an agreed rate of return.

If, upon the final distribution of any of our focused commingled funds or SMA contracts from which we earn performance fees, we or our affiliates have received cumulative performance fees in excess of the amount to which we would be entitled from the profits calculated for such investments in the aggregate, or if the clients have not received distributions equal to those to which they are entitled, we or our affiliates will return such part of any performance fees to the clients as is necessary to ensure that they receive the amounts to which they are entitled, less taxes on the performance fees. We refer to these provisions as “clawbacks.”

Advisory and Data Services

Depending on the mandate, advisory and data services may include one or more of the following: (i) recurring support of portfolio construction and design; (ii) discrete or project-based due diligence, advice, investment recommendations on specific private markets investments (typically primaries) and special projects; (iii) detailed review of existing private markets investments, including repositioning recommendations where appropriate at the portfolio level; (iv) consulting on investment policies, strategic plans, and asset allocation to investment boards and committees; (v) licensed access to our proprietary SPI platform, which enables clients to expand their market coverage by accessing the collective knowledge of our SPAR team; or (vi) licensed access to Pacing, our web-based tool which empowers clients to forecast portfolio cash flows and exposures using customized assumptions in determining future investment allocations and forecasting liquidity needs. Mandates for SPAR services typically include licensed access to Omni, our proprietary web-based performance monitoring and reporting solution. Omni allows our clients to customize performance measurement and benchmarking according to their unique specifications. Our advisory relationships comprised $226 billion of our AUA and $3 billion of our AUM as of June 30, 2020.

Our advisory and data services clients are generally charged annual fixed fees, which vary depending on the services we provide and the volume of capital deployed. We generally do not earn incentive fees on advisory contracts.

Our advisory and data services contracts have various durations ranging from one year to indefinite terms and renew at the option of the client at the end of the stated term. Advisory and data service contracts can typically be terminated by our clients for any reason upon short notice, generally 30 to 90 days. Advisory and data service contracts with governmental pension plans typically are subject to a renewal process involving our submission of information in response to an RFP issued by the client.

Competition

We compete in all aspects of our business with a large number of asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. With respect to our focused commingled funds, we primarily compete with the private markets management businesses of a number of large international financial institutions and established local and regional competitors based in the United States, Europe and Asia, including managers offering funds-of-funds, secondary funds and co-investment funds in the private markets. Our principal competition for SMAs is mostly other highly specialized and independent private markets asset management firms. We compete primarily in the advisory services area of the business with firms that are regionally based and with a select number of large consulting firms for whom private markets investments is only one, often small, portion of their overall business.

In order to grow our business, we must maintain our existing client base and attract additional clients in advisory services, SMA and focused commingled fund areas of the business. Historically, we have competed principally on the basis of the factors listed below:

•	global access to private markets investment opportunities through our size, scale, reputation and strong relationships with fund managers;

•	brand recognition and reputation within the investing community;

•	performance of investment strategies;

•	quality of service and duration of client relationships;

•	data and analytics capabilities;

•	ability to customize product offerings to client specifications;

•	transparent organizational structure;

•	ability to provide cost effective and comprehensive range of services and products; and

•	clients’ perceptions of our independence and the alignment of our interests with theirs created through our investment in our own products.

The asset management business is intensely competitive, and in addition to the above factors, our ability to continue to compete effectively will depend upon our ability to attract highly qualified investment professionals and retain existing employees.

Legal and Compliance

Our legal and compliance team includes over 15 attorneys, compliance professionals and paralegals. In addition to supporting our corporate functions, the legal team supports our investment team across all investments made by us on behalf of our clients and investors. The compliance team is responsible for overseeing and enforcing our policies and procedures relating to compliance with securities laws and related rules and regulations and our code of ethics, as well as the compliance policies and procedures and laws and regulations that apply to our non-U.S. subsidiaries and operations.

Regulatory Environment

Our business is subject to extensive federal and state regulation in the United States. Under these laws and regulations, the SEC and relevant state securities authorities have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business if it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines. We are also subject to regulatory oversight and requirements in several foreign jurisdictions in which we operate.

SEC Regulation

The Partnership and certain of our other consolidated subsidiaries are registered as investment advisers with the SEC. Registered investment advisers are subject to the requirements of the Investment Advisers Act, and the rules promulgated thereunder, as well as to examination by the SEC’s staff. The Investment Advisers Act imposes substantive regulation on virtually every aspect of our business and our client relationships. Applicable requirements relate to, among other things, fiduciary duties to clients, engaging in transactions with clients, maintaining an effective compliance program, performance fees, solicitation arrangements, allocation of investments, conflicts of interest, marketing, recordkeeping, reporting and disclosure requirements. The Investment Advisers Act also regulates the assignment of advisory contracts by the investment adviser. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from fines and censures to termination of an investment adviser’s registration. Failure to comply with the requirements of the Investment Advisers Act or the rules and regulations promulgated by the SEC could have a material adverse effect on our business.

Our SMAs and focused commingled funds generally are not registered under the Investment Company Act because we only form SMAs for, and offer interests in our focused commingled funds to, persons who we reasonably believe to be “qualified purchasers” as defined in the Investment Company Act. However, we expect that the funds we manage on our private wealth platform will be registered investment companies under the Investment Company Act. The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose stringent governance and board independence requirements.

ERISA-Related Regulation

Some of our investment vehicles are treated as holding “plan assets,” as defined under ERISA, as a result of investments in those vehicles by benefit plan investors. By virtue of its role as investment manager of these funds, we are a “plan fiduciary” under ERISA with respect to such benefit plan investors. ERISA and the Code impose certain duties on persons that are plan fiduciaries under ERISA, prohibiting certain transactions involving benefit plans and “parties in interest” or “disqualified persons” to those plans, and providing for monetary penalties against plan fiduciaries for violations of these prohibitions. With respect to these vehicles, we rely on particular statutory and administrative exemptions from certain ERISA prohibited transactions, which exemptions are highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. Our failure to comply with these various requirements could have a material adverse effect on our business.

In addition, with respect to other investment funds in which benefit plan investors have invested, but which are not treated as holding “plan assets,” we rely on certain rules under ERISA in conducting investment management activities. These rules are sometimes highly complex and may in certain circumstances depend on compliance by third parties that we do not control. If for any reason these rules were to become inapplicable, we could become subject to regulatory action or third-party claims that could have a material adverse effect on our business.

Foreign Regulation

We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In a number of these countries and jurisdictions, which include the UK, EU, the EEA, and certain of the individual member states of each of the EU and EEA (including Ireland and Luxembourg), Switzerland, Japan, Korea, Canada and Brazil, our operations, and in some cases our personnel, are subject to regulatory oversight and affirmative requirements. These requirements variously relate to registration, licenses for our personnel, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. In the EU, we are subject to the EU AIFMD and UCITS under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. The UK, Switzerland and individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. In certain other jurisdictions, we are subject to various securities and other laws relating to fundraising and other matters. Failure to maintain compliance with applicable laws and regulations could result in regulatory intervention, adversely affect our business or ability to provide services to our clients and harm our reputation.

MiFID II, which became effective on January 3, 2018, requires, among other things, all MiFID II investment firms to comply with more prescriptive disclosure, transparency, reporting and recordkeeping obligations and enhanced obligations in relation to the receipt of investment research, best execution, product governance and marketing communications. As we operate firms which are subject to MiFID II (including

MiFID II as applicable in the UK), we implemented revised policies and procedures to comply with MiFID II where relevant, including where certain rules have an extraterritorial impact on us. Continuing compliance with MiFID II may result in greater overall complexity, higher compliance, administration and operational costs, and less overall flexibility. The complexity, operational costs and reduction in flexibility may be further compounded as a result of UK’s departure from the EU, as discussed more fully below. This is because the UK is both: (i) no longer generally required to transpose EU law into UK law and (ii) electing to transpose certain EU legislation into UK law subject to various amendments and subject to the UK Financial Conduct Authority’s oversight rather than that of EU regulators. Taken together, this could result in divergence between the UK and EU regulatory frameworks. Outside the UK and the EEA, the regulations to which we are subject relate primarily to registration and reporting obligations.

It is expected that additional laws and regulations will come into force in the UK, the EEA, the EU, and other countries in which we operate over the coming years. IFR and IFD entered into force on December 25, 2019, although many parts of the IFR and IFD will not apply until 2021. Together the IFR and IFD introduced a new prudential regime for EU investment firms that are subject to MiFID II, including new requirements such as general capital requirements, liquidity requirements, remuneration requirements, requirements to conduct internal capital adequacy assessments and additional requirements on disclosures and public reporting. There remains considerable uncertainty about the implementation of the IFR and IFD, but the legislation could hinder our ability to deploy capital as freely as we would wish and to recruit and incentivize staff. Different and extended internal governance, disclosure, reporting, liquidity, and group “prudential” consolidation requirements (among other things) could also have a material impact on our EU-based operations. The UK is also proposing to introduce a new prudential regime for investment firms that are subject to MiFID II (as implemented in the United Kingdom). The timings and impact of the new UK prudential regime are currently uncertain. In addition, there may be changes to the AIFMD and UCITS regimes and also further regulation adopted which may impact those parts of our business operating within the EU.

There have also been significant legislative developments affecting the private equity industry in Europe and there continues to be discussion regarding enhancing governmental scrutiny and/or increasing regulation of the private equity industry.

The application of some of these requirements and regulations to our business may change in connection with the UK’s departure from the EU. The UK left the EU on January 31, 2020 and entered a transition period until December 31, 2020. The nature of the future relationship between the UK and the EU is uncertain. For example, our subsidiary that is authorized and regulated by the UK Financial Conduct Authority could potentially lose “passporting” privileges under certain EU directives, such as MiFID II, which certain of our SMAs, focused commingled funds and advisory clients rely upon for access to markets throughout the EU. In preparation for this, we expect to engage our affiliate entity, Swiss Capital Invest Holding (Dublin) Limited (“SCIHDL”), which is based in the EU to replace, if necessary, our UK authorized and regulated entity and allow us to continue to engage in regulated activities within the EU after Brexit. SCIHDL is authorized by the Central Bank of Ireland pursuant to AIFMD and UCITS and authorized to provide certain MiFID II services. We also may establish offices in various EU jurisdictions to employ and supervise operations in such jurisdictions. While we believe that taking these steps will help to ensure that we are able to continue to conduct business in the UK and the EU after Brexit, there remains some uncertainty as to the full extent to which our business could be adversely affected. Further, as described above, the UK’s departure from the EU and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with regulations across both the UK and EU.

Legal Proceedings

In the normal course of business, we may be subject to various legal, judicial and administrative proceedings. Currently, there are no material proceedings pending or, to our knowledge, threatened against us.

Employees

As of June 30, 2020, we had 526 total employees, including over 190 investment professionals. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Facilities

We lease our corporate headquarters office space located at 450 Lexington Avenue, 31st Floor, New York, NY 10017. We also lease space for our offices located in Beijing, Charlotte, Cleveland, Dublin, Hong Kong, La Jolla, Lima, London, Luxembourg, Perth, Rome, San Francisco, São Paulo, Seoul, Sydney, Tokyo, Toronto and Zurich. We do not own any real property. We believe our current facilities are adequate for our current needs and that suitable additional space will be available as and when needed.

MANAGEMENT

The following table sets forth the names, ages and positions of our current directors and executive officers, as well as the nominees for our board of directors as of the date of this prospectus.

Name	Age	Position
Monte M. Brem	51	Chairman, Co-Chief Executive Officer and Director
Scott W. Hart	39	Co-Chief Executive Officer and Director Nominee
Jason P. Ment	42	President and Co-Chief Operating Officer
Jose A. Fernandez	48	Co-Chief Operating Officer and Director Nominee
Johnny D. Randel	55	Chief Financial Officer
Michael I. McCabe	52	Head of Strategy and Director Nominee
David F. Hoffmeister	65	Director Nominee
Thomas Keck	54	Director Nominee
Mark Maruszewski	54	Director Nominee
Steven R. Mitchell	50	Director Nominee
Anne L. Raymond	62	Director Nominee
Robert A. Waldo	44	Director Nominee

Executive Officers

Monte M. Brem has served as SSG’s Chairman and Co-Chief Executive Officer since November 2019. He served as the firm’s Chief Executive Officer and a director since he co-founded StepStone in January 2007 until he became its Co-Chief Executive Officer in August 2019. He is a member of our global private equity team where he focuses on co-investments and the Asia business, and is involved in various management activities. From 2002 to 2005, prior to co-founding StepStone, Mr. Brem served as Managing Director and Principal and eventually President at Pacific Corporate Group LLC, a private equity investment firm that oversaw approximately $15 billion of commitments from institutional clients. As Managing Director and Principal, Mr. Brem was responsible for sourcing and executing direct investment transactions for the PCG Corporate Partners Fund and PCG Co-investment Fund. While serving as President, Mr. Brem oversaw all aspects of Pacific Corporate Group’s global fund investment business. Earlier in his career, Mr. Brem was an Associate at the law firm of Gibson, Dunn & Crutcher LLP, where he focused on complex corporate transactions and corporate governance matters. Mr. Brem received his B.A. from San Diego State University and his J.D. and MBA from the University of San Diego. He is a member of the state bar of California (inactive status). We believe that Mr. Brem should serve as a member of our board of directors and Chairman due to his extensive experience in private markets investments and the perspective he brings as our Co-Chief Executive Officer.

Scott W. Hart has served as SSG’s Co-Chief Executive Officer since November 2019 and is expected to serve on our board of directors upon the completion of this offering. Mr. Hart has also served as Co-Chief Executive Officer of StepStone since August 2019. He also is a member of StepStone’s Executive Committee, Private Equity Investment Committee and Private Equity Portfolio and Risk Management Committee. He has held a number of responsibilities over time, managing a number of important client relationships, serving as Co-Head of Private Equity Co-Investments between January 2013 to October 2019 and helping with opening the firm’s London office. Prior to joining StepStone in 2007, Mr. Hart was an Associate at TPG Capital, LP from 2005 to 2007. While at TPG Capital LP, Mr. Hart focused on evaluating, executing and monitoring investments for a private equity fund, as well as helping to develop views on investment thesis, valuation, financing and exit strategy. From 2003 to 2005, Mr. Hart worked as an Analyst at Morgan Stanley in the Consumer & Retail group, where he performed financial and strategic analysis on acquisitions, leveraged buy-outs, divestitures, and debt and equity capital markets transactions. Mr. Hart received his B.B.A. from the University of Notre Dame. We believe that Mr. Hart should serve as a member of our board of directors due to his extensive experience in private markets investments and the perspective he brings as our Co-Chief Executive Officer.

Jason P. Ment has served as SSG’s President and Co-Chief Operating Officer since November 2019. Mr. Ment joined StepStone as Partner, General Counsel and Chief Compliance Officer in October 2010, assumed the additional role of Co-Chief Operating Officer in July 2018 and then became StepStone’s Partner, President and Co-Chief Operating Officer in May 2019. Prior to joining StepStone in October 2010, Mr. Ment was General Counsel of Citigroup Private Equity, a $10 billion equity co-investment, mezzanine, and fund of private equity funds business from 2007 to 2010. Also while at Citigroup, from 2009 to 2010, he was the General Counsel of Metalmark Capital, a middle-market private equity business, and from 2008 to 2010, he was General Counsel of Citi Sustainable Development Investments, a clean technology and renewable energy-focused venture investment business. Prior to joining Citigroup, Mr. Ment was an Associate in O’Melveny & Myers LLP’s Mergers & Acquisitions/Private Equity Group from 2005 to 2007 and an Associate in McDermott Will & Emery LLP’s Mergers & Acquisitions Group from 2002 to 2005. Mr. Ment received his B.S. from Cornell University and his J.D. from the New York University School of Law.

Jose A. Fernandez has served as SSG’s Co-Chief Operating Officer since November 2019 and is expected to serve on our board of directors upon the completion of this offering. He co-founded StepStone in 2007 as Partner, General Counsel and Chief Compliance Officer. He served as StepStone’s General Counsel and Chief Compliance Officer until October 2010 when he was succeeded by Jason Ment so that he could focus on his business role. In March 2017, he became StepStone’s Chief Operating Officer. He served in that role until sharing that role with Mr. Ment as Co-Chief Operating Officer in July 2018. He is also involved in StepStone’s Environmental, Social and Governance activities, as well as diversity initiatives, in addition to various investment activities. Prior to co-founding the firm in 2007, Mr. Fernandez served as Managing Director and General Counsel at Pacific Corporate Group LLC, a privately-held investment advisory firm, from 2004 to 2006, were he was responsible for all legal and compliance activities, as well as research on emerging managers. From 2001 to 2004, Mr. Fernandez was an Associate at the law firm of Latham & Watkins LLP. At Latham & Watkins, Mr. Fernandez was a member of the Private Equity/Investment Fund Practice Group where he organized and represented private equity, venture capital, and buy-out funds. From 1997 to 2001, Mr. Fernandez was an Associate at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fernandez received his B.A. from the University of Michigan and his J.D. from Stanford Law School. We believe that Mr. Fernandez should serve as a member of our board of directors due to his extensive experience in private markets investments and his deep understanding of StepStone’s operations.

Johnny D. Randel has served as SSG’s Chief Financial Officer since November 2019 and has served as Chief Financial Officer of StepStone since February 2010. He focuses on corporate finance and investment accounting, and is involved in various monitoring, management, and administrative activities. Prior to joining the StepStone in 2010, Mr. Randel was Chief Financial Officer and Chief Operating Officer at Citigroup Private Equity beginning in 2006. From 2001 to 2006, Mr. Randel was Assistant Treasurer within Citigroup Inc.’s Treasury department where he managed rating agency relationships and fixed income client relations. From 1998 to 2000, Mr. Randel served as Vice President of Corporate Analysis at Associates First Capital, prior to its acquisition by Citigroup. He also served as a budget and forecast coordinator at Bank One from 1996 to 1998. Mr. Randel received his B.G.S. from the University of Kansas and MBA from the University of Southern California.

Michael I. McCabe has served as SSG’s Head of Strategy since November 2019 and is expected to serve on our board of directors upon the completion of this offering. Mr. McCabe has served as Head of Strategy of StepStone since May 2017. He has been Partner of StepStone since October 2010. He is a member of the private equity team and is involved with various investment and risk management activities. Prior to joining StepStone in 2010, Mr. McCabe served as a Vice President at Hamilton Lane Advisors L.L.C., where he was the co-head of secondary and co-investment funds from 2005 to 2008. From 1995 to 2005, Mr. McCabe served as Director at CEMEX S.A.B de C.V., a publicly-held company, where he focused on due diligence and financial analysis of capital investments, as well as strategic mergers and acquisitions. Mr. McCabe received a B.A. from Drexel University and an MBA from Columbia University. We believe that Mr. McCabe should serve as a member of our board of directors due to his extensive experience in private markets investments and his deep knowledge of StepStone’s strategies.

Director Nominees

Please see “Executive Officers” above for the biographical information of Jose A. Fernandez, Scott W. Hart and Michael I. McCabe.

David F. Hoffmeister is expected to serve on our board of directors and as chair of the audit committee upon the completion of this offering. He served as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation, a global life sciences company, from 2008 to 2014 when it was acquired by Thermo Fisher Scientific Inc. From 2004 to 2008, he served as Chief Financial Officer of Invitrogen Corporation, which merged with Applied Biosystems in 2008 to form Life Technologies Corporation. Prior to joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. Before joining McKinsey & Company, he held financial positions at GTE Corp. and W.R. Grace and Co. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (since 2006), Glaukos Corporation (since 2014) and ICU Medical, Inc. (since January 2018). He also serves on the boards of directors of Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc. Mr. Hoffmeister received his B.S. from University of Minnesota and his MBA from University of Chicago. We believe that Mr. Hoffmeister’s strong finance background, experience as a chief financial officer of a global biotechnology company and as a senior partner of a global managing consulting firm advising on strategic matters, and public company board and audit committee experience qualify him to serve on our board of directors.

Thomas Keck is expected to serve on our board of directors upon the completion of this offering. Mr. Keck co-founded StepStone in 2007 as Partner and leads StepStone’s global research and portfolio management activities, and the development of SPI. He is also involved in StepStone’s responsible investment and risk management initiatives. Prior to co-founding the firm in 2007, from 2005 to 2006, Mr. Keck was a managing director at Pacific Corporate Group, a private equity investment firm that oversaw over $15 billion of private equity commitments for institutional investors. From 2000 to 2005, Mr. Keck was a principal with Blue Capital Management L.L.C., a middle market buyout firm, and from 1997 to 2000, he was a consultant at McKinsey & Company. Mr. Keck formerly served on the board of directors for Porter Athletic Equipment Company, and currently serves on the board of Trio Health, Inc. He also currently serves on the Research Advisory Council of the Institute for Private Capital, as well as the Private Equity Advisory Council of the University of Chicago Booth School of Business. Mr. Keck received his B.A. from George Washington University and his MBA from the University of Chicago Booth School of Business. He served in the U.S. Navy as a Naval Flight Officer, receiving numerous decorations flying EA-6Bs off the USS Nimitz (CVN-68) from 1988 to 1995. We believe that Mr. Keck’s extensive experience in private market investments qualifies him to serve on our board of directors.

Mark Maruszewski is expected to serve on our board of directors upon the completion of this offering, and has been Partner of StepStone since October 2010. Mr. Maruszewski co-leads StepStone’s secondary practice and is involved in various other management and investment activities. Prior to joining StepStone in October 2010, Mr. Maruszewski was Partner at Pomona Capital, where he co-led the firm’s primary, secondary and co-investment practices, representing over $6 billion in total commitments from 2000 to 2010. From 1998 to 2000, Mr. Maruszewski was a member of the direct investment team of Stratum Group, a mid-market energy focused private equity platform, where he sourced, analyzed and oversaw various energy investments in the U.S. and Canada. From 1989 to 1996, Mr. Maruszewski was an officer with Brown Brothers Harriman & Co. where he held varying positions within the firm’s global securities services business. Mr. Maruszewski received his B.S. from Allegheny College and his MBA from Georgetown University. He is also a CFA charter holder. We believe that Mr. Maruszewski’s extensive experience in private market investments qualifies him to serve on our board of directors.

Steven R. Mitchell is expected to serve on our board of directors upon the completion of this offering, and has served as a director at StepStone since its founding in January 2007. Mr. Mitchell has served as the Chief

Executive Officer of Argonaut Private Capital L.P., a private equity investment firm, since July 2016, and from November 2004 to July 2016, he was the Managing Director of Argonaut Private Equity, LLC, a private equity investment firm. Prior to joining Argonaut Private Equity, LLC, Mr. Mitchell was a principal in both Radical Incubation, a private equity investment firm, and 2929 Entertainment, LLC, a media company. Mr. Mitchell currently serves on the board of directors of Aspen Aerogels, Inc., a public company listed on the New York Stock Exchange. He also currently serves on the boards of directors of several privately owned companies, including DMB Pacific, LLC, Otis Eastern Services, LLC, Miratech Holdings, Inc., The Fred Jones Companies, LLC, JAC Holding Enterprises, Inc., Alkami Technology, Inc., SEF Energy, LLC, MT Group Holdings, LLC, Global Technology Partners, LLC, Mark Young Construction, LLC and American Cementing, LLC. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell received his B.B.A. from Baylor University and his JD from University of San Diego School of Law. We believe that Mr. Mitchell’s public company board experience qualifies him to serve on our board of directors.

Anne L. Raymond is expected to serve on our board of directors upon the completion of this offering. She has had a 35 year career in real estate finance and investment management. From 2000 to 2017, she held senior leadership positions and served on the firmwide Investment Committees at Crow Holdings – a privately-owned real estate investment and development firm with a 70-year history and proven track record of performance. She retired in 2017 as President of Crow Holdings Capital, a Registered Investment Advisor managing capital on behalf of global investors in private equity real estate funds and diversified investment portfolios on behalf of ultra-high-net-worth families. In addition, from 2000 to 2017, she was Managing Director of Crow Family Holdings – owner of national development companies Trammell Crow Residential and Crow Holdings Industrial. Prior to her tenure at Crow Holdings, from 1995 to 1998, she served as Executive Vice President and Chief Financial Officer at Wyndham International, Inc., an upscale and luxury hotel and resort company – leading its initial public offering in 1996. Ms. Raymond currently serves on the boards of directors of Crow Holdings and Trammell Crow Residential Company, as well as DFW Teach for America and Lone Star Big Brothers Big Sisters. She is also a member of American Enterprise Institute’s National Council and the Executive Advisory Council of the George W. Bush Presidential Center. Ms. Raymond received her B.S. from the University of Missouri. We believe that Ms. Raymond’s extensive experience in private market investments in real estate and other asset classes, in addition to her financial acumen, qualifies her to serve on our board of directors.

Robert A. Waldo is expected to serve on our board of directors upon the completion of this offering, and has served as a director at StepStone since its founding in January 2007. Mr. Waldo currently serves as an adviser to Sanford Energy, Inc., an affiliate of Argonaut Private Equity LLC, which is a private equity investment firm, and since 2015, he has also been serving as the President of Kaiser-Francis Oil Company, an upstream oil and gas company owned by George B. Kaiser. In addition to the upstream oil and gas business, Mr. Waldo is involved in various investment activities of Mr. Kaiser, including Excelerate Energy, Cactus Drilling and multiple private equity investments. From 2012 to 2015, Mr. Waldo was the Executive Vice President of Kaiser-Francis Oil Company. Since 2004, Mr. Waldo has also been serving in various capacities at Argonaut Private Equity, LLC. From 2000 to 2002, Mr. Waldo worked as an associate at Evercore Partners, where he focused on mergers and acquisitions and private equity investments, and from 1998 to 2000 he was an analyst in the investment banking division of Merrill Lynch. Mr. Waldo received his A.B. from Harvard University and MBA from Duke University. We believe that Mr. Waldo’s extensive experience in private market investments qualifies him to serve on our board of directors.

Status as a “Controlled Company” under Listing Standards

Our Class A common stock will be listed on the Nasdaq Global Select Market and, as a result, we will be subject to its corporate governance listing standards. However, a listed company that meets the exchange’s definition of “controlled company” (i.e., a company of which more than 50% of the voting power with respect to the election of directors is held by a single entity or group), may elect not to comply with certain of these requirements. Consistent with this, we have elected not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board entirely by independent directors and (iii) the compensation committee be composed entirely of independent directors.

Composition of the Board of Directors after this Offering

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that the size of our board of directors may be set from time to time by our then current board of directors. We expect our board of directors to consist of 10 members upon the consummation of this offering, with Mr. Brem serving as Chairman.

Our amended and restated certificate of incorporation and bylaws will provide for our board of directors to be classified into three classes of directors, serving staggered three-year terms of office. Our board of directors will have the exclusive power to fix the number of directors in each class. Directors designated as Class I directors will have initial terms expiring at the first annual meeting of stockholders following the consummation of this offering, expected to be held in 2021. Directors up for reelection at this annual meeting may be elected to a new three year term expiring in 2024. Directors designated as Class II directors will have initial terms expiring at the second annual meeting of stockholders following the consummation of this offering, expected to be held in 2022. Directors up for reelection at this annual meeting may be elected to a new three year term expiring in 2025. Directors designated as Class III directors will have initial terms expiring at the third annual meeting of stockholders following consummation of this offering, expected to be held in 2023. Each director whose term expires at the 2023 annual meeting of stockholders or any annual meeting thereafter (and any other individual who is nominated for election at any such meeting) shall be elected for a term expiring at the next annual meeting of stockholders. As a result of these provisions, beginning with the fifth annual meeting of stockholders following the consummation of this offering (expected to be held in 2025), all of our directors will be subject to annual election.

Pursuant to the Stockholders Agreement described under “Related-Party Transactions—Stockholders Agreement,” certain Class B stockholders will enter into a Stockholders Agreement pursuant to which they will agree to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee, including with respect to nominations for director.

Our board of directors and its committees will have supervisory authority over StepStone Group Inc. and, indirectly, the General Partner and the Partnership.

Director Independence

Each of David F. Hoffmeister and Anne L. Raymond is expected to be “independent” as defined under the rules of the Nasdaq Global Select Market. Immediately following this offering, Mr. Hoffmeister and Ms. Raymond will be our only independent directors. We intend to appoint at least one other director who will be “independent” as defined under the rules of the Nasdaq Global Select Market within one year after the effective date of the registration statement of which this prospectus forms a part.

Committees of the Board of Directors

In connection with the consummation of this offering, our board of directors will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are described below.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the Audit Committee will consist of Mr. Hoffmeister. We will rely on the phase-in rules of the SEC and Nasdaq Global Select Market with respect to the independence of our Audit Committee. These rules permit us to have an Audit Committee that has one member that is independent upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Ms. Raymond is expected to join the Audit Committee within 90 days of the effectiveness of the registration statement. Each of Mr. Hoffmeister and Ms. Raymond will qualify as the “independent” director for purposes of the SEC and Nasdaq Global Select Market independence rules that are applicable to audit committee members. Mr. Hoffmeister will serve as the chair of the Audit Committee. Each of Mr. Hoffmeister and Ms. Raymond is expected to qualify as an “audit committee financial expert” as defined by the SEC. The Audit Committee will be governed by a charter that complies with the rules of Nasdaq Global Select Market. Our Audit Committee, among other things, will have responsibility for:

•	appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•

reviewing and discussing with management and the independent auditor, as appropriate, the adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures;

•	discussing with management our risk assessment and risk management policies and processes; and

•	establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

Compensation Committee

Upon the consummation of this offering, the Compensation Committee will consist of Messrs. Brem and Hart. Mr. Brem will serve as the chair of the Compensation Committee. As a controlled company, we will rely upon the exemption from the Nasdaq Global Select Market requirement that we have a compensation committee composed entirely of independent directors. The Compensation Committee will be governed by a charter that complies with the rules of the Nasdaq Global Select Market. Our Compensation Committee, among other things, will have responsibility for:

•	making recommendations to the board of directors with respect to the compensation of the Co-Chief Executive Officers;

•	reviewing and approving the compensation of other executive officers;

•	recommending the amount and form of non-employee director compensation; and

•	appointing and overseeing any compensation consultant.

Nominating and Corporate Governance Committee

Upon the consummation of this offering, the Nominating and Corporate Governance Committee will consist of Messrs. Brem and Hart. Mr. Hart will serve as the chair of the Nominating and Corporate Governance Committee. As a controlled company, we will rely upon the exemption from the Nasdaq Global Select Market requirement that we have a nominating and corporate governance committee composed entirely of independent directors or that our director nominee be otherwise selected or recommended to the board by independent directors. The Nominating and Corporate Governance Committee will be governed by a charter that complies with the rules of Nasdaq Global Select Market. Our Nominating and Corporate Governance Committee, among other things, will have responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the last completed fiscal year. Upon the consummation of this offering, our board of directors will form a Compensation Committee as described above.

Corporate Governance Guidelines

In connection with the consummation of this offering, we intend to adopt corporate governance guidelines, which will serve as a flexible framework within which our board of directors and its committees will operate. A copy of our corporate governance guidelines will be posted on our website at www.stepstonegroup.com.

Code of Business Conduct and Ethics

We intend to adopt a code of business conduct and ethics in connection with the consummation of this offering relating to the conduct of our business by all of our employees, officers and directors, which we expect to be consistent with the code of ethics currently in effect for our registered investment advisers. Our code of business conduct and ethics will satisfy the requirement that we have a “code of conduct” under Nasdaq Global Select Market rules. It will be posted on our website, www.stepstonegroup.com. To the extent required under Nasdaq Global Select Market and SEC rules, we intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to EGCs, as defined in the JOBS Act. As an EGC, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. These rules require compensation disclosure for our principal executive officers and the two most highly compensated executive officers other than our principal executive officers.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2020 by our principal executive officers and our next two most highly compensated executive officers who served in such capacities at March 31, 2020, who collectively comprise our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		All Other Compensation ($)		Total ($)
Monte Brem, Chairman and Co-Chief Executive Officer	2020	300,000	2,848,541	(1)	1,317,656	(3)	4,466,197
Scott Hart, Co-Chief Executive Officer and Director Nominee	2020	268,750	600,000	(2)	668,490	(4)	1,537,240
Jose Fernandez, Co-Chief Operating Officer and Director Nominee	2020	250,000	1,739,038	(1)	1,348,144	(5)	3,337,182
Michael McCabe, Head of Strategy and Director Nominee	2020	250,000	1,116,168	(1)	1,934,442	(6)	3,300,610

(1)	Represents the aggregate value of quarterly cash bonuses attributable to the fiscal year ended March 31, 2020.
(2)	Represents the value of an annual cash bonus paid in December 2019 in respect of the executive’s performance during calendar year 2019.
(3)

Includes cash payments received in respect of carried interest allocations of $1,287,000, life and disability insurance premiums of $7,614, 401(k) contributions of $6,967 and reimbursements for tax preparation assistance of $16,075.

(4)

Includes cash payments received in respect of carried interest allocations of $653,962, life and disability insurance premiums of $4,496, 401(k) contributions of $6,967 and reimbursements for tax preparation assistance of $3,065.

(5)

Includes cash payments received in respect of carried interest allocations of $1,329,799, life and disability insurance premiums of $6,458, 401(k) contributions of $6,967 and reimbursements for tax preparation assistance of $4,920.

(6)	Includes cash payments received in respect of carried interest allocations of $1,920,333, life and disability insurance premiums of $7,142 and 401(k) contributions of $6,967.

Outstanding Equity Awards At Fiscal Year End

The following table provides information regarding outstanding unvested equity held by our named executive officers as of March 31, 2020.

Restricted Class A2 Interest Awards
Name	Grant Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($)(1)
Monte Brem, Chairman and Co-Chief Executive Officer	—	—	—
Scott Hart, Co-Chief Executive Officer and Director Nominee	June 1, 2018	3,670	$3,307,457
Jose Fernandez, Co-Chief Operating Officer and Director Nominee	—	—	—
Michael McCabe, Head of Strategy and Director Nominee	—	—	—

(1)

There is no public market for the restricted Class A2 interests. The value included in this table is based on the fair market value of a restricted Class A2 interest as of March 31, 2020, as determined by our board of directors. As described above, as part of the Reorganization, outstanding restricted Class A2 interests will be reclassified as Class B2 units. See “Organizational Structure—The Reorganization.” The restricted Class A2 interests vest 30% on the third (3rd) anniversary of the grant date and 5.83% on each quarterly anniversary thereafter.

Class A2 Units

The Partnership has granted Class A2 units to one of our named executive officers, Scott Hart. For so long as the named executive officer remains an active partner of the Partnership, the Class A2 units vest 30% on the third (3rd) anniversary of the grant date and 5.83% on each quarterly anniversary thereafter, provided that the General Partner is permitted to accelerate the vesting of the Class A2 units in its discretion and, provided further, that any unvested Class A2 units held by a named executive officer who remains an active partner of the Partnership through the closing of a change in control will become vested in full upon the closing of such transaction. The Partnership will have the right to reduce any vested Class A2 units held by such named executive officer by up to 50% upon the breach of certain non-competition and non-solicitation arrangements between such officers and the Partnership. As described above, as part of the Reorganization, outstanding restricted Class A2 interests will be reclassified as Class B2 units. See “Organizational Structure—The Reorganization.”

Carried Interest Compensation

We receive an allocation of performance-based fees, commonly referred to as “carried interest,” from limited partners in the StepStone Funds in which we hold an equity interest. Approximately 50% of carried interest allocation revenue is awarded to certain employees, including our named executive officers, as a form of long-term incentive compensation, fostering alignment of interest with our clients and investors, and retaining key investment professionals. Ownership of carried interest by our named executive officers may be subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Carried interest awards to employees have historically vested over eight years but, beginning with the awards granted in April of 2020, vesting will occur over five years. Awards are subject to accelerated vesting upon certain qualifying terminations as described in further detail below in the section titled “Executive Compensation Arrangements.” Each of our named executive officers received cash distributions attributable to carried interest in the fiscal year ended March 31, 2020.

401(k) Plan

We offer eligible employees, including our named executive officers, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute an amount that cannot exceed 100% of their annual compensation up to the Internal Revenue Service’s annual limits on either a before-tax or after-tax basis into the 401(k) plan. We make a non-discretionary non-matching contribution to the plan on behalf of all eligible employees equal to 3% of their eligible pay. The contributions we provided to our named executive officers in the fiscal year ended March 31, 2020 are reflected in the “All Other Compensation” column of the Summary Compensation Table above. The funds that we provide are immediately 100% vested.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not participate in any defined benefit pension plans or nonqualified deferred compensation plans.

Executive Compensation Arrangements

We do not have any employment, severance or change in control arrangements with our named executive officers; provided, however, that, as described above, any unvested Class A2 units held by a named executive officer who remains an active partner of the Partnership through the closing of a change in control will become vested in full upon the closing of such transaction and, provided further, that carried interest awards made to our named executive officers vest in full upon a termination due to death or disability and are subject to continued vesting in the case of termination due to retirement. We do not currently expect to enter into employment, severance or change in control arrangements with our named executive officers in connection with this offering.

2020 Long-Term Incentive Plan

We anticipate that our board of directors will adopt a new omnibus long-term incentive plan (the “2020 LTIP”) and that the 2020 LTIP will be approved by our sole stockholder prior to the Reorganization and consummation of this offering. In connection with this offering, we expect to grant under the 2020 LTIP equity awards consisting of restricted stock units (“RSUs”) to certain employees, including our named executive officers, with an aggregate grant date fair value of $            . It is anticipated that each of the named executive officers will receive RSUs with a grant date fair value of approximately $            . The RSUs are expected to vest at a rate of 25% per year over four years following the date of grant, subject to continued employment through the applicable vesting date.

Purpose. The 2020 LTIP is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates and provide a means by which the eligible recipients may benefit from increases in the value of our Class A common stock.

Eligibility. Equity awards, including RSUs, may be granted to employees, including officers, non-employee directors, and consultants of the Company and its affiliates. Only our employees and those of our affiliates are eligible to receive incentive stock options.

Types of Equity Awards. The 2020 LTIP provides for the grant of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), RSUs and performance stock awards.

Authorized Shares. Subject to adjustment for certain dilutive or related events, the aggregate maximum number of shares of our Class A common stock that may be issued pursuant to stock awards under the 2020 LTIP, or the Share Reserve, is              shares of Class A common stock. The Share Reserve will automatically increase on January 1 of each year commencing on January 1, 2021 and ending with a final increase on January 1, 2030 in an amount equal to 5% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; provided, however, that the Board may provide that there will not be a January 1st increase in the Share Reserve in a given year or that the increase will be less than 5% of the shares of capital stock outstanding on the preceding December 31st.

The Share Reserve will not be reduced if an award or any portion thereof (i) expires, is canceled, is forfeited or otherwise terminates without all of the shares covered by such award having been issued or (ii) is settled in cash. If any shares of common stock issued under an equity award are forfeited back to or repurchased by the Company, such shares will revert to and again be made available for issuance under the 2020 LTIP. Any shares retained or reacquired by the Company in satisfaction of tax withholding obligations, as consideration for the exercise or purchase price of an equity award, or with the proceeds paid by the participant under the terms of an equity award, will also again become available for issuance under the 2020 LTIP. If the Company repurchases shares of Class A common stock with stock option exercise or stock purchase proceeds, such shares will be added to the Share Reserve.

Shares issued under the 2020 LTIP may consist of authorized but unissued or reacquired Class A common stock of the Company, including shares repurchased by the Company on the open market or otherwise or shares classified as treasury shares.

Plan Administration. Our board of directors has the authority to administer the 2020 LTIP, including the powers to:

(i) determine who will be granted equity awards and what type of equity award, when and how each equity award will be granted, the provisions of each equity award (which need not be identical), the number of shares or cash value subject to an equity award and the fair market value applicable to an equity award; (ii) construe and interpret the 2020 LTIP and equity awards granted thereunder and establish, amend and revoke rules and regulations for administration of the 2020 LTIP and equity awards, including the ability to correct any defect, omission or inconsistency in the 2020 LTIP or any equity award document; (iii) settle all controversies regarding the 2020 LTIP and equity awards granted thereunder; (iv) accelerate or extend, in whole or in part, the time during which an equity award may be exercised or vested or at which cash or shares may be issued; (v) suspend or terminate the 2020 LTIP; (vi) amend the 2020 LTIP; (vii) submit any amendment to the 2020 LTIP for stockholder approval; (viii) approve forms of award documents for use under the 2020 LTIP and to amend the terms of any one or more outstanding equity awards; (ix) generally exercise such powers and perform such acts as the board of directors may deem necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the 2020 LTIP or any equity award documents; and (x) adopt procedures and sub-plans as are necessary or appropriate.

Subject to the provisions of the 2020 LTIP, our board of directors may delegate all or some of the administration of the 2020 LTIP to a committee of one or more directors and may delegate to one or more officers the authority to designate employees who are not officers to be recipients of options and SARs (and, to the extent permitted by applicable law, other equity awards) and, to the extent permitted by applicable law, to determine the terms of such equity awards and the number of shares of Class A common stock to be subject to such equity awards granted to such employees. Unless otherwise provided by the board of directors, delegation of authority by the board of directors to a committee or an officer will not limit the authority of the board. All determinations, interpretations and constructions made by the board (or another authorized committee or officer exercising powers delegated by the board) in good faith will be final, binding and conclusive on all persons. Pursuant to the provisions of the 2020 LTIP, the board will delegate administration of the 2020 Plan to the compensation committee.

Stock Options. A stock option may be granted as an incentive stock option or a nonqualified stock option. The option exercise price may not be less than the fair market value of the stock subject to the option on the date the option is granted or, with respect to incentive stock options, less than 110% of the fair market value if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate unless the option was granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Options will not be exercisable after the expiration of ten years from the date of grant (or five years, in the case of an incentive stock option issued to a stockholder possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate). Each equity award agreement will set forth the number of shares subject to each option. The purchase price of any shares acquired pursuant to an option may be payable in cash, check, bank draft, money order, net exercise or as otherwise determined by the board and set forth in the award agreement, including through an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under the option and the delivery of previously owned shares. The vesting schedule applicable to any option, including any performance conditions, will be as set forth in the equity award agreement.

Stock Appreciation Rights. A SAR is a right that entitles the participant to receive, in cash or shares of stock or a combination thereof, as determined by the board, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the exercise price of the right, as established by the board on the date of grant. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the SAR. The exercise price of each SAR may not be less than the fair market value of the stock subject to the equity award on the date the SAR is granted, unless the SAR was granted pursuant to an assumption of or substitution for another option in a manner satisfying the provisions of Section 409A of the Code. SARs will not be exercisable after the expiration of ten years from the date of grant. Each equity award agreement will set forth the number of shares subject to the SAR. The vesting schedule applicable to any SAR, including any performance conditions, will be as set forth in the equity award agreement.

Provisions Applicable to Both Options and SARs

Transferability. The board may, in its sole discretion, impose limitations on the transferability of options and SARs. Unless the board provides otherwise, an option or SAR will not be transferable except by will or the laws of descent and distribution and will be exercisable during the lifetime of a participant only by such participant. The board may permit transfer of an option or SAR in a manner not prohibited by applicable law. Subject to approval by the board, an option or SAR may be transferred pursuant to the terms of a domestic relations order or similar instrument or pursuant to a beneficiary designation. An option or SAR may also be transferred to certain family members or trusts in accordance with the provisions of the 2020 LTIP.

Termination of Service. Except as otherwise provided in an applicable award document or other agreement between a participant and the Company or any affiliate, upon a termination for any reason other than for cause or due to death or disability, a participant may exercise his or her option or SAR (to the extent such award was exercisable as of the date of termination) for a period of three (3) months following the termination date or, if earlier, until the expiration of the term of such equity award. Upon a termination due to a participant’s disability, unless otherwise provided in an applicable award or other agreement, the participant may exercise his or her option or SAR (to the extent that such equity award was exercisable as of the date of termination) for a period of twelve (12) months following the termination date or, if earlier, until the expiration of the term of such equity award. Upon a termination due to a participant’s death, unless otherwise provided in an applicable award or other agreement, the participant’s estate may exercise the option or SAR (to the extent such award was exercisable as of the termination date) for a period of twelve (12) months following the termination date or, if earlier, until the expiration of the term of such equity award. Unless provided otherwise in an equity award or other agreement, an option or SAR will terminate on the date that a participant is terminated for cause and the participant will not be permitted to exercise such equity award.

Awards Other Than Options and SARs

Restricted Stock Awards and Restricted Stock Units. RSAs are awards of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment) and terms as the board deems appropriate. RSUs are equity awards denominated in units under which the issuance of shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment) and terms as the board deems appropriate. Each equity award document evidencing a grant of RSAs or RSUs will set forth the terms and conditions of each equity award, including vesting and forfeiture provisions, transferability and, if applicable, right to receive dividends or dividend equivalents.

Performance Stock Awards. A performance stock award is an equity award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance stock award may, but need not, require the completion of a specified period of service. The length of any performance period, the applicable performance goals, and the measurement of whether and to what degree such performance goals have been attained will be as determined by the compensation committee or the board. The compensation committee or the board retains the discretion to reduce or eliminate the compensation or economic benefit upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Certain Adjustments. In the event of any change in the capitalization of the Company, the board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2020

LTIP; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; and (iii) the class(es) and number of securities or other property and value (including price per share of stock) subject to outstanding equity awards. The board will make such adjustments, and its determination will be final, binding, and conclusive. Unless provided otherwise in an equity award or other agreement, in the event of a dissolution or liquidation of the Company, all outstanding equity awards (other than equity awards consisting of vested and outstanding shares of Company common stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of common stock subject to the Company’s repurchase rights or subject to forfeiture may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such equity award is providing continuous service; provided, however, that the board may, in its sole discretion, provide that some or all equity awards will become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent not already expired or terminated) before the dissolution or liquidation is completed but contingent upon its completion.

Change in Control. Unless provided otherwise in an equity award agreement or other agreement between us or an affiliate and the participant, in the event of Change in Control (as defined in the 2020 LTIP), our board of directors will take one or more of the following actions with respect to each outstanding equity award, contingent upon the closing or completion of the Change in Control:

(i)     arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the equity award or to substitute a similar equity award for the award (including, but not limited to, an award to acquire the same consideration per share paid to the stockholders of the Company pursuant to the Change in Control);

(ii)     arrange for the assignment of any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to the equity award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)     accelerate the vesting, in whole or in part, of the equity award (and, if applicable, the time at which the equity award may be exercised) to a date prior to the effective time of such Change in Control as determined by our board of directors, with such equity award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective;

(iv)     arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the equity award;

(v)     cancel or arrange for the cancellation of the equity award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration, if any, as our board of directors, in its reasonable determination, may consider appropriate as an approximation of the value of the canceled equity award; and

(vi)     cancel or arrange for the cancellation of the equity award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for a payment equal to the excess, if any, of (A) the value in the Change in Control of the property the participant would have received upon the exercise of the equity award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise.

Our board of directors need not take the same action or actions with respect to all equity awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an equity award. In the absence of any affirmative determination by our board of directors at the time of a Change in Control, each outstanding equity award will be assumed or an equivalent equity award will be substituted by such successor corporation or a parent or subsidiary of such successor corporation, referred to as a Successor Corporation, unless the Successor Corporation does not agree to assume the equity award or to substitute an equivalent equity award, in which case the vesting of such equity award will accelerate in its entirety (along with, if applicable, the time at which the equity award may be exercised) to a date prior to the effective time of such Change in Control as our board of directors will determine (or, if our board of directors does not determine such a date, to the date that is five (5) days prior to the effective date of the Change in Control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective.

Acceleration of Equity Awards upon a Change in Control. An equity award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the award agreement for such award or as may be provided in any other written agreement between us or an affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Termination and Amendment. Our board of directors or the compensation committee may suspend or terminate the 2020 LTIP at any time. No incentive stock options may be granted under the 2020 LTIP after the tenth anniversary of the date our board of directors adopted the 2020 LTIP. No equity awards may be granted under the 2020 LTIP while the 2020 LTIP is suspended or after it is terminated.

We intend to file with the SEC a registration statement on Form S-8 covering the Class A common stock issuable under the 2020 LTIP. Shortly thereafter, we intend to make a grant of RSUs or other equity awards under the 2020 LTIP to our active employees. Because we value our culture, a significant component of which is our broad employee equity ownership, we believe this grant will further align the interests of our non-management employees with those of our stockholders.

Federal Income Tax Consequences Relating to Equity Awards Granted Pursuant to the 2020 LTIP

The following discussion addresses certain federal income tax consequences relating to equity awards that may be granted under the 2020 LTIP. This discussion does not cover federal employment tax or other federal tax consequences that may be associated with the 2020 LTIP, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options (“ISOs”). There are no federal income tax consequences when an ISO is granted. A participant will also generally not recognize taxable income when an ISO is exercised, provided that the participant was our employee during the entire period from the date of grant until the date the ISO was exercised. If the participant terminates service before exercising the ISO, the employment requirement will still be met if the ISO is exercised within three months of the participant’s termination of employment for reasons other than death or disability, within one year of termination of employment due to disability, or before the expiration of the ISO in the event of death. Upon a sale of the shares, the participant realizes a long-term capital gain (or loss), equal to the difference between the sales price and the exercise price of the shares, if he or she sells the shares at least two years after the ISO grant date and has held the shares for at least one year. If the participant disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of the sale (or other disqualifying disposition) equal to the lesser of (i) the gain he or she realized on the sale, and (ii) the difference between the exercise price and the fair market value of the shares on the exercise date. We receive a corresponding tax deduction in the same amount that the participant recognizes as income. If the employment requirement described above is not met, the tax consequences related to NQSOs, discussed below, will apply.

Nonqualified Stock Options (“NQSOs”). In general, a participant has no taxable income at the time a NQSO is granted but realizes income at the time he or she exercises a NQSO, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. We receive a corresponding tax deduction in the same amount that the participant recognizes as income. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

SARs. A participant has no taxable income at the time a SAR is granted but realizes income at the time he or she exercises a SAR, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the fair market value of the shares on the date of grant to which the SAR relates. We receive a corresponding tax deduction in the same amount that the participant recognizes as income. If a participant receives shares when he or she exercises a SAR, any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock Awards (including Performance Stock Awards). Unless a participant makes an election to accelerate the recognition of income to the date of grant as described below, the participant will not recognize income at the time an RSA is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time. If the participant timely files an election under Section 83(b) of the Code, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date, less any amount the participant paid for the shares, and we will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock Units (including Performance Stock Units). A participant does not recognize income at the time a RSU is granted. When shares are delivered to a participant under a RSU, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the date of delivery, and we will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Bonus Shares and Dividend Equivalents. A participant will recognize ordinary income on the date on which bonus shares are granted, equal to the closing price of the shares on such date, and we will be entitled to a corresponding deduction. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction. A participant also recognizes ordinary income on the date on which dividend equivalents are paid and we are entitled to a corresponding deduction at that time.

Tax Withholding. When a participant recognizes ordinary income with respect to exercise of a stock option or SAR, vesting of restricted stock (or granting of such award, if the participant makes an 83(b) election), delivery of shares under a RSU award, delivery of bonus shares, or upon the payment of dividend equivalents, federal tax regulations require that we collect income taxes at withholding rates.

Code Section 162(m) and 409A. Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to certain executive employees. Section 409A of the Code provides additional tax rules governing nonqualified deferred compensation, which may impose additional taxes on participants for certain types of nonqualified deferred compensation that is not in compliance with Section 409A. The 2020 LTIP is designed to prevent awards from being subject to the requirements of Section 409A.

Director Compensation

Our policy is to not pay director compensation to directors who are also our employees. We adopted a policy for compensating our non-employee directors with a combination of cash and equity to take effect as of the completion of this offering.

Annual Retainer. All non-employee directors will receive a $125,000 annual retainer for serving as a member of the board of directors. Fifty percent of such retainer is payable in the form of RSUs and the remaining fifty percent is payable, at the election of the director, in the form of cash or RSUs.

Audit Committee Chair Retainer. In addition to the annual retainer, the chair of the audit committee will receive an additional $15,000 annual retainer. Fifty percent of such retainer is payable in the form of RSUs and the remaining fifty percent is payable, at the election of the director, in the form of cash or RSUs.

All RSUs will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service through such date.

All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

RELATED PARTY TRANSACTIONS

Past Transactions with Management, our Director Nominees and Certain Beneficial Owners

One of our director nominees, Robert Waldo, serves as an adviser to Sanford Energy, Inc., which is an affiliate of Argonaut Private Equity LLC, an affiliate of Argonaut Holdings LLC – an entity that is managed by Robert Waldo and that is also a holder of over 5% of our voting securities through its ownership of shares of our common stock upon the consummation of the Reorganization and this offering. In March 2019, Jay Rose, a former partner of the Partnership, sold 80% of his holdings to Sanford Energy, Inc. for a purchase price of $30.7 million. This purchase was made in connection with Mr. Rose’s retirement from the firm.

Subsequently, in August 2019, Sanford Energy, Inc. sold a portion of the equity interests originally acquired from Jay Rose to certain partners and employees of the Partnership, including executive officers and a director nominee of SSG, for total consideration of $6.3 million. Certain executive officers of SSG participated in the sale as follows: (i) Hart Family Trust, the trustee for which is Scott Hart, purchased a 0.04% interest in the Partnership for $203,737; and (ii) Jason Ment purchased a 0.05% interest in the Partnership for $266,315.

Also, in August 2019, the Partnership repurchased Partnership units from certain of its partners and employees for total consideration of $107.2 million. SSG’s executive officers and director nominees participated in the repurchase as follows: (i) 49,000 Class A units of the Partnership were repurchased from Monte Brem for $36.5 million; (ii) 4,570 Class A units of the Partnership were repurchased from the Fernandez Family Trust, of which Jose Fernandez is a co-trustee, for $3.4 million; (iii) 3,304 Class A units of the Partnership were repurchased from Johnny Randel for $2.5 million; and (iv) 9,600 Class A units of the Partnership were repurchased from Michael McCabe for $7.2 million; (v) 24,500 Class A units of the Partnership were repurchased from the Thomas Keck and Antoinette Keck Trust, of which Thomas Keck is the co-trustee with his spouse, Antoinette Keck, for $18.3 million; and (vi) 9,600 Class A units of the Partnership were repurchased from Mark T. Maruszewski for $7.2 million. The Partnership repurchased these Partnership units from the proceeds it received from its sale of newly issued Class A units of the Partnership to various institutional investors.

In each of the transactions described above, an equivalent percentage interest in the General Partner was transferred concurrently with the transfer of interests in the Partnership for no additional consideration.

Furthermore, one of our director nominees, Steve Mitchell, is a controlling shareholder and serves on the investment committee of Argonaut Private Capital, LP, which manages several private equity investment funds. In connection with the formation of one of these funds, an affiliate of Argonaut Private Equity, LLC, directly and indirectly, sold investments represented by capital commitments of $400 million in the aggregate. The purchasers included accounts managed or advised by the Partnership. The total amount of capital commitments made since April 1, 2017 by accounts managed or advised by the Partnership (including related investments by the Partnership), in the funds managed by Argonaut Private Capital, LP is $54 million. These accounts have paid management fees to Argonaut Private Capital, LP aggregating approximately $1.6 million, $1.4 million and $2.3 million in each of the last three fiscal years. Mr. Mitchell benefitted from these payments in his capacity as controlling shareholder of Argonaut Private Capital, LP.

In addition, two of our non-executive officer director nominees, Tom Keck and Mark Maruszewski, are partners of the Partnership. In the past three fiscal years, each of them has received compensation and partnership distributions from the Partnership as follows: Mr. Keck (salary of $300,000, bonus of $1,424,368, carry of $1,329,799 and other benefits of $80,666 in fiscal 2020; salary of $300,000, bonus of $1,052,682, carry of $1,255,048 and other benefits of $15,362 in fiscal 2019; and salary of $300,000, bonus of $959,477, carry of $726,793 and other benefits of $15,537 in fiscal 2018) and Mr. Maruszewski (salary of $268,750, bonus of $1,277,536, carry of $1,940,273 and other benefits of $11,056 in fiscal 2020; salary of $296,875, bonus of $736,812, carry of $1,820,798 and other benefits of $11,167 in fiscal 2019; and salary of $339,583, bonus of $671,574, carry of $1,078,485 and other benefits of $11,342 in fiscal 2018).

Finally, certain persons, including our employees, partners, and directors of the Partnership, all of whom are directors or director nominees of SSG, have the opportunity to invest their personal capital in StepStone Funds on the same terms and conditions as other unaffiliated clients and investors, except that generally these investments are not subject to management fees or carried interest. These investment opportunities are available to those persons whom we have determined to have a status, such as a “qualified purchaser” under the Investment Company Act and/or an “accredited investor” under the Securities Act, that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage these persons to invest in the StepStone Funds because we believe that such investing further aligns their interests with those of our fund investors and our firm. In the aggregate, SSG’s executive officers and director nominees (and their family members and investment vehicles) have made commitments to the StepStone Funds since April 1, 2017 of approximately $20.8 million in the aggregate, and have received distributions from the StepStone Funds as a result of their invested capital since April 1, 2017 of approximately $9.0 million in the aggregate.

Proposed Transactions with StepStone Group Inc.

StepStone Group Inc. has had no assets or business operations since its incorporation and has not engaged in any transactions with our current directors, director nominees, executive officers or sole security holder prior to the Reorganization and this offering. In connection with the Reorganization and this offering, we will engage in certain transactions with certain of our directors, director nominees, each of our executive officers and other persons and entities who will become holders of 5% or more of our voting securities, through their ownership of shares of our Class B common stock, upon the consummation of the Reorganization and this offering. These transactions are described in “Organizational Structure.”

The Reorganization

In connection with the Reorganization, we will enter into the Tax Receivable Agreements, the StepStone Limited Partnership Agreement, the Exchange Agreement, the Stockholders Agreement and the Registration Rights Agreement, and we will acquire from existing limited partners of the Partnership certain partnership interests using a portion of the proceeds of this offering, and in the case of the Direct StepStone Stockholders, in exchange for Class A common stock, issue Class B common stock to certain continuing partners of the Partnership, and from time to time after this offering, allow continuing partners of the Partnership to exchange Class B units of the Partnership for shares of our Class A common stock or, at our election, for cash, on an ongoing basis.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Tax Receivable Agreements

SSG will use approximately $         million of the net proceeds of this offering to purchase Class B units from certain of the Partnership’s unitholders at a per-unit price equal to the per-share price paid by the underwriters for shares of SSG’s Class A common stock in this offering. Following this offering, the limited partners of the Partnership (not including SSG) may exchange their Class B units for shares of SSG’s Class A common stock on a one-for-one basis or, at SSG’s election, for cash. When a Class B unit is exchanged for a share of SSG’s Class A common stock or cash, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. As a result of this initial purchase and any subsequent exchanges, we will become entitled to a proportionate share of the existing tax basis of the assets of the Partnership. In addition, the Partnership and certain of its direct or indirect subsidiaries that are treated as partnerships for U.S. federal income tax purposes (other than partnerships that we cannot cause to make or that customarily do not make Section 754 elections) will have in effect an election under Section 754 of the Code for the taxable year of the offering and each taxable year in which an exchange occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of the Partnership which will be allocated to SSG. These increases in tax basis are expected to increase SSG’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that SSG would otherwise be required to pay.

The Direct StepStone Stockholders, which are pre-IPO institutional investors in the Partnership, hold their interests in the Partnership through Blocker Companies. Pursuant to the Blocker Mergers that will occur as part of the Reorganization, SSG will inherit the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers, which may be utilized by SSG, subject to certain limitations imposed under applicable law, to reduce the amount of tax that SSG would otherwise be required to pay.

SSG will enter into an Exchanges Tax Receivable Agreement with certain continuing partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement will provide for payment by SSG to certain continuing partners of the Partnership (not including SSG) of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of such continuing partner’s Partnership units in connection with this offering and in future exchanges and (ii) any payments SSG makes under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement will provide for payment by SSG to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that SSG realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the Blocker Companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the Blocker Companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest.

SSG will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreements will be SSG’s obligations and not obligations of the Partnership. For purposes of each Tax Receivable Agreement, the benefit deemed realized by SSG will be computed by comparing SSG’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that SSG would have been required to pay had it not been able to utilize any of the benefits subject to such Tax Receivable Agreement. The actual tax benefits realized by SSG may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. In addition, the StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain of the Partnership investment assets that are held at the time of the closing of this offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to StepStone Group Inc. and corresponding items of gain being specially allocated to the other partners of the Partnership.

The term of each Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or have expired, unless SSG exercises its right to terminate such Tax Receivable Agreement (or such Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, SSG will be required to make the termination payment specified in such Tax Receivable Agreement, as specified below. We expect that all of the intangible assets, including goodwill, of the Partnership allocable to the Partnership units acquired or deemed acquired by SSG from existing partners of the Partnership at the time of this offering and in taxable exchanges following this offering will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under a Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, some of which may only be applicable to the Exchanges Tax Receivable Agreement or the Reorganization Tax Receivable Agreement, and some of which are applicable to both Tax Receivable Agreements, including:

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Partnership at the time of each purchase of units from the continuing partners of the Partnership in this offering or each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of the Partnership is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of units from the continuing partners of the Partnership in connection with this offering or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;

•

the amount and timing of the utilization of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Blocker Mergers and the amount and timing of the utilization of such tax attributes pursuant to applicable law will impact the amount and timing of payments under the Reorganization Tax Receivable Agreement;

•

the amount, timing and character of SSG’s income—we expect that the Tax Receivable Agreements will require SSG to pay 85% of the net cash tax savings as and when deemed realized. If SSG does not have taxable income during a taxable year, SSG generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreements for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreements; and

•	U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the amount of each continuing partner’s tax basis in its Partnership units at the time of the purchase or exchange, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that SSG may have made under a Tax Receivable Agreement and the portion of SSG’s payments under such Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

SSG will have the right to terminate each Tax Receivable Agreement, in whole or in part, at any time. Each Tax Receivable Agreement will provide that if (i) SSG exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) SSG experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) SSG fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (v) SSG materially breaches its obligations under the Tax Receivable Agreement, SSG will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by SSG under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in each Tax Receivable Agreement, including (i) the assumption that SSG would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of such Tax Receivable Agreement, (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by SSG ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) in the case of the Reorganization Tax Receivable Agreement, the assumption that any net operating loss (and similar items) inherited from the Blocker Companies will be used by SSG ratably from the taxable year that includes an early termination through the earlier of (x) the scheduled expiration of such net operating loss (or similar item) or (y) 15 years (or longer, to the extent that SSG is prevented from fully utilizing such net operating loss (or similar item) under certain U.S. federal income tax rules); (iv) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (v) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change and, solely with respect to the Exchanges Tax Receivable Agreement; and (vi) the assumption that any units (other than those held by SSG) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by SSG under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the Secured Overnight Financing Rate, as reported by the Wall Street Journal (“SOFR”) plus      basis points.

The payments that we will be required to make under the Tax Receivable Agreements are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that SSG earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreements, we expect that future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership (not including SSG) in respect of the initial public offering will equal $         million in the aggregate, based on an assumed value of the Class A common stock of $         per share, although the actual future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

See “Risk Factors—Risks Related to Our Organizational Structure and This Offering—In certain circumstances, payments under each Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize.”

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreements in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreements within a specified period of time following the filing of SSG’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of          plus percent from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of          plus          percent. Because of our structure, our ability to make payments under the Tax Receivable Agreements is dependent on the ability of the Partnership to make distributions to us. The ability of the Partnership to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase or the inheritance of tax attributes from the Blocker Companies, SSG will not, in the event of a successful challenge, be reimbursed for any payments previously made under a Tax Receivable Agreement (although SSG would reduce future amounts otherwise payable to a holder of rights under such Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under a Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and SSG will not be permitted to reduce its payments under a Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under a Tax Receivable Agreement significantly in excess of the benefit that SSG actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) resulting from (i) SSG’s acquisition of Partnership units and inheritance of tax attributes from the Blocker Companies from (x) the Direct StepStone Stockholders in connection with this offering and (y) continuing partners of the Partnership in this offering and future exchanges and (ii) any payments SSG makes under the Tax Receivable Agreement. SSG may not be able to recoup those payments, which could adversely affect SSG’s financial condition and liquidity.

No holder of rights under the Exchanges Tax Receivable Agreement or Reorganization Tax Receivable Agreement (including the right to receive payments under the respective Tax Receivable Agreements) may transfer its rights to another person without the written consent of SSG, except that all such rights under the Exchanges Tax Receivable Agreement may be transferred to another person to the extent that the corresponding Partnership units are transferred in accordance with the StepStone Limited Partnership Agreement.

StepStone Limited Partnership Agreement

In connection with this offering and the Reorganization, the partners of the Partnership will amend and restate the partnership agreement of the Partnership (as amended and restated, the “StepStone Limited Partnership Agreement”). The General Partner will be the sole general partner of the Partnership, and SSG will own a 100% membership interest in the General Partner and be its sole managing member. In its capacity as the sole managing member of the General Partner, SSG will indirectly operate and control all of the Partnership’s business and affairs. SSG will hold all of the Class A units of the Partnership. Holders of Class B units will generally not have voting rights under the StepStone Limited Partnership Agreement.

SSG will have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of Class A units, Class B units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including SSG, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the Partnership. Net profits and net losses of the Partnership will generally be allocated to holders of units (including SSG) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, the Partnership will be required to allocate net taxable income disproportionately to its partners in certain circumstances. The StepStone Limited Partnership Agreement will provide for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the Partnership allocable per unit multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California that is taxable on that income (taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and certain other assumptions). In addition, the StepStone Limited Partnership Agreement will require the Partnership to make distributions in an amount sufficient for SSG to make payments under the Tax Receivable Agreements and non-pro rata payments to SSG to reimburse it for corporate and other overhead expenses (which payments are not treated as distributions under the StepStone Limited Partnership Agreement). If the amount of tax distributions to be made exceeds the amount of funds available for distribution, SSG shall receive the full amount of its tax distribution before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other partners pro rata in accordance with their assumed tax liabilities.

The StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain Partnership investment assets that are held at the time of the closing of this offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other partners of the Partnership.

The StepStone Limited Partnership Agreement is expected to provide that it may generally be amended, supplemented, waived or modified by SSG in its sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.

The StepStone Limited Partnership Agreement is described under “Organizational Structure—The StepStone Limited Partnership Agreement.”

Stockholders Agreement

Concurrently with the closing of this offering and the Reorganization, certain of the Class B stockholders will enter into a Stockholders Agreement with respect to all shares of voting stock held by them. Pursuant to the Stockholders Agreement, these Class B stockholders will agree to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as described below) on any matter submitted to our common stockholders for a vote. It is expected that the parties to the Stockholders Agreement will control approximately     % of the combined voting power of our common stock immediately following this offering.

The Stockholders Agreement provides for the establishment of a “Class B Committee” selected from time to time by the parties to that agreement. We expect the members of the Class B Committee initially will be Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman.

Under the Stockholders Agreement, the Class B stockholders party thereto will agree to take all necessary action, including casting all votes such partners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our board of directors and its committees complies with the provisions of the Stockholders Agreement related to the composition of our board of directors, which are discussed under “Management—Composition of the Board of Directors after this Offering.”

Following consummation of the offering (assuming the exercise in full of the underwriter’s option to purchase additional shares) the Class B Committee will hold approximately     % of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the Stockholders Agreement inclusive of the Class B Committee collectively will hold approximately     % of the aggregate voting power of our Class A common stock and Class B common stock. The parties to the Stockholders Agreement have agreed to vote their voting stock, including their Class A common stock and Class B common stock, as directed by the Class B Committee. As a result of these arrangements, the Class B Committee will control the outcome of any such matters that are submitted to our stockholders for up to five years.

Exchange Agreement

Concurrently with the closing of this offering and the Reorganization, we expect to enter into an Exchange Agreement with the direct partners of the Partnership that will entitle those partners (and certain permitted transferees thereof, including the beneficial owners of the Class B units) to exchange their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.

The Exchange Agreement will permit the Class B stockholders to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management, certain other senior employees and certain other of the Partnerships’s unitholders will be subject to timing and volume limitations as follows: no exchanges will be permitted until after the first anniversary of the closing date of this offering, and then exchanges may not exceed one-third of their original holdings prior to the second anniversary of the closing and two-thirds of their original holdings prior to the third anniversary. After the third anniversary of the closing date, these limitations expire. These limitations will not apply to exchanges by our other employees who own Class B units or holders who may sell freely under Rule 144, subject to compliance with lock-up agreements entered into in connection with this offering and blackout periods imposed by us.

In addition, the Exchange Agreement is expected to provide that an owner will not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Partnership to which the owner is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The Exchange Agreement also provides for mandatory exchanges under certain circumstances set forth in the StepStone Limited Partnership Agreement, including upon any transfer of partnership units to a person other than in a qualified transfer (as defined therein) and upon failure to comply with or material breach of the Stockholders Agreement.

Any beneficial holder exchanging Class B units must ensure that the applicable Class B stockholder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock. When a Class B unit is surrendered for exchange, it will not be available for reissuance.

Registration Rights Agreement

Concurrently with the closing of this offering and the Reorganization, we intend to enter into a Registration Rights Agreement with certain large institutional Class A stockholders and certain Class B stockholders. This agreement will provide these holders with certain registration rights whereby, at any time following the lockup restrictions described in this prospectus, they will have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class B units. The Registration Rights Agreement will also provide for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions.

In August 2019, the Partnership entered into a Registration Rights Agreement with certain of its limited partners. The registration obligations under such agreement will terminate upon the closing of this offering.

Indemnification Agreements

Our amended and restated bylaws, as will be in effect prior to the closing of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation, as will be in effect prior to the closing of this offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Related Person Transactions Policy

Upon the consummation of this offering, our board of directors will adopt a written policy regarding the review, approval, ratification or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (to be defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification or disapproval of the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of StepStone Group Inc. Class A common stock and Class B common stock by:

•	each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The following table does not reflect any shares of our Class A common stock that our directors and officers may purchase in this offering pursuant to our directed share program described under “Underwriting.”

This beneficial ownership information is presented after giving effect to the Reorganization and the issuance of                  shares of Class A common stock in this offering, which assumes the shares of Class A common stock are offered at $        per share (the midpoint of the price range listed on the cover page of this prospectus), and the use of a portion of the net proceeds of this offering to purchase Class B units from certain of the Partnership’s unitholders. See “Prospectus Summary—The Offering.”

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock directly owned, and assumes no exchange of Class B units for Class A common stock. As described in “Organizational Structure” and “Related Party Transactions—Exchange Agreement,” each Class B stockholder will be entitled to have their Class B units exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. In connection with this offering, we will issue to each Class B stockholder one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B stockholder will beneficially own immediately after this offering. The table below also reflects ownership of Class B common stock issuable within 60 days after the closing of this offering, as a result of the vesting of Class B2 units. See “Organizational Structure.”

As discussed in “Related Party Transactions—Stockholders Agreement,” prior to the closing of this offering, certain Class B stockholders who are employees and significant investors intend to enter into a Stockholders Agreement pursuant to which they will agree to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee on any matter submitted to our common stockholders for a vote. Because they will be a “group” under applicable securities laws, each party to the Stockholders Agreement will be deemed to be a beneficial owner of all securities held by all other parties to the Stockholders Agreement.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the exchange right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

The address for all persons listed in the table is: c/o StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, NY 10017.

	Class A common stock owned before the offering		Class B common stock owned before the offering		% total voting power before the offering	% total economic interest in StepStone before the offering	Class A Common stock owned after the offering if underwriters’ option is not exercised(1)		Class B Common stock owned after the offering if underwriters’ option is not exercised(1)		% total voting power after the offering if under- writers’ option is not exercised(1)	% total economic interest in StepStone after the offering if under- writers’ option is not exercised(1)
Name of Beneficial Owner	Number	%	Number	%			Number	%	Number	%
Named Executive Officers and Directors:
Monte M. Brem													%
Scott W. Hart													%
Jose A. Fernandez													%
Michael I. McCabe													%
David F. Hoffmeister													%
Thomas Keck													%
Mark Maruszewski													%
Steven R. Mitchell													%
Anne L. Raymond													%
Robert A. Waldo													%
All executive officers and directors as a group (12 persons)
Other 5% Beneficial Owners:
Argonaut Holdings, LLC													%
Sanford Energy, Inc.													%
Thomas Alcott Bradley													%
David Jeffrey													%

*	Represents beneficial ownership of less than 1%.
(1)	If the underwriters’ option is exercised in full, the common stock owned after the offering will be as follows:

	Common stock owned after the offering if underwriters’ option is exercised in full				% of total voting power after the offering if under- writers’ option is exercised in full	% total economic interest in StepStone after the offering if under- writers’ option is exercised in full
	Class A		Class B
Name of Beneficial Owner	Number	%	Number	%
Named Executive Officers and Directors:
Monte M. Brem						%
Scott W. Hart						%
Jose A. Fernandez						%
Michael I. McCabe						%
David F. Hoffmeister						%
Thomas Keck						%
Mark Maruszewski						%
Steven R. Mitchell						%
Anne L. Raymond						%
Robert A. Waldo						%
All executive officers and directors as a group (12 persons)
Other 5% Beneficial Owners:
Argonaut Holdings, LLC						%
Sanford Energy, Inc.						%
Thomas Alcott Bradley						%
David Jeffrey						%

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock as it will be in effect upon the consummation of this offering and the Reorganization. The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, the forms of which will be filed as exhibits to the amendment to the registration statement of which this prospectus forms a part, and by applicable law.

Upon consummation of this offering and the Reorganization, our authorized capital stock will consist of              shares of Class A common stock, par value $        per share,              shares of Class B common stock, par value $        per share, and                  shares of preferred stock, par value $        per share. Unless our board of directors determines otherwise, we will issue all shares of our Class A common stock and Class B common stock in uncertificated form.

Common Stock

Class A common stock

Voting. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have the ability to cumulate votes for the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividends. Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B common stock as described below.

No Preemptive Rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Issuance of Additional Class A Common Stock. We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law. We are obligated to issue Class A common stock (subject to the transfer and exchange restrictions set forth in the StepStone Limited Partnership Agreement and the Exchange Agreement) to Class B unitholders who exchange their Class B units of the Partnership for shares of our Class A common stock on a one-for-one basis (unless we elect to satisfy such exchange for cash). When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled.

Class B common stock

Voting. Holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of stockholders prior to a Sunset. See “Organizational Structure—Voting Rights of Class A Common Stock and Class B Common Stock.” After a Sunset becomes effective, holders of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to stockholders for a vote. Stockholders do not have the ability to cumulate votes for the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividends. Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.

Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class B common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class B common stock held by them, pro rata with distributions to the Class A common stock. In connection with an exchange of a Class B unit for Class A common stock, the corresponding share of Class B common stock will be redeemed by us at par value and canceled.

No Preemptive Rights. Holders of our Class B common stock do not have preemptive, subscription or conversion rights. The Class B common stock is subject to redemption upon an exchange of a Class B unit of the Partnership for a share of Class A common stock.

Issuance of Additional Class B Common Stock. After this offering and the Reorganization, no additional issuance of shares of Class B common stock will occur, except upon the vesting of Class B2 units (as set forth in “Organizational Structure—The StepStone Limited Partnership Agreement—Classes of Partnership Units”) or in connection with a stock split, stock dividend, reclassification or similar transaction.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, which would apply so long as the Class A common stock remains listed on the Nasdaq Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Super Voting Stock. The Class A common stock and Class B common stock will vote together on all matters on which stockholders are entitled to vote, except as set forth in our amended and restated certificate of incorporation or required by applicable law. However, until a Sunset becomes effective, the Class B common stock will have five votes per share and the Class A common stock will have one vote per share. Consequently, the holders of our Class B common stock will have greater influence over decisions to be made by our stockholders, including the election of directors.

Classified Board. Our amended and restated certificate of incorporation and bylaws will provide for our board of directors to be classified into three classes of directors, serving staggered three-year terms of office. Our board of directors will have the exclusive power to fix the number of directors in each class. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal, subject to the Sunset as described under “Management—Composition of the Board of Directors after this Offering” above. Vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely by a majority of the remaining members of the board of directors or by a sole remaining director. As long as our board is classified, the existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. As described above under “Management—Composition of the Board of Directors after this Offering”, beginning with the fifth annual meeting of stockholders following the consummation of this offering (expected to be held in 2025), all of our directors will be subject to annual election.

Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders. In addition, our amended and restated certificate of incorporation and bylaws will provide that special meetings of stockholders may be called only by the board of directors or the chairman of the board of directors.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting. While the board is classified, directors may be removed, but only for cause. Following such time as our board of directors is no longer classified, our directors may be removed with or without cause, but only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq Global Select Market. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We intend to elect in our amended and restated certificate of incorporation not to be subject to Section 203. However, our amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that the Sunset Holders, their affiliates and their respective successors (other than the Company or any of our subsidiaries), as well as their direct and indirect transferees, will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Advance Notice Provisions. Our amended and restated bylaws will require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A stockholder’s notice to our corporate secretary must be in proper written form and must set forth certain information, as required under our amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the board of directors.

Exclusive forum. Our amended and restated certificate of incorporation will provide that, unless we select or consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Furthermore, unless we select or consent to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. It is possible that a court could find our exclusive forum provision to be inapplicable or unenforceable. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, certain provisions of the StepStone Limited Partnership Agreement could have the effect of deterring or facilitating a control transaction. See “Organizational Structure—The StepStone Limited Partnership Agreement.”

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “STEP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, of future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market (including shares of Class A common stock issuable upon exchange of Class B units), or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

Upon completion of this offering we will have a total of                  shares of our Class A common stock outstanding, assuming the issuance of                  shares of Class A common stock offered by us in this offering and the issuance of                  shares of Class A common stock to the Direct StepStone Stockholders in the Reorganization. All of the shares sold in this offering (other than any shares sold pursuant to our directed share program that are subject to “lock-up” restrictions as described under “Underwriting”) will be freely tradable without restriction or further registration under the Securities Act, except for such shares that may be held or acquired by an “affiliate” of ours, which shares will be “control securities.” Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Upon expiration of the lock-up agreements described below, these control securities would be eligible for sale in the public market pursuant to Rules 144 or 701 promulgated under the Securities Act, which rules are described below.

In addition, upon consummation of this offering, the Class B stockholders, including members of our senior leadership team, will in the aggregate beneficially own                 Class B units of the Partnership. Pursuant to the terms of our amended and restated certificate of incorporation, the StepStone Limited Partnership Agreement and the Exchange Agreement, the Class B stockholders may from time to time exchange such Class B units of the Partnership for shares of our Class A common stock on a one-for-one basis, subject to exchange timing and volume limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications. These shares of Class A common stock, and the                  shares of Class A common stock held by the Direct StepStone Stockholders, will be “control securities,” as defined in Rule 144. We will enter into a Registration Rights Agreement that would require us to register resales of these shares of Class A common stock under the Securities Act. See “—Registration Rights” and “Organizational Structure.”

Registration Rights

Pursuant to a Registration Rights Agreement that we will enter into with certain Class B stockholders who are significant outside investors, members of management and significant employee owners, we will be required, in certain circumstances, to file a registration statement in order to register the resales of shares of our Class A common stock that are issuable upon exchange of the Class B units. Securities registered under any such registration statement will be available for sale in the open market unless restrictions apply.

Lock-Up Arrangements

In connection with this offering, we, our directors, executive officers and substantially all of our other pre-offering equity holders, will collectively hold     % of our Class A common stock that will be outstanding immediately after this offering (including securities convertible into or redeemable, exchangeable or exercisable for shares of our Class A common stock) will agree with the underwriters to enter into lock-up agreements described in “Underwriting,” pursuant to which shares of our Class A common stock outstanding after this offering (including securities convertible into or redeemable, exchangeable or exercisable for shares of our Class A common stock) will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. Under these agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or these stockholders may dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of our Class A common stock or securities convertible into or redeemable, exchangeable or exercisable for shares of our Class A common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

Upon the expiration of the lock-up arrangements described above, 180 days after the date of this prospectus, and subject to the provisions of Rule 144, described further below, an additional                  shares of Class A common stock (including securities convertible into or redeemable, exchangeable or exercisable for shares of Class A common stock) will be available for sale in the public market.

In addition, certain of our senior management, certain other senior employees and certain other of the Partnership’s unitholders have agreed with us to be subject to timing and volume limitations on their ability to exchange their Class B units, together with an equal number of shares of Class B common stock, for shares of Class A common stock as follows: no exchanges will be permitted until after the first anniversary of the closing date of this offering, and then exchanges may not exceed one-third of their original holdings prior to the second anniversary of the closing and two-thirds of their original holdings prior to the third anniversary. After the third anniversary of the closing date, these limitations expire. See “Organizational Structure—Exchange Agreement.”

Rule 144

In general, under Rule 144, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not one of our affiliates and who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, would be entitled to sell such shares subject only to the availability of current public information about us. If such person has beneficially owned shares of Class A common stock for at least one year, such person would be entitled to sell an unlimited number of shares of our Class A common stock under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, any of our affiliates (or any person who was an affiliate at any time during the 90 days preceding a sale) who has beneficially owned shares of our Class A common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 provides that the shares of our securities acquired pursuant to rights granted under a compensatory stock or option plan or other written agreement may be resold by persons, other than affiliates, 90 days after the effective date of the registration statement of which this prospectus forms a part subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its holding period requirement. However, none of the Rule 701 shares will be eligible for resale until the expiration of any lock-up provisions to which they are subject.

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of Class A common stock issued or reserved for issuance under the 2020 LTIP as replacement awards for currently outstanding option awards and restricted interest awards and all shares reserved for future issuance under that plan. We expect to file this Registration Statement as soon as practicable after our initial public offering. Shares registered under such Registration Statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above under “—Lock-Up Arrangements.” However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of any lock-up provisions to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal tax consequences of an investment in our Class A common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or to taxpayers subject to special tax rules (including a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities or former U.S. citizen or resident). Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that acquires our Class A common stock in this offering and holds our Class A common stock as a capital asset.

This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect.

A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is an individual, corporation, trust or estate that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding our Class A common stock should consult its tax advisor concerning the U.S. federal income and other tax consequences of investing in our Class A common stock.

This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A common stock is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

The distributions of cash or property that we make with regard to our Class A common stock (other than certain pro rata distributions of our stock) will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder of our Class A common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the

Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If the amount of a distribution exceeds our current or accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in its shares of our Class A common stock, and thereafter will be treated as capital gain from the sale or exchange of the Non-U.S. Holder’s shares of Class A common stock. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Class A common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition and meets certain other conditions is taxed on its gains (including gains from the disposition of our common stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder for whom gain recognized on the disposition of our common stock is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of a Non-U.S. Holder that is a foreign corporation, the branch profits tax discussed above generally may also apply.

U.S. Federal Estate Tax

Shares of Class A common stock owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of such person’s death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding

The amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld generally will be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. Under proposed regulations, the preamble to which states that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from the sale, exchange, redemption or other taxable disposition of our Class A common stock. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our common stock.

UNDERWRITING

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
UBS Securities LLC

Total

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares of Class A common stock made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to             additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will severally purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

At our request, the underwriters have reserved for sale at the initial public offering price up to              shares of our Class A common stock to be issued by us and offered by this prospectus for sale to, at our discretion, certain of our directors, officers, employees and other parties with a connection to the Company. We will offer these shares to the extent permitted under applicable regulations in the United States and in various countries. Pursuant to the underwriting agreement, the sales will be made by the representatives through a directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. Any shares purchased by our directors and executive officers and certain other senior employees pursuant to our directed share program will be subject to a 180-day lock-up period with respect to such shares. We have agreed to indemnify the representatives in connection with the directed share program, including for the failure of any participant to pay for its shares of Class A common stock. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercised	With full option to purchase additional shares exercised
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for certain expenses of approximately $        in connection with the qualification of the offering of the Class A common stock with the Financial Industry Regulatory Authority, Inc.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and the Partnership have agreed that for a period of 180 days after the date of this prospectus, we and the Partnership will not and will not publicly disclose the intention to undertake any of the foregoing: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, or any partnership interest in the Partnership, whether any of these transactions is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, other than:

(A)    the shares of Class A common stock to be sold in this offering (including pursuant to the underwriters’ option to purchase additional shares);

(B)    the issuance of our common stock by us and the transfer of partnership interests by the Partnership pursuant to the Reorganization or the Exchange Agreement described in “Organizational Structure—Exchange Agreement,” provided that the recipients of such common stock or partnership interests pursuant to this clause (B) agree to be bound in writing by an agreement of the same duration and terms as described here and provided, further, that no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filing a Form 5 made after the expiration of the 180-day period mentioned above);

(C)    any shares of our common stock issued upon the exercise of options granted under our equity compensation plans, provided that the recipient of any such shares of our common stock shall deliver a “lock-up” agreement to the representatives substantially in the form provided in the underwriting agreement with respect to such shares of our common stock (or, if the recipient shall have previously delivered such a “lock-up” agreement, such shares of our common stock will be made subject to the terms of such lock-up);

(D)    the issuance by us of shares of Class A common stock, options to purchase shares of Class A common stock, or other equity awards pursuant to our equity compensation plans;

(E)    the filing by us of a registration statement on Form S-8 or a successor form thereto relating to our equity compensation plans;

(F) the sale or issuance or entry into an agreement to sell or issue shares of Class A common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Class A common stock that we may sell or issue or agree to sell or issue shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering, provided, further, that the recipients of such shares of common stock agree to be bound in writing by an agreement of the same duration and terms described here;

(G) the issuance of equity interests of StepStone pursuant to the Equity Contribution and Exchange Agreement, provided that the recipient of any such equity interests of StepStone shall deliver a “lock-up” agreement to the representatives of the underwriters substantially in the form provided in the underwriting agreement with respect to such equity interests of StepStone (or, if the recipient shall have previously delivered such a “lock-up” agreement, such equity interests of StepStone will be made subject to the terms of such lock-up); or

(H) the issuance by us of shares of Class B common stock and the issuance of partnership interests by StepStone to the extent required pursuant to the anti-dilution provisions of the StepStone Limited Partnership Agreement.

Our directors, executive officers and substantially all of our other pre-offering equity holders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, our common stock, partnership interests in the Partnership or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon vesting, settlement or exercise of a restricted stock unit, option, warrant or other right to purchase shares of our common stock or partnership interests in the Partnership), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or partnership interest in the Partnership, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock, partnership interest in the Partnership or such other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or partnership interest in the Partnership or (4) publicly disclose the intention to engage in any of these activities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our Class A common stock approved for listing on the Nasdaq Global Select Market under the symbol “STEP.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. An affiliate of J.P. Morgan Securities LLC is the arranger and a lender under our Term Loan B, which will be repaid in full with the proceeds of this offering. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Existing Credit Agreement.” In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“33-105”) the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

In relation to each Member State of the EEA and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (including in the United Kingdom, as applicable in the UK by virtue of the European Union (Withdrawal) Act 2018).

United Kingdom

In the United Kingdom, this document is being communicated only to, and is directed only at, and any offer subsequently made may only be made to or directed at persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high-net-worth entities falling within Article 49(2)(a) to (d) of the Order and/or (iii) persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action in the United Kingdom, any investment or investment activity.

Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The shares of Class A common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of Class A common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each joint book-running manager has acknowledged that this offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each joint book-running manager has represented and agreed that it has not offered or sold any shares of Class A common stock or caused the shares of Class A common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of Class A common stock or cause the shares of Class A common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this offering circular or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF THE CLASS A COMMON STOCK

The validity of the Class A common stock will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of StepStone Group LP at March 31, 2019 and 2020, and for each of the three years in the period ended March 31, 2020, and the financial statements of StepStone Group Inc. at November 20, 2019, March 31, 2020 and for the period from November 20, 2019 to March 31, 2020 appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may review these reports and other information without charge by accessing the SEC’s site at www.sec.gov.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of StepStone Group Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of StepStone Group Inc. (the Company) as of March 31, 2020 and November 20, 2019, the related statements of income, stockholder’s equity and cash flows for the period from November 20, 2019 to March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and November 20, 2019, and the results of its operations and its cash flows for the period from November 20, 2019 to March 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

New York, NY

June 30, 2020

StepStone Group Inc.

Balance Sheets

	As of
	March 31, 2020	November 20, 2019
Assets
Cash and cash equivalents	$100	$—
Due from affiliate	—	100

Total assets	$100	$100

Stockholder’s Equity
Common stock, par value $0.001 per share, 100 shares issued and outstanding	$—	$—
Preferred stock, par value $0.001 per share, no shares issued and outstanding	—	—
Additional paid-in capital	100	100

Total stockholder’s equity	$100	$100

See accompanying notes to financial statements.

StepStone Group Inc.

Statement of Income

For the period from November 20, 2019 to March 31, 2020
Revenues	$—
Expenses	—

Net income	$—

See accompanying notes to financial statements.

StepStone Group Inc.

Statement of Stockholder’s Equity

	Common Stock	Additional Paid-in Capital	Total Stockholder’s Equity
Balance at November 20, 2019	$—	$100	$100
Net income	—	—	—

Balance at March 31, 2020	$—	$100	$100

See accompanying notes to financial statements.

StepStone Group Inc.

Statement of Cash Flows

For the period from November 20, 2019 to March 31, 2020
Cash flows from operating activities:
Net income	$—

Net cash provided by (used in) operating activities	—

Cash flows from financing activities:
Issuance of common stock	100

Net cash provided by (used in) financing activities	100

Net increase in cash	100

Cash at beginning of period	—

Cash at end of period	$100

See accompanying notes to financial statements.

StepStone Group Inc.

Notes to Financial Statements

1.	Organization

StepStone Group Inc. (the “Company”) was incorporated in the state of Delaware on November 20, 2019. In connection with its incorporation, the Company issued 100 shares of common stock for $100 to StepStone Group LP. The Company was formed for the purpose of completing a public offering and related transactions (the “Reorganization”) in order to conduct the business of StepStone Group LP as a publicly-traded entity. The Company commenced operations on November 20, 2019, had no operations prior to such date and had no activities from the period November 20, 2019 through March 31, 2020.

Following the successful completion of the Reorganization and this offering, the Company will be a public holding company and its sole asset will be an equity interest in StepStone Group LP and a 100% membership interest in StepStone Group Holdings LLC, which is the general partner of StepStone Group LP.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The initial costs to incorporate the Company have been incurred by StepStone Group LP.

3.	Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock (par value $0.001 per share) and 1,000 shares of preferred stock (par value of $0.001 per share).

4.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or administrative proceedings. There are currently no such proceedings to which the Company is a party.

In the normal course of business, the Company may enter into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company, but which have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

5.	Subsequent Events

No events have occurred subsequent to the date of the financial statements that would require disclosure.

StepStone Group Inc.

Condensed Balance Sheets (Unaudited)

	As of
	June 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$900	$100

Total assets	$900	$100

Liabilities
Due to affiliate	$832	$—

Total liabilities	832	—

Stockholder’s Equity
Common stock, par value $0.001 per share, 100 shares issued and outstanding	—	—
Preferred stock, par value $0.001 per share, no shares issued and outstanding	—	—
Additional paid-in capital	100	100
Accumulated deficit	(32)	—

Total stockholder’s equity	68	100

Total liabilities and stockholder’s equity	$900	$100

See accompanying notes to condensed financial statements.

StepStone Group Inc.

Condensed Statement of Income (Loss) (Unaudited)

Three Months Ended June 30, 2020
Revenues	$—
Expenses	32

Net loss	$(32)

See accompanying notes to condensed financial statements.

StepStone Group Inc.

Condensed Statement of Stockholder’s Equity (Unaudited)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance at March 31, 2020	$—	$100	$—	$100
Net loss	—	—	(32)	(32)

Balance at June 30, 2020	$—	$100	$(32)	$68

See accompanying notes to condensed financial statements.

StepStone Group Inc.

Condensed Statement of Cash Flows (Unaudited)

Three Months Ended June 30, 2020
Cash flows from operating activities:
Net loss	$(32)
Changes in operating assets and liabilities:
Due to affiliate	832

Net cash provided by (used in) operating activities	800

Cash flows from financing activities:
Net cash provided by (used in) financing activities	—

Net increase in cash	800

Cash at beginning of period	100

Cash at end of period	$900

See accompanying notes to condensed financial statements.

StepStone Group Inc.

Notes to Condensed Financial Statements (Unaudited)

1.	Organization

StepStone Group Inc. (the “Company”) was incorporated in the state of Delaware on November 20, 2019. In connection with its incorporation, the Company issued 100 shares of common stock for $100 to StepStone Group LP. The Company was formed for the purpose of completing a public offering and related transactions (the “Reorganization”) in order to conduct the business of StepStone Group LP as a publicly-traded entity. The Company commenced operations on November 20, 2019 and had no operations prior to such date.

Following the successful completion of the Reorganization and this offering, the Company will be a public holding company and its sole asset will be an equity interest in StepStone Group LP and a 100% membership interest in StepStone Group Holdings LLC, which is the general partner of StepStone Group LP.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Management believes it has made all necessary adjustments (consisting of only normal recurring items) such that the condensed financial statements are presented fairly and that estimates made in preparing its condensed financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The unaudited condensed financial statements should be read in conjunction with the audited financial statements as of March 31, 2020.

The initial costs to incorporate the Company have been incurred by StepStone Group LP.

3.	Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock (par value $0.001 per share) and 1,000 shares of preferred stock (par value of $0.001 per share).

4.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or administrative proceedings. There are currently no such proceedings to which the Company is a party.

In the normal course of business, the Company may enter into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company, but which have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

5.	Subsequent Events

No events have occurred subsequent to the date of the condensed financial statements that would require disclosure.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of StepStone Group LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of StepStone Group LP (the Company) as of March 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in partners’ capital and cash flows for each of the three years in the period ended March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2009.

New York, NY

June 30, 2020

StepStone Group LP

Consolidated Balance Sheets

(in thousands)

	As of March 31,
	2020	2019
Assets
Cash and cash equivalents	$89,939	$40,622
Marketable securities	—	43,388
Fees and accounts receivable	25,121	24,270
Due from affiliates	9,690	2,311
Investments:
Investments in funds	53,386	43,269
Accrued carried interest allocations	460,837	299,018
Other assets and receivables	26,234	18,196
Intangibles, net	8,830	13,857
Goodwill	6,792	6,792

Total assets	$680,829	$491,723

Liabilities and partners’ capital
Accounts payable, accrued expenses and other liabilities	$36,222	$35,034
Accrued compensation and benefits	23,185	14,892
Accrued carried interest-related compensation	237,737	150,763
Due to affiliates	3,574	1,520
Debt obligations	143,144	143,852

Total liabilities	443,862	346,061

Commitments and contingencies (Note 15)

Partners’ capital	216,051	128,426
Accumulated other comprehensive income	178	283
Non-controlling interests in StepStone Group LP subsidiaries	20,738	16,953

Total partners’ capital	236,967	145,662

Total liabilities and partners’ capital	$680,829	$491,723

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Balance Sheets

(in thousands)

The following presents the portion of the consolidated balances presented above attributable to consolidated variable interest entities.

	As of March 31,
	2020	2019
Assets
Cash and cash equivalents	$17,565	$15,457
Fees and accounts receivable	16,040	13,647
Due from affiliates	3,987	1,724
Investments in funds	11,400	5,820
Other assets and receivables	188	3,698

Total assets	$49,180	$40,346

Liabilities
Accounts payable, accrued expenses and other liabilities	$6,225	$13,266
Accrued compensation and benefits	7,258	3,697

Total liabilities	$13,483	$16,963

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Statements of Income

(in thousands)

	Year Ended March 31,
	2020	2019	2018
Revenues
Management and advisory fees, net	$235,205	$190,826	$140,952
Performance fees:
Incentive fees	3,410	1,540	1,489
Carried interest allocation:
Realized allocation	46,177	36,648	30,081
Unrealized allocation	161,819	27,254	91,753

Total carried interest allocation	207,996	63,902	121,834

Total revenues	446,611	256,268	264,275

Expenses
Compensation and benefits:
Cash-based compensation	130,730	108,340	87,005
Equity-based compensation	1,915	1,725	189
Performance fee-related compensation:
Realized	26,958	20,259	11,406
Unrealized	82,701	11,219	48,278

Total performance fee-related compensation	109,659	31,478	59,684

Total compensation and benefits	242,304	141,543	146,878
General, administrative and other	53,341	49,160	35,851

Total expenses	295,645	190,703	182,729

Other income (expense)
Investment income	6,926	4,126	5,007
Interest income	1,436	1,507	143
Interest expense	(10,211)	(10,261)	(913)
Other income (loss)	(377)	662	22

Total other income (expense)	(2,226)	(3,966)	4,259

Income before income tax	148,740	61,599	85,805
Income tax expense	3,955	1,640	1,986

Net income	144,785	59,959	83,819
Less: Net income attributable to non-controlling interests	12,869	5,763	2,381

Net income attributable to StepStone Group LP	$131,916	$54,196	$81,438

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended March 31,
	2020	2019	2018
Net income	$144,785	$59,959	$83,819
Other comprehensive income (loss):
Foreign currency translation adjustment	145	(179)	544
Unrealized gain (loss) on defined benefit plan, net	(356)	(1,078)	774

Total other comprehensive income (loss)	(211)	(1,257)	1,318

Comprehensive income before non-controlling interests	144,574	58,702	85,137
Less: Comprehensive income attributable to non-controlling interests	12,763	5,122	3,053

Comprehensive income attributable to StepStone Group LP	$131,811	$53,580	$82,084

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Statements of Changes in Partners’ Capital

(in thousands)

	Partners’ Capital	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total Partners’ Capital
Balance at March 31, 2017	$127,674	$252	$15,558	$143,484
Net income	81,438	—	2,381	83,819
Other comprehensive income	—	646	672	1,318
Contributed capital	231	—	—	231
Equity-based compensation	189	—	—	189
Distributions	(88,361)	—	(3,035)	(91,396)

Balance at March 31, 2018	121,171	898	15,576	137,645
Net income	54,196	—	5,763	59,959
Other comprehensive loss	—	(615)	(642)	(1,257)
Contributed capital	157	—	—	157
Equity-based compensation	1,725	—	—	1,725
Distributions	(48,823)	—	(3,744)	(52,567)

Balance at March 31, 2019	128,426	283	16,953	145,662
Net income	131,916	—	12,869	144,785
Other comprehensive loss	—	(105)	(106)	(211)
Contributed capital	28	—	—	28
Equity-based compensation	1,915	—	—	1,915
Sale of partnership interests	110,753	—	—	110,753
Purchase of partnership interests	(113,052)	—	—	(113,052)
Distributions	(43,935)	—	(8,978)	(52,913)

Balance at March 31, 2020	$216,051	$178	$20,738	$236,967

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended March 31,
	2020	2019	2018
Cash flows from operating activities
Net income	$144,785	$59,959	$83,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,078	7,885	4,325
Unrealized carried interest allocation and investment income	(164,691)	(27,932)	(93,805)
Unrealized gains on marketable securities	(298)	(539)	—
Amortization of deferred financing costs	796	813	—
Equity-based compensation	1,915	1,725	189
Changes in operating assets and liabilities:
Fees and accounts receivable	(851)	967	(322)
Due from affiliates	(7,379)	(2,311)	2,004
Other assets and receivables	(3,717)	(5,762)	315
Accounts payable, accrued expenses and other liabilities	(2,809)	6,057	1,634
Accrued compensation and benefits	7,937	2,512	3,593
Accrued carried interest-related compensation	84,675	7,076	52,030
Due to affiliates	(1,511)	1,001	(171)

Net cash provided by operating activities	65,930	51,451	53,611

Cash flows from investing activities
Purchases of marketable securities	(27,694)	(89,335)	—
Proceeds from sales and maturities of marketable securities	71,345	46,477	—
Contributions to investments	(12,505)	(11,247)	(5,874)
Distributions received from investments	5,500	4,212	2,710
Cash paid for Courtland acquisition, net of cash acquired	—	(8,956)	—
Purchases of property and equipment	(837)	(3,042)	(3,433)

Net cash provided by (used in) investing activities	35,809	(61,891)	(6,597)

See accompanying notes to consolidated financial statements.

StepStone Group LP

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended March 31,
	2020	2019	2018
Cash flows from financing activities
Borrowings on line of credit	$—	$—	$14,300
Payments on line of credit	—	—	(20,500)
Proceeds from term loan	—	—	150,000
Deferred financing costs	—	—	(5,540)
Sale of partnership interests	110,753	—	—
Purchase of partnership interests	(107,188)	—	—
Proceeds from capital contributions from partners	28	157	231
Principal payments on term loans	(1,500)	(1,500)	(8,000)
Distributions to partners	(43,935)	(48,823)	(88,361)
Distributions to non-controlling interests	(8,978)	(3,744)	(3,035)
Cash paid for acquisition earn outs	(1,195)	(1,403)	—
Other financing activities	(155)	(209)	(272)

Net cash provided by (used in) financing activities	(52,170)	(55,522)	38,823

Effect of foreign currency exchange rate changes	(252)	288	76
Net increase (decrease) in cash, cash equivalents and restricted cash	49,317	(65,674)	85,913
Cash, cash equivalents and restricted cash at beginning of period	40,622	106,296	20,383

Cash, cash equivalents and restricted cash at end of period	$89,939	$40,622	$106,296

Supplemental disclosures:
Interest paid	$9,355	$9,489	$792
Taxes paid	2,776	1,742	1,865
Non-cash operating, investing, and financing activities:
Net change in acquisition related contingent consideration	$(2)	$3,527	$222
Purchase of partnership interests payable	5,864	—	—
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$89,939	$40,622	$103,618
Restricted cash	—	—	2,678

Total cash, cash equivalents and restricted cash	$89,939	$40,622	$106,296

See accompanying notes to consolidated financial statements.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

1.	Organization

StepStone Group LP (together with its subsidiaries, “StepStone” or the “Company”) was originally organized on January 3, 2007 as a Delaware limited liability company and was later converted to a Delaware limited partnership.

The Company is a global private markets investment firm focused on providing customized investment solutions and advisory and data services to its clients. The Company’s clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, including high-net-worth and mass affluent individuals. The Company partners with its clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes. These portfolios utilize several types of synergistic investment strategies with third-party fund managers, including commitments to funds (“primaries”), acquiring stakes in existing funds on the secondary market (“secondaries”) and investing directly into companies (“co-investments”).

The Company, through its subsidiaries, acts as the investment advisor and general partner or managing member to separately managed accounts (“SMAs”) and focused commingled funds (collectively, the “StepStone

Funds”). The Company, through its various operating entities, is a registered investment adviser with the U.S.

Securities and Exchange Commission (“SEC”).

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany balances and transactions have been eliminated in consolidation.

Certain of the StepStone Funds are investment companies that follow specialized accounting under GAAP and reflect their investments at estimated fair value. Accordingly, the carrying value of the Company’s equity method investments in such entities retains the specialized accounting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management’s estimates and assumptions are based on historical experience and other factors, and these estimates and assumptions require management to exercise judgment in the process of applying the Company’s accounting policies. Factors that may affect or influence management’s estimates and assumptions could include expectations related to future events that management has deemed reasonable under the circumstances. Assumptions and estimates related to the valuation of investments, which directly affect carried interest allocations, carried interest-related compensation, and the carrying amount of the Company’s equity in affiliated companies, involve a higher degree of judgment and complexity, and these assumptions and estimates may significantly affect the consolidated financial statements. Actual results could differ from these estimates and those differences may be material.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

Consolidation

The Company consolidates all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity. In evaluating whether the Company holds a variable interest, fees received as a decision maker or in exchange for services (including management fees, incentive fees and carried interest allocations) that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, are not considered variable interests. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model. The consolidation analysis can generally be performed qualitatively; however, in certain situations a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company or third parties) or amendments to the governing documents of the respective StepStone Funds that are VIEs could affect the entity’s status as a VIE or the determination of the primary beneficiary.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. When assessing whether the Company is the primary beneficiary of a VIE, management evaluates whether the Company’s involvement, through holding interests directly or indirectly in an entity or contractually through other variable interests, would give the Company a controlling financial interest. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.

The Company provides investment advisory services to the StepStone Funds, which have third-party clients. These funds are investment companies and are typically organized as limited partnerships or limited liability companies for which the Company, through its operating subsidiaries, acts as the general partner or managing member. A limited partnership or similar entity is a VIE if the unaffiliated limited partners or members do not have substantive rights to terminate or remove the general partner or substantive rights to participate. Certain StepStone Funds are VIEs because they have not granted unaffiliated limited partners or members substantive rights to terminate or remove the general partner or substantive rights to participate. The Company does not consolidate these StepStone Funds because it is not the primary beneficiary of those funds, primarily because its fee arrangements are considered customary and commensurate and thus not deemed to be variable interests, and it does not hold any other interests in those funds that are considered more than insignificant.

The Company has determined that certain of its operating subsidiaries, StepStone Group Real Assets, L.P.

(“SRA”), StepStone Group Real Estate, L.P. (“SRE”) and Swiss Capital Alternative Investments AG (“Swiss Capital”), are VIEs, and that the Company is the primary beneficiary of each entity because it has a controlling financial interest in each entity; accordingly, the Company consolidates these entities. The assets and liabilities of the consolidated VIEs are presented gross in the consolidated balance sheets. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs. See note 4 for more information on both consolidated and unconsolidated VIEs.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

Non-Controlling Interests

Non-controlling interests (“NCI”) reflect the portion of income or loss and the corresponding equity attributable to third-party equity holders in certain consolidated subsidiaries that are not 100% owned by the Company. Non-controlling interests in consolidated subsidiaries are presented as a separate component of partners’ capital on the Company’s consolidated balance sheets. The primary components of non-controlling interests are separately presented in the Company’s consolidated statements of changes in partners’ capital to clearly distinguish between the Company’s interests in SRA, SRE, and Swiss Capital (the variable interest entities included in the Company’s consolidated financial statements) and the economic interests of third parties in those entities. Net income (loss) attributable to StepStone Group LP, as reported in the consolidated statements of income, is presented net of the portion of net income (loss) attributable to holders of non-controlling interests. Non-controlling interests are allocated a share of income or loss in the respective consolidated subsidiary in proportion to their relative ownership interests, after consideration of contractual arrangements that govern allocations of income or loss. See note 13 for more information on ownership interests in the Company.

Accounting for Differing Fiscal Periods

The StepStone Funds primarily have a fiscal year end as of December 31. The Company accounts for its investments in the StepStone Funds on a three-month lag due to the timing of receipt of financial information from the investments held by the StepStone Funds. The StepStone Funds primarily invest in private markets funds that generally require at least 90 days following the calendar year end to provide audited financial statements. As a result, the Company uses the December 31 audited financial statements of the StepStone Funds, which reflect the underlying private markets funds as of December 31 to record its investments (including any carried interest allocated by those investments). The Company further adjusts the reported carrying values of its investments in the StepStone Funds for its share of capital contributions to and distributions from the StepStone Funds during the three-month lag period.

The Company does not account for management and advisory fees and incentive fees on a three-month lag.

To the extent that management becomes aware of any material events that affect the StepStone Funds during the three-month lag period, the effect of the events would be disclosed in the notes to the consolidated financial statements.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (COVID-19) a global pandemic. The outbreak has significantly affected the global economy and financial markets. Given the ongoing nature of the outbreak, it is currently not possible to predict the potential scale and scope of the outbreak and its ultimate effects on the financial markets, overall economy and the Company’s consolidated financial statements. However, the Company expects its investments in funds and accrued carried interest allocations to be adversely affected in future periods, reflecting the general decline in equity and credit markets, as those balances are reported on a three-month lag.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks, money market funds and highly-liquid investments with original maturities of three months or less at the time of purchase.

Marketable Securities

Marketable securities include investments in U.S. Treasury and government agency obligations, commercial paper, certificates of deposit, various investment grade securities, and other investments with original maturities

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

of greater than three months when purchased. These investments are accounted for as trading securities, with changes in the fair value of each investment recorded as other income in the consolidated statements of income. Interest earned on debt investments is recorded as interest income in the consolidated statements of income.

Fees and Accounts Receivable

Fees and accounts receivable represent contractual amounts due to the Company for management, advisory and incentive fees, net of allowances as applicable. The Company considers fees and accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts has been established as of March 31, 2020 and 2019. If any accounts or portion thereof are deemed uncollectible, such amounts are expensed when that determination is made.

Due from Affiliates

Due from affiliates primarily relates to advances made on behalf of the StepStone Funds for the payment of certain organization and operating costs and expenses for which the Company is subsequently reimbursed. See note 12 for further disclosure of related party transactions.

Fair Value Measurements

GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace – including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of their fair values, as follows:

•	Level I – Pricing inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the measurement date, and fair value is determined through the use of models or other valuation methodologies. The types of financial instruments classified in this category include less liquid securities traded in active markets and securities traded in other than active markets.

•

Level III – Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the financial instrument.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors including, for example, the type of instrument, whether the instrument has recently been issued, whether the instrument is traded on an active exchange or in the secondary market, and current market

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for financial instruments categorized in Level III. The variability and availability of the observable inputs affected by the factors described above may result in transfers between Levels I, II, and III.

The Company considers its cash and cash equivalents, marketable securities, fees and accounts receivable, accounts payable, investments, term loan and contingent consideration balances to be financial instruments. The carrying amounts of cash and cash equivalents, fees and accounts receivable and accounts payable equal or approximate their fair values due to their nature and/or the relatively short period over which they are held. Management has concluded that the carrying value of its term loan approximates fair value, as the term loan is subject to variable interest rates that adjust with changes in market rates and market conditions, and the current interest rate approximates that which would be available under similar financial arrangements. See note 6 for additional details regarding the fair value of the Company’s marketable securities and contingent consideration balances.

Investments

Investments primarily include the Company’s ownership interests in the StepStone Funds, as general partner or managing member of such funds. The Company accounts for all investments in which it has or is otherwise presumed to have significant influence, but not control, including the StepStone Funds, using the equity method of accounting. The carrying value of these equity method investments is determined based on amounts invested by the Company, adjusted for the Company’s share in the earnings or losses of each investee, after consideration of contractual arrangements that govern allocations of income or loss (including carried interest allocations), less distributions received. Investments include the Company’s cumulative accrued carried interest allocations from the StepStone Funds, which primarily represent performance-based capital allocations, assuming the StepStone Funds were liquidated as of each reporting date in accordance with the funds’ governing documents. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

Property and Equipment

Property and equipment primarily consist of leasehold improvements, furniture, equipment, computer hardware and software and are stated at cost, less accumulated depreciation and amortization, with the net carrying amount included in other assets and receivables in the consolidated balance sheets. Property and equipment are depreciated over their estimated useful lives using the straight-line method, and the corresponding depreciation expense is included in general, administrative and other expenses in the consolidated statements of income. Property and equipment are depreciated over a period of three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or remaining lease terms.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company did not recognize any impairment charges related to property and equipment during each of the fiscal years ended March 31, 2020, 2019 and 2018.

Foreign Currency

The Company consolidates certain entities that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities are translated using the exchange rates prevailing at the end of each reporting

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

period and income and expenses are translated using the weighted-average exchange rate for each reporting period. Cumulative translation adjustments arising from the translation of non-U.S. dollar denominated entities are included in other comprehensive income (loss) within the consolidated financial statements until realized. Gains and losses resulting from foreign-currency transactions denominated in a currency other than an entity’s functional currency are reported in general, administrative and other expenses in the consolidated statements of income. These transaction gains and losses totaled $1.0 million, $0.9 million and $0.6 million for the years ended March 31, 2020, 2019 and 2018, respectively.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, under which the purchase price of an acquisition is allocated to the assets acquired and liabilities assumed based on their fair values, as determined by management at the acquisition date. Contingent consideration obligations that are elements of consideration transferred are recognized at the acquisition date as part of the fair value transferred in exchange for the acquired business. Contingent consideration arrangements are revalued to fair value each reporting period. Acquisition-related costs incurred in connection with a business combination are expensed as incurred and are included in general, administrative and other expenses in the consolidated statements of income.

Intangibles and Goodwill

The Company’s finite-lived intangible assets primarily consist of acquired contractual rights to earn future management and advisory fee income. Finite-lived intangible assets are amortized over their estimated useful lives, which ranged from 8 to 11 years as of March 31, 2020. The Company did not have any intangible assets that were deemed to have an indefinite life as of March 31, 2020.

Finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. There were no impairment charges related to the Company’s finite-lived intangible assets during the years ended March 31, 2020, 2019 and 2018.

Goodwill represents the excess amount of consideration transferred in a business combination above the fair value of the identifiable net assets. Goodwill is assessed for impairment at least annually using a qualitative and, if necessary, a quantitative approach. The Company performs its annual goodwill impairment test as of January 1, or more frequently, if events and circumstances indicate that an impairment may exist. Goodwill is tested for impairment at the reporting unit level. The initial assessment for impairment under the qualitative approach is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, a quantitative assessment is performed to measure the amount of impairment loss, if any. The quantitative assessment includes comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized equal to the lessor of (a) the difference between the carrying amount of the reporting unit and its fair value and (b) the total carrying amount of the reporting unit’s goodwill. The Company performed annual goodwill impairment assessments as of January 1, 2020 and 2019 and determined that there was no impairment of goodwill as of either date.

Revenues

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which the Company

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

expects to be entitled in exchange for those goods or services. The application of ASC 606 requires an entity to identify its contract(s) with a customer, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The Company has elected to apply the variable consideration allocation exception for its fee arrangements with its customers.

Management and Advisory Fees, Net

The Company earns management fees for services provided to its SMAs, focused commingled funds and distribution management clients. The Company earns advisory fees for services provided to advisory clients where the Company does not have discretion over investment decisions. The Company considers its performance obligations in its customer contracts from which it earns management and advisory fees to be one or more of the following, based on the services promised: asset management services, advisory services and/or the arrangement of administrative services.

The Company recognizes revenues from asset management services and advisory services when control of the promised services is transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. SMAs are generally contractual arrangements involving an investment management agreement between StepStone and a single client. In some cases, an SMA will be structured as a partnership or limited liability company, for which a subsidiary of StepStone serves as the general partner or managing member. Focused commingled funds are structured as limited partnerships or limited liability companies with multiple clients, for which a subsidiary of StepStone serves as the general partner or managing member. StepStone determined that the individual client or single limited partner or member is the customer with respect to SMAs and advisory clients, while the investment fund is generally considered to be the customer for arrangements with focused commingled funds.

When asset management services and the arrangement of administrative services are the performance obligations promised in a contract, the Company satisfies these performance obligations over time because the customer simultaneously receives and consumes the benefits of the services as they are performed. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the customer. Management fees earned from these contracts where the Company has discretion over investment decisions are generally calculated based on a percentage of unaffiliated committed capital or net invested capital, and these amounts are typically billed quarterly. For certain investment funds, management fees are initially based on committed capital during the investment period and on net invested capital through the remainder of the fund’s term. In addition, the management fee rate charged may also be reduced for certain investment funds depending on the contractual arrangement. The management fee basis is subject to factors outside of the Company’s control. Therefore, estimates of future period management fees are not included in the transaction price because those estimates would be considered constrained. Advisory fees from contracts where the Company does not have discretion over investment decisions are generally based on fixed amounts and typically billed quarterly.

Management fees generally exclude reimbursements for expenses paid by the Company on behalf of its customers, including amounts related to certain professional fees and other fund administrative expenses pursuant to the fund’s governing documents. For professional and administrative services that the Company arranges to be performed by third parties on behalf of investment funds, management has concluded that the

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

nature of its promise is to arrange for the services to be provided and, accordingly, the Company does not control the services provided by the third parties before they are transferred to the customer. Therefore, the Company is acting as an agent, and the reimbursements for these professional fees paid on behalf of the investment funds are generally presented on a net basis.

The Company and certain investment funds that it manages have distribution and service agreements with third-party financial institutions, whereby the Company pays a portion of the advisory fees it receives to such institutions for ongoing distribution and servicing of customer accounts. Management has concluded that the Company does not act as principal for the third-party services, as the Company does not control the services provided by the third parties before they are transferred to the customer. Therefore, the Company is acting as an agent, and the management fees are recorded net of these service fees.

The Company may incur certain costs in connection with satisfying its performance obligations for investment management services – primarily employee travel costs, organization costs and syndication costs – for which it receives reimbursements from its customers. For reimbursable travel costs, organization costs and syndication costs, the Company concluded it controls the services provided by its employees and other parties and, therefore, is a principal. Accordingly, the Company records the reimbursement for these costs incurred on a gross basis – that is, as revenue in management and advisory fees and expense in general, administrative and other expenses in the consolidated statements of income. For reimbursable costs incurred in connection with satisfying its performance obligations for administration services, the Company concluded it does not control the services provided by its employees and other parties and, therefore, is an agent. Accordingly, the Company records the reimbursement for these costs incurred on a net basis.

Performance Fees

The Company earns two types of performance fee revenues: incentive fees and carried interest allocations, as described below.

Incentive fees are generally calculated as a percentage of the profits (up to 10%) earned in respect of certain accounts for which the Company is the investment adviser, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are a form of variable consideration and represent contractual fee arrangements in the Company’s contracts with its customers. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax.

The Company recognizes incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period (i.e., crystallization). However, clawback terms for incentive fees received prior to crystallization only require the return of amounts on a net of tax basis. Accordingly, the tax-related portion of incentive fees received in advance of crystallization is not subject to clawback and is therefore recognized as revenue immediately upon receipt. Incentive fees received in advance of crystallization that remain subject to clawback are recorded as deferred incentive fee revenue and included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

Carried interest allocations include the allocation of performance-based fees, commonly referred to as carried interest, to the Company from limited partners in the StepStone Funds in which the Company holds an equity interest. The Company is entitled to a carried interest allocation (typically 5% to 15%) based on

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 5% to 10%), in accordance with the terms set forth in each respective fund’s governing documents. The Company accounts for its investment balances in the StepStone Funds, including carried interest allocations, under the equity method of accounting because it is presumed to have significant influence as the general partner or managing member. Accordingly, carried interest allocations are not deemed to be within the scope of ASC 606.

The Company recognizes revenue attributable to carried interest allocations from a fund based on the amount that would be due to the Company pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as carried interest allocation revenue reflects the Company’s share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. The Company records the amount of carried interest allocated to the Company as of each period end as accrued carried interest allocation receivable, which is included as a component of investments in the consolidated balance sheets.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried interest is subject to reversal to the extent that the amount received to date exceeds the amount due to the Company based on cumulative results. As such, a liability is accrued for the potential clawback obligations if amounts previously distributed to the Company would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of March 31, 2020 and 2019, no material amounts for potential clawback obligations had been accrued.

Compensation and Benefits

Cash-Based Compensation

Cash-based compensation expense primarily includes salaries, bonuses, employee benefits and employer-related payroll taxes. Bonuses are accrued over the service period in which they are earned.

Equity-Based Compensation

The Company accounts for grants of equity-classified partnership interests at fair value, as determined as of the date of the grant. The Company recognizes non-cash compensation expense attributable to these grants on a straight-line basis over the requisite service period, which is generally the vesting period. Expense related to grants of equity-classified partnership interests is recognized as equity-based compensation in the consolidated statements of income. The fair value of equity-classified partnership interests is determined using an option pricing model, which considers the estimated equity value of the Company, the expected term of the equity-classified partnership interests that have been granted, estimates of a risk-free rate of return and the expected volatility over the term of the awards. For the years ended March 31, 2020, 2019 and 2018, the Company recognized $1.9 million, $1.7 million, and $0.2 million, respectively, in non-cash expense relating to issuances of equity-classified partnership interests. See note 10 for additional information regarding the Company’s accounting for awards of equity-classified partnership interests.

Performance Fee-Related Compensation

A portion of the carried interest allocations earned by the Company is awarded to employees and other carry participants in the form of award letters (“carry awards”). Carry awards to employees and other participants are

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

accounted for as a component of compensation and benefits expense contemporaneously with the Company’s recognition of the related realized and unrealized carried interest allocation revenue and is included in accrued carried interest-related compensation in the consolidated balance sheets until the amounts recognized as compensation and benefits expense are paid. Carried interest-related compensation expense also includes the portion of net carried interest allocation revenue attributable to equity holders of our consolidated subsidiaries that are not 100% owned by us. Upon a reversal of carried interest allocation revenue, the related compensation expense, if any, is also reversed. Furthermore, liabilities recognized for carried interest amounts due to affiliates are not paid until the related carried interest allocation revenue is realized.

The Company records incentive fee compensation when it is probable that a liability has been incurred. The incentive fee compensation accrual is based on a number of factors, including the cumulative activity for the period and the distribution of the net proceeds in accordance with the applicable governing agreement.

General, Administrative and Other

General, administrative and other expenses reported on the consolidated statements of income primarily include legal and professional fees, occupancy costs, depreciation and amortization expense, placement fees, and other administrative expenses.

Income Taxes

For U.S. federal and state income tax purposes, the Company’s limited partners are individually liable for taxes based on their proportionate share of the Company’s income and loss. Accordingly, the Company bears no liability for U.S. federal or state income taxes.

The provision for income taxes in the accompanying consolidated statements of income consists of local and foreign income taxes. See note 11 for more information.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence – both positive and negative – is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

The Company is subject to the provisions of ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. This standard establishes consistent thresholds as it relates to accounting for income taxes. It defines the threshold for recognizing the benefits of tax-return positions in the financial statements as more likely than not to be sustained by the relevant taxing authority and requires measurement of a tax position meeting the more likely than not criterion, based on the largest benefit that is more than 50 percent likely to be realized. If upon performance of an assessment pursuant to this subtopic, management determines that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the consolidated financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the consolidated statements of income.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains and losses on the defined benefit plan sponsored by one of its subsidiaries. The components of accumulated other comprehensive income were as follows:

	As of March 31,
	2020	2019
Foreign currency translation adjustments	$502	$432
Unrealized loss on defined benefit plan, net	(324)	(149)

Accumulated other comprehensive income	$178	$283

Segments

The Company operates as one business, a fully-integrated private markets solution provider. The Company’s chief operating decision maker, which consists of the Company’s co-chief executive officers together, utilizes a consolidated approach to assess the performance of and allocate resources to the business. Accordingly, management has concluded that the Company consists of a single operating segment and single reportable segment for accounting and financial reporting purposes.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk or other risks consist principally of cash, cash equivalents, restricted cash, investments and fees receivable. The majority of the Company’s cash and cash equivalents is held in large, high credit quality financial institutions. Substantially all cash amounts on deposit with these large financial institutions exceed federally insured limits; however, based upon an assessment of the financial condition and the reputations of these financial institutions, management believes that the Company’s exposure to credit risk is remote. The concentration of credit risk related to fees receivable is generally reduced by the relatively short payment terms extended to the Company’s clients.

Amounts due to the Company in the form of carried interest allocations, which are reported as a component of investments in the consolidated balance sheets, remain subject to investment performance risk. In certain cases, carried interest allocations that have been distributed to the Company may remain subject to clawback, pursuant to the terms of governing documents of the related funds. Refer to the discussion of carried interest above in this note 2 for additional details regarding the investment performance and clawback risk associated with carried interest allocations that have been recognized in income by the Company and/or recorded as accrued carried interest allocation in the consolidated balance sheets.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which eliminates the trading securities classification and available-for-sale securities classification for investments in equity securities that (a) have readily determinable fair values and (b) do not result in the consolidation of the investee or the application of the equity method of accounting. The new guidance also requires the recognition of any changes in the fair value of these investments in equity securities through net income. For public business entities, ASU 2016-01 was effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. For all other entities, this guidance was effective for annual periods beginning after December 15, 2018, and interim periods within annual periods

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

beginning after December 15, 2019. The Company adopted this guidance as of its fiscal year beginning April 1, 2019. Adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet for all leases and to disclose certain information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public business entities, ASU 2016-02 was effective for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The adoption of this guidance is expected to materially impact the Company’s consolidated balance sheets due to the requirement to record right-of-use assets and liabilities related to leases that are currently reported as operating leases. However, the Company does not expect the adoption to materially impact its consolidated statements of income because substantially all of its leases are classified as operating leases, which will continue to be recognized as expense on a straight-line basis under the new guidance. See note 15 for more information related to the Company’s minimum lease payments as of March 31, 2020.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under this guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The guidance also modifies the impairment models for available-for-sale debt securities and purchased financial assets with credit deterioration since their origination. This guidance is effective for annual and interim periods beginning after December 15, 2019 for SEC filers, December 15, 2020 for public business entities that are not SEC filers, and December 15, 2021 for all other entities, including EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company adopted this guidance as of its fiscal year beginning April 1, 2020. Adoption of this guidance did not have a material effect on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 changes the criteria for determining whether a group of assets acquired is a business. Specifically, when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired would not be considered a business. For public business entities, this guidance became effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. For all other entities, the guidance was effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company adopted ASU 2017-01 as of its fiscal year beginning April 1, 2019 on a prospective basis and, accordingly, this guidance will only affect the Company’s analysis of the accounting for any future acquisitions occurring after the date of adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 changes the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, by removing or modifying certain disclosures and adding new disclosures. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

December 15, 2019. An entity is permitted to early adopt any removed or modified disclosures upon issuance of the update and delay adoption of the additional disclosures until their effective date. The Company adopted this guidance in its fiscal fourth quarter of 2020. Adoption of this guidance did not have a material effect on the consolidated financial statements.

3.	Revenues

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount:

	Year Ended March 31,
Management and Advisory Fees, Net	2020	2019	2018
Focused commingled funds	$79,402	$59,048	$48,504
SMAs	107,286	86,111	51,950
Advisory and other services	47,848	44,838	39,781
Fund reimbursement revenues	669	829	717

Total management and advisory fees, net	$235,205	$190,826	$140,952

	Year Ended March 31,
Incentive Fees	2020	2019	2018
SMAs	$3,410	$1,540	$1,489

	Year Ended March 31,
Carried Interest Allocation	2020	2019	2018
SMAs	$150,848	$36,526	$92,347
Focused commingled funds	57,148	27,376	29,487

Total carried interest allocation	$207,996	$63,902	$121,834

The Company derives revenues from clients located in both the United States and other countries. The table below presents the Company’s revenues by geographic location:

	Year Ended March 31,
Revenues(1)	2020	2019	2018
United States	$108,681	$88,828	$75,676
Non-U.S. countries	337,930	167,440	188,599

(1)	Revenues are attributed to countries based on client location for SMAs and advisory and other services, or location of investment vehicle for focused commingled funds.

For the years ended March 31, 2020, 2019 and 2018, no individual client represented 10% or more of the Company’s total reported revenues.

As of March 31, 2020 and 2019, the Company had $8.5 million and $8.4 million, respectively, of deferred revenues, which is included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets. During the year ended March 31, 2020, the Company had recognized $1.1 million as revenue from amounts included in the deferred revenue balance as of March 31, 2019.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

4.	Variable Interest Entities

Consolidated VIEs

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly-owned by the Company and include Swiss Capital, SRA and SRE. See note 2 for more information on the Company’s accounting policies related to the consolidation of VIEs. The assets of the consolidated VIEs totaled $49.2 million and $40.3 million as of March 31, 2020 and 2019, respectively. The liabilities of the consolidated VIEs totaled $13.5 million and $17.0 million as of March 31, 2020 and 2019, respectively. The assets of the consolidated VIEs may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities, except for certain entities in which there could be a clawback of previously distributed carried interest. As of March 31, 2020, no amounts previously distributed have been reversed.

Unconsolidated VIEs

The Company holds variable interests in the form of direct equity interests in certain VIEs that are not consolidated because the Company is not the primary beneficiary. The Company’s maximum exposure to loss is limited to the potential loss of assets recognized by the Company relating to these unconsolidated entities. The carrying value of the assets and liabilities recognized in the consolidated balance sheets with respect to the Company’s interests in VIEs that were not consolidated is set forth below:

	As of March 31,
	2020	2019
Investments in funds	$53,386	$43,269
Due from affiliates, net	6,116	791
Less: Amounts attributable to non-controlling interests	6,641	3,933

Maximum exposure to loss	$52,861	$40,127

5.	Investments

The Company’s investments consist of equity method investments primarily related to investments in the StepStone Funds for which it serves as general partner or managing member but does not have a controlling financial interest. The Company’s equity interest typically does not exceed 1% in each fund. The Company’s share of the underlying net income or loss attributable to its equity interest in the funds is recorded in investment income in the consolidated statements of income.

The Company’s equity method investments consist of the following:

	As of March 31,
	2020	2019
Investments in funds	$53,386	$43,269
Accrued carried interest allocations	460,837	299,018

Total investments	$514,223	$342,287

The Company recognized equity method income of $214.9 million, $68.0 million and $126.8 million for the years ended March 31, 2020, 2019 and 2018, respectively, of which $208.0 million, $63.9 million and $121.8 million, respectively, was related to carried interest allocations.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

As of March 31, 2020 and 2019, three investments in SMAs and two investments in SMAs, respectively, individually represented 10% or more of the total accrued carried interest allocations balance; together, the aggregate of these investments comprised approximately 37% and 34%, respectively, of the total carried interest allocation balances as of those dates.

Of the total accrued carried interest allocation balance as of March 31, 2020 and 2019, respectively, $237.7 million and $150.8 million were payable to affiliates and is included in accrued carried interest-related compensation in the consolidated balance sheets.

The Company evaluates each of its equity method investments to determine if any are considered significant as defined by the SEC. As of March 31, 2020 and 2019 and for the years ended March 31, 2020, 2019 and 2018, no individual equity method investment held by the Company met the significance criteria. As a result, the Company is not required to provide separate financial statements for any of its equity method investments.

Summarized financial information for the Company’s equity method investments reflected below represents the financial position as of December 31, 2019 and 2018, and the results of operations for the years ended December 31, 2019, 2018 and 2017, which are reported on a three-month lag. Assets are primarily comprised of the investments held by the StepStone Funds.

	As of March 31,
	2020	2019
Assets	$21,306,228	$14,465,538
Liabilities	508,121	83,698

Equity	$20,798,107	$14,381,840

	Year Ended March 31,
	2020	2019	2018
Investment income	$78,319	$78,725	$51,248
Expenses	(167,030)	(101,813)	(74,540)
Net realized and unrealized gain on investments	2,572,750	1,177,118	1,883,194
Income tax expense	(5,169)	(1,960)	(306)

Net income	$2,478,870	$1,152,070	$1,859,596

6.	Fair Value Measurements

The Company measures its marketable securities and liabilities at fair value on a recurring basis. The following tables provide details regarding the classification of these assets and liabilities within the fair value hierarchy as of the dates presented:

	As of March 31, 2020
	Level I	Level II	Level III	Total
Liabilities
Contingent consideration obligation	$—	$—	$1,035	$1,035

Total liabilities	$—	$—	$1,035	$1,035

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

	As of March 31, 2019
	Level I	Level II	Level III	Total
Assets
Certificates of deposits	$—	$3,561	$—	$3,561
Commercial paper	—	15,648	—	15,648
U.S. Treasury securities	11,495	—	—	11,495
Corporate debt securities	—	11,601	—	11,601
Asset-backed securities	—	1,083	—	1,083

Total assets	$11,495	$31,893	$—	$43,388

Liabilities
Contingent consideration obligation	$—	$—	$2,485	$2,485

Total liabilities	$—	$—	$2,485	$2,485

The Company classifies marketable securities within Level I or Level II because quoted market prices or alternative pricing sources and models utilizing market observable inputs are used to determine their fair value. For the assets and liabilities presented in the tables above, there were no changes in fair value hierarchy levels during the years ended March 31, 2020 and 2019.

The changes in the fair value of Level III financial instruments are set forth below:

	Year Ended March 31,
Contingent Consideration Liability	2020	2019
Balance, beginning of year:	$2,485	$548
Additions	—	3,604
Gain (loss) on change in fair value	(2)	(77)
Settlements	(1,448)	(1,590)

Balance, end of year:	$1,035	$2,485

Changes in unrealized gains (losses) included in earnings related to financial liabilities still held at the reporting date	$(2)	$(77)

The amount of the contingent consideration liability is based on the achievement of certain performance targets. The fair value of the contingent consideration liability is based on a discounted cash flow analysis using a probability-weighted average estimate of certain performance targets, including revenue levels. The assumptions used in the analysis are inherently subjective; therefore, the ultimate amount of the contingent consideration liability may differ materially from the current estimate. The significant unobservable inputs required to value the contingent consideration liability primarily relate to the discount rates applied to the expected future payments of obligations, which ranged from 8.0% to 13.0% as of March 31, 2020. The contingent consideration liability is included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets. Changes in the fair value of the liability are included in general, administrative and other expenses in the consolidated statements of income.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

7.	Property and Equipment

Property and equipment is included in other assets and receivables in the consolidated balance sheets and consists of the following:

	As of March 31,
	2020	2019
Property and equipment:
Office furniture	$5,481	$5,737
Computer equipment and software	3,018	3,324
Leasehold improvements	9,145	3,469

Property and equipment, gross	17,644	12,530
Less: Accumulated depreciation	(6,688)	(5,354)

Property and equipment, net	$10,956	$7,176

Depreciation expense related to property and equipment totaled $2.0 million, $1.4 million and $0.9 million for the years ended March 31, 2020, 2019 and 2018, respectively, and is included in general, administrative and other expenses in the consolidated statements of income.

8.	Intangibles and Goodwill

Intangible assets primarily consist of certain management contracts providing economic rights to management and advisory fees, as obtained through the Company’s acquisitions of other businesses. See note 14 for more information on business combinations.

Intangible assets, net consists of the following:

	As of March 31,
	2020	2019
Management contracts	$41,058	$41,058
Less: Accumulated amortization	(32,228)	(27,201)

Intangible assets, net	$8,830	$13,857

Amortization expense related to intangible assets was $5.0 million, $6.5 million and $3.4 million for the years ended March 31, 2020, 2019 and 2018, respectively. These amounts are included in general, administrative and other expenses in the consolidated statements of income.

The expected future amortization of finite-lived intangible assets is as follows:

Fiscal year ending March 31,
2021	$3,339
2022	2,481
2023	1,768
2024	932
2025	242
Thereafter	68

Total	$8,830

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

The carrying value of goodwill was $6.8 million as of March 31, 2020 and 2019. The Company determined there was no indication of goodwill impairment as of March 31, 2020 and 2019.

9.	Debt Obligations

The Company’s debt obligations consist of the following:

	As of March 31,
	2020	2019
Term Loan B	$147,000	$148,500
Less: Debt issuance costs and discount	(3,856)	(4,648)

Total debt obligations	$143,144	$143,852

Future principal payments on debt obligations are as follows:

Fiscal year ending March 31,
2021	$1,500
2022	1,500
2023	1,500
2024	1,500
2025	141,000

Total	$147,000

The carrying value of the term loan approximates fair value, as the term loan is subject to variable interest rates that adjust with changes in market rates and market conditions and the current interest rate approximates that which would be available under similar financial arrangements.

In March 2018, the Company entered into a credit and guaranty agreement (“Credit Agreement”) with various lenders. The Credit Agreement was arranged by JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent, and provided for a senior secured term loan (“Term Loan B”) with an aggregate principal of $150.0 million and a senior secured revolving facility (“LOC”) with an aggregate borrowing capacity of $10.0 million. Net proceeds from the Term Loan B were $145.7 million, net of arrangement fees and other expenses. A portion of the proceeds were used to repay the outstanding balances on a prior credit facility.

The Term Loan B and LOC bear interest at a variable rate, which is determined based upon the sum of the greater of: (a) the Prime Rate in effect on such day; (b) the New York Federal Reserve Bank Rate in effect on such day plus 1⁄2 of 1.0%; (c) the adjusted Eurodollar rate for a one-month interest period on such day plus 1.0%; and 3.0% for the Term Loan B (or 4.0%, in the case of loans bearing interest at the adjusted Eurodollar rate), or 2.5% for the LOC (3.5%, in the case of loans bearing interest at the adjusted Eurodollar rate). The interest rates in effect for the Term Loan B and LOC as of March 31, 2020 were 5.0% and 4.5%, respectively. The maturity dates for the Term Loan B and LOC are March 27, 2025, and March 27, 2023, respectively.

Under the terms of the Credit Agreement, certain of the Company’s assets serve as pledged collateral. In addition, the Credit Agreement contains covenants that, among other things, limit the Company’s ability to incur indebtedness, create, incur or allow liens, transfer or dispose of assets, merge with other companies, make investments above pre-defined thresholds, pay dividends or make distributions, engage in new or different lines of business; and engage in transactions with affiliates. The Credit Agreement also contains a financial covenant

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

requiring the Company to maintain a total leverage ratio beginning with the quarter ending June 30, 2018. As of March 31, 2020, the Company was in compliance with the total leverage financial covenant ratio.

The Company can use available funding capacity under the LOC to satisfy letters of credit related to leased office space and other obligations. Amounts used to satisfy the letters of credit reduce the available capacity under the LOC. As of March 31, 2020 and 2019, the Company had outstanding letters of credit totaling $2.8 million and $4.7 million, respectively.

10.	Equity-based Compensation

In June 2018, the Company issued an aggregate of 5.2% of profits interests (the “Class A2 Interests”) in the Company to certain key employees. These Class A2 Interests provide the recipients with an opportunity to participate in the profits of the Company and proceeds of certain capital events. The Class A2 Interests vest over a period of six years from the grant date, subject to an employee’s continuous service with the Company through the applicable vesting date. Under the terms of the Fifth Amended and Restated Limited Partnership Agreement (“Fifth A&R LPA”) dated March 8, 2018, the vesting of the awards will occur as follows: (i) 0% during the first three years from the date of issuance, (ii) 30.0% on the third anniversary of the date of issuance, (iii) plus 5.8% for each fiscal quarter after the third anniversary of the date of issuance (fully vested on the sixth anniversary of the date of issuance).

The grant date fair value of the Class A2 Interests was $11.4 million, as determined by a third-party valuation firm using an option pricing model. The significant inputs to the option pricing model included (a) an estimated term of 4.5 years, which considered the expected average vesting period of the Class A2 Interests, (b) a risk-free rate of 2.5%, which was determined based upon U.S. Treasury Strips and (c) an expected volatility of 40.0%, which considered the equity volatilities for a peer group consisting of publicly-traded companies. The valuation of the Class A2 Interests also gives effect to a 20% discount for lack of marketability, as there is no active public market upon which the Class A2 Interests trade or can be sold. The discount for lack of marketability was estimated based upon existing studies commonly referenced in connection with the valuation of closely held common equity.

The Class A2 Interests are classified as equity awards, and the associated equity-based compensation expense is recognized on a straight-line basis over the vesting period, with a corresponding increase to partners’ capital in the Company’s consolidated balance sheets and consolidated statements of changes in partners’ capital.

In August 2019, certain changes were made to the Class A2 Interests to, among other things, eliminate certain thresholds and reduce the percentage interest to an amount implied by the value established in connection with the sale of equity to institutional investors as part of the 2019 Transaction, as further described in note 13. The changes to the Class A2 units were accounted for as a modification of equity awards to employees. The modification did not have a material effect on the consolidated financial statements.

In October 2019, one of the Company’s subsidiaries issued a 4.2% award of profits interests, with a grant date fair value of $0.2 million, to a certain key employee. The grant date fair value of the profits interests was determined by a third-party valuation firm using an option pricing model. The significant inputs to the option pricing model included (a) an estimated term of 2.0 years, which considered the expected average vesting period of the profits interests, (b) a risk-free rate of 1.64%, which was determined based upon U.S. Treasury Strips, and (c) an expected volatility of 30.0%, which considered the equity volatilities for a peer group consisting of publicly-traded companies. The valuation of the profits interests also gives effect to a 10.0% discount for lack of marketability, as there is no active public market upon which the profits interests trade or can be sold. The discount for lack of marketability was estimated based upon existing studies commonly referenced in connection with the valuation of closely held common equity.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

For the years ended March 31, 2020 and 2019, the Company recorded $1.9 million and $1.6 million, respectively, of non-cash compensation expense related to the profits interests that the Company has granted. No corresponding expense was recognized for the year ended March 31, 2018, as no profits interests had been granted.

During the year ended March 31, 2020, no awards of profits interests were forfeited. As of March 31, 2020, none of the outstanding awards were vested and approximately $8.1 million of unrecognized equity-based compensation expense remained to be recognized over a weighted-average period of approximately 4.2 years.

11.	Income Taxes

The Company’s income before income tax consisted of the following:

	Year Ended March 31,
	2020	2019	2018
Domestic income before income tax	$130,380	$50,868	$76,703
Foreign income before income tax	18,360	10,731	9,102

Total income before income tax	$148,740	$61,599	$85,805

The following table presents the components of the Company’s provision for income taxes:

	Year Ended March 31,
	2020	2019	2018
Current:
State and local	$1,085	$351	$620
Foreign	3,041	1,422	1,257

Total current income tax expense	4,126	1,773	1,877

Deferred:
State and local	—	—	—
Foreign	(171)	(133)	109

Total deferred income tax expense (benefit)	(171)	(133)	109

Total income tax expense	$3,955	$1,640	$1,986

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:

	Year Ended March 31,
	2020	2019	2018
Federal tax at statutory rate	21.0%	21.0%	31.6%
State and local income tax (net of federal tax benefit)	0.7	0.6	0.7
Income passed through to limited partners	(21.0)	(21.0)	(31.6)
Foreign income tax	1.9	2.1	1.6

Effective tax rate	2.6%	2.7%	2.3%

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, resulting in significant changes to U.S. federal income tax laws, which include, but are not limited to: (a) a reduction of the

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

corporate income tax rate from a maximum graduated tax rate of 35% to a flat tax rate of 21% effective January 1, 2018, (b) a limitation on the tax deduction for interest expense, (c) new rules regarding expensing the cost of acquired qualified property and (d) a one-time transition tax on accumulated, undistributed earnings of certain foreign subsidiaries. The Company’s overall effective tax rate is significantly less than the statutory rate, primarily due to the pass-through manner in which partnerships are taxed. For tax purposes, the Company’s limited partners are individually liable for taxes based on their proportionate share of the Company’s income or loss.

Deferred tax assets at March 31, 2020 and 2019 were $0.7 million and $0.6 million, respectively, and are included in other assets and receivables in the consolidated balance sheets. Deferred tax liabilities at March 31, 2020 and 2019 were $0.2 million and $0.4 million, respectively, and are included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

The Company files income tax returns as required by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company may be subject to examination by U.S. federal and certain state and local tax authorities. Management has analyzed the Company’s tax positions taken with respect to all applicable income tax issues, for all open tax years, and for all jurisdictions in which the Company is required to file tax returns, and has concluded that no provision for income taxes related to uncertain tax positions is required in the Company’s consolidated financial statements for the years ended March 31, 2020, 2019 and 2018.

The Company files U.S. federal and state partnership tax returns on a calendar-year basis, of which the 2019, 2018, 2017 and 2016 returns remain subject to examination by the applicable taxing authorities. There are currently no material examinations being conducted of the Company by tax authorities.

12.	Related Party Transactions

The Company considers its senior executives, employees and equity method investments to be related parties. A substantial portion of the Company’s management and advisory fees and carried interest allocations is earned from various StepStone Funds that are considered equity method investments. The Company earned net management and advisory fees from the StepStone Funds of $134.6 million, $92.8 million and $61.7 million for the years ended March 31, 2020, 2019 and 2018, respectively. Carried interest allocation revenues earned from the StepStone Funds totaled $208.0 million, $63.9 million and $121.8 million for the years ended March 31, 2020, 2019 and 2018, respectively.

Due from affiliates in the consolidated balance sheets consists primarily of fees and accounts receivable from the StepStone Funds, advances made on behalf of the StepStone Funds for the payment of certain organization and operating costs and expenses for which the Company is subsequently reimbursed, and amounts due from employees.

Due to affiliates in the consolidated balance sheets consists primarily of amounts for distributions payable to certain employee equity holders of consolidated subsidiaries.

13.	Partners’ Capital

In August 2019, the Company completed a series of transactions resulting in the unitization of its equity and the combination of certain classes of the Company’s equity to facilitate the sale of newly issued equity interests in the Company to certain institutional investors (the “2019 Transaction”). The Company received approximately $110.8 million in net proceeds from the sale of equity to institutional investors and used all of the proceeds to repurchase an equal number of equity interests from certain existing partners of the Company. In addition, the

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

Company repurchased additional Class D partnership interests from a former employee for $2.3 million, which will be paid to the former employee at such time carried interest allocations are realized by the Company. In connection with the 2019 Transaction, the previously existing Class A1, Class B, Class C and Class D partnership interests were canceled and combined with and into the existing Class A partnership interests of the Company as a single class with equal value (without substantive changes to economic rights associated therewith), with each partner participating ratably in all distributions, including carried interest.

In addition, certain changes were made to the Class A2 partnership interests to, among other things, eliminate certain thresholds and reduce the percentage interest to an amount implied by the value established in connection with the sale of equity to institutional investors as part of the 2019 Transaction. See note 10 for more information.

Prior to the 2019 Transaction, the Company had several classes of partnership interests outstanding: Class A, Class A1, Class A2, Class B, Class C and Class D. Holders of Class A1, Class B and Class C partnership interests generally had similar rights, including the sharing of economics, with certain exceptions.

Class A2 partnership interests were issued as “profits interests,” pursuant to partnership admission agreements entered into with certain employees during the year ended March 31, 2019 (as further discussed in note 10). At the time of issuance, the Class A2 partnership interests had a capital account interest of zero percent. This percentage interest increases up to the percentage stipulated in the employees’ partnership admission agreements over a vesting period of six years from the date of issuance of the Class A2 awards. Prior to full vesting, the holders of Class A2 partnership interests shall not be entitled to any distributions, except for the distribution of any proceeds of capital transactions undertaken by the Company, for which the holders of Class A2 partnership interests are entitled to their vested interests. All distributions to Class A2 partnership interest holders, whether attributable to capital transactions undertaken by the Company or in the event of a liquidation of the Company, are subject to a threshold amount stipulated in the interest holders’ admission agreements. Holders of the Class A2 partnership interests are not eligible to receive distributions until aggregate distributions to the other limited partners meet a threshold amount of $600 million. Prior to full vesting, the holders of Class A2 interests do not hold voting rights related to their vested interests.

Class D partnership interests provided holders with the right to participate in carried interest allocations from the StepStone Funds and do not provide for any voting rights.

New limited partners can be added to the Company with the approval of the Company’s board of directors and are bound by the terms of their admission agreement. All Company decisions upon which limited partners shall vote, consent or give approval shall be in proportion to each limited partner’s percentage interest, subject to full vesting requirements, as applicable. Net profits and any other items of income shall be allocated to limited partners’ capital accounts in a manner that is consistent with their respective ownership percentages. Distributions to limited partners will generally be in a manner consistent with their respective ownership percentages at the time the profits were generated and are subject to approval of the Company’s board of directors.

Limited partners’ capital interests are transferable; however, transfers are subject to obtaining the prior written consent of the Company’s general partner, with certain exceptions for transfers to affiliated parties. In the event of an approved transfer, the Company has a right of first refusal to purchase any interests to be transferred.

Distributions are reflected in the consolidated statements of changes in partners’ capital when declared by the board of directors and consist of distributions to limited partners and non-controlling interest holders.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

14.	Business Combinations

Courtland Transaction

On April 1, 2018, the Company closed a transaction to acquire 100% of Courtland Partners, Ltd. (“Courtland”) in exchange for (i) cash consideration of $9.0 million, net of an agreed upon adjustment based upon Courtland’s net working capital balance at the closing date, and (ii) contingent consideration totaling $3.6 million. Courtland is an institutional real estate investment adviser to pension funds, endowments, foundations, insurance companies, funds-of-funds and banks located in the U.S., Europe and Asia.

The aggregate purchase price for the acquisition of Courtland, and the estimated fair values of the assets acquired and liabilities assumed at the acquisition date are as follows:

Acquisition date fair value of consideration transferred:
Cash consideration	$8,956
Contingent consideration	3,604

Total purchase price	$12,560

Estimated fair value of assets acquired and liabilities assumed:
Cash and short-term receivables	$1,935
Finite-lived intangible assets—contractual rights	9,624
Goodwill	1,032
Accrued expenses and other liabilities	(31)

Total	$12,560

The fair values of finite-lived intangible assets were determined using a discounted cash flow model, which assumes contract renewals as deemed appropriate, and are amortized over a period ranging from 1 to 6 years. The $1.0 million of goodwill primarily related to Courtland’s assumed workforce, as well as certain business synergies expected to be realized from the transaction. In connection with this transaction, the Company incurred acquisition costs that were expensed as incurred.

The results of Courtland’s operations have been included in the consolidated financial statements effective April 1, 2018. The amount of revenue and earnings of Courtland since the acquisition date and the pro forma effect to the Company’s consolidated financial results for the year ended March 31, 2018 as if the acquisition had been consummated as of April 1, 2017, was not significant.

15.	Commitments and Contingencies

Litigation

In the ordinary course of business, and from time to time, the Company may be subject to various legal, regulatory and/or administrative proceedings. The Company accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. Although there can be no assurance of the outcome of such proceedings, based on information known by management, the Company does not have a potential liability related to any current legal proceedings or claims that would individually or in the aggregate materially affect its consolidated financial statements.

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

Lease Commitments

The Company leases offices in 19 cities in the United States, Canada, South America, Europe, Asia and Australia, subject to operating lease agreements expiring through 2031. The Company accounts for its operating leases on a straight-line basis and includes the related expense in general, administrative and other expenses in the consolidated statements of income. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. Occupancy expense related to office facility operating leases totaled $8.7 million, $7.0 million and $6.5 million for the years ended March 31, 2020, 2019 and 2018, respectively.

The Company leases office equipment subject to operating lease agreements expiring through 2022. As of March 31, 2020 and 2019, the Company had outstanding capital leases related to office equipment with aggregate carrying values of $0.2 million and $0.4 million, respectively. Such amounts are included as a component of property and equipment, as disclosed in note 7.

Future minimum annual lease payments related to the Company’s operating leases that have initial or remaining noncancelable lease terms in excess of one year and related to the Company’s capital leases are as follows:

Fiscal year ending March 31,
2021	$9,548
2022	8,772
2023	8,236
2024	9,019
2025	9,014
Thereafter	40,100

Total	$84,689

The Company has entered into non-cancelable sublease arrangements with terms extending through 2026, pursuant to which the Company expects to receive total minimum rental payments of $8.9 million. Minimum operating lease payments presented in the table above have not been reduced by these minimum sublease rental payments.

Unfunded Capital Commitments

As of March 31, 2020 and 2019, the Company, generally in its capacity as general partner or managing member of the StepStone Funds, had unfunded commitments totaling $57.9 million and $33.3 million, respectively.

Carried Interest Allocations

Carried interest allocations are subject to reversal in the event of future losses, to the extent of the cumulative revenues recognized by the Company in income to date. Additionally, if the Company has received net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Company may be obligated to repay previously distributed carried interest that exceeds the amounts to which the Company is ultimately entitled. In these situations, a liability is accrued for the potential clawback obligation if amounts previously distributed to the Company would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of March 31, 2020 and 2019, no material amounts for potential clawback obligations had been accrued. This contingent obligation is

StepStone Group LP

Notes to Consolidated Financial Statements

(in thousands, except where noted)

normally reduced by income taxes that the Company has paid related to the carried interest allocations. As of March 31, 2020, the maximum amount of carried interest allocation subject to contingent repayment was an estimated $73.8 million, net of tax, assuming the fair value of all investments was zero, a possibility that the Company views as remote.

Indemnification Arrangements

In the normal course of business and consistent with standard business practices, the Company has provided general indemnifications to its limited partners and officers when they act in good faith in the performance of their duties for the Company. The terms of these indemnities vary from contract to contract. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company or related parties, but which have not yet occurred. No liability related to these indemnities has been recorded in the consolidated balance sheets as of March 31, 2020 and 2019. Based on past experience, management believes that the risk of loss related to these indemnities is remote.

16.	Employee Benefits

The Company provides defined contribution plans covering employees subject to minimum age and service guidelines. Eligible employees may contribute a percentage of their annual compensation subject to statutory guidelines. The Company makes non-discretionary contributions to the plans, which amounted to $2.7 million, $2.2 million and $1.5 million for the years ended March 31, 2020, 2019 and 2018, respectively, and are included in cash-based compensation in the consolidated statements of income.

One of the Company’s subsidiaries with non-U.S. operations maintains a defined benefit pension plan (the “Plan”). The Plan covers certain non-U.S. employees and provides benefits to such employees upon retirement, disability and/or death. As of March 31, 2020 and 2019, the Plan’s assets totaled $19.5 million and $17.8 million, respectively. As of March 31, 2020 and 2019, the underfunded pension obligation, based on the latest actuarial determination, was $4.0 million and $3.0 million, respectively, and is included in accrued compensation and benefits in the consolidated balance sheets. Net period benefit cost recognized was $0.4 million, $0.3 million and $0.1 million for the years ended March 31, 2020, 2019 and 2018, respectively, which is included in cash-based compensation in the consolidated statements of income.

17.	Subsequent Events

No events have occurred subsequent to the date of the consolidated financial statements that would require disclosure.

StepStone Group LP

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	June 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$90,711	$89,939
Fees and accounts receivable	34,445	25,121
Due from affiliates	6,116	9,690
Investments:
Investments in funds	50,448	53,386
Accrued carried interest allocations	328,697	460,837
Other assets and receivables	24,181	26,234
Intangibles, net	7,995	8,830
Goodwill	6,792	6,792

Total assets	$549,385	$680,829

Liabilities and partners’ capital
Accounts payable, accrued expenses and other liabilities	$37,322	$36,222
Accrued compensation and benefits	37,547	23,185
Accrued carried interest-related compensation	168,615	237,737
Due to affiliates	6,873	3,574
Debt obligations	142,967	143,144

Total liabilities	393,324	443,862

Commitments and contingencies (Note 13)
Partners’ capital	134,907	216,051
Accumulated other comprehensive income	306	178
Non-controlling interests in StepStone Group LP subsidiaries	20,848	20,738

Total partners’ capital	156,061	236,967

Total liabilities and partners’ capital	$549,385	$680,829

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

The following presents the portion of the condensed consolidated balances presented above attributable to consolidated variable interest entities.

	As of
	June 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$21,485	$17,565
Fees and accounts receivable	18,998	16,040
Due from affiliates	3,043	3,987
Investments in funds	10,793	11,400
Other assets and receivables	2,698	188

Total assets	$57,017	$49,180

Liabilities
Accounts payable, accrued expenses and other liabilities	$10,546	$6,225
Accrued compensation and benefits	9,879	7,258
Due to affiliates	3,308	—

Total liabilities	$23,733	$13,483

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Statements of Income (Loss) (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2020	2019
Revenues
Management and advisory fees, net	$63,500	$50,968
Performance fees:
Incentive fees	3,589	1,622
Carried interest allocation:
Realized allocation	3,638	12,900
Unrealized allocation	(132,140)	34,089

Total carried interest allocation	(128,502)	46,989

Total revenues	(61,413)	99,579

Expenses
Compensation and benefits:
Cash-based compensation	39,653	29,668
Equity-based compensation	483	475
Performance fee-related compensation:
Realized	2,900	7,780
Unrealized	(68,675)	16,751

Total performance fee-related compensation	(65,775)	24,531

Total compensation and benefits	(25,639)	54,674
General, administrative and other	10,287	12,327

Total expenses	(15,352)	67,001

Other income (expense)
Investment income (loss)	(3,178)	1,268
Interest income	94	334
Interest expense	(2,057)	(2,742)
Other income	—	197

Total other income (expense)	(5,141)	(943)

Income (loss) before income tax	(51,202)	31,635
Income tax expense	1,158	626

Net income (loss)	(52,360)	31,009
Less: Net income attributable to non-controlling interests	4,093	2,491

Net income (loss) attributable to StepStone Group LP	$(56,453)	$28,518

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2020	2019
Net income (loss)	$(52,360)	$31,009
Other comprehensive income (loss):
Foreign currency translation adjustment	262	192

Total other comprehensive income (loss)	262	192

Comprehensive income (loss) before non-controlling interests	(52,098)	31,201
Less: Comprehensive income attributable to non-controlling interests	4,227	2,589

Comprehensive income (loss) attributable to StepStone Group LP	$(56,325)	$28,612

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Statements of Changes in Partners’ Capital (Unaudited)

(in thousands)

	Partners’ Capital	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total Partners’ Capital
Balance at March 31, 2020	$216,051	$178	$20,738	$236,967
Net income (loss)	(56,453)	—	4,093	(52,360)
Other comprehensive income	—	128	134	262
Contributed capital	15	—	—	15
Equity-based compensation	483	—	—	483
Sale of partnership interests	—	—	3,308	3,308
Purchase of partnership interest	—	—	(3,308)	(3,308)
Distributions	(25,189)	—	(4,117)	(29,306)

Balance at June 30, 2020	$134,907	$306	$20,848	$156,061

Balance at March 31, 2019	$128,426	$283	$16,953	$145,662
Net income	28,518	—	2,491	31,009
Other comprehensive income	—	94	98	192
Contributed capital	5	—	—	5
Equity-based compensation	475	—	—	475
Distributions	(7,759)	—	(1,998)	(9,757)

Balance at June 30, 2019	$149,665	$377	$17,544	$167,586

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(52,360)	$31,009
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,374	1,662
Unrealized carried interest allocation and investment income	136,333	(33,292)
Unrealized gains on marketable securities	—	(166)
Amortization of deferred financing costs	198	203
Equity-based compensation	483	475
Changes in operating assets and liabilities:
Fees and accounts receivable	(9,324)	(3,069)
Due from affiliates	3,574	(1,675)
Other assets and receivables	2,205	2,493
Accounts payable, accrued expenses and other liabilities	1,207	(741)
Accrued compensation and benefits	14,362	10,499
Accrued carried interest-related compensation	(69,122)	18,950
Due to affiliates	(9)	19

Net cash provided by operating activities	28,921	26,367

Cash flows from investing activities
Purchases of marketable securities	—	(7,103)
Proceeds from sales and maturities of marketable securities	—	11,185
Contributions to investments	(1,703)	(3,651)
Distributions received from investments	437	1,039
Purchases of property and equipment	(344)	(133)

Net cash provided by (used in) investing activities	(1,610)	1,337

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2020	2019
Cash flows from financing activities
Sale of non-controlling partnership interests	3,308	—
Proceeds from capital contributions from partners	15	5
Principal payments on term loan	(375)	(375)
Distributions to partners	(25,189)	(7,759)
Distributions to non-controlling interests	(4,117)	(1,998)
Cash paid for acquisition earn outs	(271)	(317)
Other financing activities	—	(79)

Net cash used in financing activities	(26,629)	(10,523)

Effect of foreign currency exchange rate changes	90	(19)
Net increase in cash and cash equivalents	772	17,162
Cash and cash equivalents at beginning of period	89,939	40,622

Cash and cash equivalents at end of period	$90,711	$57,784

Supplemental disclosures:
Non-cash operating, investing, and financing activities:
Purchase of non-controlling partnership interest payable	$3,308	$—

See accompanying notes to condensed consolidated financial statements.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

1.	Organization

StepStone Group LP (together with its subsidiaries, “StepStone” or the “Company”) was originally organized on January 3, 2007 as a Delaware limited liability company and was later converted to a Delaware limited partnership.

The Company is a global private markets investment firm focused on providing customized investment solutions and advisory and data services to its clients. The Company’s clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, including high-net-worth and mass affluent individuals. The Company partners with its clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes. These portfolios utilize several types of synergistic investment strategies with third-party fund managers, including commitments to funds (“primaries”), acquiring stakes in existing funds on the secondary market (“secondaries”) and investing directly into companies (“co-investments”).

The Company, through its subsidiaries, acts as the investment advisor and general partner or managing member to separately managed accounts (“SMAs”) and focused commingled funds (collectively, the “StepStone Funds”). The Company, through its various operating entities, is a registered investment adviser with the U.S. Securities and Exchange Commission (“SEC”).

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Management believes it has made all necessary adjustments (consisting of only normal recurring items) such that the condensed consolidated financial statements are presented fairly and that estimates made in preparing its condensed consolidated financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The condensed consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany balances and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of March 31, 2020.

Certain of the StepStone Funds are investment companies that follow specialized accounting under GAAP and reflect their investments at estimated fair value. Accordingly, the carrying value of the Company’s equity method investments in such entities retains the specialized accounting.

Consolidation

The Company consolidates all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity. In evaluating whether the Company holds a variable interest, fees received as a decision maker or in exchange for services (including management fees, incentive fees and carried interest allocations) that are customary and commensurate with the level of services provided, and where the

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, are not considered variable interests. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model. The consolidation analysis can generally be performed qualitatively; however, in certain situations a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company or third parties) or amendments to the governing documents of the respective StepStone Funds that are VIEs could affect the entity’s status as a VIE or the determination of the primary beneficiary.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. When assessing whether the Company is the primary beneficiary of a VIE, management evaluates whether the Company’s involvement, through holding interests directly or indirectly in an entity or contractually through other variable interests, would give the Company a controlling financial interest. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.

The Company provides investment advisory services to the StepStone Funds, which have third-party clients. These funds are investment companies and are typically organized as limited partnerships or limited liability companies for which the Company, through its operating subsidiaries, acts as the general partner or managing member. A limited partnership or similar entity is a VIE if the unaffiliated limited partners or members do not have substantive rights to terminate or remove the general partner or substantive rights to participate. Certain StepStone Funds are VIEs because they have not granted unaffiliated limited partners or members substantive rights to terminate or remove the general partner or substantive rights to participate. The Company does not consolidate these StepStone Funds because it is not the primary beneficiary of those funds, primarily because its fee arrangements are considered customary and commensurate and thus not deemed to be variable interests, and it does not hold any other interests in those funds that are considered more than insignificant.

The Company has determined that certain of its operating subsidiaries, StepStone Group Real Assets, L.P. (“SRA”), StepStone Group Real Estate, L.P. (“SRE”) and Swiss Capital Alternative Investments AG (“Swiss Capital”), are VIEs, and that the Company is the primary beneficiary of each entity because it has a controlling financial interest in each entity; accordingly, the Company consolidates these entities. The assets and liabilities of the consolidated VIEs are presented gross in the condensed consolidated balance sheets. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs. See note 4 for more information on both consolidated and unconsolidated VIEs.

Non-Controlling Interests

Non-controlling interests (“NCI”) reflect the portion of income or loss and the corresponding equity attributable to third-party equity holders and employees in certain consolidated subsidiaries that are not 100% owned by the Company. Non-controlling interests in consolidated subsidiaries are presented as a separate component of partners’ capital on the Company’s condensed consolidated balance sheets. The primary components of non-controlling interests are separately presented in the Company’s condensed consolidated statements of changes in partners’ capital to clearly distinguish between the Company’s interests in SRA, SRE,

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

and Swiss Capital (the variable interest entities included in the Company’s condensed consolidated financial statements) and the economic interests of third parties and employees in those entities. Net income (loss) attributable to StepStone Group LP, as reported in the condensed consolidated statements of income, is presented net of the portion of net income (loss) attributable to holders of non-controlling interests. Non-controlling interests are allocated a share of income or loss in the respective consolidated subsidiary in proportion to their relative ownership interests, after consideration of contractual arrangements that govern allocations of income or loss. See note 12 for more information on ownership interests in the Company.

Accounting for Differing Fiscal Periods

The StepStone Funds primarily have a fiscal year end as of December 31. The Company accounts for its investments in the StepStone Funds on a three-month lag due to the timing of receipt of financial information from the investments held by the StepStone Funds. The StepStone Funds primarily invest in private markets funds that generally require at least 90 days following the calendar year end to provide audited financial statements. As a result, the Company uses the December 31 audited financial statements of the StepStone Funds, which reflect the underlying private markets funds as of December 31, to record its investments (including any carried interest allocated by those investments) for its fiscal year-end consolidated financial statements as of March 31. The Company further adjusts the reported carrying values of its investments in the StepStone Funds for its share of capital contributions to and distributions from the StepStone Funds during the three-month lag period. For this interim period ending June 30, 2020, the Company used the March 31, 2020 unaudited financial statements of the StepStone Funds, which reflect the underlying private market funds as of March 31, 2020 to record its investments (including any carried interest allocated by those investments), as adjusted for capital contributions and distributions during the three-month lag period ended June 30, 2020.

The Company does not account for management and advisory fees and incentive fees on a three-month lag.

To the extent that management becomes aware of any material events that affect the StepStone Funds during the three-month lag period, the effect of the events would be disclosed in the notes to the condensed consolidated financial statements.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (COVID-19) a global pandemic. The outbreak has significantly affected the global economy and financial markets. Given the ongoing nature of the outbreak, it is currently not possible to predict the potential scale and scope of the outbreak and its ultimate effects on the financial markets, overall economy and the Company’s condensed consolidated financial statements. During the three months ended June 30, 2020, the Company’s investments in funds and accrued carried interest allocations experienced significant declines, primarily reflecting the unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19, as those balances are reported on a three-month lag.

Fair Value Measurements

GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace – including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of their fair values, as follows:

•	Level I – Pricing inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the measurement date, and fair value is determined through the use of models or other valuation methodologies. The types of financial instruments classified in this category include less liquid securities traded in active markets and securities traded in other than active markets.

•

Level III – Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the financial instrument.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors including, for example, the type of instrument, whether the instrument has recently been issued, whether the instrument is traded on an active exchange or in the secondary market, and current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for financial instruments categorized in Level III. The variability and availability of the observable inputs affected by the factors described above may result in transfers between Levels I, II and III.

The Company considers its cash and cash equivalents, fees and accounts receivable, accounts payable, investments, term loan and contingent consideration balances to be financial instruments. The carrying amounts of cash and cash equivalents, fees and accounts receivable and accounts payable equal or approximate their fair values due to their nature and/or the relatively short period over which they are held. Management has concluded that the carrying value of its term loan approximates fair value, as the term loan is subject to variable interest rates that adjust with changes in market rates and market conditions, and the current interest rate approximates that which would be available under similar financial arrangements. See note 6 for additional details regarding the fair value of the Company’s contingent consideration balances.

Investments

Investments primarily include the Company’s ownership interests in the StepStone Funds, as general partner or managing member of such funds. The Company accounts for all investments in which it has or is otherwise presumed to have significant influence, but not control, including the StepStone Funds, using the equity method of accounting. The carrying value of these equity method investments is determined based on amounts invested by the Company, adjusted for the Company’s share in the earnings or losses of each investee, after consideration of contractual arrangements that govern allocations of income or loss (including carried interest allocations), less distributions received. Investments include the Company’s cumulative accrued carried interest allocations from the StepStone Funds, which primarily represent performance-based capital allocations, assuming the StepStone Funds were liquidated as of each reporting date in accordance with the funds’ governing documents. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Revenues

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The application of ASC 606 requires an entity to identify its contract(s) with a customer, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The Company has elected to apply the variable consideration allocation exception for its fee arrangements with its customers.

Management and Advisory Fees, Net

The Company earns management fees for services provided to its SMAs, focused commingled funds and distribution management clients. The Company earns advisory fees for services provided to advisory clients where the Company does not have discretion over investment decisions. The Company considers its performance obligations in its customer contracts from which it earns management and advisory fees to be one or more of the following, based on the services promised: asset management services, advisory services and/or the arrangement of administrative services.

The Company recognizes revenues from asset management services and advisory services when control of the promised services is transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. SMAs are generally contractual arrangements involving an investment management agreement between StepStone and a single client. In some cases, an SMA will be structured as a partnership or limited liability company, for which a subsidiary of StepStone serves as the general partner or managing member. Focused commingled funds are structured as limited partnerships or limited liability companies with multiple clients, for which a subsidiary of StepStone serves as the general partner or managing member. StepStone determined that the individual client or single limited partner or member is the customer with respect to SMAs and advisory clients, while the investment fund is generally considered to be the customer for arrangements with focused commingled funds.

When asset management services and the arrangement of administrative services are the performance obligations promised in a contract, the Company satisfies these performance obligations over time because the customer simultaneously receives and consumes the benefits of the services as they are performed. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the customer. Management fees earned from these contracts where the Company has discretion over investment decisions are generally calculated based on a percentage of unaffiliated committed capital or net invested capital, and these amounts are typically billed quarterly. For certain investment funds, management fees are initially based on committed capital during the investment period and on net invested capital through the remainder of the fund’s term. In addition, the management fee rate charged may also be reduced for certain investment funds depending on the contractual arrangement. The management fee basis is subject to factors outside of the Company’s control. Therefore, estimates of future period management fees are not included in the transaction price because those estimates would be considered constrained. Advisory fees from contracts where the Company does not have discretion over investment decisions are generally based on fixed amounts and typically billed quarterly.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Management fees generally exclude reimbursements for expenses paid by the Company on behalf of its customers, including amounts related to certain professional fees and other fund administrative expenses pursuant to the fund’s governing documents. For professional and administrative services that the Company arranges to be performed by third parties on behalf of investment funds, management has concluded that the nature of its promise is to arrange for the services to be provided and, accordingly, the Company does not control the services provided by the third parties before they are transferred to the customer. Therefore, the Company is acting as an agent, and the reimbursements for these professional fees paid on behalf of the investment funds are generally presented on a net basis.

The Company and certain investment funds that it manages have distribution and service agreements with third-party financial institutions, whereby the Company pays a portion of the advisory fees it receives to such institutions for ongoing distribution and servicing of customer accounts. Management has concluded that the Company does not act as principal for the third-party services, as the Company does not control the services provided by the third parties before they are transferred to the customer. Therefore, the Company is acting as an agent, and the management fees are recorded net of these service fees.

The Company may incur certain costs in connection with satisfying its performance obligations for investment management services – primarily employee travel costs, organization costs and syndication costs – for which it receives reimbursements from its customers. For reimbursable travel costs, organization costs and syndication costs, the Company concluded it controls the services provided by its employees and other parties and, therefore, is a principal. Accordingly, the Company records the reimbursement for these costs incurred on a gross basis – that is, as revenue in management and advisory fees and expense in general, administrative and other expenses in the condensed consolidated statements of income. For reimbursable costs incurred in connection with satisfying its performance obligations for administration services, the Company concluded it does not control the services provided by its employees and other parties and, therefore, is an agent. Accordingly, the Company records the reimbursement for these costs incurred on a net basis.

Performance Fees

The Company earns two types of performance fee revenues: incentive fees and carried interest allocations, as described below.

Incentive fees are generally calculated as a percentage of the profits (up to 10%) earned in respect of certain accounts for which the Company is the investment adviser, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are a form of variable consideration and represent contractual fee arrangements in the Company’s contracts with its customers. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax.

The Company recognizes incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period (i.e., crystallization). However, clawback terms for incentive fees received prior to crystallization only require the return of amounts on a net of tax basis. Accordingly, the tax-related portion of incentive fees received in advance of crystallization is not subject to clawback and is therefore recognized as revenue immediately upon receipt. Incentive fees received in advance of crystallization that remain subject to clawback are recorded as deferred incentive fee revenue and included in accounts payable, accrued expenses and other liabilities in the condensed consolidated balance sheets.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Carried interest allocations include the allocation of performance-based fees, commonly referred to as carried interest, to the Company from unaffiliated limited partners in the StepStone Funds in which the Company holds an equity interest. The Company is entitled to a carried interest allocation (typically 5% to 15%) based on cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 5% to 10%), in accordance with the terms set forth in each respective fund’s governing documents. The Company accounts for its investment balances in the StepStone Funds, including carried interest allocations, under the equity method of accounting because it is presumed to have significant influence as the general partner or managing member. Accordingly, carried interest allocations are not deemed to be within the scope of ASC 606.

The Company recognizes revenue attributable to carried interest allocations from a fund based on the amount that would be due to the Company pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as carried interest allocation revenue reflects the Company’s share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. The Company records the amount of carried interest allocated to the Company as of each period end as accrued carried interest allocation receivable, which is included as a component of investments in the condensed consolidated balance sheets.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried interest is subject to reversal to the extent that the amount received to date exceeds the amount due to the Company based on cumulative results. As such, a liability is accrued for the potential clawback obligations if amounts previously distributed to the Company would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of June 30, 2020 and March 31, 2020, no material amounts for potential clawback obligations had been accrued.

Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains and losses on the defined benefit plan sponsored by one of its subsidiaries. The components of accumulated other comprehensive income were as follows:

	As of
	June 30, 2020	March 31, 2020
Foreign currency translation adjustments	$630	$502
Unrealized loss on defined benefit plan, net	(324)	(324)

Accumulated other comprehensive income	$306	$178

Segments

The Company operates as one business, a fully-integrated private markets solution provider. The Company’s chief operating decision maker, which consists of the Company’s co-chief executive officers together, utilizes a consolidated approach to assess the performance of and allocate resources to the business. Accordingly, management has concluded that the Company consists of a single operating segment and single reportable segment for accounting and financial reporting purposes.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet for all leases and to disclose certain information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public business entities, ASU 2016-02 was effective for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The adoption of this guidance is expected to materially impact the Company’s condensed consolidated balance sheets due to the requirement to record right-of-use assets and liabilities related to leases that are currently reported as operating leases. However, the Company does not expect the adoption to materially impact its condensed consolidated statements of income because substantially all of its leases are classified as operating leases, which will continue to be recognized as expense on a straight-line basis under the new guidance. See note 13 for more information related to the Company’s minimum lease payments as of June 30, 2020.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under this guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The guidance also modifies the impairment models for available-for-sale debt securities and purchased financial assets with credit deterioration since their origination. This guidance is effective for annual and interim periods beginning after December 15, 2019 for SEC filers, December 15, 2020 for public business entities that are not SEC filers, and December 15, 2021 for all other entities, including EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company adopted this guidance as of its fiscal year beginning April 1, 2020. Adoption of this guidance did not have a material effect on the condensed consolidated financial statements.

3.	Revenues

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount:

	Three Months Ended June 30,
Management and Advisory Fees, Net	2020	2019
Focused commingled funds	$19,853	$15,173
SMAs	30,722	24,460
Advisory and other services	12,863	11,112
Fund reimbursement revenues	62	223

Total management and advisory fees, net	$63,500	$50,968

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

	Three Months Ended June 30,
Incentive Fees	2020	2019
SMAs	$3,589	$1,622

	Three Months Ended June 30,
Carried Interest Allocation	2020	2019
SMAs	$(105,768)	$36,594
Focused commingled funds	(22,734)	10,395

Total carried interest allocation	$(128,502)	$46,989

The decrease in carried interest allocation for the three months ended June 30, 2020 was primarily attributable to unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19. See note 2 for a discussion of the Company’s accounting policy for investments on a three-month lag.

The Company derives revenues from clients located in both the United States and other countries. The table below presents the Company’s revenues by geographic location:

	Three Months Ended June 30,
Revenues(1)	2020	2019
United States	$5,410	$24,424
Non-U.S. countries	(66,823)	75,155

(1)	Revenues are attributed to countries based on client location for SMAs and advisory and other services, or location of investment vehicle for focused commingled funds.

For the three months ended June 30, 2020 and 2019, no individual client represented 10% or more of the Company’s management and advisory fees.

As of June 30, 2020 and March 31, 2020, the Company had $11.9 million and $8.5 million, respectively, of deferred revenues, which is included in accounts payable, accrued expenses and other liabilities in the condensed consolidated balance sheets. During the three months ended June 30, 2020, the Company had recognized $0.5 million as revenue from amounts included in the deferred revenue balance as of March 31, 2020.

4.	Variable Interest Entities

Consolidated VIEs

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly-owned by the Company and include Swiss Capital, SRA and SRE. See note 2 for more information on the Company’s accounting policies related to the consolidation of VIEs. The assets of the consolidated VIEs totaled $57.0 million and $49.2 million as of June 30, 2020 and March 31, 2020, respectively. The liabilities of the consolidated VIEs totaled $23.7 million and $13.5 million as of June 30, 2020 and March 31, 2020, respectively. The assets of the consolidated VIEs may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities, except for certain entities in which there could be a clawback of previously distributed carried interest. As of June 30, 2020, no material amounts previously distributed have been reversed.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Unconsolidated VIEs

The Company holds variable interests in the form of direct equity interests in certain VIEs that are not consolidated because the Company is not the primary beneficiary. The Company’s maximum exposure to loss is limited to the potential loss of assets recognized by the Company relating to these unconsolidated entities. The carrying value of the assets and liabilities recognized in the condensed consolidated balance sheets with respect to the Company’s interests in VIEs that were not consolidated is set forth below:

	As of
	June 30, 2020	March 31, 2020
Investments in funds	$50,448	$53,386
Due from affiliates, net	5,828	6,116
Less: Amounts attributable to non-controlling interests	7,310	6,641

Maximum exposure to loss	$48,966	$52,861

5.	Investments

The Company’s investments consist of equity method investments primarily related to investments in the StepStone Funds for which it serves as general partner or managing member but does not have a controlling financial interest. The Company’s equity interest typically does not exceed 1% in each fund. The Company’s share of the underlying net income or loss attributable to its equity interest in the funds is recorded in investment income in the condensed consolidated statements of income.

The Company’s equity method investments consist of the following:

	As of
	June 30, 2020	March 31, 2020
Investments in funds	$50,448	$53,386
Accrued carried interest allocations	328,697	460,837

Total investments	$379,145	$514,223

The Company recognized equity method income (loss) of $(131.7) million and $48.3 million for the three months ended June 30, 2020 and 2019, respectively, of which $(128.5) million and $47.0 million, respectively, related to carried interest allocations. The decrease in carried interest allocation for the three months ended June 30, 2020 was primarily attributable to unrealized depreciation in the fair value of certain underlying fund investments driven by the impact of COVID-19. See note 2 for a discussion of the Company’s accounting policy for investments on a three-month lag.

As of June 30, 2020, there were two investments in SMAs that individually represented 10% or more of the total accrued carried interest allocations balance, and in the aggregate represented approximately 28% of the total accrued carried interest allocations balance as of that date. As of March 31, 2020, there were three investments in SMAs that individually represented 10% or more of the total accrued carried interest allocations balance, and in the aggregate represented approximately 37% of the total accrued carried interest allocations balance as of that date.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Of the total carried interest allocation balance as of June 30, 2020 and March 31, 2020, respectively, $168.6 million and $237.7 million were payable to affiliates and is included in accrued carried interest-related compensation in the condensed consolidated balance sheets.

The Company evaluates each of its equity method investments to determine if any are considered significant as defined by the SEC. As of June 30, 2020 and March 31, 2020 and for the three months ended June 30, 2020 and 2019, no individual equity method investment held by the Company met the significance criteria. As a result, the Company is not required to provide separate financial statements for any of its equity method investments.

6.	Fair Value Measurements

The Company measures its liabilities at fair value on a recurring basis. The following tables provide details regarding the classification of these liabilities within the fair value hierarchy as of the dates presented:

	As of June 30, 2020
	Level I	Level II	Level III	Total
Liabilities
Contingent consideration obligation	$—	$—	$745	$745

Total liabilities	$—	$—	$745	$745

	As of March 31, 2020
	Level I	Level II	Level III	Total
Liabilities
Contingent consideration obligation	$—	$—	$1,035	$1,035

Total liabilities	$—	$—	$1,035	$1,035

For the liabilities presented in the tables above, there were no changes in fair value hierarchy levels during the three months ended June 30, 2020 and 2019.

The changes in the fair value of Level III financial instruments is set forth below:

	Three Months Ended June 30,
	2020	2019
Contingent Consideration Liability
Balance, beginning of period:	$1,035	$2,301
Additions	—	—
Gain (loss) on change in fair value	—	—
Settlements	(290)	(330)

Balance, end of period:	$745	$1,971

Changes in unrealized gains (losses) included in earnings related to financial liabilities still held at the reporting date	$—	$—

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

The amount of the contingent consideration liability is based on the achievement of certain performance targets. The fair value of the contingent consideration liability is based on a discounted cash flow analysis using a probability-weighted average estimate of certain performance targets, including revenue levels. The assumptions used in the analysis are inherently subjective; therefore, the ultimate amount of the contingent consideration liability may differ materially from the current estimate. The significant unobservable inputs required to value the contingent consideration liability primarily relate to the discount rates applied to the expected future payments of obligations, which ranged from 8.0% to 13.0% as of June 30, 2020. The contingent consideration liability is included in accounts payable, accrued expenses and other liabilities in the condensed consolidated balance sheets. Changes in the fair value of the liability are included in general, administrative and other expenses in the condensed consolidated statements of income.

7.	Intangibles and Goodwill

Intangible assets primarily consist of certain management contracts providing economic rights to management and advisory fees, as obtained through the Company’s acquisitions of other businesses.

Intangible assets, net consists of the following:

	As of
	June 30, 2020	March 31, 2020
Management contracts	$41,058	$41,058
Less: Accumulated amortization	(33,063)	(32,228)

Intangible assets, net	$7,995	$8,830

Amortization expense related to intangible assets was $0.8 million and $1.3 million for the three months ended June 30, 2020 and 2019, respectively. These amounts are included in general, administrative and other expenses in the condensed consolidated statements of income.

At June 30, 2020, the expected future amortization of finite-lived intangible assets is as follows:

Remainder of FY2021	$2,504
FY2022	2,481
FY2023	1,768
FY2024	932
FY2025	242
Thereafter	68

Total	$7,995

The carrying value of goodwill was $6.8 million as of June 30, 2020 and March 31, 2020. The Company determined there was no indication of goodwill impairment as of June 30, 2020 and March 31, 2020.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

8.	Debt Obligations

The Company’s debt obligations consist of the following:

	As of
	June 30, 2020	March 31, 2020
Term Loan B	$146,625	$147,000
Less: Debt issuance costs and discount	(3,658)	(3,856)

Total debt obligations	$142,967	$143,144

Future principal payments on debt obligations as of June 30, 2020 are as follows:

Remainder of FY2021	$1,125
FY2022	1,500
FY2023	1,500
FY2024	1,500
FY2025	141,000

Total	$146,625

In March 2018, the Company entered into a credit and guaranty agreement (“Credit Agreement”) with various lenders. The Credit Agreement was arranged by JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent, and provided for a senior secured term loan (“Term Loan B”) with an aggregate principal of $150.0 million and a senior secured revolving facility (“LOC”) with an aggregate borrowing capacity of $10.0 million. Net proceeds from the Term Loan B were $145.7 million, net of arrangement fees and other expenses. A portion of the proceeds were used to repay the outstanding balances on a prior credit facility.

The Term Loan B and LOC bear interest at a variable rate, which is determined based upon the sum of the greater of: (a) the Prime Rate in effect on such day; (b) the New York Federal Reserve Bank Rate in effect on such day plus 1⁄2 of 1.0%; (c) the adjusted Eurodollar rate for a one-month interest period on such day plus 1.0%; and 3.0% for the Term Loan B (or 4.0%, in the case of loans bearing interest at the adjusted Eurodollar rate), or 2.5% for the LOC (3.5%, in the case of loans bearing interest at the adjusted Eurodollar rate). The interest rates in effect for the Term Loan B and LOC as of June 30, 2020 were 5.0% and 3.7%, respectively. The maturity dates for the Term Loan B and LOC are March 27, 2025, and March 27, 2023, respectively.

Under the terms of the Credit Agreement, certain of the Company’s assets serve as pledged collateral. In addition, the Credit Agreement contains covenants that, among other things, limit the Company’s ability to incur indebtedness, create, incur or allow liens, transfer or dispose of assets, merge with other companies, make investments above pre-defined thresholds, pay dividends or make distributions, engage in new or different lines of business; and engage in transactions with affiliates. The Credit Agreement also contains a financial covenant requiring the Company to maintain a total leverage ratio. As of June 30, 2020, the Company was in compliance with the total leverage financial covenant ratio.

The Company can use available funding capacity under the LOC to satisfy letters of credit related to leased office space and other obligations. Amounts used to satisfy the letters of credit reduce the available capacity under the LOC. As of June 30, 2020 and March 31, 2020, the Company had outstanding letters of credit totaling $2.8 million.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

9.	Equity-based Compensation

During the three months ended June 30, 2020, none of the outstanding awards of partnership interests were forfeited. As of June 30, 2020, none of the outstanding awards were vested and $7.6 million of unrecognized equity-based compensation expense remained to be recognized over a weighted average period of approximately 3.9 years.

10.	Income Taxes

For U.S. federal and state income tax purposes, the Company’s limited partners are individually liable for taxes based on their proportionate share of the Company’s income and loss. Accordingly, the Company bears no liability for U.S. federal or state income taxes. Income tax expense in the condensed consolidated statements of income was $1.2 million and $0.6 million for the three months ended June 30, 2020 and 2019, respectively, and consists of local and foreign income taxes. The Company’s effective tax rate is dependent on many factors, including the estimated amount of income subject to tax. Consequently, the effective tax rate can vary from period to period. The Company’s effective tax rate was (2.3)% and 2.0% for the three months ended June 30, 2020 and 2019, respectively.

As of June 30, 2020, the Company had no unrecognized tax positions and believes there will be no changes to uncertain tax positions within the next 12 months.

11.	Related Party Transactions

The Company considers its senior executives, employees and equity method investments to be related parties. A substantial portion of the Company’s management and advisory fees and carried interest allocations is earned from various StepStone Funds that are considered equity method investments. The Company earned net management and advisory fees from the StepStone Funds of $37.3 million and $27.1 million for the three months ended June 30, 2020 and 2019, respectively. Carried interest allocation revenues earned from the StepStone Funds totaled $(128.5) million and $47.0 million for the three months ended June 30, 2020 and 2019, respectively.

Due from affiliates in the condensed consolidated balance sheets consists primarily of fees and accounts receivable from the StepStone Funds, advances made on behalf of the StepStone Funds for the payment of certain organization and operating costs and expenses for which the Company is subsequently reimbursed, and amounts due from employees.

Due to affiliates in the condensed consolidated balance sheets consists primarily of amounts for distributions payable to certain employee equity holders of consolidated subsidiaries.

12.	Partners’ Capital

In June 2020, one of the Company’s consolidated subsidiaries completed a transaction to repurchase partnership interests in the subsidiary from a former partner for approximately $3.3 million and subsequently sold an equal number of partnership interests to certain employees of the subsidiary resulting in net proceeds to the subsidiary of $3.3 million.

Distributions are reflected in the condensed consolidated statements of changes in partners’ capital when declared by the board of directors and consist of distributions to limited partners and non-controlling interest holders.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

13.	Commitments and Contingencies

Litigation

In the ordinary course of business, and from time to time, the Company may be subject to various legal, regulatory and/or administrative proceedings. The Company accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. Although there can be no assurance of the outcome of such proceedings, based on information known by management, the Company does not have a potential liability related to any current legal proceedings or claims that would individually or in the aggregate materially affect its condensed consolidated financial statements as of June 30, 2020.

Lease Commitments

The Company leases offices in 19 cities in the United States, Canada, South America, Europe, Asia and Australia, subject to operating lease agreements expiring through 2031. The Company accounts for its operating leases on a straight-line basis and includes the related expense in general, administrative and other expenses in the condensed consolidated statements of income. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. Occupancy expense related to office facility operating leases totaled $2.3 million for the three months ended June 30, 2020 and 2019.

The Company leases office equipment subject to operating lease agreements expiring through 2023. As of June 30, 2020 and March 31, 2020, the Company had outstanding capital leases related to office equipment with aggregate carrying values of $0.1 million and $0.2 million, respectively. Such amounts are included as a component of property and equipment within other assets and receivables in the condensed consolidated balance sheets.

Future minimum lease payments related to the Company’s operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2020 are as follows:

Remainder of FY2021	$7,210
FY2022	8,813
FY2023	8,251
FY2024	9,034
FY2025	9,029
Thereafter	40,185

Total	$82,522

The Company has entered into non-cancelable sublease arrangements with terms extending through 2026, pursuant to which the Company expects to receive total minimum rental payments of $8.5 million. Minimum operating lease payments presented in the table above have not been reduced by these minimum sublease rental payments.

Unfunded Capital Commitments

As of June 30, 2020 and March 31, 2020, the Company, generally in its capacity as general partner or managing member of the StepStone Funds, had unfunded commitments totaling $60.9 million and $57.9 million, respectively.

StepStone Group LP

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except where noted)

Carried Interest Allocations

Carried interest allocations are subject to reversal in the event of future losses, to the extent of the cumulative revenues recognized by the Company in income to date. Additionally, if the Company has received net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Company may be obligated to repay previously distributed carried interest that exceeds the amounts to which the Company is ultimately entitled. In these situations, a liability is accrued for the potential clawback obligation if amounts previously distributed to the Company would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of June 30, 2020 and March 31, 2020, no material amounts for potential clawback obligations had been accrued. This contingent obligation is normally reduced by income taxes that the Company has paid related to the carried interest allocations. As of June 30, 2020, the maximum amount of carried interest allocation subject to contingent repayment was an estimated $75.6 million, net of tax, assuming the fair value of all investments was zero, a possibility that the Company views as remote.

Indemnification Arrangements

In the normal course of business and consistent with standard business practices, the Company has provided general indemnifications to its limited partners and officers when they act in good faith in the performance of their duties for the Company. The terms of these indemnities vary from contract to contract. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company or related parties, but which have not yet occurred. No liability related to these indemnities has been recorded in the condensed consolidated balance sheets as of June 30, 2020 and March 31, 2020. Based on past experience, management believes that the risk of loss related to these indemnities is remote.

14.	Subsequent Events

No events have occurred subsequent to the date of the condensed consolidated financial statements that would require disclosure.

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CLASS A COMMON STOCK

Prospectus

J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley

Barclays	UBS Investment Bank

                    , 2020

Through and including                     , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligations to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the stock exchange listing fee and the Financial Industry Regulatory Authority, Inc.

Securities and Exchange Commission Registration Fee		$12,980
Financial Industry Regulatory Authority, Inc. Filing Fee		14,850
Stock Exchange Listing Fee		25,000
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Transfer Agent Fees and Expenses		10,000
Miscellaneous Expenses		*

Total	$	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation will provide for such limitations on liability for our directors.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

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Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

In connection with the reorganization transactions described in the accompanying prospectus, the Registrant will issue              shares of Class A common stock to certain limited partners of StepStone Group LP in exchange for partnership interests of StepStone Group LP. These shares of Class A common stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transaction does not involve a public offering. No underwriters will be involved in the transaction.

Also in connection with the reorganization transactions described in the accompanying prospectus, the Registrant will issue              shares of Class B common stock to certain owners of StepStone Group LP. The shares of Class B common stock will be issued in exchange for their interests in the General Partner in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transaction does not involve a public offering. No underwriters will be involved in the transaction.

Item 16. Exhibits and Financial Schedules.

(a) Exhibits. A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.

(a)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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Exhibit Index

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation of StepStone Group Inc.

3.2*	Form of Amended and Restated Bylaws of StepStone Group Inc.

5.1**	Opinion of Gibson, Dunn & Crutcher LLP

10.1**	Form of Eighth Amended and Restated Limited Partnership Agreement of StepStone Group LP

10.2*	Form of Tax Receivable Agreement (Exchanges)

10.3*	Form of Tax Receivable Agreement (Reorganization)

10.4*	Form of Exchange Agreement

10.5*	Form of Registration Rights Agreement

10.6*	Form of Stockholders Agreement

10.7*†	StepStone Group Inc. 2020 Long-Term Incentive Plan

10.8*†	Form of Restricted Stock Award Agreement under the 2020 Long-Term Incentive Plan

10.9*†	Form of Indemnification Agreement to be entered into between StepStone Group Inc. and certain of its directors and officers

21.1**	List of Subsidiaries

23.1*	Consent of Ernst & Young LLP

23.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages)

99.1*	Consent of Scott W. Hart, as director nominee

99.2*	Consent of Jose A. Fernandez, as director nominee

99.3*	Consent of Michael I. McCabe, as director nominee

99.4*	Consent of David F. Hoffmeister, as director nominee

99.5*	Consent of Thomas Keck, as director nominee

99.6*	Consent of Mark Maruszewski, as director nominee

99.7*	Consent of Steven R. Mitchell, as director nominee

99.8*	Consent of Anne L. Raymond, as director nominee

99.9*	Consent of Robert A. Waldo, as director nominee

*	Filed herewith.
**	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 24th day of August, 2020.

STEPSTONE GROUP INC.

By:	/s/ Scott Hart
Name: Scott Hart Title: Co-Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, hereby constitute and appoint Scott Hart, Michael McCabe, Jason Ment and Jennifer Ishiguro, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of August, 2020.

Signature	Title

/s/ Monte Brem	Chairman of the Board of Directors, Co-Chief Executive Officer and Director (Principal Executive Officer)
Monte Brem

/s/ Scott Hart	Co-Chief Executive Officer (Principal Executive Officer)
Scott Hart

/s/ Johnny Randel	Chief Financial Officer (Principal Financial Officer)
Johnny Randel

/s/ David Park David Park	Chief Accounting Officer (Principal Accounting Officer)